   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 14, 1998
                             SUBJECT TO AMENDMENT

                                                REGISTRATION NO. 333-50413
-------------------------------------------------------------------------------
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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                                --------------

                             AMENDMENT NO. 1

                                    TO
                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                                --------------
                           FEDERAL-MOGUL CORPORATION
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                                --------------
               MICHIGAN                              38-0533580
    (STATE OR OTHER JURISDICTION OF      (I.R.S. EMPLOYER IDENTIFICATION NO.)
    INCORPORATION OR ORGANIZATION)
                          26555 NORTHWESTERN HIGHWAY
                          SOUTHFIELD, MICHIGAN 48034
                                (248) 354-7700
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                           EDWARD W. GRAY, JR., ESQ.
                           FEDERAL-MOGUL CORPORATION
                          26555 NORTHWESTERN HIGHWAY
                          SOUTHFIELD, MICHIGAN 48034
                                (248) 354-7700
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                                --------------
  The Commission is requested to mail signed copies of all orders, notices and communications to:
         LAURENT ALPERT, ESQ.                   THOMAS A. COLE, ESQ.
  CLEARY, GOTTLIEB, STEEN & HAMILTON               SIDLEY & AUSTIN
           ONE LIBERTY PLAZA                  ONE FIRST NATIONAL PLAZA
       NEW YORK, NEW YORK 10006                CHICAGO, ILLINOIS 60603
            (212) 225-2000      --------------     (312) 853-7000
  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.
  If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]
  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]
                                --------------
                        CALCULATION OF REGISTRATION FEE
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
                                                           PROPOSED
                                            PROPOSED       MAXIMUM
 TITLE OF EACH CLASS OF       AMOUNT        MAXIMUM       AGGREGATE     AMOUNT OF
    SECURITIES TO BE          TO BE      OFFERING PRICE    OFFERING    REGISTRATION
       REGISTERED         REGISTERED(1)  PER UNIT(2)(3)  PRICE(2)(3)       FEE
-----------------------------------------------------------------------------------
Common Stock, without
 par value offered by
 Federal-Mogul
 Corporation(4).........
-----------------------------------------------------------------------------------
Debt Securities offered
 by Federal-Mogul
 Corporation............
-----------------------------------------------------------------------------------
Preferred Stock offered
 by Federal-Mogul
 Corporation(4).........
-----------------------------------------------------------------------------------
Total Securities offered
 by Federal-Mogul
 Corporation............
-----------------------------------------------------------------------------------
Common Stock, without
 par value offered by
 Selling Shareholders...
-----------------------------------------------------------------------------------
Total...................  $2,500,000,000      100%      $2,500,000,000   $737,500
-----------------------------------------------------------------------------------

-------------------------------------------------------------------------------

--------
(1) Such indeterminate number or amount of Common Stock, Debt Securities and Preferred Stock as may from time to time be issued at indeterminate prices. The amount registered is in United States dollars or the equivalent thereof in any other currency, currency unit or units, or composite currency or currencies.
(2) The proposed maximum offering price per unit will be determined from time to time by the Registrant or the Selling Shareholders in connection with the issuance by the Registrant or the sale by the Selling Shareholders of the securities registered hereunder.
(3) The proposed maximum aggregate offering price has been estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933. The aggregate public offering price of the Common Stock, Debt Securities and Preferred Stock offered by Federal-Mogul Corporation and the Selling Shareholders will not exceed $2.5 billion or the equivalent thereof in one or more foreign currencies, foreign currency units or composite currencies.
(4) Also includes such indeterminate number of shares of Preferred Stock and Common Stock as may be issued upon conversion of or exchange for any Debt Securities or Preferred Stock that provide for conversion or exchange into other securities. No separate consideration will be received for the Preferred Stock or Common Stock issuable upon conversion of or in exchange for Debt Securities or Preferred Stock.
                               ----------------

  PURSUANT TO THE PROVISIONS OF RULE 429 UNDER THE SECURITIES ACT OF 1933, AS AMENDED, THE PROSPECTUS CONSTITUTING A PART OF THIS REGISTRATION STATEMENT ALSO RELATES TO AN ADDITIONAL $77,343,750 PRINCIPAL AMOUNT OF COMMON STOCK, DEBT SECURITIES AND PREFERRED STOCK REGISTERED BY THE REGISTRANT UNDER THE SECURITIES ACT OF 1933 IN REGISTRATION STATEMENT NO. 33-54717 AND THIS REGISTRATION STATEMENT ALSO CONSTITUTES POST-EFFECTIVE AMENDMENT NO. 1 WITH RESPECT TO SUCH REGISTRATION STATEMENT.

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS
REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                               EXPLANATORY NOTE

  The securities registered hereby may be offered from time to time by means of the base prospectus included herein and an applicable prospectus supplement. If Common Stock registered hereby is offered or sold in reliance upon the procedures contemplated by Rule 430A under the Securities Act of 1933, as amended, such Common Stock will be offered or sold by means of the base prospectus included herein and a prospectus supplement in the form included herein (including the financial statements paginated with numbers preceded by "F-" reprinted after the base prospectus in this Registration Statement). Securities registered hereby, including Common Stock, which are not offered or sold in reliance upon the procedures contemplated by Rule 430A may be offered or sold by means of the base prospectus included herein and a prospectus supplement in a form other than the form of prospectus supplement included herein.

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+                                                                              +
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS + +SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY + +NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH +
+OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR        +
+QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.                    +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                             SUBJECT TO COMPLETION

           PRELIMINARY PROSPECTUS SUPPLEMENT DATED MAY 14, 1998

PROSPECTUS SUPPLEMENT

(TO PROSPECTUS DATED     , 1998)


                             11,000,000 SHARES

                                      LOGO

                                  COMMON STOCK

                                  -----------

  Of the 11,000,000 shares of Common Stock, without par value (the "Common Stock"), of Federal-Mogul Corporation (the "Company" or "Federal-Mogul") being offered hereby, 9,712,093 shares are being offered by Federal-Mogul and 1,287,907 shares are being offered by certain shareholders of Federal-Mogul (the "Selling Shareholders"). Federal-Mogul will not receive any of the proceeds from the sale of shares of Common Stock by the Selling Shareholders. See "Selling Shareholders" and "Underwriting."

  Of the 11,000,000 shares of Common Stock offered hereby, 8,800,000 are being offered initially in the United States and Canada (the "U.S. Offering") and 2,200,000 shares are being offered initially in a concurrent international offering outside the United States and Canada (the "International Offering," and together with the U.S. Offering, the "Offerings"). The public offering price and the underwriting discount per share are identical for both Offerings. See "Underwriting."

  The Common Stock is listed on the New York Stock Exchange, Inc. (the "NYSE") under the trading symbol "FMO." On May 12, 1998, the last reported sale price of Common Stock on the NYSE was $63 15/16 per share. See "Price Range of Common Stock and Dividends."

  SEE "RISK FACTORS" BEGINNING ON PAGE S-11 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.

                                  -----------

THESE SECURITIES  HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE  SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
  AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS TO
   WHICH  IT RELATES.  ANY  REPRESENTATION  TO THE  CONTRARY  IS A  CRIMINAL
    OFFENSE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                          PROCEEDS TO PROCEEDS TO
                                   PRICE TO  UNDERWRITING  FEDERAL-     SELLING
                                    PUBLIC   DISCOUNT(1)   MOGUL(2)   SHAREHOLDERS
----------------------------------------------------------------------------------
Per Share........................
----------------------------------------------------------------------------------
Total(3).........................

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
(1) Federal-Mogul and the Selling Shareholders have agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). See "Underwriting."

(2) Before deducting expenses of the Offerings payable by Federal-Mogul estimated at $2,000,000.

(3) Federal-Mogul and the Selling Shareholders have granted options to the U.S. Underwriters, exercisable within 30 days of the date hereof, to purchase up to an aggregate of 1,320,000 additional shares of Common Stock and options to the International Managers, exercisable within 30 days of the date hereof, to purchase up to an aggregate of 330,000 additional shares of Common Stock, solely to cover over-allotments, if any. If such options are exercised in full, the total Price to Public, Underwriting Discounts, Proceeds to Federal-Mogul and Proceeds to Selling Shareholders will be
    $      , $      , $       and $      , respectively. See "Underwriting."

                                  -----------

  The shares of Common Stock are being offered by the several Underwriters, subject to prior sale, when, as and if delivered to and accepted by them, subject to approval of certain legal matters by counsel to the Underwriters and to certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that delivery of Common Stock will be made in New York, New York on or
about     , 1998.

                                  -----------


MERRILL LYNCH & CO.

    BEAR, STEARNS & CO. INC.

            MORGAN STANLEY DEAN WITTER

                    SALOMON SMITH BARNEY

                          DONALDSON, LUFKIN & JENRETTE

                                SECURITIES CORPORATION


                                                       SCHRODER & CO. INC.

                                  -----------

           The date of this Prospectus Supplement is     , 1998.

                                 [PHOTOS]

  CERTAIN PERSONS PARTICIPATING IN THE OFFERINGS MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK. SUCH TRANSACTIONS MAY INCLUDE STABILIZING, THE PURCHASE OF COMMON STOCK TO COVER SYNDICATE SHORT POSITIONS AND THE IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and the consolidated Financial Statements (as hereinafter defined) appearing elsewhere in this Prospectus Supplement and the accompanying Prospectus or incorporated herein or therein by reference. See "Presentation of Financial Information." Except as otherwise indicated, all information in this Prospectus Supplement and the accompanying Prospectus assumes no exercise of the Underwriters' over-allotment options. Prospective investors should carefully consider the matters discussed under the caption "Risk Factors."

                           FEDERAL-MOGUL CORPORATION

  Federal-Mogul is a leading global manufacturer and distributor of a broad range of vehicular components for automobiles and light trucks, heavy duty trucks, farm and construction vehicles and industrial products. Such components include powertrain systems components (primarily bearings, rings and pistons), sealing systems components (dynamic seals and gaskets) and general products (primarily camshafts, friction products, sintered products and systems protection products). Federal-Mogul markets its products to many of the world's major original equipment ("OE") manufacturers. Federal-Mogul also manufactures and supplies its products and related parts to the aftermarket relating to each of these categories of equipment. Among Federal-Mogul's largest customers are Caterpillar, Chrysler, Cummins, Ford, General Motors, Mercedes-Benz, NAPA, Peugeot and Volkswagen/Audi (in alphabetical order).

  Founded in 1899, Federal-Mogul traditionally focused on the manufacture and distribution of engine bearings and sealing systems. From 1990 through 1996, Federal-Mogul pursued a strategy of opening retail auto stores in various domestic and international locations. These geographically-dispersed stores proved burdensome to manage and resulted in substantial operating losses. In the fourth quarter of 1996, Federal-Mogul initiated a change of management, following which the Company initiated a significant restructuring program designed to refocus the Company on its core competency of manufacturing. As part of its restructuring, Federal-Mogul closed or sold substantially all of its retail operations. Federal-Mogul also began to pursue a growth strategy of acquiring complementary manufacturing companies that enhance the Company's product base, expand its global manufacturing operations and provide opportunities to capitalize on the Company's aftermarket distribution network and technological resources.

  In connection with its growth strategy, on March 6, 1998 Federal-Mogul acquired T&N plc ("T&N"), a U.K. based supplier of engine and transmission products, for total consideration of approximately (Pounds)1.46 billion ($2.42 billion, converted at a blended exchange rate of 1 pound sterling to 1.6510 U.S. dollars). T&N manufactures and supplies high technology engineered automotive components and industrial materials including pistons, friction products, bearings, systems protection, camshafts and sealing products. On February 24, 1998, Federal-Mogul acquired Fel-Pro Incorporated and certain affiliated entities, which constitute the operating businesses of the Fel-Pro group of companies ("Fel-Pro"), a privately-owned automotive parts manufacturer, for total consideration of approximately $717 million. Fel-Pro is a premier gasket manufacturer for the North American aftermarket and OE heavy duty market. See "T&N and Fel-Pro Acquisitions."

  Federal-Mogul currently operates facilities at over 240 locations in 24 countries. On a pro forma basis adjusted for the acquisitions of T&N and Fel-Pro, Federal-Mogul's total sales for 1997 were $4.8 billion. See "Unaudited Pro Forma Financial Data."

  The following charts set forth Federal-Mogul's net sales by customer group, geographic region and manufacturing division as a percentage of total net sales for the year ended December 31, 1997, on a pro forma basis.

  [Charts setting forth net sales by customer group, geographic region and manufacturing division for the year ended December 31, 1997]


                             BUSINESS STRATEGY

  The Company believes its recent restructuring program, which refocused the Company on its core competency of manufacturing, and the acquisitions of T&N and Fel-Pro, which expanded the Company's product base and geographic reach, significantly enhanced its position within the automobile, truck and other vehicular components markets. The Company believes that opportunities exist to continue its growth and further enhance its market presence through the following initiatives:

  . Systems Approach. The breadth of the Company's manufacturing capabilities and product offerings enable it to be one of a small number of manufacturers with the ability to seal entire engine, transmission and axle systems and to be a single source supplier of engine and sealing components. In addition, Federal-Mogul is committed to becoming a provider of complete engine and transmission modules for its OE customers. The Company believes that OE manufacturers of automobiles, trucks and other vehicles are increasingly seeking to reduce the number of suppliers from which they source parts and to develop relationships with suppliers that can offer integrated systems and modules in order to lower production costs, increase quality, provide better technology and shorten product development cycles. The T&N and Fel-Pro acquisitions, which expanded the Company's gasket, cast aluminum piston, large bearing and sealing product lines and added product lines for articulated pistons, cylinder liners and piston rings, are major steps toward Federal-Mogul's strategic goal of developing global engine and sealing systems for its OE customers.

  . Continue Focus on New Product Innovation. The Company's expertise in engineering and research and development has made Federal-Mogul a leader in virtually all of the product segments in which it competes. The Company utilizes the latest technologies, processes and materials to solve problems for customers and to bring new, innovative products to market. The Company has special competencies in alloy development, customized materials formulations, surface technology, advanced modeling and testing and systems engineering. These capabilities allow the Company to reduce production costs and to develop products that are more durable and exhibit better interaction with surrounding components. These innovative products better serve OE customers and aid brand development, resulting in a higher margin product mix.

  . Extend Global Manufacturing Reach. The Company is committed to extending its manufacturing capabilities worldwide in response to the global expansion of its OE manufacturing customers. The acquisitions of T&N and Fel-Pro have substantially increased the Company's manufacturing presence, particularly in North America and Europe. Management believes expansion of manufacturing operations to follow the expansion of OE manufacturers into Latin America, Eastern Europe and Asia provides significant growth opportunities for the Company in the future.

  . Pursue Strategic Acquisitions. The vehicular engine and sealing component industry is large and highly fragmented. The Company believes that as OE manufacturers continue to outsource and reduce the number of suppliers, opportunities will exist for further consolidation within this industry. The Company believes that, through its established presence in these markets and its strong relationships with OE manufacturers worldwide, the Company is in a favorable position to capitalize on future industry consolidation. The Company's management has substantial experience in completing and integrating acquisitions within the automobile parts industry and believes that this experience will help it select and pursue acquisition opportunities that can enhance the Company's product base, expand its global manufacturing operations and further capitalize on the Company's aftermarket distribution network and technological resources.

  . Expand Aftermarket Presence. Approximately 48% of the Company's 1997 sales, on a pro forma basis, were generated from the aftermarket. The Company believes that opportunities exist to further leverage its broad product offerings, reputation for new product innovation and presence within the OE market to increase its penetration of the worldwide aftermarket. In addition, the Company believes that its ability to sell products developed for the OE market to aftermarket customers reduces the impact of adverse changes in demand for new vehicles.

  . EVA Focus. In 1997, the Company adopted Economic Value Added (EVA(R)) as its primary financial measurement and incentive compensation metric. EVA is equal to net operating profits after economic taxes and a charge for capital invested in the Company, which is equal to the product of the total capital invested in the Company and the weighted average cost of capital for the Company's target blend of debt and equity. The Company's management has placed significant emphasis on improving the Company's financial performance and achieving various operating efficiencies through technical development, manufacturing, marketing and administrative rationalization in connection with this effort. The Company's EVA improved significantly in 1997 due primarily to improved operating margins (4.9% in 1996 and 7.7% in 1997) combined with $166 million of cash flow from continuing operations (net of expenditures for property, plant and equipment) in 1997. EVA is also being applied to the integration of T&N and Fel-Pro to optimize synergies and cost savings. As the Company continues to expand both its product base and its geographic scope, management will evaluate investments and acquisitions based on both EVA and strategic importance. In addition, the Company currently determines compensation for certain top managers using an EVA based system and expects to increase the number of managers participating in its EVA based compensation system to over 200 in 1999.

                                  *  *  *

  Federal-Mogul is a Michigan corporation with its principal executive offices located at 26555 Northwestern Highway, Southfield, Michigan 48034. The telephone number of those offices is (248) 354-7700.

                                 THE OFFERINGS

 Common Stock offered by (1):
   Federal-Mogul (2)..........................   9,712,093 shares
   Selling Shareholders (3)...................   1,287,907 shares
 Common Stock to be Outstanding
  after the Offerings (4).....................   55,470,160 shares
 Use of Proceeds..............................  To prepay certain indebtedness of Federal-Mogul, which was
                                                incurred to finance the
                                                acquisitions of T&N and Fel-
                                                Pro. Federal-Mogul will not
                                                receive any of the proceeds
                                                from the sale of Common Stock
                                                offered by the Selling
                                                Shareholders. See "Use
                                                of Proceeds" and "Selling
                                                Shareholders."
 NYSE Symbol..................................  FMO
 Risk Factors.................................  For a discussion of certain risks that should be considered
                                                by prospective investors before
                                                investing in the Common Stock
                                                offered hereby, see "Risk
                                                Factors."

--------

(1) Assumes no exercise of the Underwriters' over-allotment options granted by the Company to the U.S. Underwriters for up to an additional 660,000 shares and to the International Underwriters for an additional 165,000 shares or the Underwriters' over-allotment options granted by the Selling Shareholders to the U.S. Underwriters of up to an additional 660,000 shares and to the International Underwriters of up to an additional 165,000 shares. See "Underwriters."

(2) Of the 9,712,093 shares of Common Stock to be sold in the Offerings by Federal-Mogul, 7,769,674 shares are being offered initially in the United States and Canada by the U.S. Underwriters and 1,942,419 shares are being offered initially in a concurrent international offering outside the United States and Canada by the International Managers. See "Underwriting."

(3) Of the 1,287,907 shares of Common Stock to be sold in the Offerings by the Selling Shareholders, 1,030,326 shares are being offered initially in the United States and Canada by the U.S. Underwriters and 257,581 shares are being offered initially in a concurrent international offering outside the United States and Canada by the International Managers. See "Underwriting."

(4) Includes 5,151,628 shares issuable upon the conversion of the Series E Mandatory Exchangeable Preferred Stock ("Series E Stock") (including Series E Stock to be converted in connection with the Offerings). Does not include: (i) 1,882,383 shares issuable upon exercise of outstanding options under Federal-Mogul's various stock option and incentive stock plans as of May 12, 1998 and (ii) 826,207 additional shares reserved for issuance upon exercise of options not yet granted under those plans.

                             SUMMARY FINANCIAL DATA

  The following summary historical financial information is derived from, and should be read in conjunction with, the Federal-Mogul Financial Statements (as hereinafter defined), T&N Financial Statements (as hereinafter defined) and Fel-Pro Financial Statements (as hereinafter defined), and the summary unaudited pro forma financial information is derived from, and should be read in conjunction with, the "Unaudited Pro Forma Financial Data," all of which are included elsewhere in this Prospectus Supplement. See "Presentation of Financial Information." The Federal-Mogul Audited Financial Statements (as hereinafter defined) were audited by Ernst & Young LLP. The T&N Financial Statements were audited by KPMG Audit Plc. The Fel-Pro Financial Statements were audited by Ernst & Young LLP. The Federal-Mogul Unaudited Interim Financial Statements (as hereinafter defined) are unaudited but, in the opinion of management, reflect all adjustments necessary for a fair presentation of such information.

FEDERAL-MOGUL

                                                                      THREE MONTHS
                                                                     ENDED MARCH 31,
                             YEAR ENDED DECEMBER 31,                   (UNAUDITED)
                          -------------------------------------     ---------------------
                            1997          1996          1995        1998(1)        1997
                          ---------     ---------     ---------     --------     --------
                          (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS
 DATA:
Net sales...............  $ 1,806.6     $2 ,032.7     $ 1,999.8     $  658.0     $  485.6
Costs and expenses......   (1,703.7)(2)  (2,258.0)(3)  (2,000.7)(4)   (650.6)(5)   (461.1)
Other expense...........       (3.4)         (3.4)         (2.4)        (5.8)        (2.0)
Income tax (expense)
 benefit................      (27.5)         22.4          (2.5)        (8.8)        (8.6)
                          ---------     ---------     ---------     --------     --------
Net earnings (loss)
 before extraordinary
 item...................       72.0        (206.3)         (5.8)        (7.2)        13.9
Extraordinary item --
  loss on early
 retirement of debt, net
 of applicable income
 tax benefit............       (2.6)          --            --           --           --
                          ---------     ---------     ---------     --------     --------
Net earnings (loss).....  $    69.4     $  (206.3)    $    (5.8)    $   (7.2)    $   13.9
                          =========     =========     =========     ========     ========
COMMON SHARE SUMMARY
 (DILUTED):
Average shares and
 equivalents outstanding
 (in thousands).........     41,854        34,659        34,642       40,114       37,159
Earnings (loss) per
 share:
  Before extraordinary
   item.................  $    1.67     $   (6.20)    $   (0.42)    $  (0.20)    $   0.32
  Extraordinary item --
    loss on early
   retirement of debt,
   net of applicable
   income tax benefit...      (0.06)          --            --           --           --
                          ---------     ---------     ---------     --------     --------
Net earnings (loss) per
 share..................  $    1.61     $   (6.20)    $   (0.42)    $  (0.20)    $   0.32
                          =========     =========     =========     ========     ========
Dividends declared per
 share..................  $    0.48     $    0.48     $    0.48     $   0.12     $   0.12
                          =========     =========     =========     ========     ========
CONSOLIDATED BALANCE
 SHEET DATA:
Total assets............  $ 1,802.1     $ 1,455.2     $ 1,701.1     $7,398.7     $1,419.7
Short-term debt(6)......       28.6         280.1         111.9        837.8        258.7
Long-term debt..........      273.1         209.6         481.5      2,273.7        206.9
Shareholder's equity....      369.3         318.5         550.3        586.0        310.2
OTHER FINANCIAL
 INFORMATION:
EBITDA(7)...............  $   194.5     $    97.9     $   163.6     $   82.7     $   46.3
Expenditures for
 property, plant,
 equipment and other
 long term assets.......       49.7          54.2          78.5         19.5          8.4
Depreciation and
 amortization expense...       52.8          63.7          61.0         29.8         14.0

--------
(1) Reflects first time consolidation of T&N and Fel-Pro as of March 6, 1998 and February 24, 1998, respectively.
(2) Includes $1.1 million for a net restructuring credit, a $2.4 million charge for an adjustment of assets held for sale to fair value and other long lived assets, a $1.6 million credit for reengineering and other related charges, and a $10.5 million net charge related to the British pound currency option.
(3) Includes $57.6 million for a restructuring charge, $151.3 million for adjustment of assets held for sale to fair value and other long lived assets and $11.4 million relating to reengineering and other related charges.
(4) Includes $26.9 million for restructuring charges, $51.8 million for adjustment of assets held for sale to fair value and other long lived assets and $13.9 million relating to reengineering and other related charges.

(5) Includes $18.6 million for a purchased in-process research and development charge, $10.5 million for restructuring charges, $20.0 million for adjustment of assets held for sale to fair value and other long-lived assets, and a $13.3 million net gain on British pound currency option and forward contract.

(6) Includes current maturities of long-term debt.

(7) "EBITDA" represents the sum of income before interest expense and income taxes, plus depreciation and amortization as well as nonrecurring charges including gains on the sale of businesses, restructuring and reengineering charges, adjustments of assets held for sale to fair value and other long lived assets, the net effect of British pound currency options and forward contracts, and purchased in-process research and development charge. EBITDA should not be construed as a substitute for income from operations, net income or cash flow from operating activities, for the purpose of analyzing Federal-Mogul's operating performance, financial position and cash flows. The Company has presented EBITDA because it is commonly used by investors to analyze and compare companies on the basis of operating performance and to determine a company's ability to service debt.

T&N


                                                      YEAR ENDED
                                                     DECEMBER 31,
                                            --------------------------------
                                                 1997             1996
T&N HISTORICAL IN U.K. GAAP                 ---------------  ---------------
                                             (POUNDS STERLING IN MILLIONS)
CONSOLIDATED PROFIT AND LOSS ACCOUNTS
 DATA:
Total turnover excluding associated
 undertakings.............................  (Pounds)1,799.1  (Pounds)1,956.0
Cost of sales.............................         (1,293.5)        (1,418.3)
Other operating expenses..................           (331.6)          (370.3)
Other, net................................             11.2           (560.2)(1)
Tax on profit (loss) on ordinary
 activities...............................            (62.8)            (8.0)
                                            ---------------  ---------------
Profit/(loss) attributable to
 shareholders.............................  (Pounds)  122.4  (Pounds) (400.8)
                                            ===============  ===============
CONSOLIDATED BALANCE SHEET DATA:
Total assets..............................  (Pounds)1,576.2  (Pounds)1,558.3
Borrowings due within one year............            103.7             77.2
Borrowings due after more than one year...            285.4            260.2
Equity shareholders' funds at end of year.            191.4            118.3


                                                      YEAR ENDED
                                                     DECEMBER 31,
                                            --------------------------------
                                                 1997             1996
T&N UNAUDITED PRO FORMA IN U.S. GAAP(1)(2)  ---------------  ---------------
                                                 (DOLLARS IN MILLIONS)
STATEMENT OF OPERATIONS DATA:
Net sales.................................  $       2,948.4  $       3,055.4
Costs and expenses........................         (2,698.7)        (4,058.6)(3)
Income tax (expense) benefit..............           (159.3)           278.5
                                            ---------------  ---------------
Net earnings (loss).......................  $          90.4  $        (724.7)
                                            ===============  ===============
CONSOLIDATED BALANCE SHEET DATA:
Total assets..............................  $       3,120.1  $       3,299.5
Short-term debt...........................            125.4             68.1
Long-term debt............................            469.5            445.2
Shareholders' equity......................            466.5            456.1
OTHER FINANCIAL INFORMATION:
EBITDA(4).................................  $         426.9  $         373.1
Expenditures for property, plant,
 equipment and other long term assets.....            167.7            167.6
Depreciation and amortization expense.....            164.6            151.4

                                      (see footnotes on the following page)

--------

(1) The T&N historical financial statements were prepared in accordance with U.K. GAAP, which differs in certain significant respects from U.S. GAAP (see Note 29 to the T&N Financial Statements). The following table reconciles the T&N profit/(loss) attributable to shareholders as reported under U.K. GAAP to net earnings/(loss) as stated under U.S. GAAP:

                                                      1997            1996
                                                  -------------  --------------
                                                         (IN MILLIONS)
   Profit/(loss) attributable to shareholders as
    reported under U.K. GAAP--stated in pound
    sterling....................................  (Pounds)122.4  (Pounds)(400.8)
   Converted to U.S. dollars....................  $       201.4  $       (628.4)
   U.S. GAAP adjustments (in U.S. dollars):
     Amortization of goodwill...................          (11.2)           (5.3)
     Amortization of patents....................           (2.6)           (2.5)
     Deferred taxation--full provision..........          (67.1)          158.7
     Tax effect of other U.S. GAAP reconciling
      items.....................................            3.0           121.8
     Pension costs..............................          (11.5)          (23.7)
     Asbestos provision discount................           (0.8)         (355.9)
     Depreciation on fixed asset revaluations...            9.5             9.7
     Carrying value of investments..............          (31.6)            --
     Other......................................            2.1             2.0
     Minority interests.........................           (0.8)           (1.1)
                                                  -------------  --------------
   Net earnings (loss) under U.S. GAAP..........  $        90.4  $       (724.7)
                                                  =============  ==============

(2) Operating results and balance sheet data for 1997 have been translated at a rate of 1.6453 U.S. dollars to 1 pound sterling and 1.6488 U.S. dollars to 1 pound sterling, respectively. Operating results and balance sheet data for 1996 have been translated at a rate of 1.5680 U.S. dollars to 1 pound sterling and 1.7110 U.S. dollars to 1 pound sterling, respectively.

(3) Includes charge for asbestos-related costs of (Pounds)515 million under U.K. GAAP and $1.244 billion under U.S. GAAP.


(4) "EBITDA" represents the sum of income before interest expense and income taxes, plus depreciation and amortization as well as nonrecurring charges including gains on the sale of businesses, the cost and gains associated with options over shares of Kolbenschmidt AG, asbestos related costs and bid costs. EBITDA should not be construed as a substitute for income from operations, net income or cash flow from operating activities, for the purpose of analyzing T&N's operating performance, financial position and cash flows. The Company has presented EBITDA because it is commonly used by investors to analyze and compare companies on the basis of operating performance and to determine a company's ability to service debt.

FEL-PRO

                                                        YEAR ENDED   YEAR ENDED
                                                       DECEMBER 28, DECEMBER 29,
                                                           1997         1996
                                                       ------------ ------------
                                                         (DOLLARS IN MILLIONS)
STATEMENT OF OPERATIONS DATA:
Net sales............................................    $ 489.3      $ 448.0
Costs and expenses...................................     (442.3)      (408.7)
Income tax expense...................................      (25.5)        (6.9)
                                                         -------      -------
Net earnings.........................................    $  21.5      $  32.4
                                                         =======      =======
CONSOLIDATED BALANCE SHEET DATA:
Total assets.........................................    $ 270.1      $ 261.8
Short-term debt......................................        --           --
Long-term debt.......................................        --           --
Shareholder's equity.................................      139.9        151.8
OTHER FINANCIAL INFORMATION:
EBITDA(1)............................................    $  58.4      $  50.5
Expenditures for property, plant, equipment and other
 long term assets....................................       18.3         14.1
Depreciation and amortization expense................       11.5         11.3

--------

(1) "EBITDA" represents the sum of income before income taxes, plus depreciation and amortization. EBITDA should not be construed as a substitute for income from operations, net income or cash flow from operating activities, for the purpose of analyzing Fel-Pro's operating performance, financial position and cash flows. The Company has presented EBITDA because it is commonly used by investors to analyze and compare companies on the basis of operating performance and to determine a company's ability to service debt.

SUMMARY UNAUDITED PRO FORMA FINANCIAL INFORMATION

  The following table sets forth certain unaudited pro forma financial data for Federal-Mogul for the year ended December 31, 1997 and for the three-month period ended March 31, 1998, which are presented to reflect the pro forma effect of the T&N and Fel-Pro acquisitions as if they had occurred at the beginning of each period presented. The unaudited pro forma balance sheet as of December 31, 1997 has been prepared to illustrate the effect of the acquisitions of T&N and Fel-Pro as if it had occurred on such date. The unaudited pro forma financial information is presented for illustrative purposes only and is not necessarily indicative of the financial position or results of operations which may occur in the future or that would have occurred had the acquisitions of T&N and Fel-Pro been consummated on the dates indicated, nor are they necessarily indicative of Federal-Mogul's future results of operations or financial position. The summary unaudited pro forma financial information below should be read in conjunction with the information set forth under the caption "Unaudited Pro Forma Financial Data," the Federal-Mogul Audited Financial Statements, the T&N Financial Statements and the Fel-Pro Financial Statements included elsewhere in this Prospectus Supplement.

                                                PRO FORMA
                                              COMBINED YEAR   PRO FORMA COMBINED
                                                  ENDED       THREE MONTHS ENDED
                                            DECEMBER 31, 1997   MARCH 31, 1998
                                            ----------------- ------------------
                                              (DOLLARS IN MILLIONS, EXCEPT PER
                                                       SHARE AMOUNTS)
STATEMENT OF OPERATIONS DATA:
Net sales.................................      $4,824.0           $1,193.6
Costs and expenses........................       4,791.8            1,208.6
Income tax expense........................          93.5                1.5
                                                --------           --------
Net loss before extraordinary items and
 nonrecurring charges(1)(2)...............      $  (61.3)          $  (16.5)
                                                ========           ========
COMMON SHARE SUMMARY (DILUTED):
Average shares and equivalents outstanding
 (in thousands)...........................        36,647             40,104
Loss per share before extraordinary item
 and nonrecurring charges(2)(3)...........      $  (2.16)          $  (0.44)
BALANCE SHEET DATA:
Total assets..............................      $6,885.6           $7,398.7 (4)
Total debt................................       2,606.2            3,111.5 (4)
Shareholders' equity......................         549.2              576.4
OTHER FINANCIAL INFORMATION:
EBITDA(5).................................      $  537.0           $  108.5
Expenditures for property, plant,
 equipment and other long term assets.....         238.9               49.5
Depreciation and amortization expense.....         296.8               62.8

--------

(1) As a result of the use of proceeds from the Offerings, Federal-Mogul will recognize an extraordinary loss (net of tax) of approximately $5.1 million from the early extinguishment of debt.

(2) The unaudited pro forma statements of operations include only the results of ongoing operations and exclude such impacts as extraordinary items, items relating to the acquisitions and synergies and expected cost savings associated with the integration of the acquisitions. See Note m to the "Unaudited Pro Forma Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

(3) Loss per share as calculated for the pro forma combined entity includes an increase to the net loss of $17.8 million and $1.2 million in preferred dividend requirements for the years ended December 31, 1997 and March 31, 1998, respectively.

(4) Amounts represent actual balances at March 31, 1998.

(5) "EBITDA" represents the sum of income before interest expense and income taxes, plus depreciation and amortization as well as nonrecurring charges including gains on the sale of businesses, restructuring and reengineering charges, adjustments of assets held for sale to fair value and other long lived assets, the net effect of British pound currency options and forward contracts, gains associated with options over shares in Kolbenschmidt AG, asbestos related costs and bid costs. EBITDA should not be construed as a substitute for income from operations, net income or cash flow operating activities, for the purpose of analyzing Federal-Mogul's operating performance, financial position and cash flows. The Company has presented EBITDA because it is commonly used by investors to analyze and compare companies on the basis of operating performance and to determine a company's ability to service debt.

                                 RISK FACTORS

  Prospective purchasers of Common Stock offered hereby should carefully review the information contained elsewhere in this Prospectus Supplement and the accompanying Prospectus or incorporated by reference herein and therein and should particularly consider the following matters.

EFFECT OF SUBSTANTIAL LEVERAGE

  As a result of its acquisitions of T&N and Fel-Pro, Federal-Mogul is substantially leveraged. As of March 31, 1998, Federal-Mogul had total debt of $3,111.5 million (total long-term debt of $2,273.7 million and total short-term debt of $837.8 million), $575 million in preferred securities of affiliates and shareholders' equity of $586.0 million, producing a total capitalization of $4,272.5 million, so that total debt as a percentage of total capitalization was 72.8% and total long-term debt as a percentage of total capitalization was approximately 53.2%. Federal-Mogul may also incur substantial additional indebtedness in the future, including, without limitation, in connection with any future acquisitions, although its ability to do so is restricted by the Credit Agreements (as hereinafter defined). See "Description of Certain Indebtedness." Federal-Mogul intends to use the proceeds to it of the Offerings to repay existing debt, resulting in a reduction of debt by approximately $601.9 million. See "Use of Proceeds."

  Federal-Mogul's leverage may have important consequences to holders of the Common Stock, including: (i) limiting Federal-Mogul's ability to obtain additional financing to fund future working capital requirements, capital expenditures, debt service requirements, acquisitions or other general corporate requirements; (ii) requiring a substantial portion of Federal-Mogul's cash flow from operations to be dedicated to payment of principal and interest on its indebtedness, thereby reducing the funds available for operations and future business opportunities; (iii) placing Federal-Mogul at a competitive disadvantage to companies with which it competes that may be less leveraged; and (iv) increasing Federal-Mogul's vulnerability to adverse economic and industry conditions. In addition, since certain of Federal-Mogul's borrowings are at variable rates of interest, Federal-Mogul will be vulnerable to increases in interest rates, which could have a material adverse effect on Federal-Mogul's results of operations, liquidity and financial condition. Federal-Mogul's ability to make scheduled payments of the principal of, to pay interest on or to refinance its indebtedness depends on its future performance, which to a certain extent is subject to economic, financial, competitive and other factors beyond its control. There can be no assurance that Federal-Mogul's business will continue to generate cash flow from operations in the future sufficient to service its debt and make necessary capital expenditures. If unable to generate such cash flow, Federal-Mogul may be required to adopt one or more alternatives, such as reducing or delaying planned expansion, selling assets, restructuring debt or obtaining additional equity capital. There can be no assurance that any of these strategies could be effected on satisfactory terms or without substantial additional expense for Federal-Mogul. These and other factors could have a material adverse effect on the results of operations, liquidity and financial condition of Federal-Mogul and on the marketability, price and future value of the Common Stock.

  The Credit Agreements impose financial and other restrictions on Federal-Mogul, including limitations on the incurrence of debt and on Federal-Mogul's ability to dispose of assets. The Credit Agreements also require Federal-Mogul to make periodic payments in respect of interest and outstanding principal, including from material disposals, "excess cash flow" and the proceeds of certain issuances of capital stock or indebtedness, and to maintain compliance with certain financial ratios and minimum net worth tests. See "Description of Certain Indebtedness." There can be no assurance that these requirements will be met in the future. Failure to achieve compliance would result in a default under the Credit Agreements and could lead to acceleration of the related debt and the acceleration of debt under other instruments evidencing indebtedness that contain cross-acceleration or cross-default provisions. In such a case, there can be no assurance that Federal-Mogul would be able to refinance or otherwise repay such indebtedness.

  The information set forth under the caption "Unaudited Pro Forma Financial Data" has been based on certain assumptions as to the estimated proceeds of the divestitures of the T&N Bearings Business (as hereinafter defined). Such proceeds will be used to reduce Federal-Mogul's indebtedness. There can be no assurance that the actual proceeds received from the divestitures will fall within the range utilized in making the pro forma calculations.

INTEGRATION OF THE BUSINESSES OF T&N AND FEL-PRO

  The acquisitions of T&N and Fel-Pro substantially increased the size and complexity of Federal-Mogul's operations and have created the need for Federal-Mogul to integrate three businesses that have previously operated independently. There can be no assurance that Federal-Mogul will not encounter difficulties in integrating T&N's and Fel-Pro's operations with its own or that the expected benefits will be realized from such integration. Any material delays or unexpected costs incurred in connection with such integration could have a material adverse effect on Federal-Mogul and its results of operations, liquidity and financial condition. Furthermore, there can be no assurance that the operations, management and personnel of Federal-Mogul, T&N and Fel-Pro will be compatible. Among the factors considered by Federal-Mogul in connection with the acquisitions of T&N and Fel-Pro were the opportunities for synergies expected to be achieved. However, there can be no assurance that Federal-Mogul will achieve the desired levels of synergies when anticipated or at all. Failure to achieve the desired levels of synergies could have a material adverse effect on the business, results of operations, liquidity and financial condition of Federal-Mogul.

  In addition, Federal-Mogul has announced that it intends, in connection with its targeted synergies, to incur restructuring charges and related costs of $205 million, which is moderately less than the annual level of synergy benefits anticipated in the year 2000. See "T&N and Fel-Pro Acquisitions." No assurance can be given that such costs will not be substantially greater than this amount or that achieving such synergies will be possible without additional cost or charges to earnings in future periods. Any such charges could have a material adverse effect on the business, results of operations, liquidity and financial condition of Federal-Mogul.

  In connection with securing regulatory approvals for the acquisition of T&N, Federal-Mogul agreed with the U.S. Federal Trade Commission (the "FTC") to divest T&N's thinwall and dry bearings (polymer bearings) operations (the "T&N Bearings Business"). See "Business--Reorganization" and "Unaudited Pro Forma Financial Data." The purchaser of the T&N Bearings Business will become a direct competitor of Federal-Mogul.

T&N'S ASBESTOS LIABILITY

  T&N and certain of its subsidiaries are among many defendants named in a large number of court actions brought in the United States, and a smaller number of claims brought in the United Kingdom, relating to alleged asbestos-related diseases resulting from exposure to asbestos or products containing asbestos. T&N is also one of many defendants named in a small number of U.S. property damage claims. T&N has incurred significant charges to income in connection with settling claims and the establishment of reserves for asbestos liabilities and has obtained insurance coverage for certain asbestos liabilities. See "Business--Legal Proceedings," "Management's Discussion and Analysis of Financial Condition and Results of Operations--Federal-Mogul-- Three Months Ended March 31, 1998 Compared with Three Months Ended March 31, 1997--Asbestos Liability and Legal Proceedings" and "--T&N--Asbestos." No assurance can be given that T&N will not be subject to material additional liabilities and significant additional litigation relating to asbestos that would result in significant additional charges not covered by reserves or insurance. Any such liabilities or litigation could have a material adverse effect on Federal-Mogul's results of operations, business, liquidity and financial condition.

ACQUISITION STRATEGY

  One of Federal-Mogul's principal business strategies is to expand its core competencies in manufacturing and distribution through acquisitions of companies that Federal-Mogul identifies as complementary to its existing businesses and capable of achieving satisfactory rates of return. Federal-Mogul is usually engaged in various stages of evaluation of potential acquisition candidates. Currently Federal-Mogul is in the preliminary stages of pursuing one or more potential acquisitions, at least one of which would be material if consummated. Any such acquisition would be paid for through the incurrence of a significant amount of additional debt, the issuance of a significant amount of capital stock or both. If Federal-Mogul determines that any one or more of these potential acquisitions or other transactions would meet its criteria and may be accomplished on appropriate terms, it expects to act to attempt to consummate them as quickly as possible. There can be no assurance that any of the discussions in which Federal-Mogul is currently engaged will result in the completion of any acquisitions, that

Federal-Mogul will in the future succeed in locating or acquiring appropriate companies on attractive terms or that Federal-Mogul will be successful in integrating acquired companies or realizing desired benefits of such acquisitions.

  Federal-Mogul believes that successful implementation of this strategy will require significant capital expenditures which it might not be able to fund from its cash from operations. Therefore, Federal-Mogul may be required to borrow money or otherwise obtain financing for future acquisitions. Increased leverage of Federal-Mogul may have important consequences to holders of the Common Stock. See "--Effect of Substantial Leverage." If Federal-Mogul is unable to procure suitable financing, it may be unable to complete desired acquisitions.

CYCLICAL NATURE OF AUTOMOTIVE INDUSTRY

  Federal-Mogul's principal operations are directly related to domestic and foreign automotive vehicle production. Automobile sales and production are cyclical and can be affected by the strength of a country's general economy. In addition, automobile production and sales can be affected by labor relations issues, regulatory requirements, trade agreements and other factors. A decline in automotive sales and production would likely affect not only sales to OE customers but also sales to aftermarket customers and could result in a decline in Federal-Mogul's results of operations or a deterioration in Federal-Mogul's financial condition. If demand changes and Federal-Mogul fails to respond accordingly, its results of operations could be adversely affected in any given quarter. In addition, technical improvements in automotive component designs may adversely affect aftermarket demand.

INTERNATIONAL OPERATIONS

  Federal-Mogul has manufacturing and distribution facilities located in many countries, principally in North America, Europe and Latin America. The acquisition of T&N significantly increased the portion of Federal-Mogul's business located outside the United States. International operations are subject to certain risks inherent in doing business abroad, including exposure to local economic conditions, expropriation and nationalization, currency exchange rate fluctuations and currency controls, and export and import restrictions. The likelihood of such occurrences and their potential effect on Federal-Mogul vary from country to country and are unpredictable.

FOREIGN CURRENCY TRANSLATION AND TRANSACTION RISK

  The financial condition and results of operations of certain Federal-Mogul operating entities are reported in various foreign currencies (principally pounds sterling, German marks, and to a lesser extent South African rand and French francs, among others) and then translated into U.S. dollars at the applicable exchange rate for inclusion in Federal-Mogul's financial statements. As a result, the appreciation of the dollar against these foreign currencies will have a negative impact on the reported sales and operating margin of T&N and other subsidiaries, as consolidated into Federal-Mogul (and conversely, the depreciation of the dollar against these foreign currencies will have a positive impact). See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Federal-Mogul--Year Ended December 31, 1997 Compared with Year Ended December 31, 1996 and Year Ended December 31, 1996 Compared with Year Ended December 31, 1995--Foreign Currency and Commodity Contracts."

  In addition, Federal-Mogul incurs currency transaction risk whenever it or one of its foreign subsidiaries enters into either a purchase or sales transaction using a different currency than the relevant entity's functional currency. Currency transaction risk is reduced by matching revenues and costs with the same currency. Given the volatility of currency exchange rates, there can be no assurance that Federal-Mogul will be able to effectively manage its currency transaction risks or that any volatility in currency exchange rates will not have a material adverse effect on Federal-Mogul's financial condition or results of operations.

COMPETITION

  The global vehicular parts business is highly competitive. Federal-Mogul competes with many of its customers that produce their own components as well as with independent manufacturers and distributors of components in the United States and abroad. Certain of the Company's competitors have significantly greater financial and other resources than the Company. The inability of the Company to successfully respond to changing competitive conditions could adversely affect demand for the Company's products.

                          FORWARD-LOOKING STATEMENTS

  Certain statements contained or incorporated in this Prospectus Supplement and the accompanying Prospectus which are not statements of historical fact constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Act"). Such statements are made in good faith by Federal-Mogul pursuant to the "safe harbor" provisions of the Act.

  Forward-looking statements include financial projections and estimates and statements regarding plans, objectives and expectations of Federal-Mogul and its management, including, without limitation, plans to integrate the businesses of T&N and Fel-Pro into Federal-Mogul, plans to address computer software issues related to the approach of the year 2000, estimated proceeds of planned dispositions and the effects of such dispositions on Federal-Mogul's balance sheet and statement of operations, and the scope and effect of T&N's asbestos liability. Such matters are discussed under the captions "Risk Factors," "T&N and Fel-Pro Acquisitions," "Business," "Summary Unaudited Pro Forma Financial Information," "Unaudited Pro Forma Financial Data" and elsewhere in this Prospectus Supplement, the accompanying Prospectus or in the information incorporated by reference herein or therein.

  Forward-looking statements may involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Federal-Mogul to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Such risks, uncertainties and other factors include, without limitation, those relating to the combination of Federal-Mogul's business with those of T&N and Fel-Pro and the anticipated synergies and operating efficiencies and restructuring charges in connection therewith, conditions in the automotive components industry, certain global and regional economic conditions and other factors detailed herein and from time to time in the documents incorporated by reference herein. Moreover, Federal-Mogul's plans, objectives and intentions are subject to change based on these and other factors (some of which are beyond Federal-Mogul's control). Some of the factors that may cause such material differences are set forth herein under the caption "Risk Factors."

                                USE OF PROCEEDS

  The net proceeds to Federal-Mogul from the sale of the 9,712,093 shares of Common Stock offered by Federal-Mogul hereby are estimated to be $601.9 million, assuming a public offering price of $63 15/16 per share, after deducting the estimated underwriting discounts and offering expenses, estimated at $19.1 million.

  Federal-Mogul intends (i) to apply net proceeds to it of the Offerings to prepay the entire outstanding $500 million principal amount of the Senior Subordinated Loans (as hereinafter defined), and (ii) to apply any remaining balance of the net proceeds to repay a portion of the Interim Loans (as hereinafter defined), the outstanding principal amount of which was $925 million at May 12, 1998. However, if the net proceeds to Federal-Mogul of the Offerings are less than $500 million, the proceeds will be applied solely to prepay the Interim Loans. The Senior Subordinated Loans currently bear interest at a floating rate which is the offering rate of The Chase Manhattan Bank, N.A. ("Chase") in the London interbank eurodollar market for U.S. dollar deposits, plus an initial margin of 4.5% (which will increase to 5.5% on September 12, 1998 and to 6.0% on December 12, 1998). The Interim Loans bear interest at a floating rate based upon either, at Federal-Mogul's option, (i) the higher of the prime rate of Chase and 0.5% in excess of the overnight federal funds rate, plus a margin of 1.0% or (ii) the average of the offering rates of banks in the London interbank eurodollar market for U.S. dollar deposits plus a margin of 2.0%. The Senior Subordinated Loans are scheduled to mature on March 12, 1999. If such loans have not been repaid on or prior to such date, they will be converted to loans maturing on March 12, 2008 and bearing interest at variable rates but in no event less than 0.5% above the rate in effect on March 12, 1999. The Interim Loans are scheduled to mature on September 12, 1999. Amounts borrowed under the Senior Subordinated Loans and the Interim Loans were used as part of the financing of the acquisition of T&N and the refinancing of the acquisition of Fel-Pro. See "T&N and Fel-Pro Acquisitions--Financing of the Acquisitions" and "Description of Certain Indebtedness."

  Federal-Mogul will not receive any proceeds from the sale of shares of Common Stock by the Selling Shareholders.

                                EXCHANGE RATES

  The following table sets forth, for the periods and dates indicated, certain information concerning the noon buying rate in New York City for cable transfers in pounds sterling, as certified for customs purposes by the Federal Reserve Bank of New York (the "Noon Buying Rate") for pounds sterling expressed in U.S. dollars per (Pounds)1.00. On May 12, 1998, the Noon Buying Rate was (Pounds)1.00=$1.6347.

CALENDAR PERIOD                               HIGH   LOW   AVERAGE(1) PERIOD END
---------------                              ------ ------ ---------- ----------
1998, through May 12........................ $1.691 $1.611   $1.657     $1.635
1997........................................ $ 1.71 $ 1.49   $ 1.60     $ 1.64
1996........................................ $ 1.62 $ 1.50   $ 1.57     $ 1.53
1995........................................ $ 1.64 $ 1.46   $ 1.57     $ 1.62
1994........................................ $ 1.59 $ 1.46   $ 1.50     $ 1.49
1993........................................ $ 2.00 $ 1.42   $ 1.68     $ 1.51

--------
(1)The average of the Noon Buying Rates on the last business day of each month during the relevant period.

                         T&N AND FEL-PRO ACQUISITIONS

  As part of its strategy to expand its core competencies in manufacturing and distribution, Federal-Mogul acquired T&N and Fel-Pro, two other significant automotive parts manufacturers and distributors, in March and February 1998, respectively.

THE T&N ACQUISITION

  On March 6, 1998, Federal-Mogul acquired T&N for total consideration of approximately (Pounds)1.46 billion ($2.42 billion, converted at a blended exchange rate of 1 pound sterling to 1.6510 U.S. dollars). T&N, headquartered in Manchester, England, manufactures and supplies high technology engineered automotive components and industrial materials. In 1997, T&N had sales of approximately (Pounds)1.80 billion ($2.95 billion) with about 80% of such sales relating to the world automotive industry. At the time of its acquisition, T&N's major product lines consisted of piston products, bearings, friction products, composites and camshafts (incorporating sintered products) and sealing products and it was active in both the original equipment and the aftermarket markets. T&N operated in approximately 200 locations in 24 countries, employed over 28,000 people worldwide and served customers in more than 150 countries. T&N's assets included technical centers in the U.K. and Germany and North America.

  In connection with securing regulatory approvals for the acquisition of T&N, Federal-Mogul agreed with the FTC to divest the T&N Bearings Business. See "Business--Reorganization" and "Unaudited Pro Forma Financial Data." The T&N Bearings Business accounted for approximately $393.1 million of T&N's 1997 revenues and employed approximately 4,000 people.

THE FEL-PRO ACQUISITION

  On February 24, 1998, Federal-Mogul acquired Fel-Pro, a group of privately-owned automotive parts manufacturers headquartered in Skokie, Illinois. The total consideration paid for Fel-Pro was approximately $717 million, which included 1,030,325.6 shares of Federal-Mogul Series E Mandatory Exchangeable Preferred Stock with an imputed value of $225 million and approximately $492 million in cash.

  Fel-Pro is a leading gaskets manufacturer for the North American aftermarket and OE heavy duty market. In 1997, Fel-Pro had sales of approximately $500 million. At the time of its acquisition, Fel-Pro's primary product lines consisted of gaskets, heavy duty diesel engine products, diesel products, high performance gaskets and other equipment and chemical products. Fel-Pro's gasket sales for 1997 were approximately $350 million and included a full range of automotive, heavy duty, marine and performance gaskets. Fel-Pro had more than 2,700 employees in 16 locations. Its gasket facilities are located in Illinois, Michigan, Canada and Mexico. Federal-Mogul is in the process of reselling Fel-Pro's chemical manufacturing operations (representing approximately $32.8 million of Fel-Pro's 1997 net sales and $2.6 million of Fel-Pro's 1997 net income). Excluding intercompany items, net assets of Fel-Pro Chemical were $12.2 million as of December 31, 1997.

STRATEGIC RATIONALE FOR THE ACQUISITIONS

  The principal benefits to Federal-Mogul from the acquisitions of T&N and Fel-Pro are as follows:

  . Establishing Federal-Mogul as a highly competitive first tier worldwide automotive supplier.

  . Expanding Federal-Mogul's manufactured product portfolio to offer complete systems and modules.

  . Enhancing Federal-Mogul's position as a global supplier of engine and transmission parts.

  . Reinforcing Federal-Mogul's ability to provide high quality service to both its original equipment and aftermarket customers.

  . Extending Federal-Mogul's international presence and accelerating its worldwide aftermarket growth.

  Federal-Mogul expects significant synergies and operating efficiencies to be achieved as a result of the acquisitions of T&N and Fel-Pro. Federal-Mogul has announced that it intends, in connection with its targeted synergies, to incur restructuring charges and related costs of $205 million, which is moderately less than the annual level of synergy benefits anticipated in the year 2000. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

FINANCING OF THE ACQUISITIONS

  The acquisition of T&N was funded primarily through a $2.75 billion floating rate Senior Credit Agreement (as hereinafter defined) (consisting of a $2.35 billion term loan facility and a $400 million revolving loan facility) and a $500 million floating rate Senior Subordinated Credit Agreement (as hereinafter defined). The senior term loan facility was reduced to $2.275 billion effective as of March 11, 1998. The entire amount of the senior term loan facility, as well as the entire amount of the senior subordinated credit facility, have been drawn down. These credit facilities also refinanced Federal-Mogul's $350 million indebtedness under a revolving credit facility (which had been used to finance the acquisition of Fel-Pro) and $150 million of other indebtedness incurred in the acquisition of Fel-Pro. It is anticipated that the net proceeds to Federal-Mogul from the Offerings will be used to prepay the entire outstanding principal amount of the Senior Subordinated Loans ($500 million), with the balance of the net proceeds used to repay a portion of the Interim Loans (the outstanding principal balance of which is $925 million at May 12, 1998). See "Use of Proceeds" and "Description of Certain Indebtedness."

  Additional funds for the acquisition of T&N were obtained through the sale in December 1997 of 11,500,000 7% Trust Convertible Preferred Securities (generating gross proceeds of $575 million) by Federal-Mogul Financing Trust, a subsidiary of Federal-Mogul which invested the net proceeds of that offering in 7% Convertible Junior Subordinated Debentures of Federal-Mogul. See "Description of Capital Stock--Trust Preferred Securities." Federal-Mogul also issued 1,030,325.6 shares of Series E Mandatory Exchangeable Preferred Stock, with an imputed value of $225 million, as partial consideration for the acquisition of Fel-Pro. See "Description of Capital Stock--Series E Mandatory Exchangeable Preferred Stock."

                   PRICE RANGE OF COMMON STOCK AND DIVIDENDS

  Federal-Mogul Common Stock is listed on the NYSE under the symbol "FMO."

  The following table sets forth the reported high and low sale prices per share for the Common Stock on the New York Stock Exchange Composite Tape and the cash dividends declared on the Common Stock for such periods:

                                                   PRICE RANGE
                                               ------------------- DIVIDENDS PER
                                                 HIGH       LOW    COMMON SHARE
                                               --------- --------- -------------
1996
  First Quarter............................... $20 7/8   $17 3/8        $.12
  Second Quarter..............................  19 7/8    17 7/8         .12
  Third Quarter...............................  22 1/2    16 1/4         .12
  Fourth Quarter..............................  24 1/2    20 3/8         .12
1997
  First Quarter...............................  26 3/4    21 5/8         .12
  Second Quarter..............................  35 3/8    24 1/2         .12
  Third Quarter...............................  39 15/16  32 3/4         .12
  Fourth Quarter..............................  47 5/8    36 3/4         .12
1998
  First Quarter...............................  54 3/8    39             .12
  Second Quarter (through May 12, 1998).......  66 7/8    53 15/16     .0025(1)

--------

(1) Declared but not yet paid.

  On May 12, 1998, the reported last sale price of the Common Stock on the NYSE was $63 15/16 per share. On that date, there were approximately 9,100 shareholders of record of Common Stock.

  Dividends on the Common Stock of Federal-Mogul are payable at the discretion of Federal-Mogul's Board of Directors out of funds legally available therefor. The Board of Directors has declared a cash dividend payable in the second quarter of 1998 in the amount of one-quarter cent per share of Common Stock. The record date for this dividend will be May 29, 1998, and thus Common Stock sold in the Offerings will not entitle holders to receive such dividend. Management presently intends to retain future earnings for working capital, in accordance with Federal-Mogul's growth strategy, and therefore anticipates paying dividends at a comparable level in the foreseeable future. In addition, the Credit Agreements contain certain limits upon dividends. See "Description of Certain Indebtedness."

                                CAPITALIZATION

  The following table sets forth the consolidated capitalization of Federal-Mogul at March 31, 1998, and as adjusted to reflect the Offerings by Federal-Mogul.

                                                              MARCH 31, 1998
                                                             ------------------
                                                                          AS
                                                              ACTUAL   ADJUSTED
                                                             --------  --------
                                                                (DOLLARS IN
                                                                 MILLIONS)
Short-term debt:
  Subordinated notes........................................ $  500.0  $    --
  Other short-term debt(1)..................................    337.8     337.8
                                                             --------  --------
    Total short-term debt...................................    837.8     337.8
                                                             --------  --------
Long-term debt:
  Revolving credit facility................................. $   55.0  $   55.0
  Medium-term notes.........................................    125.0     125.0
  Senior notes..............................................    125.0     125.0
  ESOP obligation...........................................     15.2      15.2
  Senior loans..............................................  1,879.7   1,777.8
  Other.....................................................     73.8      73.8
                                                             --------  --------
    Total long-term debt(2).................................  2,273.7   2,171.8
Minority interest-preferred securities of affiliate(3)......    575.0     575.0
Shareholders' equity:
  Series C ESOP Convertible Preferred Stock.................     48.1      48.1
  Series E Mandatory Exchangeable Preferred Stock...........    225.0     168.1
  Common stock..............................................    202.4     202.5
  Additional paid-in capital................................    327.3     986.0
  Accumulated deficit(4)(5).................................   (130.8)   (130.8)
  Unearned ESOP compensation................................    (21.7)    (21.7)
  Accumulated other comprehensive income....................    (61.5)    (61.5)
  Other.....................................................     (2.8)     (2.8)
                                                             --------  --------
    Total shareholders' equity..............................    586.0   1,187.9
                                                             --------  --------
Total capitalization........................................ $4,272.5  $4,272.5
                                                             ========  ========

--------
(1) Other short-term debt includes current maturities of long-term debt.

(2) Less current maturities included in short-term debt.

(3) This consists of Federal-Mogul-obligated 7% Trust Convertible Preferred Securities of Federal-Mogul Financing Trust. Substantially all of the assets of Federal-Mogul Financing Trust consist of the 7% Convertible Junior Subordinated Debentures of Federal-Mogul.

(4) Does not include an extraordinary loss (net of tax) of approximately $19 million resulting from a contractual penalty incurred in April 1998 in connection with the prepayment of T&N private placement debt.

(5) Excludes the extraordinary loss (net of tax) from the early retirement of debt of approximately $5.1 million resulting from the use of proceeds of the Offerings.

                      UNAUDITED PRO FORMA FINANCIAL DATA

   Federal-Mogul completed its cash offer to acquire T&N on March 6, 1998. The acquisition has been accounted for using the purchase method of accounting. The total consideration paid of approximately (Pounds)1.46 billion ($2.42 billion, converted at a blended exchange rate of 1 pound sterling to 1.6510 U.S. dollars) was funded primarily through a $2.75 billion floating rate Senior Credit Agreement (consisting of a $2.35 billion (reduced to $2.275 billion effective as of March 11, 1998) term loan facility, $1.8 billion of which was drawn down, and a $400 million revolving loan facility) and a $500 million floating rate Senior Subordinated Credit Agreement (the full amount of which was drawn down), each from a syndicate led by Chase. These credit facilities also refinanced the borrowings used to finance the cash portion of the purchase price for Fel-Pro. Additional funds for the acquisition of T&N were obtained through the December 1997 sale of 7% Trust Convertible Preferred Securities (generating gross proceeds of $575 million) by Federal-Mogul Financing Trust, a subsidiary of the Company. The Company intends to put into place a permanent capital structure with an appropriate combination of debt and equity which will partially replace the Senior Credit Agreement and Senior Subordinated Credit Agreement debt.

   Federal-Mogul completed the acquisition of Fel-Pro, for approximately $717 million, on February 24, 1998. The acquisition has been accounted for using the purchase method of accounting. The purchase price consists of 1,030,325.6 shares of newly issued Series E Stock (exchangeable into 5,151,628 shares of Common Stock) with an imputed value of $225 million and $492 million in cash. The cash was provided through an existing revolving credit facility provided by a syndicate led by Chase and three short-term loans, each in the amount of $50 million, from Chase, ABN Amro Bank NV and First Chicago NBD Bank, respectively.

  The estimated cost of the acquisitions of Fel-Pro and T&N are computed as follows:

                                                             FEL-
                                                             PRO     T&N
                                                            ------ --------
                                                               (DOLLARS
                                                             IN MILLIONS)
      Cash................................................. $491.8 $2,434.2
      Series E Mandatory Exchangeable Preferred Stock......  225.0      --
      Expected proceeds from exercisable options...........    --     (52.6)
      Direct transaction costs.............................     .9     29.3
                                                            ------ --------
      Estimated acquisition cost........................... $717.7 $2,410.9
                                                            ====== ========

  The pro forma preliminary allocations of the purchase price of the acquisitions of Fel-Pro and T&N are expected to be as follows:

                                                           FEL-
                                                           PRO      T&N
                                                          ------  --------
                                                             (DOLLARS
                                                           IN MILLIONS)
      Current assets..................................... $173.1  $1,087.6
      Liabilities assumed(1)............................. (133.1) (3,143.9)
      Property, plant and equipment......................  110.2   1,055.4
      Identifiable intangible assets.....................   16.7     315.7
      Other noncurrent assets............................   31.4     525.9
      Purchased research and development.................    --       18.6
      Goodwill...........................................  519.4   1,990.7
      Estimated fair value of T&N Bearings Business (see
       below)............................................    --      560.9
                                                          ------  --------
          Total.......................................... $717.7  $2,410.9
                                                          ======  ========

--------

(1) Includes an increase of $329 million to adjust the acquired asbestos liability to estimated fair value and an increase of $124 million to adjust the acquired income tax liability in relation to the anticipated gain on the sale of the T&N Bearings Business.

  In connection with securing regulatory approvals for the acquisition of T&N, Federal-Mogul executed an Agreement Containing Consent Order with the FTC on February 27, 1998. Pursuant to this agreement Federal-Mogul must divest the T&N Bearings Business within six months after the FTC declares the consent order final and must provide for independent management of the T&N Bearings Business pending such divestiture. The assets to be divested consist principally of T&N's thinwall and dry bearings (polymer bearings) operations. The agreement stipulates that the T&N Bearings Business is to be maintained as a viable, independent competitor of Federal-Mogul and that Federal-Mogul shall not attempt to direct the activities of, or exercise control over, the T&N Bearings Business or have contact with the T&N Bearings Business outside of normal business activities.

  Federal-Mogul has separately identified the estimated effect of the divestiture of the T&N Bearings Business in the unaudited pro forma statement of operations and balance sheet. The estimated net cash flows from operations of the T&N Bearings Business from March 6, 1998 to the date of sale, the interest expense on debt incurred during this period and the proceeds from the sale will be accounted for as adjustments to the purchase price of T&N. Proceeds are estimated to be between $500 and $650 million, calculated using multiples of earnings similar to recent automotive industry transactions. An amount within the low end of this range has been used in the pro forma financial information. There can be no assurance that the actual proceeds received from the disposition will fall within the estimated range.

  The unaudited pro forma statement of operations for the year ended December 31, 1997, has been prepared to illustrate the effect of the acquisitions of T&N and Fel-Pro as if they had occurred on January 1, 1997. The unaudited pro forma statement of operations includes only the results of ongoing operations and excludes such impacts as extraordinary items, items relating to the acquisitions and synergies and expected cost savings associated with the integration of the acquisitions. The unaudited pro forma balance sheet as of December 31, 1997, has been prepared to illustrate the effect of the acquisitions of T&N and Fel-Pro as if they had occurred on that date. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Overview."

  The unaudited pro forma financial information gives effect to the acquisition transactions using the purchase method of accounting. The pro forma adjustments are described in the accompanying notes to the unaudited pro forma financial information and are based upon preliminary available information and upon certain assumptions made by management of Federal-Mogul. Accordingly, the pro forma adjustments reflected in the unaudited pro forma financial information are preliminary and subject to revision. Such revision could be material.

  The unaudited pro forma financial information is presented for illustrative purposes only and is not necessarily indicative of the financial position or results of operations which may occur in the future or that would have occurred had the acquisitions of T&N and Fel-Pro been consummated on the dates indicated, nor are they necessarily indicative of Federal-Mogul's future results of operations or financial position. The unaudited pro forma financial information should be read in conjunction with the audited consolidated financial statements of Federal-Mogul, as well as the audited financial statements of the acquired companies.

                UNAUDITED PRO FORMA STATEMENT OF OPERATIONS

                      (YEAR ENDED DECEMBER 31, 1997)

                           FEDERAL-                        DISPOSITION OF      T&N         FEL-PRO
                            MOGUL       T&N      FEL-PRO    T&N BEARINGS    PRO FORMA     PRO FORMA    PRO FORMA
                          HISTORICAL HISTORICAL HISTORICAL    BUSINESS     ADJUSTMENTS   ADJUSTMENTS   COMBINED
                          ---------- ---------- ---------- --------------  -----------   -----------   ---------
                                           (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
Sales...................   $1,806.6   $2,948.4    $489.3      $(393.1)(a)    $ (15.3)(b)   $(11.9)(i)  $4,824.0
Cost of products sold...    1,381.8    2,187.6     268.5       (295.4)(a)       (0.9)(c)     (6.9)(j)   3,534.7
                           --------   --------    ------      -------        -------       ------      --------
Gross margin............      424.8      760.8     220.8        (97.7)         (14.4)        (5.0)      1,289.3
Selling general and
 administrative
 expenses...............      286.2      500.3     173.8        (46.1)(a)       58.9 (d)     13.0 (k)     986.1
Restructuring charges
 (credits)..............       (1.1)       --        --           --             --           --           (1.1)
Reengineering and other
 related charges
 (benefits).............       (1.6)       --        --           --             --           --           (1.6)
Adjustment of assets
 held for sale to fair
 value..................        2.4        --        --           --             --           --            2.4
Interest expense........       32.0       60.5       --         (16.9)(a)      148.5 (e)     38.2 (l)     262.3
Interest income.........       (7.1)     (17.9)      --           2.3 (a)       13.7 (f)      --           (9.0)
International currency
 exchange losses........        0.6        4.4       --          (0.3)(a)        --           --            4.7
British pound currency
 option, net............       10.5        --        --           --             --           --           10.5
Gain on sale of
 Kolbenschmidt AG share
 purchase options.......        --       (21.7)      --           --             --           --          (21.7)
Other (income) expense,
 net....................        3.4      (14.5)      --          (1.3)(a)       36.9 (g)      --           24.5
                           --------   --------    ------      -------        -------       ------      --------
  Earnings before income
   taxes, extraordinary
   item and nonrecurring
   charges..............       99.5      249.7      47.0        (35.4)        (272.4)       (56.2)         32.2
Income tax expense
 (benefit)..............       27.5      159.3      25.5         (9.4)(a)      (85.2)(h)    (24.2)(m)      93.5
                           --------   --------    ------      -------        -------       ------      --------
  Net earnings (loss)
   before extraordinary
   item and nonrecurring
   charges..............   $   72.0   $   90.4    $ 21.5      $ (26.0)       $(187.2)      $(32.0)     $  (61.3)
                           ========   ========    ======      =======        =======       ======      ========
Earnings (loss) per com-
 mon share:
  Basic.................   $   1.81                                                                    $  (2.16)
  Diluted...............   $   1.67                                                                    $  (2.16)
Weighted average shares
 outstanding (thou-
 sands):
  Basic.................     36,647                                                                      36,647
                           ========                                                                    ========
  Diluted...............     41,854                                                                      36,647
                           ========                                                                    ========

         NOTES TO THE UNAUDITED PRO FORMA STATEMENT OF OPERATIONS

               (DOLLARS IN MILLIONS UNLESS OTHERWISE NOTED)

RELATING TO THE DIVESTITURE OF THE T&N BEARINGS BUSINESS:

(a) To eliminate the historical statement of operations of the T&N Bearings Business.

RELATING TO THE PURCHASE OF T&N:

(b) To eliminate intercompany sales between Federal-Mogul and T&N.

(c) To reflect the net effect of the following adjustments:

      Increase in depreciation expense relating to the adjustment of property, plant and equipment acquired to estimated fair value
       (to be depreciated over an average period of 14 years)...........  $ 5.4
      Elimination of intercompany cost of products sold between Federal-
       Mogul and T&N....................................................  (15.3)
      Elimination of profit in ending inventory on intercompany sales
       between Federal-Mogul and T&N....................................    0.8
      Increase in pension expense--elimination of amortization of de-
       ferred gain......................................................    8.7
      Decrease in postretirement benefits expense--elimination of
       amortization of deferred loss....................................   (0.5)
                                                                          -----
                                                                          $(0.9)
                                                                          =====

(d) To reflect the net effect of the following adjustments:

      Amortization of additional goodwill resulting from the purchase
       of T&N (to be amortized over a period of 40 years).............   $  43.0
      Amortization of other identifiable intangible assets acquired to estimated fair value (to be amortized over periods from 10 to
       24 years)......................................................      15.9
                                                                         -------
                                                                         $  58.9
                                                                         =======

(e) To reflect the net effect of the following adjustments:

      Increase in interest expense relating to the net debt incurred for the net purchase of T&N (see unaudited pro forma balance
       sheet footnote 1)..............................................   $ 148.2
      Reduction in historical interest expense of T&N relating to the
       elimination of historical outstanding debt.....................     (23.4)
      Amortization of debt issuance costs (to be amortized over a
       period of 12 to 96 months).....................................      23.7
                                                                         -------
                                                                         $ 148.5
                                                                         =======

(f) To reflect the net effect of the following adjustments:

      Reduction in interest income as a result of the use of existing cash balances of Federal-Mogul to finance a portion of the T&N
       transaction....................................................   $   2.2
      Reduction in interest income as a result of the use of existing
       cash balances of T&N...........................................      11.5
                                                                         -------
                                                                         $  13.7
                                                                         =======

(g) To record an additional eleven months of minority interest-preferred securities of affiliates expense.

(h) To record the income tax effects of the statement of operations adjustments.

RELATING TO THE PURCHASE OF FEL-PRO:

(i) To eliminate intercompany sales between Federal-Mogul and Fel-Pro

(j) To reflect the net effect of the following adjustments:

      Increase in depreciation expense relating to the adjustment of property, plant and equipment acquired to estimated fair value
       (to be depreciated over an average period of 10 years).........   $   3.0
      Elimination of intercompany cost of products sold between
       Federal-Mogul and Fel-Pro......................................     (11.9)
      Elimination of profit in ending inventory on intercompany sales between Federal-Mogul and
       Fel-Pro........................................................       0.6
      Increase in postretirement benefits expense--elimination of
       amortization of deferred loss..................................       1.4
                                                                         -------
                                                                         $  (6.9)
                                                                         =======

(k) To record the amortization of goodwill resulting from the purchase of Fel-
    Pro (to be amortized over a period of 40 years)

(l) To record interest expense relating to the debt incurred for the purchase of Fel-Pro

(m) To record the income tax effects of the statement of operations adjustments

  The unaudited pro forma statement of operations discloses the income (loss)
from continuing operations before nonrecurring charges directly attributable to the transactions. The following nonrecurring charges were not considered in the unaudited pro forma statement of operations:
        Penalty for early retirement of private placement debt of T&N.   $  25.0
        Estimated purchased research and development costs............      18.6
        Adjustment of inventory to estimated fair value...............      11.0
                                                                         -------
                                                                         $  54.6
                                                                         =======

        Net earnings before extraordinary item and non-recurring
         charges......................................................   $ (61.3)
        Less: Series C preferred dividend requirement.................      (2.4)
        Less: Series D preferred dividend requirement.................      (3.1)
        Less: Series E preferred dividend requirement.................     (12.3)
                                                                         -------
      Net earnings available to common shareholders before
       extraordinary item and non-recurring charges...................   $ (79.1)
                                                                         =======
      Weighted average common shares outstanding......................    36,647
                                                                         =======
      Loss per share--basic and diluted...............................   $ (2.16)
                                                                         =======

Loss per share as calculated for the pro forma combined entity:

                     UNAUDITED PRO FORMA BALANCE SHEET

                            (DECEMBER 31, 1997)

                                                           DISPOSITION
                           FEDERAL-                             OF             T&N           FEL-PRO
                            MOGUL       T&N      FEL-PRO   T&N BEARINGS     PRO FORMA       PRO FORMA     PRO FORMA
                          HISTORICAL HISTORICAL HISTORICAL   BUSINESS      ADJUSTMENTS     ADJUSTMENTS    COMBINED
                          ---------- ---------- ---------- ------------    -----------     -----------    ---------
Cash and equivalents....   $  541.4   $  319.2    $  --      $  (38.0)(28)  $ (765.3)(1)     $ (0.9)(15)  $   56.4
Accounts receivable.....      158.9      458.8      83.4        (49.4)(28)      (2.6)(2)       (4.2)(16)     645.0
Investment in accounts
 receivable
 securitization.........       48.7        --        --           --             --             --            48.7
Inventories.............      277.0      365.1      61.0        (42.3)(28)      10.2 (3)       23.4 (17)     694.4
Prepaid expenses and
 income tax benefits....      113.2       58.2       4.7         (5.8)(28)      10.7 (4)        2.2 (18)     183.1
                           --------   --------    ------     --------       --------         ------       --------
    Total current
     assets.............    1,139.2    1,201.3     149.1       (135.5)        (747.0)          20.5        1,627.6
Property, plant and
 equipment..............      313.9    1,089.5      80.6       (109.4)(28)      75.4 (5)       29.6 (19)   1,479.6
Goodwill................      143.8      342.2       --         (66.8)(28)   1,715.0 (6)      519.4 (20)   2,653.6
Other intangible assets.       48.4       17.9      16.7          --           297.8 (7)        --           380.8
Business investments and
 other assets...........      156.8      469.2      23.7        (74.9)(28)     161.5 (8)        7.7 (21)     744.0
                           --------   --------    ------     --------       --------         ------       --------
    Total assets........   $1,802.1   $3,120.1    $270.1     $ (386.6)      $1,502.7         $577.2       $6,885.6
                           ========   ========    ======     ========       ========         ======       ========
Short-term debt.........   $   28.6   $  125.4    $  --      $   (0.5)(28)  $    --           $ --        $  153.5
Accounts payable........      102.3      326.3      22.7        (38.5)(28)      (2.6)(2)       (2.0)(22)     408.2
Accrued compensation....       36.8       57.6      24.1        (10.9)(28)       --             --           107.6
Accrued customer
 incentives.............       22.4        --       10.5          --             --             --            32.9
Restructuring reserves..       31.5        --        --           --           150.0 (9)       15.0 (23)     196.5
Current portion of
 asbestos liability.....        --       101.3       --           --             --             --           101.3
Other accrued
 liabilities............      108.0      305.3      19.4        (22.0)(28)       --             --           410.7
                           --------   --------    ------     --------       --------         ------       --------
    Total current
     liabilities........      329.6      915.9      76.7        (71.9)         147.4           13.0        1,410.7
Long-term debt..........      273.1      469.5       --          (2.1)(28)   1,220.4 (1)      491.8 (15)   2,452.7
Postemployment benefits.      190.9      223.7      46.8        (12.3)(28)       6.4 (10)     (18.0)(24)     437.5
Noncurrent portion of
 asbestos liability.....        --       948.7                    --           329.0 (11)       --         1,277.7
Other accrued
 liabilities............       64.2       53.8       6.6        (43.5)(28)      53.7 (12)       6.0 (25)     140.8
                           --------   --------    ------     --------       --------         ------       --------
    Total liabilities...      857.8    2,611.6     130.1       (129.8)       1,756.9          492.8        5,719.4
Minority interest-
 preferred securities of
 affiliates.............      575.0        --        --           --             --             --           575.0
Minority interest,
 other..................        --        42.0       --           --             --             --            42.0
Series C ESOP preferred
 stock..................       49.0        --        --           --             --             --            49.0
Series E preferred
 stock..................        --         --                     --                          225.0 (26)     225.0
Common stock............      201.0      361.1       --           --          (361.1)(13)       --           201.0
Additional paid-in
 capital................      332.6        4.4       --           --            (4.4)(13)       --           332.6
Retained earnings
 (Accumulated deficit),
 currency translation
 and other..............     (191.5)     101.0     140.0       (256.8)(28)     111.3 (14)    (140.6)(27)    (236.6)
Unearned ESOP
 compensation...........      (21.8)       --        --           --             --             --           (21.8)
                           --------   --------    ------     --------       --------         ------       --------
    Total equity........      369.3      466.5     140.0       (256.8)        (254.2)          84.4          549.2
                           --------   --------    ------     --------       --------         ------       --------
                           $1,802.1   $3,120.1    $270.1     $ (386.6)      $1,502.7         $577.2       $6,885.6
                           ========   ========    ======     ========       ========         ======       ========

          See accompanying notes to Unaudited Pro Forma Balance Sheet.

                NOTES TO THE UNAUDITED PRO FORMA BALANCE SHEET

               (DOLLARS IN MILLIONS UNLESS OTHERWISE NOTED)

RELATING TO THE PURCHASE OF T&N:

 (1) To reflect the net effect of the following adjustments:

                                                               CASH      DEBT
                                                             --------  --------
      Proceeds from the issuance of debt...................  $2,300.0  $2,300.0
      Acquisition of T&N shares............................  (2,434.2)      --
      Payoff of existing T&N debt..........................    (469.5)   (469.5)
      Cash used from T&N asbestos fund to pay down debt....    (130.0)   (130.0)
      Proceeds from the exercise of T&N stock options at
       close...............................................      52.6       --
      Estimated proceeds from sale of the T&N Bearings
       Business............................................     560.9       --
      Pay down debt and other liabilities using proceeds
       from sale of the T&N Bearings Business..............    (560.9)   (436.6)
      Proceeds from sale of Kolbenschmidt AG share purchase
       options.............................................      43.5       --
      Pay down debt using proceeds from sale of
       Kolbenschmidt AG share purchase options.............     (43.5)    (43.5)
      Debt issuance costs..................................     (32.2)
      Other fees...........................................     (27.0)
      Penalty for early retirement of private placement
       debt of T&N.........................................     (25.0)
                                                             --------  --------
                                                             $ (765.3) $1,220.4
                                                             ========  ========

 (2) To eliminate intercompany accounts receivable and accounts payable between Federal-Mogul and T&N

 (3) To reflect the net effect of the following adjustments:

      Adjustment of inventories acquired to estimated fair value......... $11.0
      Elimination of intercompany profit in ending inventory.............  (0.8)
                                                                          -----
                                                                          $10.2
                                                                          =====

 (4) To record the current deferred income tax effects of the balance sheet adjustments

 (5) To adjust property, plant and equipment acquired to estimated fair value

 (6) To record estimated acquired goodwill as the excess of the preliminary purchase price paid and estimated costs incurred relating to the acquisition over the estimated fair value of identifiable net assets acquired

 (7) To adjust other identifiable intangible assets acquired to estimated fair value

 (8) To reflect the net effect of the following adjustments:

      Adjustment of pension assets acquired to estimated fair value.... $131.6
      Debt issuance costs..............................................   32.2
      Other............................................................   (2.3)
                                                                        ------
                                                                        $161.5
                                                                        ======

 (9) To provide for estimated severance and exit costs relating to T&N

(10) To adjust postemployment benefit liabilities acquired to estimated fair value

(11) To record estimated fair value of the acquired asbestos liability

(12) To reflect the net effect of the following adjustments:

      Estimated fair value of reserves for returns, allowances and environmental..................................................... $41.3
      Adjustment of the noncurrent deferred income tax asset for pro forma balance sheet adjustments...................................  12.4
                                                                          -----
                                                                          $53.7
                                                                          =====

(13) To eliminate the historical common stock and additional paid in capital of T&N

(14) To reflect the net effect of the following adjustments:

      Elimination of historical retained earnings of T&N, net of the
       T&N Bearings Business........................................... $155.6
      Penalty for early retirement of private placement debt of T&N....  (25.0)
      Estimated purchased research and development costs...............  (18.6)
      Elimination of the profit in ending inventory on intercompany
       sales between Federal-Mogul and T&N.............................   (0.7)
                                                                        ------
                                                                        $111.3
                                                                        ======

RELATING TO THE PURCHASE OF FEL-PRO:

(15) To reflect the net effect of the following adjustments:

                                                                  CASH    DEBT
                                                                 ------  ------
      Proceeds from the issuance of debt........................ $491.8  $491.8
      Acquisition of Fel-Pro.................................... (491.8)    --
      Other fees................................................    (.9)    --
                                                                 ------  ------
                                                                 $  (.9) $491.8
                                                                 ======  ======

(16) To reflect the net effect of the following adjustments:

      Elimination of intercompany accounts receivable.................... $(2.0)
      Increase in allowance for doubtful accounts........................  (2.2)
                                                                          -----
                                                                          $(4.2)
                                                                          =====

(17) To reflect the net effect of the following adjustments:

      Adjustment of inventories acquired to estimated fair value......... $24.0
      Elimination of intercompany profit in ending inventory.............  (0.6)
                                                                          -----
                                                                          $23.4
                                                                          =====

(18) To record the current deferred income tax effects of the balance sheet adjustments

(19) To adjust property, plant and equipment acquired to estimated fair value

(20) To record estimated acquired goodwill as the excess of the preliminary purchase price paid and estimated costs incurred relating to the acquisition over the estimated fair value of identifiable net assets acquired

(21) To record the noncurrent deferred income tax effects of the balance sheet adjustments

(22) To eliminate intercompany accounts payable between Federal-Mogul and Fel-
     Pro

(23) To provide for estimated severance and exit costs relating to Fel-Pro

(24) To adjust postemployment benefits acquired to estimated fair value

(25) To record the estimated fair value reserves for returns, allowances and environmental

(26) To record the issuance of Series E Mandatory Exchangeable Preferred Stock, exchangeable into Common Stock, to the former owners of Fel-Pro

(27) To reflect the net effect of the following adjustments:

      Elimination of the historical equity of Fel-Pro................. $(140.0)
      Elimination of intercompany profit in ending inventory..........     (.6)
                                                                       -------
                                                                       $(140.6)
                                                                       =======

RELATING TO THE DIVESTITURE OF THE T&N BEARINGS BUSINESS:

(28) To eliminate the historical balance sheet of the T&N Bearings Business. The estimated effects of the sale of the T&N Bearings Business are located in the T&N pro forma adjustments.

              SELECTED CONSOLIDATED FINANCIAL DATA--FEDERAL-MOGUL

  The following selected historical consolidated financial information of Federal-Mogul with respect to each year in the three-year period ended December 31, 1997 is derived from the Federal-Mogul Audited Financial Statements. Such consolidated financial statements have been audited by Ernst & Young LLP, independent certified public accountants. The unaudited financial information for the three-month periods ended March 31, 1998 and 1997 have been derived from the Federal-Mogul Unaudited Financial Statements. The Federal-Mogul Unaudited Financial Statements are unaudited, but in the opinion of management, reflect all adjustments necessary for a fair presentation of such information. The selected consolidated financial information provided below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations--Federal-Mogul" and the consolidated financial statements of Federal-Mogul and the notes thereto included elsewhere in this Prospectus Supplement.

                                                        THREE MONTHS ENDED
                                                            MARCH 31,
                           YEAR ENDED DECEMBER 31,         (UNAUDITED)
                          ----------------------------  -------------------
                            1997      1996      1995     1998(1)     1997
                          --------  --------  --------  ---------  --------
                             (DOLLARS IN MILLIONS, EXCEPT PER SHARE
                                            AMOUNTS)
CONSOLIDATED STATEMENT
 OF OPERATIONS DATA:
Net sales...............  $1,806.6  $2,032.7  $1,999.8  $   658.0  $  485.6
Costs of products sold..   1,381.8   1,660.5   1,602.2      496.7     373.5
                          --------  --------  --------  ---------  --------
Gross margin............     424.8     372.2     397.6      161.3     112.1
Selling, general and
 administrative
 expenses...............    (286.2)   (333.8)   (299.3)    (108.2)    (78.4)
Purchased in-process
 research and
 development charge.....       --        --        --       (18.6)      --
Gain on sales of
 businesses.............       --        --       24.0        --        --
Restructuring (charges)
 credits................       1.1     (57.6)    (26.9)     (10.5)      --
Reengineering and other
 related (charges)
 credits................       1.6     (11.4)    (13.9)       --        --
Adjustment of assets
 held for sale to fair
 value and
 other long lived
 assets.................      (2.4)   (151.3)    (51.8)     (20.0)      --
Interest expense........     (32.0)    (42.6)    (37.3)     (15.5)     (9.8)
Interest income.........       7.1       2.9       9.6        6.7       0.7
International currency
 exchange losses........      (0.6)     (3.7)     (2.9)      (1.1)     (0.1)
British pound currency
 option and foreign
 contract, net..........     (10.5)      --        --        13.3       --
Other expense, net......      (3.4)     (3.4)     (2.4)      (5.8)     (2.0)
                          --------  --------  --------  ---------  --------
   Earnings (Loss)
    before income taxes
    and extraordinary
    item................      99.5    (228.7)     (3.3)       1.6      22.5
Income tax expense
 (benefit)..............      27.5     (22.4)      2.5        8.8       8.6
                          --------  --------  --------  ---------  --------
   Net Earnings (Loss)
    before extraordinary
    item................      72.0    (206.3)     (5.8)      (7.2)     13.9
                          ========  ========  ========  =========  ========
Extraordinary item--loss
 on early retirement of
 debt, net of applicable
 income tax benefit.....      (2.6)      --        --         --        --
                          --------  --------  --------  ---------  --------
   Net Earnings (Loss)..      69.4    (206.3)     (5.8)      (7.2)     13.9
Preferred dividends.....       5.5       8.7       8.9        0.8       2.1
                          --------  --------  --------  ---------  --------
   Net Earnings (Loss)
    Available to Common
    Shareholders........  $   63.9  $ (215.0) $  (14.7) $    (8.0) $   11.8
                          ========  ========  ========  =========  ========
Dividends declared per
 share..................  $   0.48  $   0.48  $   0.48  $    0.12  $   0.12
                          ========  ========  ========  =========  ========
COMMON SHARE SUMMARY
 (DILUTED):
Income (loss) before
 extraordinary item.....  $   1.67  $  (6.20) $   (.42) $    (.20) $    .32
Extraordinary item......      (0.6)      --        --         --        --
                          --------  --------  --------  ---------  --------
   Net Earnings (Loss)
    Per Common Share....  $   1.61  $  (6.20) $   (.42) $    (.20) $    .32
                          ========  ========  ========  =========  ========
CONSOLIDATED BALANCE
 SHEET DATA:
Total assets............  $1,802.1  $1,455.2  $1,701.1  $ 7,398.7  $1,419.7
Short-term debt (2).....      28.6     280.1     111.9      837.8     258.7
Long-term debt..........     273.1     209.6     481.5    2,273.7     206.9
Shareholders' equity....     369.3     318.5     550.3      586.0     310.2
OTHER FINANCIAL
 INFORMATION:
EBITDA(3)...............  $  194.5  $   97.9  $  163.6  $    82.7  $   46.3
Expenditures for
 property, plant,
 equipment and other
 long term assets.......      49.7      54.2      78.5       19.5       8.4
Depreciation and
 amortization expense...      52.8      63.7      61.0       29.8      14.0

-------
(1) Reflects first time consolidation of T&N and Fel-Pro as of March 6, 1998 and February 24, 1998, respectively.
(2) Includes current maturities of long-term debt.

(3) "EBITDA" represents the sum of income before interest expense and income taxes, plus depreciation and amortization as well as nonrecurring charges including gains on the sale of businesses, restructuring and reengineering charges, adjustments of assets held for sale to fair value and other long lived assets, the net effect of British pound currency options and forward contract, and purchased in-process research and development charge. EBITDA should not be construed as a substitute for income from operations, net income or cash flow from operating activities, for the purpose of analyzing Federal-Mogul's operating performance, financial position and cash flows. The Company has presented EBITDA because it is commonly used by investors to analyze and compare companies on the basis of operating performance and to determine a company's ability to service debt.

                   SELECTED CONSOLIDATED FINANCIAL DATA--T&N

  The following selected historical consolidated financial information of T&N with respect to each year in the two-year period ended December 31, 1997 is derived from the T&N Financial Statements. The T&N Financial Statements have been audited by KPMG Audit Plc, independent certified public accountants, and are stated in accordance with U.K. GAAP. The selected consolidated financial information provided below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations--T&N" and the T&N Financial Statements included elsewhere in this Prospectus Supplement.

                                                YEAR ENDED DECEMBER 31,
                                            --------------------------------
                                                 1997             1996
T&N HISTORICAL IN U.K. GAAP                 ---------------  ---------------
                                             (POUNDS STERLING IN MILLIONS)
CONSOLIDATED PROFIT AND LOSS ACCOUNTS
 DATA:
Total turnover excluding associated
 undertakings.............................  (Pounds)1,799.1  (Pounds)1,956.0
Cost of sales.............................         (1,293.5)        (1,418.3)
Other operating expenses..................           (331.6)          (370.3)
Other, net................................             11.2           (560.2)(1)
Tax on profit (loss) on ordinary
 activities...............................            (62.8)            (8.0)
                                            ---------------  ---------------
Profit/(loss) attributable to
 shareholders.............................  (Pounds)  122.4  (Pounds) (400.8)
                                            ===============  ===============
CONSOLIDATED BALANCE SHEET DATA:
Total assets..............................  (Pounds)1,576.2  (Pounds)1,558.3
Borrowings due within one year............            103.7             77.2
Borrowings due after more than one year...            285.4            260.2
Equity shareholders' funds at end of year.            191.4            118.3
                                                YEAR ENDED DECEMBER 31,
                                            --------------------------------
                                                 1997             1996
T&N PRO FORMA IN U.S. GAAP(2)(3)            ---------------  ---------------
                                                 (DOLLARS IN MILLIONS)
STATEMENT OF OPERATIONS DATA:
Net sales.................................  $       2,948.4  $       3,055.4
Costs and expenses........................         (2,698.7)        (4,058.6)(1)
Income tax (expense) benefit..............           (159.3)           278.5
                                            ---------------  ---------------
Net earnings (loss).......................  $          90.4  $        (724.7)
                                            ===============  ===============
CONSOLIDATED BALANCE SHEET DATA:
Total assets..............................  $       3,120.1  $       3,299.5
Short-term debt...........................            125.4             68.1
Long-term debt............................            469.5            445.2
Shareholders' equity......................            466.5            456.1
OTHER FINANCIAL INFORMATION:
EBITDA(4).................................            426.9            373.1
Expenditures for property, plant,
 equipment and other long term assets.....            167.7            167.6
Depreciation and amortization expense.....            164.6            151.4

--------

(1) Includes charge for asbestos related costs of (Pounds)515 million under U.K. GAAP and $1.244 billion under U.S. GAAP.

(2) The T&N historical financial statements were prepared in accordance with U.K. GAAP, which differs in certain significant respects from U.S. GAAP (see Note 29 to the T&N Financial Statements). The following table reconciles the T&N profit/loss attributable to shareholders as reported under U.K. GAAP to net earnings/loss as stated under U.S. GAAP:

                                                     1997            1996
                                                 -------------  --------------
                                                        (IN MILLIONS)
   Profit/(loss) attributable to shareholders
    as reported under U.K. GAAP--stated in
    pound sterling.............................  (Pounds)122.4  (Pounds)(400.8)
   Converted to U.S. dollars...................  $       201.4  $       (628.4)
   U.S. GAAP adjustments (in U.S. dollars):
    Amortization of goodwill...................          (11.2)           (5.3)
    Amortization--of patents...................           (2.6)           (2.5)
    Deferred taxation--full provision..........          (67.1)          158.7
    Tax effect of other U.S. GAAP reconciling
     items.....................................            3.0           121.8
    Pension costs..............................          (11.5)          (23.7)
    Asbestos provision discount................           (0.8)         (355.9)
    Depreciation on fixed asset revaluations...            9.5             9.7
    Carrying value of investments..............          (31.6)            --
    Other......................................            2.1             2.0
    Minority interests.........................           (0.8)           (1.1)
                                                 -------------  --------------
   Net earnings (loss).........................  $        90.4  $       (724.7)
                                                 =============  ==============

(3) Operating results and balance sheet data for 1997 have been translated at a rate of 1.6453 U.S. dollars to 1 pound sterling, and 1.6488 U.S. dollars to 1 pound sterling, respectively. Operating results and balance sheet data for 1996 have been translated at a rate of 1.5680 U.S. dollars to 1 pound sterling and 1.1710 U.S. dollars to 1 pound sterling, respectively.



(4) "EBITDA" represents the sum of income before interest expense and income taxes, plus depreciation and amortization as well as nonrecurring charges including gains on the sale of businesses, the cost and gains associated with options over shares of Kolbenschmidt AG, asbestos related costs and bid costs. EBITDA should not be construed as a substitute for income from operations, net income or cash flow operating activities, for the purpose of analyzing T&N's operating performance, financial position and cash flows. The Company has presented EBITDA because it is commonly used by investors to analyze and compare companies on the basis of operating performance and to determine a company's ability to service debt.

                 SELECTED CONSOLIDATED FINANCIAL DATA--FEL-PRO

  The following selected historical consolidated financial information of Fel-Pro with respect to the years ended December 28, 1997 and December 29, 1996 is derived from the Fel-Pro Financial Statements. The Fel-Pro Financial Statements have been audited by Ernst & Young LLP, independent certified public accountants. The selected consolidated financial information provided below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations--Fel-Pro" and the Fel-Pro Financial Statements included elsewhere in this Prospectus Supplement.

                                                        YEAR ENDED   YEAR ENDED
                                                       DECEMBER 28, DECEMBER 29,
                                                           1997         1996
                                                       ------------ ------------
                                                         (DOLLARS IN MILLIONS)
STATEMENT OF OPERATIONS DATA:
Net sales............................................    $ 489.3      $ 448.0
Costs and expenses...................................     (442.3)      (408.7)
Income tax (expense) benefit.........................      (25.5)        (6.9)
                                                         -------      -------
Net earnings.........................................    $  21.5      $  32.4
                                                         =======      =======
CONSOLIDATED BALANCE SHEET DATA:
Total assets.........................................    $ 270.1      $ 261.8
Short-term debt......................................        --           --
Long-term debt.......................................        --           --
Shareholder's equity.................................      139.9        151.8
OTHER FINANCIAL INFORMATION:
EBITDA(1)............................................    $  58.4        $50.5
Expenditures for property, plant, equipment and other
 long term assets....................................       18.3         14.1
Depreciation and amortization expense................       11.5         11.3

--------

(1) "EBITDA" represents the sum of income before income taxes, plus depreciation and amortization. EBITDA should not be construed as a substitute for income from operations, net income or cash flow from operating activities, for the purpose of analyzing Fel-Pro's operating performance, financial position and cash flows. The Company has presented EBITDA because it is commonly used by investors to analyze and compare companies on the basis of operating performance and to determine a company's ability to service debt.

  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                  OPERATIONS

OVERVIEW

  Federal-Mogul is a leading global manufacturer and distributor of a broad range of vehicular components for automobiles and light trucks, heavy duty trucks, farm and construction vehicles and industrial products. The Company's principal customers include many of the world's major original equipment manufacturers of such vehicles and industrial products. The Company also manufactures and supplies its products and related parts to the aftermarket.

  The Company, which had traditionally focused on the manufacture and distribution of engine bearings and sealing systems, in 1990 began to add retail auto stores in various domestic and international locations. These geographically-dispersed stores proved burdensome to manage and resulted in substantial operating losses. In the fourth quarter of 1996, Federal-Mogul underwent a change of management, following which the Company initiated a significant restructuring program designed to refocus the Company on its core competency of manufacturing. As part of such restructuring, Federal-Mogul took the following actions: (i) closed international aftermarket distribution centers in Malaysia and Singapore; (ii) divested 72 international retail aftermarket operations and sold or restructured 25 wholesale aftermarket operations; (iii) closed its Leiters Ford, Indiana manufacturing facility and consolidated its lighting products operations in Juarez, Mexico; (iv) consolidated certain of its North American warehouse facilities; (v) consolidated its customer support functions previously housed in Phoenix, Arizona into the Company's Southfield headquarters; (vi) consolidated its European aftermarket management functions in Geneva, Switzerland into the Wiesbaden, Germany manufacturing headquarters; and (vii) streamlined certain of its administrative and operational staff functions worldwide. In addition, by the end of the first quarter of 1998, the Company expects to have successfully exited all of its retail businesses, except for Puerto Rico where the Company continues to seek a buyer.

  In connection with the restructuring, Federal-Mogul also began to pursue a growth strategy of acquiring complementary manufacturing companies that enhance Federal-Mogul's product base, expand its global manufacturing operations and provide opportunities to capitalize on Federal-Mogul's aftermarket distribution network and technological resources.

  On March 6, 1998, Federal-Mogul completed its cash offer to acquire all outstanding common stock of T&N for 260 pence per share. On February 24, 1998, Federal-Mogul acquired all the equity interests of Fel-Pro. See "T&N and Fel-Pro Acquisitions."

  The Company also acquired Bimet S.A. ("Bimet") during the first quarter of 1998 and increased its ownership in Federal-Mogul/Bruss Sealing Systems ("Summerton") and KFM Bearing Co., Ltd. ("KFM"), as well as divesting its minority interest in G. Bruss GmbH & Co. KG ("Bruss"). See notes 2 and 7 to the "Federal-Mogul Unaudited Interim Financial Statements."

  The consolidated statement of operations for the three months ended March 31, 1998 includes the operating results of T&N and Fel-Pro from their respective acquisition dates. Operating results for the T&N Bearings Business and Fel-Pro chemical business (which includes amortization expense for goodwill allocated to the businesses and interest expense relating to the holding costs of the businesses) have been excluded from the condensed consolidated statement of operations for the three months ended March 31, 1998.

                                 FEDERAL-MOGUL

                THREE MONTHS ENDED MARCH 31, 1998 COMPARED WITH
                       THREE MONTHS ENDED MARCH 31, 1997

THE FOLLOWING IS BASED ON TEXT INCLUDED IN FEDERAL-MOGUL'S QUARTERLY REPORT ON
 FORM 10-Q FILED IN RESPECT OF THE THREE-MONTH PERIOD ENDED MARCH 31, 1998 AND
                         SPEAKS AS OF THAT DATE.

RESULTS OF OPERATIONS

  Following the acquisitions of T&N and Fel-Pro, Federal-Mogul's integrated operations are being reorganized to realize synergies and effectively coordinate operations. Operations will be conducted through three manufacturing operating units corresponding to major product areas: Powertrain Systems, Sealing Systems and General Products. The major product categories in Powertrain Systems include engine bearings and piston products. Sealing Systems includes dynamic seals and gaskets. General Products include camshafts, friction products, sintered products, systems protection products and a number of smaller product lines. The Worldwide Aftermarket organization is responsible for the Company's global aftermarket sales, marketing and distribution.

 Net Sales

  Sales for the first quarter of 1998 were $658.0 million compared to $485.6 million in the same 1997 quarter. The 35.5% increase in net sales is primarily attributable to the acquisitions of T&N and Fel-Pro, the results of which were included from their respective dates of acquisition. Excluding the impact of T&N and Fel-Pro acquisitions and the impact of previously divested retail aftermarket businesses, net sales decreased 2.3%.

  Powertrain Systems sales were $279.0 million for the first quarter of 1998 compared to $209.2 million for the same 1997 quarter. Approximately $84 million of the 33.4% increase related to sales of T&N. Excluding the acquisition of T&N and powertrain products previously sold through the divested retail aftermarket businesses, sales were relatively flat compared to 1997.

  Sealing Systems sales were $163.3 million in the first quarter of 1998 compared to $83.8 million in the first quarter of 1997. Approximately $20 million of the 94.9% increase related to sales of T&N and approximately $52 million related to sales of Fel-Pro. Excluding the acquisitions of T&N and Fel-Pro and sealing products previously sold through the divested retail aftermarket businesses, sales increased 9.7% due to strong heavy duty and industrial sales.

  General Products sales were $215.7 million in the first quarter of 1998 compared to $192.6 million in 1997. Approximately $69 million of the 12.0% increase related to sales of T&N. Excluding the acquisitions of T&N and general products previously sold through the divested retail aftermarket businesses, sales decreased 10.2% primarily due to continuing softness in the North American aftermarket business.

 Cost of Products Sold

  Cost of products sold as a percent of net sales decreased to 75.5% for the first quarter of 1998 from 76.9% for the same 1997 quarter. Excluding the effect of a $10.9 million charge in the first quarter of 1998 associated with the purchase accounting write-up of acquired inventory to fair value and the subsequent sale of this inventory at the higher cost, as well as a $3.5 million write-down of inventory associated with the Puerto Rico retail aftermarket to be divested, cost of products sold as a percent of sales decreased to 73.3%. Management attributes this decrease to productivity improvements, cost controls, streamlined operations, the divestiture of underperforming assets and the acquisitions previously discussed.

 Selling, General and Administrative Expenses

  Selling, general and administrative ("SG&A") expenses as a percent of net sales increased to 14.9% for the first quarter of 1998 compared to 15.6% for the first quarter of 1997. The decrease is primarily attributable to the benefits of prior restructuring actions and the divestiture of retail aftermarket businesses, slightly offset by a $1.1 million charge related to Year 2000 costs.

 Amortization Expense

  Amortization expense in the first quarter of 1998 was $10.1 million compared to $2.5 million for the first quarter of 1997. The increase in amortization expense was attributable to the expense related to the increase in goodwill and other intangible assets associated with the T&N and Fel-Pro acquisitions.

 Purchased In-Process Research and Development Charge

  The Company recognized an $18.6 million charge in the first quarter of 1998 associated with the estimated fair value of in-process research and development costs allocated in purchase accounting to a portion of the total consideration paid.

 Restructuring Charges

  During the first quarter of 1998, the Company recognized a $10.5 million restructuring charge related to operations in place prior to the acquisitions of T&N and Fel-Pro. The restructuring charge included $10.2 million and $0.3 million for severance and exit costs, respectively. Employee severance costs result from planned terminations in various business operations of the Company. The severance costs were based on the estimated levels that will be paid to the affected employees pursuant to the Company's workforce reduction policies and certain foreign governmental regulations. The Company anticipates that the actions related to the first quarter 1998 restructuring plan will be completed primarily within one year.

 Rationalization of Acquired Businesses

  In connection with the previously discussed acquisitions, the Company recognized approximately $151 million in reserves related to the rationalization and integration of acquired businesses. The rationalization reserves provide for approximately $125 million and $26 million in severance and exit costs, respectively.

  The components of the integration plan include: closure of four manufacturing facilities worldwide; relocation of highly manual manufacturing product lines to lower cost regions or more suitable locations; consolidation of overlapping manufacturing, technical and sales facilities and joint ventures; closure of two aftermarket central warehouses and five in-country warehouses; consolidation of aftermarket marketing and customer support functions; and streamlining of administrative, sales, marketing and product engineering staffs worldwide. An anticipated result of the integration plan and the restructuring will be a reduction of approximately 4,200 full-time employees.

  In addition to the $10.5 restructuring charge and the $151 million rationalization reserve, the Company expects to incur additional expenses of approximately $43 million necessary to complete the integration of the acquired companies. The anticipated annual synergy associated with the restructuring, rationalization and integration is expected to be moderately in excess of these costs in the year 2000.

 Adjustment of Assets Held for Sale to Fair Value

  In addition to the T&N Bearings Business and chemical businesses held for sale, during the first quarter of 1998 the Company decided to sell its subsidiary, Bertolotti Pietro e Figli, S.r.l. ("Bertolotti"), conducting aftermarket operations in Italy. The carrying value of Bertolotti's assets have been reduced to its fair value based on estimates of selling values less costs to sell, calculated using multiples of earnings similar to recent automotive industry transactions in Italy. The Company recognized a $20.0 million first quarter charge primarily associated with the write-down of Bertolotti's assets to the estimated fair value. The Company expects to complete the sale of Bertolotti within one year.

  As part of its 1996 restructuring plan, the Company continued to close or sell certain retail aftermarket operations during the first quarter of 1998. As of March 31, 1998, retail aftermarket operations that continue to be held for sale include those in Puerto Rico. Net cash proceeds received for those retail aftermarket locations sold in the first quarter approximated $2 million. No gain or loss was recognized on the dispositions of those retail aftermarket locations, as the related assets had been previously adjusted to fair value.

 Interest Expense

  Interest expense in the first quarter of 1998 was $15.5 million compared to $9.8 million for the first quarter of 1997. The increase in interest expense is attributable to the interest expense related to the financing of the T&N and Fel-Pro acquisitions slightly offset by reduced preacquisition debt levels as compared to the first quarter of 1997.

 Net Gain on British Pound Currency Option and Forward Contract

  In the fourth quarter of 1997, in anticipation of the then pending T&N acquisition, the Company purchased a British pound currency option for $28.1 million with a notional amount of $2.5 billion. In January 1998, the Company settled the option and recognized a loss of $17.3 million.

  Also in January 1998, in anticipation of the then pending T&N acquisition, the Company entered into a forward contract to purchase (Pounds)1.5 billion for a notional amount of approximately $2.45 billion. As a result of favorable exchange fluctuations in the British pound/U.S. dollar exchange rate experienced during the contract period, the Company recognized a $30.6 million gain.

  The Company entered into the above transactions to effectively serve as economic hedges for the purchase of T&N. Such transactions, however, do not qualify for "hedge accounting" under U.S. GAAP, and therefore the loss on the British pound currency option and the gain on the British pound forward contract are reflected in the statement of operations caption "Net gain on British pound currency option and forward contract."

 Income Tax Expense

  During the first quarter of 1998, the Company recognized charges for adjustment of assets held for sale to fair value and purchased research and development and recognized a net gain on the British pound currency option and forward contract. These transactions resulted in a pre-tax net charge of $25.3 million. The net income tax benefit related to these transactions totaled $2.1 million.

 Pro Forma Results

  The following unaudited pro forma financial information for the three months ended March 31, 1998 and 1997 assume the T&N and Fel-Pro acquisitions occurred as of the beginning of the respective periods, after giving effect to certain adjustments, including the amortization of intangible assets, interest expense on acquisition debt, divestitures of the T&N Bearings Business and Fel-Pro chemical business and income tax effects. The pro forma results (in millions of dollars, except per share data) have been prepared for comparative purposes only and are not necessarily indicative of the results of operations which may occur in the future or that would have occurred had the acquisitions of T&N and Fel-Pro been consummated on the dates indicated, nor are they necessarily indicative of the Company's future results of operations.

                                                              UNAUDITED PRO
                                                             FORMA FINANCIAL
                                                            INFORMATION THREE
                                                              MONTHS ENDED
                                                                MARCH 31,
                                                            ------------------
                                                              1998      1997
                                                            --------  --------
      Net sales............................................ $1,193.6  $1,247.9
      Net loss............................................. $  (16.5) $   (7.0)
      Loss per share....................................... $  (0.44) $  (0.28)
      Loss per share assuming dilution..................... $  (0.44) $  (0.28)

  The unaudited pro forma financial information for the three months ended March 31, 1998 include charges for adjustment of assets held for sale to fair value, restructuring, the effect of the previously described purchase accounting write-up of acquired inventory to fair value and writedown of inventory associated with the Puerto Rico retail aftermarket business to be divested, and certain other charges. Also included in the 1998 unaudited pro forma financial information were the recognized net gain on the British pound currency option and forward contract and the gain on the Bruss divestiture. The net after tax effect of these transactions was a charge of approximately $19 million ($0.48 per diluted share).

  The $18.6 million charge for purchased in-process research and development has been excluded from the 1998 unaudited pro forma financial information.

LIQUIDITY AND CAPITAL RESOURCES

 Cash Flow Provided from Operating Activities

  Cash flow provided from operating activities was $82.7 million for the first quarter of 1998. Cash flow was generated primarily from a decrease in inventories of $36.8 million and net earnings adjusted for the non-cash charges of depreciation and amortization, purchased in-process research and development, restructuring and adjustment of assets held for sale to fair value. Partially offsetting these items was an increase in accounts receivable of $57.1 million.

 Cash Flow used by Investing Activities

  Cash flow used by investing activities was $2,586.5 million and was primarily related to the acquisitions of T&N, Fel-Pro, Bimet and the increase in ownership of Summerton and KFM partially reduced by the sale of the Company's interest in Bruss. Partially offsetting the acquisitions, the Company received proceeds from the sale of options which were acquired with the acquisition of T&N. In addition, capital expenditures of $19.5 million were made for property, plant and equipment to implement process improvements, information technology and new product introductions. Capital expenditures are anticipated to be approximately $235 million in 1998, primarily for enhanced manufacturing capabilities and process improvements.

 Cash Flow Provided from Financing Activities

  Cash flow provided from financing activities was $2,063.9 million for the first quarter of 1998 primarily from the increase in debt related to the acquisitions of T&N and Fel-Pro detailed below, partially offset by the related debt issuance fees of $33.3 million.

  In connection with the Company's effort to put into place a permanent capital structure with an appropriate combination of debt and equity to partially replace the Senior Credit Agreement and Senior Subordinated Credit Agreement debt, the Company on April 17, 1998 filed a registration statement with the Securities and Exchange Commission for the offering from time to time of up to an aggregate $2.5 billion of debt or equity securities (including shares of Common Stock registered for the account of the Selling Shareholders).

  In addition to the Offerings, the Company is also evaluating the possibility of issuing debt securities pursuant to such registration statement, all or a significant portion of the net proceeds of which the Company would use to refinance certain additional indebtedness of the Company. There can be no assurance that any such offering of equity or debt securities will be consummated. The accelerated payment, if any, of certain portions of the Senior Credit Agreement and Senior Subordinated Credit Agreement debt would result in a significant extraordinary charge due to the write-off of the issuance costs associated with the early retirement of debt. The total unamortized issuance costs related to the Senior Credit Agreement and Senior Subordinated Credit Agreement were approximately $56 million at March 31, 1998.

  In connection with the Fel-Pro acquisition the Company paid approximately $492 million cash which was provided through an existing revolving credit facility and three short-term loans and issued 1,030,325.6 shares of Federal-Mogul Series E Stock with an imputed value of $225 million. The shares of Series E Stock are exchangeable into shares of Common Stock at a rate of five shares of Common Stock per share of Series E Stock and pay dividends of $.12 per quarter per common stock equivalent. The Series E Stock are required to be exchanged no later than February 24, 1999, subject to certain conditions.

  The Company believes that cash flow from operations, together with borrowings available under the Company's revolving credit facility, will continue to be sufficient to meet its ongoing working capital requirements.

 Foreign Currency and Commodity Contracts

  The financial condition and results of operations of certain of the Company's operating entities are reported in various foreign currencies (principally pounds sterling, German marks, and to a lesser extent South African rand and French francs, among others) and then translated into U.S. dollars at the applicable exchange rate for inclusion in the Company's financial statements. As a result, the appreciation of the dollar against these foreign currencies will have a negative impact on the reported sales and operating margin of T&N and other subsidiaries as consolidated into the Company. Conversely, the depreciation of the dollar against these foreign currencies will have a positive impact.

  In addition, the Company incurs currency transaction risk whenever it or one of its foreign subsidiaries enters into either a purchase or sales transaction using a different currency than the relevant entity's functional currency. Currency transaction risk is reduced by matching revenues and costs with the same currency. Given the volatility of currency exchange rates, there can be no assurance that the Company will be able to effectively manage its currency transaction risks or that any volatility in currency exchange rates will not have a material adverse effect on the Company's financial condition or results of operations.

ASBESTOS LIABILITY AND LEGAL PROCEEDINGS

 T&N Asbestos

  As of March 31, 1998, the Company has provided $1.351 billion as its estimate for future costs related to resolving asbestos claims. In the United States, T&N plc and two of T&N plc's U.S. subsidiaries are among many defendants named in numerous court actions alleging personal injury resulting from exposure to asbestos or asbestos-containing products. T&N is also subject to asbestos-disease litigation, to a lesser extent, in the United Kingdom and to property damage litigation based upon asbestos in the United States. Because of the slow onset of asbestos-related diseases, management anticipates that similar claims will be made in the future. It is not known how many such claims may be made nor the expenditure which may arise therefrom. T&N has appointed the Center for Claims Resolution ("CCR") as its exclusive representative in relation to all asbestos-related personal injury claims made against the T&N Companies in the United States.

  Prior to its acquisition, T&N secured a 500 million pounds sterling (approximately $838 million at the March 31, 1998 exchange rate of 1 pound sterling to 1.6758 U.S. dollars) layer of insurance which will be triggered should the aggregate number of claims notified after June 30, 1996, where the exposure occurred prior to that date, exceed 690 million pounds sterling (approximately $1,156 million at the March 31, 1998 exchange rate). At March 31, 1998 the Company has recorded reserves for incurred but not reported claims up to the insurance level, which is 690 million pounds sterling.

  While management believes that estimated reserves, which have not been reduced by any potential insurance proceeds, are appropriate for anticipated losses arising from T&N's asbestos related claims, no assurance can be given that T&N will not be subject to material additional liabilities and significant additional litigation relating to asbestos. Any such liabilities or litigation could have a material adverse effect on the Company's results of operations, business, liquidity and financial condition.

 Federal-Mogul and Fel-Pro Asbestos

  Federal-Mogul Corporation also is one of a large number of defendants in a number of lawsuits brought by claimants alleging injury due to exposure to asbestos. In addition, Fel-Pro has been named as a defendant in approximately 18,000 product liability cases involving asbestos, primarily involving gasket or packing products sold to ship owners. The Company is defending all such claims vigorously and believes that it and Fel-Pro have substantial defenses to liability and adequate insurance coverage for defense and indemnity costs (though Fel-Pro has agreed with its insurers to pay 20% of defense costs, in exchange for the right to a significant role in decisions regarding litigation). While the outcome of litigation can't be predicted with certainty, management believes that asbestos claims pending against Federal-Mogul Corporation and Fel-Pro as of March 31, 1998 will not have a material effect on the Company's financial position. No related reserves, or payments, have been provided, or paid to date, related to asbestos claims pending against Federal-Mogul Corporation and Fel-Pro.

 Other

  The Company is involved in various other legal actions and claims, directly and through its subsidiaries (including T&N and Fel-Pro). After taking into consideration legal counsel's evaluation of such actions, management is of the opinion that its outcomes are not reasonably likely to have a material adverse affect on the Company's financial position, operating results, or cash flows.


OTHER MATTERS

 New Dividend Policy

  Dividends on the Common Stock of the Company are payable at the discretion of the Company's Board of Directors. Historically, quarterly dividends had been 12 cents per share. The Board of Directors has recently reduced the quarterly dividend and has declared a cash dividend payable in the second quarter of 1998 in the amount of one-quarter cent per share of Common Stock. The Company, consistent with its growth strategy, presently intends to retain future earnings in the business and therefore anticipates paying dividends at a comparable level in the foreseeable future.

 Effect of Accounting Pronouncements

  In 1997, the Financial Accounting Standards Board issued Statement No. 130 ("SFAS No. 130") "Reporting Comprehensive Income." SFAS No. 130 establishes standards for the reporting and display of comprehensive income and its components in a full set of general purpose financial statements. The Company adopted Statement 130 as of January 1, 1998. The adoption of this statement had no impact on Federal Mogul's net earnings (loss) or shareholders' equity. SFAS No. 130 requires foreign currency translation adjustments and unrealized gains or losses on investments and derivative instruments to be included in other comprehensive income. Prior to the adoption of SFAS No. 130 these items were reported as a component of shareholders' equity.

  Total comprehensive income (loss), net of the related estimated tax, was $(4.6) million and $5.3 million for the three months ended March 31, 1998 and 1997, respectively.

 Subsequent Event

  In April 1998, the Company retired $251 million in private placement debt assumed in connection with the acquisition of T&N. The early retirement of the debt required a make whole payment of approximately $27 million, which will be recognized as an extraordinary loss in the second quarter of 1998 of approximately $19 million, net of the related tax benefit.

  YEAR ENDED DECEMBER 31, 1997 COMPARED WITH YEAR ENDED DECEMBER 31, 1996 AND
    YEAR ENDED DECEMBER 31, 1996 COMPARED WITH YEAR ENDED DECEMBER 31, 1995

    THE FOLLOWING IS BASED ON TEXT INCLUDED IN FEDERAL-MOGUL'S ANNUAL REPORT ON FORM 10-K FILED IN RESPECT OF THE YEAR ENDED DECEMBER 31, 1997 AND SPEAKS AS OF THAT DATE.

RESULTS OF OPERATIONS

 Net Sales

  Consolidated net sales decreased 11.1% in 1997, primarily due to the divestiture of certain international retail and wholesale operations, the sale of the heavy wall bearings operations in Brazil and Germany, the sale of the United States ball bearing business and continued softness in the North American aftermarket business. These decreases were partially offset by certain volume increases primarily in the original equipment business.

  Original equipment and aftermarket sales were:

                                                        1997     1996     1995
                                                      -------- -------- --------
                                                        (DOLLARS IN MILLIONS)
Original Equipment:
  Americas........................................... $  451.4 $  449.1 $  465.4
  International......................................    170.3    219.5    222.7
Aftermarket:
  United States and Canada...........................    699.1    759.8    780.8
  International......................................    485.8    604.3    530.9
                                                      -------- -------- --------
    Total sales...................................... $1,806.6 $2,032.7 $1,999.8
                                                      ======== ======== ========

  Original equipment business sales in the Americas were flat in 1997 as compared to 1996. However, excluding the effect of the Company's divestitures of its electrical products business in September 1996 and its United States ball bearing operations in November 1996, net sales increased 15.7% in 1997 compared to 1996. Management attributes this increase primarily to strong 1997 sales in its sealing products division. Sales decreased in 1996 as compared to 1995 due to the sale of the Precision Forged Products Division in April 1995 and the 1996 sales of the electrical products business and the United States ball bearings manufacturing operations, offset slightly by the acquisition of Seal Technology Systems Limited in September 1995. Excluding the effect of these acquisitions and divestitures, sales increased 2.7% in 1996.

  International original equipment business sales decreased in 1997 as compared to 1996 due to the effects of exchange rate fluctuations and the divestiture of the heavy wall bearing operations in Germany and Brazil completed on January 2, 1997. Excluding the effects of exchange rate fluctuations and the divestiture, sales increased 11.7%. Management attributes this increase to strong customer demand for sputter bearings and Glycodur material products. In 1996, sales decreased as compared to 1995 due to the Company's decision to exit some conventional engine bearing business that did not meet appropriate profitability levels.

  North American aftermarket sales decreased in 1997 as compared to 1996 due to continued weak sales in engine products. Sales decreased in 1996 as compared to 1995 primarily due to the elimination of special extended payment terms.

  International aftermarket business sales in 1997 as compared to 1996 decreased primarily due to the effects of foreign exchange fluctuations and the 1997 divestitures of operations in Turkey, Australia, South Africa and Chile. Excluding the effects of exchange and 1997 divestitures, sales were essentially flat. In 1996, sales increased as compared to 1995 due to the full year impact of the acquisitions of Bertolotti in June 1995 and Centropiezas in September 1995, and to a lesser extent, volume and pricing increases in Mexico, increased sales volume in Australia and new local operations in Brazil. These increases were partially offset by $21 million resulting from the devaluation of the South African rand and a decrease in Venezuela due to a recession.

  Original equipment sales as a percentage of total sales of the Company increased to 34.4% in 1997 from 32.8% in 1996, with a corresponding decrease in aftermarket sales. This shift in 1997 reflects the Company's pursuit and implementation of its strategy to focus on manufacturing and distribution, as demonstrated by the previously discussed 1997 divestitures and planned acquisitions. Previously, as the Company was implementing its retail growth strategy, original equipment sales as a percentage of total sales of the Company decreased to 32.8% in 1996 from 34.4% in 1995, with a corresponding increase in aftermarket sales.

 Cost of Products Sold

  Cost of products sold as a percent of net sales decreased to 76.5% in 1997 compared to 81.7% for 1996. The decrease is primarily due to the 1997 divestitures of less profitable operations and productivity improvements in the North American aftermarket and the Americas original equipment business. In addition, a portion of the 1997 decrease is attributable to 1996 third and fourth quarter charges incurred of $8 million for customer incentive programs and $13 million for excess and obsolete inventory. See "--Changes in Accounting Estimates."

  Cost of products sold as a percent of net sales increased to 81.7% in 1996 compared to 80.2% in 1995. The increase is primarily attributable to 1996 third and fourth quarter charges incurred of $8 million for customer incentive programs and $13 million for excess and obsolete inventory. See "--Changes in Accounting Estimates."

 Selling, General and Administrative Expenses

  SG&A expenses as a percent of net sales decreased to 15.8% for 1997 compared to 16.4% for 1996. In contrast, SG&A expenses as a percent of net sales increased to 16.4% for 1996 compared to 15.0% for 1995. The 1997 decrease and 1996 increase in SG&A as a percent of net sales is primarily attributable to bad debt expense, customer incentive programs and environmental and legal matters (see "--Changes in Accounting Estimates" of $3 million for bad debt expense, $8 million for customer incentive programs and $9 million for environmental and legal matters) incurred in the third and fourth quarters of 1996. In addition, the 1996 increase was partially due to higher SG&A costs in the international aftermarket business.

 Changes in Accounting Estimates

  In 1996, the Company made certain changes in accounting estimates totaling $51 million in the third and fourth quarters attributable to 1996 events and new information becoming available. The changes in accounting estimates included the following:

  Customer Incentive Programs: The increase in the provision for customer incentive programs of $18 million resulted from contractual changes implemented primarily in the third and fourth quarters of 1996 with certain customers, new sales programs, additional customer participation in these programs and current experience with these programs.

  Excess and Obsolete Inventory: Business volume growth remained below expectations in 1996, principally in the third and fourth quarters, causing a build up of certain inventories beyond anticipated demand. In addition, the Company's strategic initiative to focus on its manufacturing business and divest its retail and certain aftermarket businesses and the sale of the U.S. ball bearings operations in the fourth quarter adversely affected the utility of the North American aftermarket business inventory. As a result, the Company recorded an additional $13 million provision for excess and obsolete inventory.

  Bad Debts: The increase in the bad debt provision of $3 million was principally attributable to the deterioration of account balances of numerous low volume customers and termination of business with certain North American aftermarket customers during 1996.

  Environmental and Legal Matters: The environmental and legal provision was increased by $9 million due to the completion of environmental studies and related analyses, new issues arising and changes in the status of other legal matters.

  Other: The remaining $8 million of changes in accounting estimates is comprised of $1 million for changes in the workers' compensation reserve based on worsening experience in outstanding claims in certain older policy years, $3 million for interest capitalization, $2 million to adjust estimates of inventoriable costs and $2 million for other items.

 Sales of Businesses

  During 1997, the Company received $73.6 million in net cash proceeds from the sale of its aftermarket operations in South Africa, Australia and Chile, and its heavy wall bearing operations in Germany and Brazil.

  During 1996, the Company received $42.0 million in net cash proceeds from the sale of its United States ball bearings and electrical products manufacturing operations.

  Except for the sale of the electrical products manufacturing operations, sales of businesses in 1997 and 1996 relate to assets previously adjusted to fair value. See "--Adjustment of Assets Held for Sale to Fair Value and Other Long Lived Assets." Accordingly, no gain or loss was recognized on the date of sale related to these transactions. In addition, no gain or loss was recognized related to the sale of the electrical products manufacturing operations.

  During 1995, the Company sold its equity interest in Westwind Air Bearings, Limited, recognizing a pretax gain of $16.2 million and its Precision Forged Products Division for a pretax gain of $7.8 million.

 Restructuring Charges

  Primarily as a result of the amendments to the 1996 restructuring plan, described previously in this section, the Company's 1997 operating results were increased by $23.1 million for the reversal of previously recognized 1996 and 1995 restructuring charges. Offsetting this reversal is a $22.0 million charge for new 1997 restructuring programs. The net impact on 1997 operations, as a result of the restructuring activities, was a credit of $1.1 million. The 1997 charge includes $3.1 million for exiting certain European aftermarket product lines and the related employment reductions, $6.8 million for termination of certain European administrative and support personnel, $7.5 million for additional exit and severance costs related to the Puerto Rican retail operations, $2.6 million for consolidation and reconfiguration of the North American aftermarket service branch network and $2.0 million for other actions. The Company anticipates that the actions related to the 1997 restructuring plan will be complete by the end of 1998, and that most of the severance and exit costs will be paid in 1998.

  In the fourth quarter of 1996, the Company recognized a restructuring charge of $57.6 million for costs associated with employee severance, exit and consolidation costs for 132 international retail operations and 30 wholesale aftermarket operations, rationalization of European manufacturing operations, consolidation of lighting products, consolidation or closure of certain North American warehouse facilities, consolidation of customer support functions in the United States and streamlining of administrative and operational staff functions worldwide. The charge consists of $22.7 million for the sale of 132 international retail aftermarket and 30 wholesale aftermarket operations, $14.7 million for corporate employee severance costs, $7.7 million for the rationalization of European manufacturing operations, $5.3 million for consolidation or closure of certain North American warehouse facilities, $2.8 million for consolidation of customer support functions in the United States, $2.5 million for closure of the Leiters Ford facility and $1.9 million for other miscellaneous actions, including the consolidation of the European aftermarket management function into the European manufacturing headquarters. The Company's 1997 progress and actual implementation of the 1996 restructuring plan resulted in 1997 operating results being increased by $20.8 million for severance and $1.4 million of exit and consolidation costs being reversed. The Company expects to pay out most of the remaining 1996 severance and exit costs in 1998.

  Results of operations in the second and fourth quarters of 1995 include restructuring charges of $6.1 million and $20.8 million, respectively. These charges were comprised of $20.1 million for employee severance and $6.8 million for exit costs and consolidation of certain facilities. The workforce reductions and consolidation of facilities were completed as of December 31, 1996. Operating results for 1997 were increased by $0.9 million relating to 1995 exit costs being reversed. The Company expects to pay out the remaining 1995 exit costs in 1998.

 Reengineering and Other Related Charges

  Operating results for 1997 include a credit of $1.6 million relating to 1996 reengineering and other related charges being reversed.

  In 1996, the Company initiated an extensive effort to strategically review its businesses and focus on its competencies manufacturing, engineering and distribution. As a result of this process, the Company recognized a charge of $11.4 million for professional fees and personnel costs related to the strategic review of the Company and changes in management and related costs.

  In 1995, the Company recognized a charge of $13.9 million for reengineering and other costs. These costs included $7.0 million for professional fees and personnel costs, and $6.9 million primarily for certain other non-recurring costs relating to brand consolidation at the customer level of the Company's Federal-Mogul(R), TRW(R) and Sealed Power(R) branded engine parts.

 Adjustment of Assets Held for Sale to Fair Value and Other Long Lived Assets

  The Company continually reviews all components of its businesses for possible improvement of future profitability through acquisition, divestiture, reengineering or restructuring. The Company also continually reviews and updates its impairment reserves related to the divestiture of its remaining international retail aftermarket operations and adjusts the reserve components to approximate their net fair value.

  In the fourth quarter of 1997, the Company recognized a charge of $2.4 million to write-down certain long lived assets to fair value. As of December 31, 1997, assets held for sale primarily include retail aftermarket operations in Puerto Rico, Ecuador, Venezuela and Panama. By the end of the first quarter of 1998, the Company expects to have successfully exited all of its retail aftermarket businesses, except for Puerto Rico where the Company continues to seek a buyer.

  During 1996, management designed a restructuring plan to aggressively improve the Company's cost structure, streamline operations and divest the Company of underperforming assets. As part of this plan, the Company decided to sell 132 international retail aftermarket operations, sell or restructure 30 wholesale aftermarket operations and consolidate a North American manufacturing operation. The carrying value of assets held for sale was reduced to fair value based on estimates of selling values less costs to sell. Selling values used to determine the fair value of assets held for sale were determined using market prices (i.e., valuation multiples) of comparable companies from other 1996 transactions. The resulting adjustment of $148.5 million to reduce assets held for sale to fair value was recorded in the fourth quarter of 1996. As previously described in this section, the Company made significant progress related to the implementation of the 1996 restructuring plan. Also in 1996, based upon the final sale, the Company recognized an additional writedown of $2.8 million to the net asset value of the United States ball bearings operations. In 1995, the Company decided to sell the ball bearings operations and reduced the carrying value by $17.0 million to record assets held for sale at fair value.

  In 1995, the Company also decided to sell its heavy wall bearing operations in Germany and Brazil. The Company estimated the fair value of the businesses held for sale based on discussions with prospective buyers, adjusted for selling costs. The Company reduced its carrying value by $17 million to record assets held for sale at fair value. The heavy wall bearing operations were sold in January 1997 for net proceeds of $8.9 million, which approximated the carrying value of the assets at December 31, 1996.

  In addition, in 1995, the Company reduced the carrying value of certain other impaired long-lived assets by $17.8 million to record them at fair value. No further fair value adjustments were recorded for these assets in 1996 or 1997.

  Net sales for all assets held for sale and adjusted to fair value approximated $114 million, $335 million, and $322 million in 1997, 1996 and 1995, respectively. Net sales for the remaining retail aftermarket operations held for sale at December 31, 1997 approximated $44 million, $48 million and $22 million in 1997, 1996 and 1995, respectively.

 Interest Expense

  Interest expense decreased $10.6 million in 1997 to $32.0 million. The decrease was primarily due to a $188 million reduction of debt which resulted from improvements in working capital and the sale of the South African and Australian businesses. Although the Company decreased its debt by $104 million from 1995 to 1996, interest expense increased $5.3 million in 1996 primarily due to a higher average debt level than in 1995. Excluding the U.S. and European revolving credit facilities, which were classified as short-term debt during 1996 and as long-term debt during 1995, the weighted average interest rate for short-term debt increased to 10.9% for 1996 from 9.5% for 1995. The interest rate on the U.S. and European revolving credit facilities at December 31, 1996 and 1995 was 6.1% and 6.2%, respectively.

Income Taxes

  At December 31, 1997, the Company had deferred tax assets, net of a $44.4 million valuation allowance, of $140.5 million and deferred tax liabilities of $75.9 million.

  The net deferred tax asset of $64.6 million included the tax benefits of $58.2 million related to the Company's postretirement benefit obligation at December 31, 1997. The Company expects to realize the benefits associated with this obligation over a period of 35 to 40 years.

  The difference between the 1997 effective income tax rate and the statutory tax rate is principally due to utilization of losses on foreign investment and an income tax benefit related to the sales of the South African and Australian businesses (refer also to Note 16 of the Consolidated Financial Statements).

LIQUIDITY AND CAPITAL RESOURCES

  Cash flow from operations of $215.7 million in 1997 increased significantly during 1997 primarily due to increased earnings. The Company also reduced inventory from operations by $59.9 million in 1997. Inventory reductions in the North American aftermarket business were primarily responsible for the decrease. The decrease in North America aftermarket inventory is attributable to reduced lead times while still maintaining availability of products and modifying safety stock levels.

  Cash flow used by investing activities of $5.5 million in 1997 include $28.1 million for the British pound currency option, described later in this section, and $2.4 million for other professional fees paid in anticipation of the T&N acquisition. In addition, cash flows used by investing activities include the receipt of $73.6 million in net proceeds from the 1997 divestitures.

  Cash flow from 1997 financing activities were $298.1 million, an increase of $420.9 million from 1996. The following events were primarily responsible for the net increase for 1997:

  Issuance of Preferred Securities of Affiliate: In December 1997, the Company's financing trust completed a $575 million private issuance of 11,500,000 shares of 7% Trust Convertible Preferred Securities. The convertible preferred securities are redeemable at the Company's option, in whole or in part, on or after December 6, 2000. All outstanding convertible securities are required to be redeemed no later than December 1, 2027.

  Issuance of Senior Notes: In April 1997, the Company issued a fully subscribed $125 million debt offering of ten year 8.8% senior notes. Proceeds from the offering were used to reduce the Company's short-term debt and the early extinguishment of the private placement debt.

  Extinguishment of Private Placement Debt: In the second quarter of 1997, the Company retired $64.7 million in private placement debt. The early retirement of this debt eliminated high coupon debt and potentially restrictive covenants giving the Company greater financial flexibility in the future. In addition, the early retirement of this debt involved a make whole payment that resulted in a $4.1 million pretax ($2.6 million after tax) extraordinary loss.

  Accounts Receivable Securitization: During 1997, the Company replaced an existing accounts receivable securitization program with a new program which provides up to $100 million of financing. On an ongoing basis, the Company sells certain accounts receivable to a subsidiary of the Company, which then sells such receivables, without recourse, to a master trust. Amounts sold under this arrangement were $63.2 million as of December 31, 1997, and have been excluded from the balance sheet. During 1997, cash payments totaling $31.8 million were made to the master trust related to the Company's accounts receivable securitization. These cash payments effectively increased the Company's investment in the accounts receivable securitization.

  Multicurrency Revolver: In June 1997, the Company entered into a new $350 million multicurrency revolving credit facility with a consortium of international banks which matures in June 2002. The multicurrency revolving credit facility replaced the existing U.S. and European revolving credit facilities. The multicurrency revolving credit facility contains restrictive covenants that, among other matters, require the Company to maintain certain financial ratios. As of December 31, 1997, there were no borrowings outstanding against the multicurrency revolving credit facility.

  In December 1997, the Company entered into a $3.25 billion committed bank facility with a reputable financial institution related to the T&N acquisition. The facility provides for up to $2.75 billion of senior debt and up to $500 million of subordinated debt. Because this facility was contingent upon the acquisition of T&N, no amounts were outstanding as of December 31, 1997. Certain fees relating to this facility have been incurred and paid as of December 31, 1997.

  The Company believes that cash flow from operations will continue to be sufficient to meet its ongoing working capital requirements.

ENVIRONMENTAL MATTERS

  The Company is a party to lawsuits filed in various jurisdictions alleging claims pursuant to the Comprehensive Environmental Response Compensation and Liability Act of 1980 ("CERCLA") or other state or federal environmental laws. In addition, the Company has been notified by the Environmental Protection Agency and various state agencies that it may be a potentially responsible party ("PRP") for the cost of cleaning up certain other hazardous waste storage or disposal facilities pursuant to CERCLA and other federal and state environmental laws. PRP designation requires the funding of site investigations and subsequent remedial activities. Although these laws could impose joint and several liability upon each party at any site, the potential exposure is expected to be limited because at all sites other companies, generally including many large, solvent public companies, have been named as PRPs. In addition, the Company has identified certain present and former properties at which it may be responsible for cleaning up environmental contamination.

  The Company is actively seeking to resolve these matters. Although difficult to quantify based on the complexity of the issues, the Company has accrued the estimated cost associated with such matters based upon current available information from site investigations and consultants. The environmental and legal reserve was approximately $11 million at December 31, 1997 and $12 million at December 31, 1996. Management believes that such accruals will be adequate to cover the Company's estimated liability for its exposure in respect of such matters.

FOREIGN CURRENCY AND COMMODITY CONTRACTS

  In connection with the T&N acquisition, the Company purchased for $28.1 million a foreign currency option with a notional amount of $2.5 billion to cap the effect of potential unfavorable fluctuations in the British pound/U.S. dollar exchange rate. The cost of the option and its change in fair value has been reflected in the results of operations in the fourth quarter of 1997. At December 31, 1997 the Company has recognized a net loss on this transaction of $10.5 million.

  The Company is subject to exposure to market risks from changes in foreign exchange rates and raw material price fluctuations, derivative financial instruments are utilized by the Company to reduce those risks. Except for the British pound currency option discussed above, the Company does not hold or issue derivative financial instruments for trading purposes.

  Other than the British pound currency option discussed above, the Company does not have foreign exchange forward or currency option contracts outstanding at December 31, 1997.

  In the first quarter of 1998, the Company settled the British pound currency option, resulting in a pretax loss of $17.3 million. Also in the first quarter of 1998, the Company entered into a forward contract to purchase 1.5 billion British pounds for a notional amount approximating $2.45 billion. The forward contract expires in the first quarter of 1998.

OTHER MATTERS

  Conversion of Series D Convertible Exchangeable Preferred Stock

  In August 1997, the Company announced a call for the redemption of all its outstanding $3.875 Series D Convertible Exchangeable Preferred Stock. These preferred shareholders elected to convert each preferred share into 2.778 shares of Common Stock. The Company issued 4.4 million shares of Common Stock in exchange for all of the outstanding Series D convertible exchangeable preferred stock.

 Year 2000 Costs

  The Year 2000 issue is the result of computer programs being written using two digits rather than four to define the applicable year. The Company has established a team that has completed an awareness program and assessment project to address the Year 2000 issue. In addition, the Board of Directors has received status reports related to the Company's progress in addressing the Year 2000 issue. The Company has determined that it will be required to modify or replace portions of its software so that its computer systems will properly utilize dates beyond December 31, 1999. The Company has initiated remediation, and is implementing the action plan to address the Year 2000 issue. The Company presently believes that with modifications to existing software and conversions to new software, the Year 2000 issue can be mitigated. However, if such modifications and conversions are not made, or are not completed timely, the Year 2000 issue could have a material impact on the operations of the Company.

  The Company has initiated formal communications with a substantial majority of its significant suppliers and large customers to determine their plans to address the Year 2000 issue. While the Company expects a successful resolution of all issues, there can be no guarantee that the systems of other companies on which the Company's systems rely will be converted in a timely manner, or that a failure to convert by a supplier or customer, or a conversion that is incompatible with the Company's systems, would not have a material adverse effect on the Company. The Company has determined it has no exposure to contingencies related to the Year 2000 issue for the products it has sold.

  The Company has contracts in place with external resources and has allocated internal resources to reprogram or replace, and test the software for Year 2000 modifications. The Company plans to complete the Year 2000 project within one year. The total cost of the Year 2000 project is estimated to be $17 million and is being funded through operating cash flows. Of the total project cost, approximately $11 million is attributable to the purchase of new software which will be capitalized. The remaining $6 million represents maintenance and repair of existing systems and will be expensed as incurred. The Company expects a substantial majority of the costs will be incurred in 1998, and any remaining costs incurred in 1999 are expected to be immaterial. As of December 31, 1997, the Company had incurred and expensed approximately $0.7 million related to the completed awareness program and assessment project and the implementation of their remediation plan.

  The costs of the project and the date which the Company plans to complete the Year 2000 modifications are based on management's best estimates, which were derived utilizing numerous assumptions of future events including the continued availability of certain resources, third party modification plans and other factors. However, there can be no guarantee that these estimates will be achieved and actual results could differ materially from those plans. Specific factors that might cause such material differences include, but are not limited to, the availability and cost of personnel trained in this area, the ability to locate and correct all relevant computer codes and similar uncertainties.

  As a result of the Company's due diligence related to the T&N acquisition and the Fel-Pro acquisition, the Company expects costs to address the Year 2000 issue for Fel-Pro to be immaterial, and T&N costs for repair and maintenance of existing systems are expected to approximate $8 million.

 Divestiture of Minority Interest

  In February 1998, the Company announced the divestiture of its minority interest in G. Bruss GmBH & Co. KG, a German manufacturer of seals and gaskets. As part of the divestiture agreement, the Company increased their ownership to 100% in the Summerton, South Carolina gasket business. The Company also received cash and recognized a gain as a result of these transactions. The gain recognized is not expected to be significant to 1998 first quarter operating results.

 Customer Reorganization

  On February 2, 1998, APS Holding Corporation ("APS"), filed for reorganization protection under Chapter 11 of the United States Bankruptcy Code. As of the date of the Chapter 11 filing, the Company's total receivables with APS approximated $10 million. APS has received a capital line of credit from a reputable financial institution and is continuing business operations. The Company continues to do business with APS on a cash in advance basis. Although difficult to quantify based upon the uncertainty of the financial condition of APS, the Company believes that net uncollectible receivables, if any, from APS will be immaterial.

  In addition, APS is a customer of Fel-Pro. The Company believes that the allowance established by Fel-Pro prior to the acquisition of Fel-Pro related to receivables from APS is adequate to cover any uncollectible amounts.

 Effect of Accounting Pronouncements

  In 1997, the Financial Accounting Standards Board issued Statement No. 130, Reporting Comprehensive Income. This Statement establishes standards for the reporting and display of comprehensive income and its components in a full set of general purpose financial statements. Statement 130 is effective for fiscal years beginning after December 15, 1997. Beginning in 1998, the Company will provide the information relating to comprehensive income to conform to the Statement 130 requirements.

  Also in 1997, the Financial Accounting Standards Board issued Statement No. 131, Disclosures about Segments of an Enterprise and Related Information. The statement supersedes Financial Accounting Standards Board Statement No. 14 and establishes standards for the way public business enterprises report selected information about operating segments in annual reports and interim financial reports issued to shareholders. Statement 131 is effective for fiscal years beginning after December 15, 1997. For the year ended 1998, the Company will provide financial and descriptive information about its reportable operating segments to conform to the Statement 131 requirements. Management plans to report the requirements of Statement 131 for the following operating segments:
Sealing Systems, Powertrain Systems and General Products.

                                      T&N

 YEAR ENDED DECEMBER 31, 1997 COMPARED WITH YEAR ENDED DECEMBER 31, 1996

  AND YEAR ENDED DECEMBER 31, 1996 COMPARED WITH YEAR ENDED DECEMBER 31, 1995

  On March 6, 1998, Federal-Mogul completed its cash offer to acquire all outstanding common stock of T&N for 260 pence per share. Total consideration paid was (Pounds)1.4636 billion ($2.4164 billion, converted at a blended exchange rate of 1 pound sterling to 1.6510 U.S. dollars). In connection with securing regulatory approvals for the acquisition of T&N, Federal Mogul agreed subsequently to divest certain assets, consisting principally of T&N's thinwall and dry bearings (polymer bearings) operations. See "Business-- Reorganization." These assets are a subset of the operations T&N included in its bearings product group and the discussion below of such product group does not, therefore, directly correspond to the assets to be divested (which are referred to elsewhere in this Prospectus Supplement as the "T&N Bearings Business").

  The following discussion is based upon the T&N Financial Statements included elsewhere in this Prospectus Supplement, which have been prepared in conformance with U.K. GAAP. U.K. GAAP differ in certain significant respects from U.S. GAAP. The significant differences between U.S. GAAP and U.K. GAAP as they relate to T&N are summarized in Note 29 to the T&N Financial Statements.

RESULTS OF OPERATIONS

 Turnover (Net Sales)

  T&N's consolidated turnover excluding associated undertakings (hereinafter referred to as net sales) decreased by 8.0% in 1997. The 1997 decrease was primarily due to the effects of adverse foreign exchange fluctuations, 1997 divestitures and the full year impact of 1996 divestitures. These decreases were partially offset by the 1997 acquisition of Metal Leve, Inc., which expanded T&N's product offerings in piston-related products, and certain volume improvements for continuing businesses. Excluding 1997 acquisitions (which added (Pounds)30 million to 1997 net sales) and the impact of divestitures, 1997 net sales decreased 4.4% as compared to 1996.

  The primary source of the foreign exchange fluctuation impact on T&N in 1997 was the continued appreciation of the pound sterling in relation to other European currencies (and, to a lesser extent, the U.S. dollar) through the year. This appreciation resulted in an adverse currency translation effect upon overseas earnings and erosion of margins on exports billed in foreign currency. These effects were partially offset by reduced expense for materials imported into the U.K. Excluding the effects of (Pounds)153 million in adverse foreign currency fluctuations and acquisitions, net sales from continuing operations increased by approximately 4.0%.

  Net sales by market were:

                                      1997            1996            1995
                                 --------------- --------------- ---------------
                                          (POUNDS STERLING IN MILLIONS)
      Light vehicle original
       equipment...............  (Pounds)  731.2 (Pounds)  772.9 (Pounds)  756.6
      Automotive aftermarket...            497.1           529.4           480.1
      Industrial and heavy duty
       original equipment......            570.8           653.7           854.8
                                 --------------- --------------- ---------------
                                 (Pounds)1,799.1 (Pounds)1,956.0 (Pounds)2,091.5
                                 =============== =============== ===============

  Net sales by product group (as these were configured prior to Federal-Mogul's acquisition of T&N) were:

                                      1997            1996            1995
                                 --------------- --------------- ---------------
                                          (POUNDS STERLING IN MILLIONS)
      Bearings.................  (Pounds)  329.6 (Pounds)  333.1 (Pounds)  342.5
      Sealing products.........            195.1           216.0           227.0
      Friction products........            293.9           309.5           319.0
      Piston products..........            572.8           574.7           559.6
      Composites and camshafts.            372.9           381.1           328.9
                                 --------------- --------------- ---------------
      Continuing operations....          1,764.3         1,814.4         1,777.0
      Discontinued operations..             34.8           141.6           314.5
                                 --------------- --------------- ---------------
                                 (Pounds)1,799.1 (Pounds)1,956.0 (Pounds)2,091.5
                                 =============== =============== ===============

  Decreases in sealing products net sales were primarily attributable to German and French businesses. Piston products net sales, which declined by 0.3% in 1997 as compared with 1996, were affected by the acquisition of Metal Leve, Inc. (excluding that acquisition, piston products net sales from continuing operations decreased 5.2%).

  During 1997, 1996 and 1995, T&N divested certain non-core businesses with net sales of (Pounds)34.8 million, (Pounds)141.6 million and (Pounds)314.5 million. These divestitures included the disposition of T&N's entire construction materials and engineering products business.

  Net sales for businesses divested by product group were:

                                               DISCONTINUED OPERATIONS
                                       ----------------------------------------
                                           1997         1996          1995
                                       ------------ ------------- -------------
                                            (POUNDS STERLING IN MILLIONS)
      Sealing products................ (Pounds)12.1 (Pounds) 49.8 (Pounds) 49.6
      Friction products...............         12.5          18.6          10.9
      Composites and camshafts........         10.2          18.9         170.8
      Construction materials and
       engineering....................          --           54.3          83.2
                                       ------------ ------------- -------------
                                       (Pounds)34.8 (Pounds)141.6 (Pounds)314.5
                                       ============ ============= =============

 Cost of Sales

  Cost of sales as a percentage of net sales was 71.8%, 72.5% and 72.1% for 1997, 1996 and 1995, respectively. The 1997 acquisition and 1997 and 1996 divestitures had an immaterial impact on cost of sales as a percentage of net sales. Excluding the impact of 1995 divestitures, cost of sales as a percentage of net sales was 71.3% in 1995.

 Federal-Mogul Bid Related Costs

  T&N incurred (Pounds)10 million of costs in 1997 related to the acquisition bid by Federal-Mogul. These fees were primarily for professional services provided with respect to the offer to purchase the entire outstanding share capital of T&N.

 Other Operating Expenses

  Significant components of other operating expenses were:

                                         1997          1996          1995
                                     ------------- ------------- -------------
                                           (POUNDS STERLING IN MILLIONS)
      Selling and distribution
       costs........................ (Pounds)148.8 (Pounds)168.6 (Pounds)173.5
      Administrative expenses.......         130.7         148.7         144.0
      Research & development........          52.1          53.0          52.2
                                     ------------- ------------- -------------
                                     (Pounds)331.6 (Pounds)370.3 (Pounds)369.7
                                     ============= ============= =============

  Selling and distribution costs as a percentage of net sales were 8.3%, 8.6% and 8.3% for 1997, 1996 and 1995, respectively. Administrative expenses as a percentage of net sales were 7.3%, 7.6% and 6.9% for 1997, 1996 and 1995, respectively. The 1997 acquisition and 1997, 1996 and 1995 divestitures impact on selling and distribution costs as a percentage of net sales and administrative expenses as a percentage of net sales were immaterial.

  Research and development costs as a percentage of net sales were 2.9%, 2.7% and 2.5% for 1997, 1996 and 1995, respectively, and reflect T&N's continuing commitment to investment in innovation and technology.

ASBESTOS

  In the U.S., T&N plc and two of its U.S. subsidiaries (the "T&N Companies") are among many defendants named in numerous court actions alleging personal injury resulting from exposure to asbestos or asbestos-containing products. T&N plc is also, to a lesser extent, subject to asbestos-disease litigation in the U.K. and to property damage litigation in the U.S. Because of the slow onset of asbestos-related diseases, management anticipates that similar claims will be made in the future. It is not known how many such claims may be made nor the expenditure which may arise therefrom. See "Risk Factors--T&N's Asbestos Liability."

  In 1996, T&N secured a (Pounds)500 million layer of insurance which will be triggered should the aggregate cost to resolve claims notified after June 30, 1996, where the exposure occurred prior to that date (incurred but not reported, or "IBNR," claims), exceed (Pounds)690 million. For additional information regarding asbestos-related liabilities and reserves, see the Pro Forma Financial Statements and Notes 19 and 28 to the T&N Financial Statements.

 Asbestos Charges Recognized in 1996 and 1997

  T&N recognized two charges to establish provisions for IBNR claims for the year ended December 31, 1996, one in the amount of (Pounds)323 million ((Pounds)550 million on an undiscounted basis) and a second in the amount of (Pounds)50 million. The latter charge was related to the risk that U.S. courts would reject a class action settlement to which the T&N Companies were party (in Georgine et al v. Amchem et al). This settlement was ultimately rejected by the U.S. Supreme Court in 1997 and some increase in new IBNR claims filed has resulted. T&N also recognized a (Pounds)50 million charge in 1996 for claims notified and outstanding as of June 30, 1996. In addition, T&N recorded the (Pounds)92 million cost of the (Pounds)500 million layer of insurance in 1996, and the premium was paid in 1997. T&N recognized no additional provisions relating to asbestos in 1997.

 Asbestos-Related Payments in 1996 and 1997

  T&N paid (Pounds)149.4 million for asbestos-related claims, including the (Pounds)92 million insurance premium, during 1997 and (Pounds)64.8 million in 1996.

RELEASE OF PROVISION/(PROVISION AGAINST) FIXED ASSET INVESTMENTS:
KOLBENSCHMIDT COSTS

  In March 1995, T&N entered into option arrangements for 1,345,452 shares of Kolbenschmidt AG ("KS"), which represented approximately 49% of the outstanding share capital of KS. In 1995, T&N recognized a charge of (Pounds)19.5 million related to the creation of provisions relating to the reduction of the value of fixed asset investments (the Kolbenschmidt options).

  In 1996, KS issued nine shares for each share already outstanding such that the option arrangements increased to 13,454,520 shares. In December 1996, options over 6,727,260 shares expired and T&N recognized a (Pounds)23.4 million related charge.

  In 1997, Commerzbank subsequently sold the KS shares and, subject to the option arrangement, T&N received part of the proceeds and recognized a gain of (Pounds)13.2 million, accordingly. In addition, T&N received an offer to purchase its remaining interest in KS, and, as a result, T&N recognized in 1997 an additional (Pounds)19.2 million gain (the sale of such remaining interest occurred in March 1998). (See Note 4 to the T&N Financial Statements.)

NET INTEREST PAYABLE AND SIMILAR CHARGES - GROUP

  Net interest payable and similar charges - group (hereinafter referred to as interest expense or interest income) was (Pounds)28.4 million in 1997 as compared to (Pounds)26.8 million in 1996.

  Gross interest expense was (Pounds)39.3 million in 1997 as compared to (Pounds)32.5 million in 1996. The 1997 increase of (Pounds)6.8 million in gross interest expense is primarily attributable to higher interest rates, partially offset by lower average borrowings arising from continued improvements in working capital. In addition, 1997 gross interest expense includes (Pounds)2.5 million for the amortization of T&N's discounted asbestos provision.

  Gross interest income was (Pounds)10.9 million in 1997 as compared to (Pounds)5.7 million in 1996. The 1997 increase was primarily attributable to earnings on funds reserved for asbestos liabilities.

  Net interest expense in 1996 decreased (Pounds)9.0 million as compared to 1995. The 1996 decrease was primarily due to lower debt levels and interest rates as compared with 1995.

TAX ON PROFIT/(LOSS) ON ORDINARY ACTIVITIES (INCOME TAXES)

  Income tax expense was (Pounds)62.8 million in 1997 resulting in an effective tax rate of 33.0% compared with the statutory U.K. corporation tax of 31.5%. The difference between the effective tax rate and U.K. corporation rate is attributable to a number of factors, none of which are material.

LIQUIDITY AND CAPITAL RESOURCES

  Cash flows from operating activities (including asbestos) were (Pounds)111.4 million in 1997 as compared to (Pounds)215.7 million in 1996. The 1997 decrease is primarily attributable to the strong sales performance and the increase in orders for 1998 shipment in the fourth quarter of 1997 which limited T&N's ability to reduce debtors (accounts receivable) and stocks (inventory) as compared to the 1996 reductions.

  Capital expenditures in 1997 were (Pounds)103.9 million compared to (Pounds)114.3 million in 1996. The 1997 decrease is primarily attributable to the disposal of certain businesses and foreign currency fluctuations.

  Proceeds from business disposals were (Pounds)75.7 million in 1997 compared to (Pounds)74.8 million in 1996.

  T&N paid (Pounds)32.6 million in 1997 for the acquisition of businesses. The most significant acquisition in 1997 was that of Metal Leve, Inc., a manufacturer of articulated pistons based in the United States.

LEGAL MATTERS

  In addition to the asbestos litigation, T&N is engaged in various actions arising in the ordinary course of its business. Management is of the opinion that the outcome of these matters will not have a material adverse effect on T&N's financial condition.

FOREIGN CURRENCY AND COMMODITY CONTRACTS

  T&N was subject to exposure to market risks from changes in foreign exchange rates and raw material price fluctuations. Derivative financial instruments were utilized by T&N to reduce those risks. T&N does not hold or issue derivative financial instruments for trading purposes.

OTHER MATTERS - YEAR 2000 COSTS

  T&N has established a Year 2000 steering group to coordinate and address the Year 2000 issue. Awareness and assessment stages have been completed. T&N is currently implementing its action plan with a target completion date of September 1998. Total costs for repair and maintenance of existing systems are expected to approximate (Pounds)5 million ($8 million).

                                    FEL-PRO

 YEAR ENDED DECEMBER 31, 1997 COMPARED WITH YEAR ENDED DECEMBER 31, 1996

  AND YEAR ENDED DECEMBER 31, 1996 COMPARED WITH YEAR ENDED DECEMBER 31, 1995

  On January 9, 1998, Fel-Pro's owners signed an agreement to sell the Fel-Pro group, consisting of Fel-Pro Inc., certain operating businesses and holding companies affiliated with Fel-Pro Inc. and certain real estate owned by Fel-Pro Inc. or its affiliates to Federal-Mogul. The transaction closed on February 24, 1998, at which time Federal-Mogul acquired all equity interests in the specified Fel-Pro entities for approximately $717 million, which included 1,030,325.6 shares of Series E Stock (as hereinafter defined) with an imputed value of $225 million and approximately $492 million in cash. Federal-Mogul is in the process of reselling the chemical manufacturing operations acquired with Fel-Pro (representing approximately $32.8 million of Fel-Pro's 1997 net sales and $2.6 million of Fel-Pro's 1997 net income).

RESULTS OF OPERATIONS

 Net Sales

  Fel-Pro's consolidated net sales increased 9.2% in 1997 as compared to 1996, primarily due to volume increases from new and existing customers in the aftermarket business. Consolidated net sales increased 15.5% in 1996 as compared to 1995 primarily due to volume increases from new and existing customers in the aftermarket business, as well as the acquisition of TCI, a high performance transmission and torque converter manufacturer in December of 1995 and the acquisition of Korody-Colyer ("KC") in October of 1995 for $12.3 million and $7.1 million, respectively. Excluding the effect of the acquisitions of TCI and KC, Fel-Pro's net sales increased 6.4% in 1995.

  Original equipment and aftermarket sales of Fel-Pro were:

                                                             1997   1996   1995
                                                            ------ ------ ------
                                                                (DOLLARS IN
                                                                 MILLIONS)
Original Equipment:
  Americas................................................. $ 94.6 $ 88.4 $ 85.8
Aftermarket:
  United States and Canada.................................  299.8  282.9  246.4
  International............................................   94.9   76.6   55.5
                                                            ------ ------ ------
    Total sales............................................ $489.3 $447.9 $387.7
                                                            ====== ====== ======

  Original equipment sales increased 7.0% in 1997 as compared to 1996 due to volume increases of gaskets for the heavy duty market partially offset by volume decreases in the automotive market related to the end of certain products' life cycles. Fel-Pro's original equipment sales increased 3.0% in 1996 as compared to 1995.

  Aftermarket sales in the United States and Canada increased 6.0% in 1997 as compared to 1996 primarily due to new customer business. Sales increased 14.8% in 1996 as compared to 1995 due to the following: (i) volume increases from new and existing customers; (ii) the December 1995 acquisition of TCI; and
(iii) the full year impact of the October 1995 acquisition of KC.

  Excluding the effect of the 1995 acquisitions, Fel-Pro's aftermarket sales in the United States and Canada increased 7.8% in 1996.

  International aftermarket sales increased 23.9% in 1997 as compared to 1996 primarily due to volume increases in heavy duty diesel engine parts. International aftermarket sales increased 38.0% in 1996 as compared to 1995 primarily due to volume increases in heavy duty engine parts which included the full year impact of the October 1995 KC acquisition. Excluding the effect of the acquisition, international aftermarket sales increased 22.7% in 1996.

 Cost of Goods Sold

  Cost of goods sold as a percent of net sales was flat in 1997 at 54.8% as compared to 1996. Cost of goods sold as a percent of net sales decreased to 54.8% in 1996 compared to 56.0% in 1995. The decrease is primarily attributable to cost reductions and productivity improvement efforts.

 Operating Expenses

  Operating expenses as a percentage of net sales decreased to 35.5% in 1997 compared to 36.4% in 1996. The 1997 decrease is primarily attributable to Fel-Pro's increases in sales volume exceeding the corresponding increase in variable operating expenses. Operating expenses as a percentage of net sales were relatively flat in 1996 as compared to 1995.

 Income Taxes

  Fel-Pro's $15.7 million deferred tax assets at December 29, 1996 were written off in 1997 due to the conversion from C corporation status to Subchapter S corporation status of its principal operating company effective 1997.

  The difference between Fel-Pro's effective income tax rate and the statutory tax rate is also due to the conversion of Fel-Pro's principal operating company from C corporation status to Subchapter S corporation status in 1997. In 1997, upon conversion of the principal operating company (Felt Products Mfg. Co. and subsidiaries) to Subchapter S corporation status and in addition to writing off the deferred tax assets, Fel-Pro recognized $7.4 million of expense associated with LIFO recapture taxes.

LIQUIDITY AND CAPITAL RESOURCES

  Cash flow from operations of $51.7 million in 1997 increased significantly during 1997 primarily due to the write-off of $16.8 million in deferred taxes and an $11.3 million improvement in accounts receivable over the prior year.

  Cash flow used by investing activities of $18.5 million in 1997 include $3.5 million for the September purchase of certain operating assets of Biwax Corporation. Capital expenditures were $18.3 million in 1997, primarily for enhanced manufacturing capabilities and process improvements. Partially offsetting these outflows were $3.9 million related to proceeds from available for sale marketable securities.

  Cash flows used by 1997 financing activities were $33.2 million, a decrease of $32.7 million from 1996. The 1997 decrease was primarily due to lower amounts provided to fund Fel-Pro's affiliates.

LEGAL MATTERS

  Fel-Pro is engaged in various legal actions arising in the ordinary course of its business. Management, after taking into consideration legal counsel's evaluation of such actions, is of the opinion that it has adequate legal defenses or insurance coverage and that the outcome of these matters will not have a material adverse effect on Fel-Pro's financial position.

OTHER MATTERS

 Year 2000 Costs

  Fel-Pro is presently implementing an enterprise resource planning system using Oracle software. This system is expected to be Year 2000 compliant. This project was undertaken in late 1996 recognizing that information will be a key driver for growth in the 21st century and that business needs are changing. The system solution provides the ability to handle multiple product lines, currencies, businesses, and locations. The existing mainframe systems lack functionality and flexibility in addition to being incompatible with the Year 2000. The total project is expected to be completed by February 1999. The expected cost related to Fel-Pro's Year 2000 project is immaterial.

 Customer Bankruptcy Reorganization

  On February 2, 1998, APS filed for reorganization protection under Chapter 11 of the United States Bankruptcy Code.

  Fel-Pro believes that the allowance established related to receivables from APS is adequate to cover any uncollectible amounts.

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

  In connection with the acquisitions of T&N and Fel-Pro, Federal-Mogul entered into a $2.75 billion floating rate senior credit agreement (the "Senior Credit Agreement") (consisting of a $2.35 billion term loan facility, which was reduced to $2.275 billion effective as of March 11, 1998 and a $400 million revolving loan facility) and a $500 million floating rate senior subordinated credit agreement (the "Senior Subordinated Credit Agreement" and, together with the Senior Credit Agreement, the "Credit Agreements"), each with Chase as agent and as lender. The entire amount of the senior term loan facility, as well as the entire amount of senior subordinated credit facility have been drawn down. It is anticipated that the net proceeds to Federal-Mogul from the Offerings will be used to prepay the entire outstanding principal amount of the Senior Subordinated Loans, with the balance of the net proceeds used to repay a portion of the Interim Loans. The Credit Agreements have been syndicated to other lenders. These credit facilities have replaced a revolving credit facility that provided for loans in an amount of up to $350 million outstanding at any time and refinanced the outstanding balance under such facility ($350 million, which was used to finance the acquisition of Fel-Pro) and other indebtedness incurred in the acquisition of Fel-Pro in the amount of $150 million. See "T&N and Fel-Pro Acquisitions--Financing of the Acquisitions." The Company intends to put into place a permanent capital structure with an appropriate combination of debt and equity which will partially replace the Senior Credit Agreement and Senior Subordinated Credit Agreement debt.

 The Senior Credit Facility

  Under the Senior Credit Agreement, Federal-Mogul (i) has borrowed $2.275 billion in term loans (the "Term Loans") to (a) finance the acquisition of T&N, (b) refinance existing indebtedness of T&N, (c) pay fees and expenses incurred in connection with the acquisition of T&N and the Credit Agreements and (d) refinance indebtedness incurred in the acquisition of Fel-Pro and (ii) may borrow up to $400 million outstanding at any time in revolving credit loans (the "Revolving Credit Loans") to be used (a) to pay fees and expenses incurred under the Senior Credit Agreement and (b) for working capital and other general corporate purposes.

  The Term Loans are divided into three tranches: (i) interim loans (the "Interim Loans") in the aggregate amount of $925 million maturing September 12, 1999, (ii) Tranche A loans (the "Tranche A Loans") in the aggregate amount of $600 million maturing on December 31, 2003, which are to be repaid in 20 quarterly installments commencing March 31, 1999, the amount of each quarterly installment being $19 million in 1999 and 2000, $30 million in 2001 and $41 million in 2002 and 2003; and (iii) Tranche B loans (the "Tranche B Loans") in the aggregate amount of $750 million maturing on December 31, 2005, which are to be repaid in 28 quarterly installments commencing March 31, 1999, the amount of each quarterly installment being $1.25 million during the period from 1999 to 2003, inclusive, $75 million in 2004 and $106.25 million in 2005.

  Revolving Credit Loans are to be available for a period of six years commencing on March 12, 1998 (the "Closing Date"). Up to $120 million of Revolving Credit Loans may be borrowed in currencies other than U.S. dollars.

  Indebtedness under the Senior Credit Agreement bears interest at a floating rate based upon, at Federal-Mogul's option, either (i) the higher of the prime rate of Chase and 0.5% in excess of the overnight federal funds rate ("Base Rate"), plus (in each case) a margin of 0.5% for Revolving Credit Loans, 1.0% for the Interim Loans and Tranche A Loans and 1.25% for Tranche B Loans, or
(ii) the average of the offering rates of banks in the London interbank eurodollar market for U.S. dollar deposits ("Eurodollar Rate") plus a margin of 1.5% for Revolving Credit Loans, 2.0% for the Interim Loans and Tranche A Loans and 2.25% for Tranche B Loans. After repayment of the Interim Loans the applicable margins will depend upon Federal-Mogul's consolidated leverage ratio: (i) in the case of Base Rate loans the applicable margin will vary between 0% and 0.5% for Revolving Credit Loans, 0.0% and 1.0% for Tranche A Loans and 0.5% and 1.25% for Tranche B Loans, and (ii) in the case of Eurodollar Rate loans the applicable margin will vary between 0.75% and 1.5% for Revolving Credit Loans, 1.0% and 2% for Tranche A Loans and 1.5% and 2.25% for Tranche B Loans.

  Federal-Mogul's obligations under the Senior Credit Agreement are secured by a lien on all inventory and accounts receivable of Federal-Mogul and its U.S. subsidiaries, other than certain accounts receivable subject to an existing securitization program. Federal-Mogul, its U.S. subsidiaries and certain of its foreign subsidiaries have also pledged 100% (or, in the case of the stock of certain foreign subsidiaries, 65%) of the capital stock of their subsidiaries and certain intercompany loans to secure Term Loans and Revolving Credit Loans. Part of such collateral also secures certain existing public debt of Federal-Mogul, and all such collateral will be released when Federal-Mogul has obtained investment grade ratings for its debt or met a certain leverage ratio. In addition, Federal-Mogul, its U.S. subsidiaries and certain of its foreign subsidiaries have guaranteed the Term Loans and Revolving Credit Loans.

 The Senior Subordinated Credit Facility

  Under the Senior Subordinated Credit Agreement, Federal-Mogul has borrowed $500 million (the "Senior Subordinated Loans") (i) to finance the acquisition of T&N, (ii) to pay fees and expenses in connection with the acquisition of T&N and the financing thereof and (iii) to refinance indebtedness incurred in the acquisition of Fel-Pro. The Senior Subordinated Loans were disbursed on the Closing Date and are subordinated to the loans under the Senior Credit Agreement and other senior indebtedness of Federal-Mogul.

  The Senior Subordinated Loans will mature on March 12, 1999, the first anniversary of the Closing Date (the "Initial Maturity Date"). If such loans have not been repaid on the Initial Maturity Date, they will be converted into term loans maturing on the tenth anniversary of the Closing Date. After the Initial Maturity Date, the lenders under the Senior Subordinated Credit Agreement, at their option, may elect to receive Exchange Notes (as defined in the Senior Subordinated Credit Agreement) equal to 100% of the aggregate principal amount of the loans for which they are exchanged. The Exchange Notes will be issued pursuant to an indenture and will grant the holders of the exchange notes certain limited additional rights to be set forth in the indenture.

  Indebtedness under the Senior Subordinated Credit Agreement bears interest at a floating rate which is the offering rate of Chase in the London interbank eurodollar market for U.S. dollar deposits plus an initial margin of 4.5%. This margin is to increase to 5.5% six months after the Closing Date and to 6% nine months after the Closing Date. If the loans have not been repaid on or prior to the Initial Maturity Date, the applicable interest rate thereafter is to be the highest of (i) 0.5% in excess of the interest rate borne by the loans immediately prior to the Initial Maturity Date, (ii) 6.5% in excess of the treasury rate (the rate borne by direct obligations of the United States maturing on the tenth anniversary of the Closing Date) or (iii) 3% in excess of the CSI high yield index rate (as published in the Chase Securities Incorporated High Yield Research Weekly Update Report), plus (in each case) an additional margin of 0% for the first three months commencing on the Initial Maturity Date and increasing by 5% at the beginning of each subsequent three month period. In no event may the interest rate exceed 16% per annum and to the extent the interest rate exceeds 14% per annum, Federal-Mogul may, at its option, pay such excess interest by adding such excess interest to the principal amount of loans outstanding.

  The Senior Subordinated Loans have the benefit of guarantees, on a subordinated basis, by the guarantors of the loans under the Senior Credit Agreement.

 Certain Covenants

  The Credit Agreements contain certain covenants that restrict or limit Federal-Mogul from taking various actions, including, subject to specified exceptions, (i) the granting of additional liens, (ii) the incurrence of additional indebtedness, (iii) the granting of additional guarantees, (iv) mergers, acquisitions and other fundamental corporate changes, (v) the sale of assets, (vi) the payment of dividends and other restricted payments, (vii) the making of investments, (viii) optional prepayments of certain debt and the modification of debt instruments, (ix) entering into sale and leaseback transactions, (x) the imposition of restrictions on any subsidiary's ability to make payments, loans or advances to Federal-Mogul, (xi) entering into a new debt agreement with more restrictive covenants and (xii) transactions with affiliates. The Senior Credit Agreement also contains certain financial covenants that require Federal-Mogul to meet and maintain certain financial tests and minimum ratios, including a minimum cash flow coverage ratio, a minimum consolidated leverage ratio and a minimum consolidated net worth test. After payment of the Interim Loans Federal-Mogul may elect to have a different set of covenants apply to the Senior Credit Agreement, which will require lower leverage but otherwise will be less restrictive. The Subordinated Credit Agreement restricts in certain circumstances and, prior to payment of the Interim Loans and the election by Federal-Mogul of alternative covenants, the Senior Credit Agreement prohibits, payment of dividends on Federal-Mogul Common Stock in excess of the current rate of $0.12 per quarter.

 Repayments and Refinancing

  The Credit Agreements require mandatory repayments with some or all of the net proceeds received upon the occurrence of certain events, including issuances by Federal-Mogul of capital stock, the incurrence by Federal-Mogul of certain debt and certain sales of assets. The Senior Credit Agreement also requires mandatory prepayment from "excess cash flow." The "asset sale" and "excess cash flow" (each as defined in the Credit Agreements) prepayment requirements in the Senior Credit Agreement cease to be applicable when certain leverage tests are met.

  Pursuant to these requirements it is anticipated that the net proceeds of the Offerings will be used to prepay the entire outstanding principal amount of the Senior Subordinated Loans ($500 million), with the balance of the net proceeds used to repay a portion of the Interim Loans (the outstanding principal balance of which is $925 million), though if the proceeds to Federal-Mogul of the Offerings are less than $500 million, the proceeds will be applied solely to prepay the Interim Loans. Thereafter (subject to certain exceptions) the net proceeds of any equity offering or incurrence of indebtedness by Federal-Mogul shall be used to prepay Term Loans, provided that (i) if the Senior Subordinated Loans are not prepaid by the Offerings, proceeds of any subsequent equity offering completed by July 12, 1998, which, together with the proceeds of the Offerings and the proceeds of other equity offerings, if any, completed by July 12, 1998 exceed $500 million, may be used to prepay the Senior Subordinated Loans, with any balance being applied to prepay the Term Loans, (ii) proceeds of certain subordinated debt offerings may be used to prepay the Senior Subordinated Loans, if not prepaid by the Offerings, and (iii) after payment of the Interim Loans and the Senior Subordinated Loans, the proceeds of further issuances of equity or subordinated debt need not be applied to prepay the Term Loans.

  Federal-Mogul has the option to prepay without premium at any time the Term Loans and the Revolving Credit Loans and (subject to certain requirements involving prior repayment of the Term Loans and Revolving Credit Loans) the Senior Subordinated Loans. In the event that the Senior Subordinated Loans are exchanged for Exchange Notes which are then sold, it is contemplated that the holders of such Exchange Notes will have the option to fix the interest rates thereon at the rate in effect at the time of such sale and, if such option is exercised, that the Exchange Notes will be non-callable for a period of time and will be callable thereafter at a premium.

  Federal-Mogul anticipates prepaying a portion of the balance of the Interim Loans remaining after the Offerings with asset sales proceeds and refinancing the Senior Subordinated Loans, if outstanding after the Offerings, and the balance of the Interim Loans through further equity or debt offerings.

 Events of Default

  The Credit Agreements contain customary events of default, including nonpayment of principal, interest or fees, violation of covenants, inaccuracy of representations or warranties in any material respect, cross acceleration and cross default to certain other indebtedness, bankruptcy, noncompliance with certain provisions of ERISA, material judgments, failure of the collateral documents or subordination provisions, and change of control. The occurrence of any of such events could result in acceleration of Federal-Mogul's obligations under the Credit Agreements and foreclosure on collateral securing the Term Loans and Revolving Credit Loans.

 Fees

  Federal-Mogul has paid a facility fee on the used and unused portion of each lender's commitment to make Revolving Credit Loans at the rate of 0.5% per annum prior to repayment of the Interim Loans and at the rate of 0.25% to 0.5% per annum thereafter, depending on Federal-Mogul's leverage ratio. In addition, Federal-Mogul has paid customary fees to Chase on the Closing Date and reimbursed customary expenses in connection with the Senior Credit Agreement and the Senior Subordinated Credit Agreement.

                                   BUSINESS

  For purposes of this section of the Prospectus Supplement ("Business"), references to "Federal-Mogul" or the "Company" include operations acquired in the acquisitions of T&N and Fel-Pro and statistics have been prepared on a pro forma basis, giving effect to the acquisitions of T&N and Fel-Pro and the disposition of the T&N Bearings Business as if they had occurred on January 1, 1997, unless otherwise noted. See "Unaudited Pro Forma Financial Data."

OVERVIEW

  Federal-Mogul is a leading global manufacturer and distributor of a broad range of vehicular components for automobiles and light trucks, heavy duty trucks, farm and construction vehicles and industrial products. Such components include powertrain systems components (primarily bearings, rings and pistons), sealing systems components (dynamic seals and gaskets) and general products (primarily camshafts, friction products, sintered products and systems protection products). Federal-Mogul markets its products to many of the world's major OE manufacturers. Federal-Mogul also manufactures and supplies its products and related parts to the aftermarket relating to each of these categories of equipment.

  Founded in 1899, Federal-Mogul traditionally focused on the manufacture and distribution of engine bearings and sealing systems. From 1990 through 1996, Federal-Mogul pursued a strategy of opening retail auto stores in various domestic and international locations. These geographically-dispersed stores proved burdensome to manage and resulted in substantial operating losses. In the fourth quarter of 1996, Federal-Mogul underwent a change of management, following which the Company initiated a significant restructuring program designed to refocus the Company on its core competency of manufacturing. As part of such restructuring, Federal-Mogul took the following actions: (i) closed international aftermarket distribution centers in Malaysia and Singapore; (ii) divested 72 international retail aftermarket operations and sold or restructured 25 wholesale aftermarket operations; (iii) closed its Leiters Ford, Indiana manufacturing facility and consolidated its lighting products operations in Juarez, Mexico; (iv) consolidated certain of its North American warehouse facilities; (v) consolidated its customer support functions previously housed in Phoenix, Arizona into the Company's Southfield headquarters; (vi) consolidated its European aftermarket management functions in Geneva, Switzerland into the Wiesbaden, Germany manufacturing headquarters; and (vii) streamlined certain of its administrative and operational staff functions worldwide. In addition, by the end of the first quarter of 1998, the Company expects to have successfully exited all of its retail businesses, except for Puerto Rico where the Company continues to seek a buyer. Federal-Mogul also began to pursue a growth strategy of acquiring complementary manufacturing companies that enhance the Company's product base, expand its global manufacturing operations and provide opportunities to capitalize on the Company's aftermarket distribution network and technological resources.

  In connection with its growth strategy, on March 6, 1998 Federal-Mogul acquired T&N, a U.K. based supplier of engine and transmission products, for total consideration of approximately (Pounds)1.46 billion ($2.42 billion (converted at a blended exchange rate of 1 pound sterling to 1.6510 U.S. dollars). T&N manufactures and supplies high technology engineered automotive components and industrial materials including pistons, friction products, bearings, systems protection, camshafts and sealing products. On February 24, 1998, Federal-Mogul acquired Fel-Pro, a privately-owned automotive parts manufacturer, for total consideration of approximately $717 million. Fel-Pro is a premier gasket manufacturer for the North American aftermarket and OE heavy duty market. See "T&N and Fel-Pro Acquisitions."

  Federal-Mogul currently operates facilities at over 240 locations in 24 countries. On a pro forma basis (giving effect to the acquisitions of T&N and Fel-Pro and the disposition of the T&N Bearings Business as if they had occurred on January 1, 1997), Federal-Mogul's total sales for 1997 were $4.8 billion.

  The following charts set forth Federal-Mogul's net sales by customer group, geographic region and manufacturing division as a percentage of total net sales for the year ended December 31, 1997, on a pro forma basis.

  Charts setting forth net sales by customer group, geographic region and manufacturing division for the year ended December 31, 1997


  Among Federal-Mogul's largest customers are Caterpillar, Chrysler, Cummins, Ford, General Motors, Mercedes-Benz, NAPA, Peugeot and Volkswagen/Audi (in alphabetical order).

BUSINESS STRATEGY

  The Company believes its recent restructuring program, which refocused the Company on its core competency of manufacturing, and the acquisitions of T&N and Fel-Pro, which expanded the Company's product base and geographic reach, significantly enhanced its position within the automobile, truck and other vehicular components markets. The Company believes that opportunities exist to continue its growth and further enhance its market presence through the following initiatives:

 Systems Approach

  The breadth of the Company's manufacturing capabilities and product offerings enable it to be one of a small number of manufacturers with the ability to seal entire engine, transmission and axle systems and to be a single source supplier of engine and sealing components. In addition, Federal-Mogul is committed to becoming a provider of a complete engine and transmission modules for its OE customers. The Company believes that OE manufacturers of automobiles, trucks and other vehicles are increasingly seeking to reduce the number of suppliers from which they source parts and to develop relationships with suppliers that can offer integrated systems and modules in order to lower production costs, increase quality, provide better technology and shorten product development cycles. The T&N and Fel-Pro acquisitions, which expanded the Company's gasket, cast aluminum piston, large bearing and sealing product lines and added product lines for articulated pistons, cylinder liners and piston rings, are major steps toward Federal-Mogul's strategic goal of developing global engine and sealing systems for its OE customers.

 Continue Focus on New Product Innovation

  The Company's expertise in engineering and research and development has made Federal-Mogul a leader in virtually all of the products segments in which it competes. The Company utilizes the latest technologies, processes and materials to solve problems for customers and to bring new, innovative products to market. The Company has special competencies in alloy development, customized materials formulations, surface technology, advanced modeling and testing and systems engineering. These capabilities allow the Company to reduce production costs and to develop products that are more durable and exhibit better interaction with surrounding components. These innovative products better serve OE customers and aid brand development, resulting in a higher margin product mix.

 Extend Global Manufacturing Reach

  The Company is committed to extending its manufacturing capabilities worldwide in response to the global expansion of its OE manufacturing customers. The acquisition of T&N and Fel-Pro have substantially increased the Company's manufacturing presence, particularly in North America and Europe. Management believes expansion of manufacturing operations to follow the expansion of OE manufacturers into Latin America, Eastern Europe and Asia provides significant growth opportunities for the Company in the future.

 Pursue Strategic Acquisitions

  The vehicular engine and sealing component industry is large and highly fragmented. The Company believes that as OE manufacturers continue to outsource and reduce the number of suppliers, opportunities will exist for further consolidation within industry. The Company believes that, through its established presence in these markets and its strong relationships with OE manufacturers worldwide, the Company is in a favorable position to capitalize on future industry consolidation. The Company's management has substantial experience in completing and integrating acquisitions within the automobile parts industry and believes that this experience will help it select and pursue acquisition opportunities that can enhance the Company's product base, expand its global manufacturing operations and further capitalize on the Company's aftermarket distribution network and technological resources.

 Expand Aftermarket Presence

  Approximately 48% of the Company's 1997 sales, on a pro forma basis, were generated from the aftermarket. The Company believes that opportunities exist to further leverage its broad product offerings, reputation for new product innovation and presence within the OE market to increase its penetration of the worldwide aftermarket. In addition, the Company believes that its ability to sell products developed for the OE market to aftermarket customers reduces the impact of adverse changes in demand for new vehicles.

 EVA Focus

  In 1997, the Company adopted Economic Value Added (EVA(R)) as its primary financial measurement and incentive compensation metric. EVA is equal to net operating profits after economic taxes and a charge for capital invested in the Company, which is equal to the product of the total capital invested in the Company and the weighted average cost of capital for the Company's target blend of debt and equity. The Company's management has placed significant emphasis on improving the Company's financial performance and achieving various operating efficiencies through technical development, manufacturing, marketing and administrative rationalization in connection with this effort. The Company's EVA improved significantly in 1997 due primarily to improved operating margins (4.9% in 1996 and 7.7% in 1997) combined with $166 million of cash flow from continuing operations (net of expenditures for property, plant and equipment) in 1997. EVA is also being applied to the integration of T&N and Fel-Pro to optimize synergies and cost savings. As the Company continues to expand both its product base and its geographic scope, management will evaluate investments and acquisitions based on both EVA and strategic importance. In addition, the Company currently determines compensation for certain top managers using an EVA based system and expects to increase the number of managers participating in its EVA based compensation system to over 200 in 1999.

REORGANIZATION

  Following the acquisitions of T&N and Fel-Pro, Federal-Mogul's integrated operations are being reorganized to realize synergies and effectively coordinate operations. Operations will be conducted through three manufacturing operating units corresponding to major product areas: Powertrain Systems, Sealing Systems and General Products. The major product categories in Powertrain Systems include engine bearings and piston products. Sealing Systems includes dynamic seals and gaskets. General Products include camshafts, friction products, sintered products, systems protection products and a number of smaller product lines. The Worldwide Aftermarket organization is responsible for Federal-Mogul's global aftermarket sales, marketing and distribution.

  The components of Federal-Mogul's plan for integrating operations acquired with T&N and Fel-Pro include: closure of four manufacturing facilities worldwide; relocation of highly manual manufacturing product lines to lower cost regions or more suitable locations; consolidation of overlapping manufacturing, technical and sales facilities and joint ventures; closure of two aftermarket central warehouses and five in-country warehouses; consolidation of aftermarket marketing and customer support functions; and streamlining of administrative, sales, marketing and product engineering staffs worldwide. An anticipated result of the integration plan and the restructuring is a reduction of approximately 4,200 employees.

  In connection with securing regulatory approvals for the acquisition of T&N, Federal-Mogul executed an Agreement Containing Consent Order with the FTC on February 27, 1998. Pursuant to this agreement Federal-Mogul must divest the T&N Bearings Business, consisting principally of T&N's thinwall and dry bearings (polymer bearings) operations, within six months after the FTC declares the consent order final and must provide for independent management of those assets pending such divestiture. The agreement stipulates that the T&N Bearings Business is to be maintained as a viable, independent competitor of Federal-Mogul and that Federal-Mogul shall not attempt to direct the activities of, or exercise control over, the T&N Bearings Business or have contact with the T&N Bearings Business outside of normal business activities. The T&N Bearings Business accounted for approximately $393.1 million of T&N's 1997 revenues and employed approximately 4,000 people. Certain pro forma information related to the disposition of the T&N Bearings Business is set forth under the caption "Unaudited Pro Forma Financial Data." In addition, T&N's North American aftermarket business is being held separately (on an interim basis) as an independent business pursuant to the Agreement Containing Consent Order.

MANUFACTURING DIVISIONS

  Federal-Mogul has three manufacturing divisions as follows:

                                                        % OF
  MANUFACTURING                                         1997
  DIVISION          PRODUCT                            SALES  BRAND NAMES                         APPLICATION

  Powertrain        Engine Bearings, Bushings, Washers        Federal-Mogul(R), Glyco(R),         automotive, light truck,
  Systems            and Large Bearings                 40.0% AE Goetze(R) and Sterling(R)        heavy duty, industrial,
  ($1.9 billion of  Pistons and Piston Pins             33.0%                                     marine, agricultural,
  consolidated      Rings and Liners                    27.0%                                     power generation and
  sales                                                ------                                     small air-cooled engine
  in 1997)
                                                       100.0%

  Sealing Systems   Dynamic Seals                       30.0% National(R), Mather(R), STS(R),     automotive, light truck,
  ($1.1 billion of  Gaskets                             70.0% Redi-Seal(R), Redi-Sleeve(R),       heavy duty truck,
  consolidated                                         ------ Unipiston(R), Engine Seal(R), Fel-  agricultural, off-highway,
  sales in 1997)                                              Pro(R), Payen(R) and McCord(R)      marine, railroad, high
                                                                                                  performance and
                                                                                                  industrial
                                                       100.0%

  General Products  Camshafts                           13.0% Weyburn-Bartel(R), Weyburn-         vehicular and industrial
  ($1.2 billion of  Friction Products                   42.0% Lydmet(R), Brico(R), Sintertech(R),
  consolidated      Sintered Products                   17.0% Bentley-Harris(R), Silverton(R),
  sales in          Systems Protection Products          9.0% FHE(R), Connoisseur Auto
  1997)(1)          Other General Products              19.0% Air Conditioning(R), Carter(R)
                                                       ------ and Signal-Stat(R)
                                                       100.0%

-------

(1) Excluding $600 million of sourced aftermarket product.

 POWERTRAIN SYSTEMS

  Federal-Mogul's Powertrain Systems products are used in automotive, light truck, heavy duty, industrial, marine, agricultural, power generation and small air-cooled engine applications. The Powertrain Systems (not including the T&N Bearings Business to be divested) accounted for $1.9 billion of Federal-Mogul's 1997 pro forma consolidated sales, of which 41% were in North America, 52% were in Europe and 7% were in the rest of the world. In 1997,

Powertrain Systems unit's five largest customers by sales volume were Caterpillar, Cummins, Ford, General Motors and Volkswagen/Audi (in alphabetical order). Approximately 68% of the sales in 1997 for Powertrain Systems were to OE customers while 32% were to aftermarket customers.

  Federal-Mogul's Powertrain Systems operations combine large bearings and piston products operations acquired in the T&N acquisition with pre-existing powertrain assets of Federal-Mogul, primarily bearings operations. The addition of T&N greatly expanded Federal-Mogul's presence in cast aluminum pistons and large bearings as well as adding four additional product lines, articulated pistons, piston rings, cylinder liners and piston pins. The Company's Powertrain Systems maintains 57 manufacturing locations in 16 countries. (T&N's other Powertrain Systems operations--thinwall bearings and dry bearings--are to be divested for regulatory reasons and are held separately, in the interim, see "--Reorganization.")

  Engine Bearings, Bushings, Washers and Large Bearings. Engine bearings, bushings, washers and large bearings accounted for approximately 40% of the sales for Powertrain Systems. Federal-Mogul manufactures thin wall engine bearings, bushings and washers for original equipment and aftermarket sales. These products include bimetallic and trimetallic journal bearings (main, connecting rod, thrust and tilting pad), bimetallic and trimetallic bushings and washers, valve plates, labyrinth seals, dry bearings and sputter bearings. Federal-Mogul's large bearings products--heavy wall bearings, rotating plant bearings and structural products--are sold only to OE customers. Engine bearings, bushings, washers and large bearings are sold under the brand names Federal-Mogul(R) and Glyco(R).

  Pistons and Piston Pins. Pistons and piston pins accounted for approximately 33% of the sales for Powertrain Systems. Federal-Mogul designs and manufactures cast aluminum pistons for all gasoline and diesel engine applications, articulated aluminum body/steel crown pistons for heavy duty diesel applications, piston rings for all classes of internal combustion engines, cylinder liners in cast iron for new generation aluminum block engines and piston pins from steel. The addition of T&N has significantly expanded the technology, scope and range of pistons offered by Federal-Mogul, most notably in the OE market. The T&N acquisition has also added piston rings and a wide range of high strength steel piston pins (also known as wrist pins or gudgeon pins) to the Federal-Mogul product line. Pistons and piston rings are sold under the brand names AE Goetze(R) and Sterling(R).

  Rings and Liners. Rings and liners accounted for approximately 27% of the sales for Powertrain Systems. Federal-Mogul manufactures a wide range of cast iron or steel rings, plasma, chrome and CKS coatings and wet, dry and cast liners. Federal-Mogul now designs and manufactures a wide range of cast iron and steel piston rings. With the addition of T&N and Fel-Pro, Federal-Mogul added cylinder liners to its product line. Rings and liners are marketed under the brand name AE Goetze(R).

 SEALING SYSTEMS

  Federal-Mogul's Sealing Systems products are used in automotive, light truck, heavy duty diesel, agricultural, off-highway, marine, railroad, high performance and industrial applications. Sealing Systems accounted for $1.1 billion of Federal-Mogul's 1997 consolidated sales, of which 66% were in North America, 23% were in Europe and 11% were in the rest of the world. In 1997, this division's five largest customers by sales volume were Chrysler, Cummins, Fiat, Ford and General Motors (in alphabetical order). Approximately 47% of the sales in 1997 for Sealing Systems division were to OE customers while 53% were to aftermarket customers.

  Federal-Mogul's Sealing Systems operations combine the gaskets operations acquired in the T&N and Fel-Pro acquisitions with the pre-existing Federal-Mogul dynamic seals business. The acquisitions of T&N and Fel-Pro have made Federal-Mogul one of a select number of manufacturers with the ability to seal entire engines, transmission and axle systems. The Company's Sealing Systems maintains 23 manufacturing locations in 12 countries.

  Dynamic Seals. Dynamic seals accounted for approximately 30% of the sales for Sealing Systems division. Federal-Mogul manufactures a line of dynamic seals consisting of oil seals (for engine, transmissions and axles), crankshaft seal carrier assemblies, valve stem seals, air conditioning compressor seals, bonded pistons for transmissions, 24-hour made-to-order oil seals, wear sleeves for shaft sealing surface repair and truck hub seals. These products are marketed under the brand names National(R), Mather(R), STS(R), Redi-Seal(R), Redi-Sleeve(R) and Unipiston(R).

  Gaskets. Gaskets accounted for approximately 70% of the sales for Sealing Systems. Federal-Mogul utilizes a wide range of material technologies to manufacture a full range of gasket types, including cylinder head gaskets in multi-layer steel, graphite, edge molded metal plate and other composites, valve and rocker cover gaskets, intake and exhaust manifold gaskets and miscellaneous gaskets in steel, composite, elastomeric and spiral wound. Federal-Mogul also offers a complete line of repair kits for professional installers under the brand name of Fel-Pro(R). Federal-Mogul established a strong presence in the heavy duty OE market for gaskets (including, primarily, gaskets for light and heavy duty diesel engines) through its acquisition of Fel-Pro. While Fel-Pro's market share of automotive OE gaskets was more limited, T&N's Sealing Products division has a stronger presence in the automotive OE market, adding balance to Federal-Mogul's overall OE gasket activities.

 GENERAL PRODUCTS

  Federal-Mogul's General Products includes four primary product lines, which were primarily acquired with T&N: camshafts, friction products, sintered products and systems protection products. In addition, General Products includes a number of smaller product lines, some of which (fuel systems components and lighting products) pre-date the acquisition of T&N and others of which (heat transfer products and textiles) were acquired with T&N. Products Federal-Mogul sources from other manufacturers, which are not related to Powertrain Systems and Sealing Systems, are included in General Products and distributed by Worldwide Aftermarkets.

  Products manufactured by Federal-Mogul's General Products accounted for $1.2 billion of Federal-Mogul's 1997 consolidated sales (excluding $600 million of sourced aftermarket product). Approximately 34% of the unit's manufactured sales were in North America, 57% were in Europe and 9% were in the rest of the world. In 1997, General Products' five largest customers by sales volume were Ford, General Motors, LucasVarity, Peugeot and Renault (in alphabetical order). Approximately 64% of the sales in 1997 for General Products of products it manufactures were to OE customers while 36% were to aftermarket customers. The Company's General Products maintains 53 manufacturing locations in 17 countries.

  Camshafts. Camshafts accounted for approximately 13% of Federal-Mogul manufactured products sales for General Products. Federal-Mogul casts, machines and assembles camshafts primarily for the automotive market. These products are marketed under the brand names Weyburn-Bartel(R) and Weyburn-Lydmet(R).

  Friction Products. Friction products accounted for approximately 42% of Federal-Mogul manufactured products sales for General Products. Federal-Mogul manufactures disc brake pads, drum brakes and brake linings for the automotive and commercial vehicle sector. These products are marketed under the brand name Ferodo(R) and are sold primarily in Europe.

  Sintered Products. Sintered products accounted for approximately 17% of Federal-Mogul manufactured products sales for General Products. Federal-Mogul utilizes advanced powder metallurgy techniques for the manufacture of a wide range of automotive components including valve guides, valve seat inserts, ABS sensor rings and other transmission components, together with engine components, principally pulleys, gears and sprockets. These products are marketed under the brand names Brico(R) and Sintertech(R), solely to OE customers.

  Systems Protection Products. Systems protection products accounted for approximately 9% of Federal-Mogul manufactured products sales for General Products. Federal-Mogul manufactures a wide variety of products used for automotive under body and under hood protection from heat, noise, abrasion and stone impingement. Most of these products are based on braided, knitted and non-woven fabrics. Products based on the same technologies are sold in the electrical, white goods and aerospace industries. These products are marketed under the brand name Bentley-Harris(R), solely to OE customers, and are sold primarily in North America.

  Other General Products. Other general products--primarily consisting of heat transfer products, fuel system components and lighting products--accounted for approximately 19% of Federal-Mogul manufactured products sales for General Products. Federal-Mogul is in the process of reselling the chemical manufacturing operations acquired with Fel-Pro (representing approximately $32.8 million of Fel-Pro's 1997 net sales and $2.6 million of Fel-Pro's 1997 net income). The primary components of other general products are:

  . heat transfer products (engine cooling radiators in both aluminum and copper brass construction and heater, ventilator and air conditioning units for automotive in-cab use) manufactured in South Africa for sale in the South African market and for global export under the brand names Silverton(R), FHE(R) and Connoisseur Auto Air Conditioning(R);

  . fuel system components (a full line of fuel pumps including mechanical fuel pumps, diesel lift pumps, electric fuel pumps, electric fuel modules and hanger assemblies) marketed in North America, under the brand name Carter(R); and

  . lighting products (clearance marker lamps, front, side and rear signal lamps, stop, tail and turn lights, emergency lighting, turn signal switches, auxiliary lighting and back-up lamps) marketed under the brand name Signal-Stat(R).

WORLDWIDE AFTERMARKET

  Federal-Mogul's North American distribution centers in Jacksonville, Alabama, LaGrange, Indiana, and Maysville, Kentucky (the "Distribution Centers"), served as the core of Federal-Mogul's domestic aftermarket distribution network prior to the acquisitions of T&N and Fel-Pro. Products are shipped from these Distribution Centers to service centers in the United States and Canada. For Latin American sales, products are shipped through a facility in Weston, Florida to two international regional distribution centers and 15 Latin American branches. For European sales, products are shipped through Federal-Mogul's facility in Kontich, Belgium.

  T&N and Fel-Pro each brought with them developed aftermarket operations duplicating, in part, Federal-Mogul's existing capabilities. T&N was, at the time of its acquisition, the world's largest supplier of engine parts to the independent aftermarket, as measured by revenues (with approximately 80% of the parts distributed having been produced by T&N). Fel-Pro also brought significant aftermarket penetration with it, built on the substantial brand loyalty its gasket lines have acquired through a history of technological innovations, merchandising and marketing, which have differentiated them in the market, particularly among professional installers. Management thus believes that aftermarket distribution provides significant opportunities for realization of synergies.

  T&N's aftermarket distribution system at the time of the acquisition included 36 major distribution centers and sales offices utilizing over 1,600 employees worldwide to distribute over 200,000 component parts of 5,000 engine models via its AE and Goetze marketing networks. The Company's Worldwide Aftermarket includes 119 distribution facilities in 19 countries.

  Fel-Pro's domestic aftermarket business, focused primarily on gaskets, primarily distributed from a state-of- the-art facility inside its Skokie, Illinois plant, using a highly automated, virtually paperless process.

CUSTOMERS

  Among Federal-Mogul's largest customers are Caterpillar, Chrysler, Cummins, Ford, General Motors, Mercedes-Benz, NAPA, Peugeot and Volkswagen/Audi (in alphabetical order).

  Original Equipment. Federal-Mogul's OE customers consist primarily of automotive and heavy duty vehicle customers, as well as farm and industrial equipment manufacturers, agricultural, off-highway, marine, railroad, high performance and industrial applications. Federal-Mogul has well-established relationships with substantially all major North American and European automotive OE manufacturers, some pre-existing and others resulting from the acquisitions of T&N and Fel-Pro. Management believes there are additional system opportunities with OE manufacturers in the Asia-Pacific and Latin American regions. In addition, management believes that the acquisitions of T&N and Fel-Pro have positioned Federal-Mogul to take advantage of developing OE customer demand for single supplier systems and modules in the future, particularly in light of Federal-Mogul's global reach and capabilities. See "--Strategy."

  Aftermarket. Federal-Mogul's domestic and international customers include independent warehouse distributors who redistribute products to local parts suppliers called "jobbers," industrial bearing distributors, distributors of heavy duty vehicular parts, engine rebuilders and retail parts stores. The breadth of Federal-Mogul's product lines, together with the strength of its brand names and sales force, are central to Federal-Mogul's aftermarket operations.

RESEARCH AND DEVELOPMENT

  Federal-Mogul maintains technical centers in Europe and North America to develop and provide advanced materials, products and manufacturing processes for all of its manufacturing units, including facilities acquired with T&N and Fel-Pro. Federal-Mogul's expertise in engineering, research and development ensures that the latest technologies, processes and materials are considered in solving problems for customers and bringing new, innovative product to market. Federal-Mogul provides its customers with real-time engineering capabilities and design development in their home countries. In recognition of the importance of technology throughout its operations, following the acquisitions, Federal-Mogul created the post of Vice President--Technology to coordinate technological activities throughout its operations.

  The acquisitions of T&N and Fel-Pro provided Federal-Mogul with substantial additional technological expertise. In particular, the newly acquired technical centers in the United Kingdom and the United States bring a new depth of capability in materials development, surface engineering, computational analysis, engine testing and systems engineering. Recent achievements of these centers include development of advanced piston alloys, novel bearing coatings, brake pads for motor sport applications, engine structure modelling to predict gasket performance and test techniques for measurement of bore distortion in running engines.

  The Fel-Pro acquisition brought substantial research operations focusing on gaskets and their manufacture, including complete material, application design and process development capabilities and a dedicated design/engineering staff of over 100 employees. Recent technology innovations pioneered by Fel-Pro include PermaDry Plus(R), multi-layered steel head gaskets, noise and vibration dampening devices and rubber edge molded gaskets. In the past, Fel-Pro has introduced several product innovations including Fel-Coprene(R), Print-O-Seal(R) and Perma-Torque Blue(R), which have become market standards in the gasket aftermarket.

  Technological activities are conducted at facilities Federal-Mogul acquired from T&N including, in particular, its central technical center at Cawston, England, its facility at Burscheid, Germany and its technical center at Plymouth, Michigan, and at Fel-Pro's facilities in Skokie, Illinois, as well as at Federal-Mogul's major pre-existing technological centers, in Ann Arbor, Michigan, Logansport, Indiana, Malden, Missouri, and Wiesbaden, Germany. Each of Federal-Mogul's operating units is engaged in various engineering, research and development efforts working side by side with customers to develop custom solutions unique to their needs.

  Total expenditures for research and development activities, on a pro forma basis, were approximately $102.8 million in 1997, $101.6 million in 1996 and $99.8 million in 1995.

SUPPLIERS

  Federal-Mogul sells its manufactured parts as well as parts manufactured by other manufacturers to the aftermarket. In 1997, no outside supplier of Federal-Mogul provided products that accounted for more than 5% of Federal-Mogul's net sales.

  Federal-Mogul does not normally experience supply shortages of raw materials. Certain of Federal-Mogul's relationships with its long-term suppliers are contractual.

  In connection with the acquisition of the automotive aftermarket business of TRW, Inc. ("TRW") in 1992, Federal-Mogul and TRW entered into a Supply Agreement for an initial term of 15 years (the "Supply Period"), pursuant to which TRW agreed to supply Federal-Mogul with parts manufactured by TRW and distributed by Federal-Mogul. During the first five years of the Supply Period (the "Exclusive Period"), Federal-Mogul is an exclusive distributor of such TRW parts and thereafter will be a nonexclusive distributor for the remaining term of the Supply Agreement, subject to certain exceptions. Thereafter, both the Exclusive Period and the Supply Period are automatically renewable for one-year periods and are terminable upon one year's notice by either party.

LEGAL PROCEEDINGS

 T&N Asbestos

  In the United States, Federal-Mogul's subsidiary T&N plc and two of T&N plc's U.S. subsidiaries ("the T&N Companies") are among many defendants named in numerous court actions alleging personal injury resulting from exposure to asbestos or asbestos-containing products. T&N plc is also subject to asbestos-disease litigation, to a lesser extent, in the UK and to property damage litigation based upon asbestos in the United States. Because of the slow onset of asbestos-related diseases, management anticipates that similar claims will be made in the future. It is not known how many such claims may be made nor the expenditure which may arise therefrom. T&N has appointed the Center for Claims Resolution ("CCR") as its exclusive representative in relation to all asbestos-related personal injury claims made against the T&N Companies in the United States. As of March 31, 1998, the Company has provided $1.351 million as its estimate for future costs to resolve asbestos claims.

  Prior to its acquisition by Federal-Mogul, T&N secured, by payment of a premium of (Pounds)92 million, a (Pounds)500 million layer of insurance cover which will be triggered should the aggregate number of claims notified after June 30, 1996, where the exposure occurred prior to that date ("IBNR claims"), exceed (Pounds)690 million. At March 31, 1998, Federal-Mogul has recorded reserves for IBNR claims up to the insurance level, which is (Pounds)690 million. For discussion of asbestos-related liabilities and reserves, see Notes 19 and 28 to the T&N Financial Statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations--T&N--Asbestos."

  While management believes that estimated reserves, which have not been reduced by any potential insurance proceeds, coupled with T&N's asbestos-related claims insurance policy, are appropriate for anticipated losses arising from T&N's asbestos related claims, no assurance can be given that T&N will not be subject to material additional liabilities and significant additional litigation relating to asbestos. Any such liabilities or litigation could have a material adverse effect on Federal-Mogul's results of operations, business, liquidity and financial condition. See "Risk Factors--T&N's Asbestos Liability."

 Federal-Mogul and Fel-Pro Asbestos

  Federal-Mogul also is one of a large number of defendants in a number of lawsuits brought by claimants alleging injury due to exposure to asbestos. In addition, Fel-Pro has been named as a defendant in approximately 18,000 product liability cases involving asbestos, primarily involving gasket or packing products sold to ship owners. Federal-Mogul is defending all such claims vigorously and believes that it and Fel-Pro have substantial defenses to liability and adequate insurance coverage for defense costs (though Fel-Pro has agreed with its insurers to pay approximately 20% of defense costs, in exchange for the right to a significant role in decisions regarding the litigation). While the outcome of litigation cannot be predicted with certainty, after consulting with the office of Federal-Mogul's general counsel, management believes that asbestos claims pending against Federal-Mogul and Fel-Pro as of March 31, 1998 will not have a material effect on Federal-Mogul's financial position.

 Other

  Federal-Mogul is involved in various other legal actions and claims, directly and through its subsidiaries (including T&N and Fel-Pro). After taking into consideration legal counsel's evaluation of such actions, management is of the opinion that their outcomes are not reasonably likely to have a material adverse effect on Federal-Mogul's financial position operating results or cash flow.

  For information respecting lawsuits concerning environmental matters to which Federal-Mogul is a party, see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Federal-Mogul--Environmental Matters."

EMPLOYEE RELATIONS

  On March 31, 1998, Federal-Mogul had approximately 45,000 full-time employees (including the T&N Bearings Business), of whom approximately 17,500 were employed in the United States. Approximately 13,700 of these employees work for operations predating the acquisitions of T&N and Fel-Pro, approximately 28,600 work for operations acquired with T&N and approximately 2,700 work for operations acquired with Fel-Pro. An anticipated result of the integration plan and restructuring relating to the acquisitions of T&N and Fel-Pro is a reduction of approximately 4,200 employees.

  Approximately 45% of Federal-Mogul's United States employees are represented by six unions. Approximately 50% of Federal-Mogul's foreign employees are represented by various unions. Each of Federal-Mogul's unionized manufacturing facilities has its own contract with its own expiration date and, as a result, no contract expiration date affects more than one facility. Federal-Mogul believes its labor relations to be good.

ENVIRONMENTAL REGULATIONS

  Federal-Mogul's operations, in common with those of industry generally, are subject to numerous existing and proposed laws and governmental regulations designed to protect the environment, particularly regarding plant wastes and emissions and solid waste disposal. Capital expenditures for property, plant and equipment for environment control activities did not have a material impact on Federal-Mogul's financial position or results of operations in 1997 and are not expected to have a material impact on Federal-Mogul's financial position or results of operations in 1998 or 1999.

BACKLOG

  The majority of Federal-Mogul's products are not on a backlog status. They are produced from readily available materials and have a relatively short manufacturing cycle. For products supplied by outside suppliers, Federal-Mogul generally purchases products from more than one source. Federal-Mogul expects to be capable of handling the anticipated 1998 sales volumes.

PATENTS AND LICENSES

  Federal-Mogul is committed to protecting its technology investments and market share through an active and growing international patent portfolio. Federal-Mogul's patent portfolio is composed of a large number of foreign and U.S. patents and pending patent applications which relate to a wide variety of products and processes. In the aggregate, Federal-Mogul's international patent portfolio is of material importance to its business; however, Federal-Mogul does not consider any international patent or group of international patents relating to a particular product or process to be of material importance when judged from the standpoint of the business as a whole.

COMPETITION

  The global vehicular parts business is highly competitive. Federal-Mogul competes with many of its customers that produce their own components as well as with independent manufacturers and distributors of component parts in the United States and abroad. In general, competition for such sales is based on price, product quality, customer service and the breadth of products offered by a given supplier. Federal-Mogul has attempted to meet these competitive challenges through more efficiently integrating its manufacturing and distribution operations, expanding its product coverage within its core businesses, and expanding its worldwide distribution network.

PROPERTIES

  Federal-Mogul conducts its business from its World Headquarters complex in Southfield, Michigan, which is leased pursuant to a sale/leaseback arrangement. At March 31, 1998, Federal-Mogul had over 120 manufacturing facilities with in excess of 16 million square feet (approximately 80% of which were owned and 20% were leased) and over 100 aftermarket facilities with in excess of 3.5 million square feet (approximately 10% of which were owned and 90% were leased). Over half of the manufacturing facilities (by square footage) were in Europe and approximately one third were in North America. Over 85% of aftermarket facilities (by square footage) were in North America, with a strong majority of the remainder in Europe. Federal-Mogul also had other facilities (primarily research and office only sites) accounting for approximately 800,000 square feet.

  All owned and leased properties are well maintained and equipped for the purposes for which they are used. Federal-Mogul believes that its facilities are suitable and adequate for the operations involved. In the case of leased properties, Federal-Mogul believes that the leases could be renewed or comparable facilities could be obtained without materially affecting operations.

                                  MANAGEMENT

  The following tables set forth the name, age and position of the executive officers and the directors, respectively of Federal-Mogul.

     EXECUTIVE OFFICER      AGE                   POSITION
     -----------------      ---                   --------
                                          Chairman, Chief Executive Officer and
Richard A. Snell...........  56           President
                                           Executive Vice President--Powertrain
Alan C. Johnson............  49            Systems
                                 Executive Vice President--Worldwide
Paul R. Lederer............  58  Aftermarket
                                 Executive Vice President and Chief
Thomas W. Ryan.............  50  Financial Officer
Wilhelm A. Schmelzer.......  57     Executive Vice President--Sealing Systems
Frank Tomes................  55    Executive Vice President--General Products
                                Senior Vice President, General Counsel and
Edward W. Gray, Jr.........  51 Secretary
Alan R. Begg...............  43           Vice President--Technology
David A. Bozynski..........  43           Vice President and Treasurer
Charles B. Grant...........  53       Vice President--Corporate Development
Richard P. Randazzo........  54        Vice President--Human Resources
Kenneth P. Slaby...........  46          Vice President and Controller
James J. Zamoyski..........  51          Vice President--Strategic Planning
         DIRECTOR           AGE
         --------           ---
Richard A. Snell...........  56
John J. Fannon.............  64
Roderick M. Hills..........  67
Paul S. Lewis(1)...........  61
Antonio Madero.............  60
Robert S. Miller...........  56
John C. Pope...............  49
H. Michael Sekyra..........  56
Sir Geoffrey Whalen(1).....  62

--------

(1) Nominee proposed for election as a Director of Federal-Mogul at the May 20, 1998 Annual Shareholders' Meeting.

  Mr. Snell has served as Chairman of the Board, Chief Executive Officer and President and a director of Federal-Mogul since November 1996. He also serves as Chairman of the Executive and Finance Committee and as a member of the Pension Committee. Mr. Snell was previously employed by Tenneco, Inc., from November 1987 to November 1996, most recently having served as President and Chief Executive Officer of Tenneco Automotive from September 1993 until he was employed by Federal-Mogul. Mr. Snell is also a member of the Board of Directors of Schneider National, Inc.

  Mr. Begg has served as Vice President--Technology since February 1998. Prior to this position, Mr. Begg served as Managing Director of T&N Technology and was a member of the T&N Management Committee from 1993 to February 1998, General Manager, Sales Director and Business Manager at BP Metal Composites from 1991 to 1993, and Senior Research Scientist and Project Leader for advance engineering materials development at BP Research Center from 1983 to 1988.

  Mr. Bozynski has served as Vice President and Treasurer since May 1996. Prior thereto, Mr. Bozynski was employed by Unisys Corporation as Vice President and Assistant Treasurer from October 1994 to April 1996, Vice President--Line of Business Finance from April 1993 to September 1993, and Vice President--Corporate Business Analysis from March 1992 to April 1993.

  Mr. Fannon has served as a director of Federal-Mogul since 1986. He is Chairman of the Compensation Committee and a member of the Pension and the Nominating Committees. Mr. Fannon retired in 1997 as Vice Chairman of Simpson Paper Company, a privately held global forest products company with annual sales exceeding $1 billion, a position that he held since 1993. From 1980 until 1993, Mr. Fannon served as President of Simpson Paper. Previously, he was Vice President of Marketing for Simpson Paper. He also serves as a director of Simpson Paper and Seton Medical Center.

  Mr. Grant has served as Vice President--Corporate Development since December 1992. Prior to this position, Mr. Grant served as Vice President and Controller of Federal-Mogul from May 1988 to December 1992, Vice President of Finance, Vice President--Controller and Controller of the Fastening Systems Group of Huck Manufacturing, and Audit Manager at Ernst & Young.

  Mr. Gray has served as Senior Vice President, General Counsel and Secretary since March 1998. Prior to this position, Mr. Gray was the managing partner for the Washington D.C. office of Fitch, Even, Tabin, and Flannery from April 1994 to 1998, a founding partner of Gray, Blount & Associates, LLP from 1993 to 1998 and at R.R. Donnelley & Sons Company from 1986 to May 1993, where his most recent position was Vice President--Information Services.

  Mr. Hills has served as director of Federal-Mogul since 1977. He is Chairman of the Nominating Committee and a member of the Audit, Executive and Finance, and Pension Committees. In January 1987, Mr. Hills was named Managing Director-Chairman of The Manchester Group Ltd., and has continued to manage that business, which is now conducted under the name of Hills Enterprises, Ltd. From May 1989 until June 1995, he also served successively as a partner of and/or a consultant to the law firms of Donovan Leisure Rogovin Huge & Schiller, Shea & Gould, and Mudge Rose Guthrie Alexander & Ferndon. Mr. Hills is a member of the Board of Directors of Waste Management, Inc. and Oak Industries, Inc.

  Mr. Johnson has served as Executive Vice President--Powertrain Systems since February 1998. Mr. Johnson has been with Federal-Mogul since 1970, serving as Executive Vice President responsible for Federal-Mogul's Worldwide manufacturing and international aftermarket operations from January 1997 to February 1998, President--Operations from January 1995 to January 1997, Vice President and President--Powertrain Operations--Americas from 1993 to January 1995 and Vice President and General Manager--Oil Seal Operations from 1992.

  Mr. Lewis will join Federal-Mogul's Board of Directors at the completion of its May 20, 1998 Annual Shareholders' Meeting. Mr. Lewis joined Tate & Lyle plc as Group Finance Director in June 1988 and became Deputy Chairman of the Group in March 1993. He served on the Executive Committee and various other board and committees with the Group. He joined the Board of Dairy Crest Group as a non-executive Director in August 1993. On December 1, 1995 Mr. Lewis joined the Board of T&N plc as a non-executive Director. Mr. Lewis served on the Listing Policy Committee of the London Stock Exchange until 1996 and is a Governor of Stratford School, East London and a member of the Finance Committee of London First.

  Mr. Lederer has served as Executive Vice President--Worldwide Aftermarket since February 1998. Prior to this position, Mr. Lederer was President and Chief Operating Officer of Fel-Pro, Incorporated. Prior to joining Fel-Pro, he was a consultant to several automotive parts companies while serving on the Board of Directors of Ozark/O'Reilly Automotive, Fullerton Metals and Trans-Pro Corporation. Mr. Lederer has also served as Executive Vice President of Stant, Chairman and Chief Executive of Epicor Industries, Incorporated, President--Automotive Group, Group Vice President--Operations and General Manager-Edelmann Durson at Parker Hanifin, and Executive Vice President of E. Edelmann & Company.

  Mr. Madero has served as director of Federal-Mogul since February 1994. He is a member of the Audit, Nominating and Compensation Committees. Mr. Madero founded SANLUIS Corporacion S. A. de C.V.

("Sanluis") and has served as its Chairman of the Board and Chief Executive Officer since 1979. Sanluis is a Mexican holding company with interests in gold, silver, mining and auto parts. Mr. Madero is also a member of the Boards of Directors of Cydsa S.A., of Cydsa, S.A. de C.V., Grupo Embotelladoras Unidas, S.A. de C.V., Alfa, S.A. de C.V., Grupo Industrial Saltillo, S.A. de C.V., Fondo Opcion, S.A. de C.V., Grupo Industrial Durango, S.A. de C.V., G. Accion S.A., Grupo Financier Banamex Accival S.A., Seguros Comercial America, S.A., Grupo Posadas, S.A. de C.V., Banca Quadrum, S.A. de C.V., Banca Chase (Mexico) S.A., Deere and Company and a member of the International Advisory Committee of The Chase Manhattan Bank.

  Mr. Miller has served as a Director of Federal-Mogul since 1993. He is the Chairman of the Pension Committee and a member of the Audit and Nominating Committees. From September until November 1996 he served as Acting Chief Executive Officer of Federal-Mogul. Mr. Miller is Chairman of the Board and Chief Executive Officer of Waste Management, Inc. Since 1993, Mr. Miller has served as Vice President and Treasurer, and as a director, of Moore Mill and Lumber Company, a privately held timber business in Oregon. In April 1995, he was named Chairman of the Board of Directors of Morrison Knudsen Corporation, a position he held until September 1996, when he became its Vice Chairman of the Board. In addition to Waste Management and Morrison Knudsen, Mr. Miller also serves as a member of the Board of Directors of Fluke Corporation, Pope & Talbot, Inc. and Symantec Corp.

  Mr. Pope has served as a director of Federal-Mogul since 1987. He is Chairman of the Audit Committee and a member of the Compensation, Executive and Finance, and Nominating Committees. Mr. Pope was President, Chief Operating Officer and Director of UAL Corporation and United Air Lines from May 1992 until July 1994. Mr. Pope was named Chairman of the Board of MotivePower Industries, Inc. in 1995. Mr. Pope is a member of the Board of Directors of Dollar Thrifty Automotive Group, Inc., Lamalie Associates, Inc., Medaphis Corporation, MotivePower Industries, Inc., Wallace Computer Services, Inc. and Waste Management, Inc.

  Mr. Randazzo has served as Vice President--Human Resources since January 1997. Prior thereto, Mr. Randazzo served as Senior Vice President--Human Resources of Nextel Communications, Inc. from December 1994 to December 1996, Senior Vice President--Human Resources--Americas Region of Asea Brown Boveri, Inc. from December 1990 to December 1994, and various positions at Xerox Corporation, including Vice President of Human Resources and the U.S. Marketing Group.

  Mr. Ryan has served as Executive Vice President since March 1998 and as Chief Financial Officer since February 1997. Mr. Ryan joined Federal-Mogul in February 1997 as Senior Vice President and Chief Financial Officer. Mr. Ryan was Chief Financial Officer of Tenneco Automotive, a division of Tenneco, Inc. from January 1995 to February 1997, and Vice President, Treasurer and Controller of A.O. Smith Corporation from March 1985 to January 1995.

  Mr. Schmelzer has served as Executive Vice President--Sealing Systems since February 1998. Since joining Federal-Mogul in 1969, Mr. Schmelzer has served as Vice President and Group Executive--Engine and Transmission Products from April 1995 to February 1998, Vice President and Group Executive--Engine and Transmission Products Europe from January 1992 to April 1995, General Manager--Engine and Transmission Products--Americas from 1989 to 1991 and General Manager of Manufacturing Operations in Spain and Mexico from 1987 to 1989. Mr. Schmelzer represents Federal-Mogul as Chairman of Supervisory Boards at Federal-Mogul S.A., France and Federal-Mogul S.p.A., Italy. He has been an Advisory Board member of Arkwright International Ltd. since May 1995.

  Dr. Sekyra has served as a director of Federal-Mogul since 1991. He is a member of the Compensation, Nominating, and Pension Committees. Dr. Sekyra, a native of Austria, is Chairman and Chief Executive Officer of C.H. CHEM, a.s., the largest chemical company in the Czech Republic. He is also Chairman of Bohler Uddeholm, one of the world's leading companies in tool and speed steel. Dr. Sekyra holds a number of board positions in banking and industrial enterprises.

  Mr. Slaby has served as Vice President and Controller since April 1996. Prior thereto, Mr. Slaby held various positions at General Electric Company for 23 years, including Manager--Financial Operation for the global silicones business from November 1990 to April 1996, Manager--Financial Operation with GE Aircraft Electronics from March 1987 to November 1990, and Manager Finance Section at GE Aircraft Electronics Systems Department from July 1985 to March 1987.

  Mr. Tomes has served as Executive Vice President--General Products since February 1998. Prior to this position, Mr. Tomes served as Chief Executive-- Composites and Camshafts Group of T&N plc from January 1996 to February 1998. Prior to that he was Chief Executive of T&N's Industrial Products and Materials Group.

  Sir Geoffrey Whalen will join Federal-Mogul's Board of Directors at the completion of its May 20, 1998 Annual Shareholders' Meeting. Between 1984 and 1995, Sir Whalen was Managing Director, and from 1990 Deputy Chairman of Peugeot Talbot Motor Company plc. in the United Kingdom (now known as Peugeot). In January 1995, he retired from full-time employment with Peugeot. Sir Geoffrey Whalen is currently a director of Peugeot Motor Company plc; Conventry Building Society; Hills Precision Components Ltd.; Camden Motors Ltd.; Caradon plc, and Hall Engineering Holdings plc. Sir Geoffrey Whalen has also been active in the Society of Motor Manufacturers & Traders, the Trade Association representing vehicle and component makers in the United Kingdom where he was President 1988-1990 and 1993-1994 and is currently Deputy President.

  Mr. Zamoyski has served as Vice President--Strategic Planning since June 1997. Prior to this position, Mr. Zamoyski served as Vice President and General Manager from April 1995 to June 1997, Worldwide Aftermarket Operation--International from November 1993 to April 1996, and General Manager, Worldwide Aftermarket--Distribution and Logistics from August 1991 to November 1993.

                            PRINCIPAL SHAREHOLDERS

  The following table sets forth certain information concerning the beneficial ownership of Common Stock held by shareholders known by the Company (based on filings with the Securities and Exchange Commission) to beneficially own in excess of five percent of the outstanding Common Stock as of April 15, 1998. In accordance with regulations promulgated by the Securities and Exchange Commission, the table reflects for each beneficial owner the conversion of convertible securities (convertible within 60 days after April 15, 1998) owned by such beneficial owners, but, in determining the percentage ownership of such person, does not assume the conversion of convertible securities owned by any other person.

                                            SHARES BENEFICIALLY OWNED PRIOR
   NAME AND                                         TO THE OFFERINGS
    ADDRESS                                 ----------------------------------
 OF BENEFICIAL                                 NUMBER OF
    HOLDER                                      SHARES           PERCENT(1)
 -------------                              ----------------- ----------------
 Janus Capital Corporation
  100 Fillmore Street
  Denver, CO 80206.........................         6,500,000           16.21%
 The Capital Group Companies, Inc.
  333 South Hope Street
  Los Angeles, CA 90071....................         4,143,000           10.33%
 Merrill Lynch Asset Management
  800 Scudders Mill Road
  Plainsboro, NJ 08536.....................         2,945,200            7.34%
 Fidelity Management & Research
  82 Devonshire Street
  Boston, MA 02109.........................         2,100,000            5.24%

--------

(1) Percentages are calculated based on outstanding shares of Common Stock as of April 15, 1998, of 40,579,372 shares and assume conversion of Federal-Mogul's Series C Stock and Series E Stock.

                             SELLING SHAREHOLDERS

  The following table sets forth certain information concerning the beneficial ownership of Common Stock held by the Selling Shareholders, as of May 12, 1998 and as adjusted to give effect to the Offerings and reflect the sale in the Offerings of an aggregate of 1,287,907 shares of Common Stock. None of the Selling Shareholders currently holds, and after the Offerings none of the Selling Shareholders is expected to hold, greater than 1% of the shares of the Company's outstanding Common Stock.

                                 NUMBER OF                        NUMBER OF
                            SHARES BENEFICIALLY  NUMBER OF   SHARES BENEFICIALLY
                              OWNED PRIOR TO    SHARES BEING     OWNED AFTER
           NAME              THE OFFERINGS(1)     OFFERED     THE OFFERINGS(1)
           ----             ------------------- ------------ -------------------
Robert J. Morris Revocable
 Trust UAD 2/16/83........         69,075          57,746           11,329
Ellen J. Morris...........         97,353          58,678           38,675
Bruce E. Morris...........        113,287          58,678           56,609
Richard A. Morris.........         85,927          58,678           27,249
Elliot Lehman Trust 5/87..         57,930          57,930                0
Frances M. Lehman Trust
 5/87.....................         99,372          99,372                0
E. Lehman 15 Year Income
 Trust....................          3,178           3,178                0
F. Lehman 15 Year Income
 Trust....................          4,104           4,104                0
Kenneth A. Lehman 1996 E.
 Family Trust 6/96........          3,213           3,213                0
Kenneth A. Lehman 1996 F.
 Family Trust 6/96........          3,213           3,213                0
Paul Lehman 1996 E. Family
 Trust 6/96...............          3,213           3,213                0
Paul Lehman 1996 F. Family
 Trust 6/96...............          3,213           3,213                0
Kay L. Scholzman 1996 E.
 Family Trust 6/96........          3,213           3,213                0
Kay L. Scholzman 1996 F.
 Family Trust 6/96........          3,213           3,213                0
Kenneth A. Lehman.........        106,407          26,601           79,806
Lucy G. Lehman............         11,405          11,405                0
Paul A. Lehman............         98,514          71,091           27,423
Ronna Stamm...............          5,973           5,973                0
Kay Schlozman Children's
 Trust 12/82..............          7,690           7,690                0
Schlozman Family Gift
 Trust 9/85...............         14,456          14,456                0
Kay L. Schlozman 1997
 Children's Trust 11/97...          3,845           3,845                0
Betsy G. Lehman
 Irrevocable Trust #1
 12/83....................          6,867           6,867                0
K. Lehman Children's Trust
 12/82 FBO Betsy..........         20,602           1,333           19,269
K. Lehman Children's Trust
 9/85 FBO Betsy...........          4,819           4,819                0
Amy G. Lehman Irrevocable
 Trust #1 12/83...........          6,867           6,867                0
K. Lehman Children's Trust
 12/82 FBO Amy............         20,602           1,334           19,269
K. Lehman Children's Trust
 9/85 FBO Amy.............          4,819           4,819                0
Peter G. Lehman
 Irrevocable Trust #1
 12/83....................          6,867           6,867                0
K. Lehman Children's Trust
 12/82 FBO Peter..........         20,602           1,334           19,268
K. Lehman Children's Trust
 9/85 FBO Peter...........          4,819           4,819                0
Daniel A. Schlozman Trust
 #1 12/81.................         61,265          22,576           38,689
Daniel A. Schlozman Trust
 #2 12/81.................         61,264          22,575           38,689
Schlozman 1994 Gift Trust
 for Julia................          5,922           5,922                0
Sylvia M. Radov...........        134,413          17,572          116,841
Lewis C. Weinberg
 Irrevocable Trust 8/76...         54,994           5,617           49,377
Sylvia 1996 Gift Trust for
 Barbara..................          2,216           2,216                0
Sylvia 1996 Gift Trust for
 David....................          2,216           2,216                0
Sylvia 1996 Gift Trust for
 Daniel...................          2,216           2,216                0
DAW Family Trust 9/85.....         45,382          21,325           24,057
Daniel C. Weinberg
 Revocable Trust 7/97.....         72,382          39,218           33,164
Carol Jung................         35,685           6,016           29,669

                                 NUMBER OF                        NUMBER OF
                            SHARES BENEFICIALLY    NUMBER    SHARES BENEFICIALLY
                              OWNED PRIOR TO    SHARES BEING     OWNED AFTER
           NAME              THE OFFERINGS(1)     OFFERED     THE OFFERINGS(1)
           ----             ------------------- ------------ -------------------
Kessler 1996 Gift for
 David....................          1,323           1,323               0
Kessler 1996 Gift Trust
 for Daniel...............          1,438           1,438               0
DCW Family Trust 9/85.....        123,028          33,000          90,028
Lewis Weinberg
 Grandchildrens Gift Trust
 12/82--Keith.............         11,788          11,788               0
Keith A. Kessler..........         23,921           7,536          16,385
Lewis Weinberg
 Grandchildrens Gift Trust
 12/82--Arthur............         11,788          11,788               0
Arthur J. Kessler.........         33,025           7,536          25,489
Lewis Weinberg
 Grandchildrens Gift Trust
 12/82--Eric..............         11,788          11,788               0
Eric J. Kessler
 Irrevocable Trust 12/77..         33,025           7,536          25,489
Lewis Weinberg
 Grandchildrens Gift Trust
 12/82--Mindy.............         29,872          10,000          19,872
SMR-DAW Childrens Gift
 Trust for Mindy 12/82....          6,319           6,319               0
Lewis Weinberg
 Grandchildrens Gift Trust
 12/82--Brian.............         29,872          10,000          19,872
SMR-DAW Childrens Gift
 Trust for Brian 12/82....          6,319           6,319               0
Sylvia MGP Trust for
 Daniel 06/96.............         97,893          16,000          81,893
Weinberg 1992 Gift Trust
 for Barbara .............         41,954          41,954               0
Weinberg 1992 Gift Trust
 for David ...............         41,954          41,954               0
Weinberg 1992 Gift Trust
 for Daniel...............         41,954           8,000          33,954
Sylvia 1992 Gift Trust for
 Barbara..................        102,185          27,884          74,301
Sylvia 1992 Gift Trust for
 David....................        102,185          30,923          71,262
Sylvia 1992 Gift Trust for
 Daniel...................        102,185          25,000          77,185
H & M Realty Corporation..        216,584         216,584               0
McCormick Investments,
 Inc. ....................             81              81               0
McCormick Investments, LP.          7,926           7,926               0

--------

(1) Assumes conversion of the Series E Stock.

  The 1,287,907 shares of Common Stock that may be offered and sold by the Selling Shareholders will be acquired by such Selling Shareholders through conversion of Series E Stock received as part of the consideration received by them in the Federal-Mogul acquisition of Fel-Pro. Pursuant to the Registration Rights Agreement among Federal-Mogul and the Selling Shareholders. Federal-Mogul shall bear all expenses incident to Federal-Mogul's performance of or compliance with the Registration Rights Agreement, except that the Selling Shareholders will pay all underwriting discounts and commissions relating to their shares of Common Stock, brokerage fees, transfer taxes, and the fees and expenses of any counsel, accountants or other representatives retained by the Selling Shareholders, if any. The Selling Shareholders will be indemnified by Federal-Mogul against certain liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection therewith.

                         DESCRIPTION OF CAPITAL STOCK

  The following statements are summaries of certain provisions of Federal-Mogul's Restated Articles of Incorporation (the "Articles of Incorporation") and Bylaws and of the Rights Agreement, dated as of November 3, 1988, as amended, between Federal-Mogul and The Bank of New York, as Rights Agent (the "Rights Agreement"). Such summaries do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the Restated Articles of Incorporation, the Bylaws and the Rights Agreement, including definitions therein of certain terms.

AUTHORIZED CAPITAL STOCK

  Federal-Mogul's authorized capital stock consists of 5,000,000 shares of preferred stock, which is issuable in series, and 60,000,000 shares of Common Stock. An increase in Federal-Mogul's authorized Common Stock to 260,000,000 shares is to be voted on at the May 20, 1998 Annual Shareholders' Meeting. At May 12, 1998, Federal-Mogul had outstanding 762,939 shares of Series C ESOP Convertible Preferred Stock and 40,606,439 shares of Common Stock. At May 12, 1998, of 1,500,000 shares of Common Stock authorized in 1984 under Federal-Mogul's incentive stock plans, no shares remained issuable; of 2,300,000 shares authorized in 1989, an aggregate of 357,548 shares remained issuable; and of 1,300,000 shares authorized in 1997, an aggregate of 468,659 shares remained issuable. See "--Incentive Stock Plans."

COMMON STOCK

  The holders of Common Stock are entitled to receive such dividends as may be declared from time to time by the Board of Directors out of funds legally available therefor. The holders of Common Stock are entitled to one vote per share on all matters submitted to a vote of shareholders and do not have cumulative voting rights. Holders of Common Stock are entitled to receive, upon any liquidation of Federal-Mogul, all remaining assets available for distribution to shareholders after satisfaction of Federal-Mogul's liabilities and the preferential rights of any preferred stock that may then be issued and outstanding. The outstanding shares of Common Stock are, and the Shares offered hereby will be, fully paid and nonassessable. The Common Stock is listed on the NYSE. The holders of Common Stock have no preemptive, conversion or redemption rights. The registrar and transfer agent for the Common Stock is The Bank of New York.

PREFERRED SHARE PURCHASE RIGHTS

  In 1988, Federal-Mogul's Board of Directors authorized the distribution of one Preferred Share Purchase Right (a "Right") for each outstanding share of Common Stock. Each Right entitles the holder thereof to buy one-half of one one-hundredth of a share of Series B Junior Participating Preferred Stock at a price of $70.00. The Rights are governed by the Rights Agreement.

  As distributed, the Rights trade together with the Common Stock. They may be exercised or traded separately only after the earlier to occur of: (i) 10 days following a public announcement that a person or group of persons has obtained the right to acquire 10% or more of the outstanding Common Stock (20% in the case of certain institutional investors), or (ii) 10 business days (or such later date as may be determined by action of the Board of Directors) following the commencement or announcement of an intent to make a tender offer or exchange offer which would result in beneficial ownership by a person or group of persons of 10% or more of the outstanding Common Stock. If the acquiring person or group of persons acquires 10% or more of the Common Stock, each Right (other than those held by the acquirer) will entitle its holder to purchase, at the Right's exercise price, shares of Common Stock having a market value of twice the Right's exercise price. Additionally, if Federal-Mogul is acquired in a merger or other business combination, each Right (other than those held by the surviving or acquiring company) will entitle its holder to purchase, at the Right's exercise price, shares of the acquiring company's stock (or Common Stock of Federal-Mogul if it is the surviving corporation) having a market value of twice the Right's exercise price.

  Rights may be redeemed at the option of the Board of Directors for $0.005 per Right at any time before a person or group or persons acquires 10% or more of Federal-Mogul's Common Stock. The Board may amend the Rights at any time without shareholder approval. The Rights will expire by their terms on November 14, 1998.

  The Rights have certain anti-takeover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire Federal-Mogul in a manner that causes the Rights to become exercisable. Federal-Mogul believes, however, that the Rights would neither affect any prospective offeror willing to negotiate with the Board of Directors of Federal-Mogul nor interfere with any merger or other business combination approved by the Board of Directors.

SERIES C ESOP CONVERTIBLE PREFERRED STOCK

  In February, 1989, Federal-Mogul established an Employee Stock Ownership Plan (the "ESOP") and issued 1,000,000 shares of Series C ESOP Convertible Preferred Stock ("Series C Stock") to the ESOP, of which 762,939 shares were outstanding at March 31, 1998. Such shares bear a dividend of $4.78125 per share per annum, subject to certain adjustments. The share of Series C ESOP Convertible Preferred Stock are convertible into shares of Common Stock at a rate of two shares of Common Stock per share, subject to adjustment. The Series C Stock may be issued only to a trustee acting on behalf of an employee stock ownership plan or other employee benefit plan of Federal-Mogul and will be automatically converted into shares of Common Stock in the event of any transfer to a person other than such trustee. Such Series C Stock shares provide for a liquidation preference of $63.75 per share plus accrued and unpaid dividends. The Series C Stock is redeemable, in whole or in part, at the option of Federal-Mogul at a redemption price per share currently equal to 100.75% of the liquidation preference, declining to 100% of the liquidation preference on and after January 1, 1999, plus, in each case, accrued and unpaid dividends. Holders of the Series C Stock have full voting rights and generally vote together with the Common Stock as one class, each share of the Series C Stock having such number of votes as equals the number of shares of Common Stock into which such share could be converted on the record date for determining the shareholders entitled to vote, or currently two votes per share; the shares of the Series C Stock are entitled to vote separately on certain matters. The shares of the Series C Stock are not subject to any sinking fund provisions and have no preemptive rights. The shares of the Series C Stock rank senior to Common Stock as to the payment of dividends and distribution of assets on liquidation, dissolution and winding up of Federal-Mogul.

  In the event that Federal-Mogul is unable to pay dividends on the Series C Stock, Federal-Mogul is required, pursuant to the terms of the ESOP, to make a contribution to the ESOP to satisfy the then current debt service requirements of the ESOP Note (which obligation is fully reflected in long-term debt on Federal-Mogul's balance sheet). See "Capitalization."

SERIES E MANDATORY EXCHANGEABLE PREFERRED STOCK

  On February 24, 1998, Federal-Mogul issued 1,030,325.6 shares of Series E Stock to holders of equity interests in the Fel-Pro entities as partial compensation for the acquisition thereof. All of the shares of Series E Stock were outstanding as of May 12, 1998. Federal-Mogul and the holders thereof have contractually agreed that 257,581.4 shares of Series E Stock will be converted at the time of the offering and the resulting Common Stock will be included in the Offerings, resulting in a reduction in the number of Series E Stock outstanding to 772,774.2 shares. See "Underwriting."

  The shares of Series E Stock are mandatorily exchangeable into shares of Common Stock at a rate of five shares of Common Stock for each share of Series E Stock (representing an aggregate of 5,151,628 shares of Common Stock), subject to adjustment, upon the earlier of (i) the fifteenth day after holders of two-thirds of the outstanding Series E Stock have requested such exchange,
(ii) the effective date of a registration statement filed at the request of holders of a majority of the Series E Stock pursuant to the registration rights agreement Federal-Mogul executed for the benefit of holders of Series E Stock and (iii) February 24, 1999.

  Shares of Series E Stock bear a fully cumulative dividend of $2.40 per share per annum, payable quarterly in arrears, subject to increase to $14.35 per share per annum if shares of Series E Stock remain outstanding after February 24, 1999, increasing by $2.05 each month thereafter to $26.65 per share per annum as of August 24, 1999, subject to certain adjustments. The first scheduled quarterly dividend, due March 31, 1998, was paid to the holders of Series E Stock. Holders of the Series E Stock have no voting rights through February 24, 1999, after which they have full voting rights and generally vote together with the Common Stock as one class, each share of the Series E Stock having such number of votes as equals the number of shares of Common Stock into which such share could be converted on the record date for determining the shareholders entitled to vote, currently five votes per share. The shares of the Series E Stock are not subject to any sinking fund or redemptive provisions and have no preemptive rights. The shares of the Series E Stock rank senior to Common Stock as to the payment of dividends and in parity to Common Stock as to distribution of assets on liquidation, dissolution and winding up of Federal-Mogul.

  The holders of a majority of the Common Shares into which the Series E Stock is convertible or has been converted may, upon no more than three occasions, request registration of all or part of such shares of Common Stock at any time after January 1, 1999, provided that the Restated Articles of Incorporation have been amended to authorize additional shares of Common Stock for issuance. Such rights terminate at any point at which there are fewer than 3,000,000 shares of Common Stock eligible for such registration and such shares may be sold without restriction pursuant to Rule 144(k) under the Securities Act of 1933. The holders initiating the demand registration may elect whether the offering of the relevant shares upon registration shall be in the form of a firm commitment underwritten offering or otherwise (subject to certain restrictions, such as a determination by the underwriter of an offering that inclusion of the requested shares would adversely affect the marketability of the Common Stock).

CERTAIN PROVISIONS

  The Articles of Incorporation and Bylaws of Federal-Mogul and the Rights Agreement contain provisions, summarized below, that could have the effect of delaying, deterring or preventing a change of control of Federal-Mogul. This summary does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of the Restated Articles of Incorporation and Bylaws and the Rights Agreement.

FEDERAL-MOGUL'S ARTICLES OF INCORPORATION

  Federal-Mogul's Articles of Incorporation provide that the approval of a business combination (as hereinafter defined) requires (in addition to any other vote that may be required) the affirmative vote of at least a majority of the outstanding shares of preferred stock entitled to vote thereon and Common Stock, voting as a single class. In addition, (a) where the Articles of Incorporation require the approval of the holder of the preferred stock or one or more series thereof considered as a separate class, such business combination shall also require the affirmative vote of at least a majority of the outstanding shares of the preferred stock of such series thereof considered as a separate class that are not owned by an Interested Shareholder (as hereinafter defined) and (b) where applicable law requires that a transaction be approved by any class or series of Federal-Mogul's stock or any combination thereof considered as a single class, such transaction shall also require the affirmative vote of at least a majority of the shares of each such class or series or combination considered as a single class that are not owned by the Interested Shareholder.

  The voting requirements set forth in the previous paragraph shall not apply to any business combination if (a) Federal-Mogul's Board of Directors includes at least one member who was a duly elected and acting member of the Board of Directors (each being a "Disinterested Director") prior to the time the Interested Shareholder involved became an Interested Shareholder and such business combination has been approved by a majority of the Disinterested Directors and by a majority of the entire Board of Directors, (b) the aggregate amount of the cash and the fair market value of consideration other than cash to be received per share by holders of Common Stock in such business combination shall be at least equal to the Specified Price (as hereinafter defined) or (c) such business combination has been unanimously approved by the Board of Directors and the Board has, in the faithful exercise of its fiduciary duties to the holders of Common Stock, unanimously and expressly determined that the aggregate amount of the cash and the fair market value of the consideration other than cash to be received per share by holders of Common Stock in such business combination, although less than the Specified Price, is nonetheless fair to all holders of Common Stock.

  As used above:

    "business combination" means (a) any merger or consolidation of Federal-Mogul and any subsidiary with or into any Interested Shareholder or any corporation which after such merger or consolidation would be an affiliate of an Interested Shareholder, (b) any sale lease exchange, mortgage, pledge, transfer or other disposition to any Interested Shareholder or its affiliate of assets of Federal-Mogul or any subsidiary having a fair market value of $1 million or more (except in the ordinary course of business and on an arm's-length basis), (c) the issuance or transfer by Federal-Mogul or any subsidiary (in one transaction or a series of related transactions) of any securities of Federal-Mogul or a subsidiary to any Interested Shareholder or its affiliate for cash, securities or property having a fair market value of $1 million or more, (d) the adoption of any plan or proposal for the liquidation or dissolution of Federal-Mogul as a result of which any Interested Shareholder or its affiliate would receive any assets of Federal-Mogul other than cash or (e) any reclassification of securities (including any reverse stock split) or recapitalization of Federal-Mogul or merger or consolidation of Federal-Mogul with any subsidiary or any similar transaction (whether or not with an Interested Shareholder) which has the effect, directly or indirectly, of increasing the proportion of outstanding shares of any equity security of Federal-Mogul or a subsidiary directly owned by an Interested Shareholder or its affiliate.

    "Interested Shareholder" means a person who on the record date for determining the shareholders entitled to vote on a business combination is
  (a) the beneficial owner of 10% or more of the outstanding shares of Common Stock, (b) an affiliate of Federal-Mogul and within two years prior to such record date beneficially owned 10% or more of the then outstanding shares of Common Stock or (c) an assignee or other successor to any shares of capital stock of Federal-Mogul which were within two years prior thereto beneficially owned by an Interested Shareholder and such assignment or succession shall have occurred in one or more transactions not involving a public offering.

    "Specified Price" means the highest of (a) the highest per share price paid or agreed to be paid by such Interested Shareholder to acquire beneficial ownership of any shares of Common Stock within the two-year period prior to the consummation of the business combination; (b) the per share book value of the Common Stock at the end of the fiscal month immediately preceding the consummation of such business combination; and
  (c) if the Common Stock of the Interested Shareholder is publicly traded, the price per share equal to the earnings per share of Common Stock for the four full consecutive fiscal quarters immediately preceding the record date for solicitation of votes on such business combination (or, if votes are not solicited on such business combination, immediately preceding the consummation of such business combination) multiplied by the ratio (if any) of the highest published sale price of the Interested Shareholder's common stock during its four fiscal quarters immediately preceding such date, to the earnings per share of common stock of the Interested Shareholder for such four fiscal quarters.

FEDERAL-MOGUL'S BYLAWS

  Federal-Mogul's Bylaws contain provisions that govern nominations of directors by shareholders and presentation of business by shareholders for consideration at the annual meeting of shareholders. Generally, a shareholder must give notice of such nomination or business within 60 to 90 days prior to such meeting, giving specified information as to the shareholder and as to the person nominated and the business proposed to be brought before the meeting.

INCENTIVE STOCK PLANS

  Federal-Mogul's shareholders adopted Stock Option Plans in 1976 and 1984 and a Performance Incentive Stock Plan in 1989, and the holders of Common Stock and Series C Stock adopted a Long Term Incentive Plan in 1997. These plans provide generally for granting options to purchase shares of the Common Stock. Restricted shares may be awarded under the 1989 Plan and entitle employees to all the rights of Common Stock shareholders, subject to certain transfer restrictions or forfeitures. Options entitle employees to purchase shares at an exercise price not less than 100% of the fair market value of the shares on the grant date.

  The 1989 Performance Incentive Stock Plan and the 1997 Long Term Incentive Plan additionally provide for the granting of performance unit awards ("PUA's") to eligible employees. These awards may be granted in the form of Common Stock or units, the value of which are based on the market value of the Common Stock. PUA's must relate to certain performance criteria established by the Compensation Committee of the Board of Directors and are awarded on terms and conditions fixed by the Committee on the date of grant. At April 29, 1998, 91,500 PUA's had been granted.

TRUST PREFERRED SECURITIES

  In December 1997, Federal-Mogul's wholly-owned financing trust ("Affiliate") completed a $575 million private issue of 11.5 million shares of 7.0% Trust Convertible Preferred Securities ("TCP Securities") with a liquidation value of $50 per convertible security. The net proceeds from the TCP Securities were used to purchase an equal amount of 7.0% Convertible Junior Subordinate Debentures ("Debentures") of Federal-Mogul. The TCP Securities represent an undivided interest in the Affiliate's assets, with a liquidation preference of $50 per security. Distribution on the TCP Securities are cumulative and will be paid quarterly in arrears at an annual rate of 7.0%, and are included in the consolidated statement of operations as a component of Other Expense, Net. The Company has the option to defer payment of the distributions for an extension period of up to 20 consecutive quarters.

  The TCP Securities are convertible, at the option of the holder, into Federal-Mogul Common Stock at an initial conversion rate of .9709 shares of Common Stock per TCP Security (an aggregate of 11,165,049 shares of Common Stock), subject to adjustment in certain circumstances. The TCP Securities and the Debentures will be redeemable, at the option of Federal-Mogul, on or after December 6, 2000 at a Redemption Price, expressed as a percentage of principal which is added to accrued and unpaid interest. The Redemption Price range is from 104.9% on December 6, 2000 to 100.0% after December 1, 2007. All outstanding TCP Securities and Debentures are required to be redeemed by December 1, 2027. At May 12, 1998, 11,500,000 Convertible Preferred Securities were outstanding.

                    CERTAIN UNITED STATES TAX CONSEQUENCES
                         TO NON-UNITED STATES HOLDERS

  The following is a general discussion of certain United States federal income and estate tax consequences of the ownership and disposition of Common Stock by a person that, for United States federal income tax purposes, is a nonresident alien individual or foreign corporation (a "non-U.S. holder"). The discussion does not consider specific facts and circumstances that may be relevant to a particular non-U.S. holder's tax position. Accordingly, each non-U.S. holder is urged to consult its own tax advisor with respect to the United States tax consequences of the ownership and disposition of Common Stock, as well as any tax consequences that may arise under the laws of any state, municipality, foreign country or other taxing jurisdiction.

DIVIDENDS

  Dividends paid to a non-U.S. holder of Common Stock ordinarily will be subject to withholding of United States federal income tax at a 30 percent rate, or at a lower rate under an applicable income tax treaty that provides for a reduced rate of withholding. However, if the dividends are effectively connected with the conduct by the holder of a trade or business within the United States, then the dividends will be exempt from the withholding tax described above and instead will be subject to United States federal income tax on a net income basis.

GAIN ON DISPOSITION OF COMMON STOCK

  A non-U.S. holder generally will not be subject to United States federal income tax in respect of gain realized on a disposition of Common Stock, provided that (a) the gain is not effectively connected with a trade or business conducted by the non-U.S. holder in the United States and (b) in the case of a non-U.S. holder who is an individual and who holds the Common Stock as a capital asset, such holder is present in the United States for less than 183 days in the taxable year of the sale and other conditions are met and (c) the Company is not nor has been a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code at any time within the shorter of the five-year period ending on the date of disposition or the non-U.S. holder's holding period and certain other conditions are met. The Company does not believe that it is, or is likely to become, a "United States real property holding corporation."

FEDERAL ESTATE TAXES

  Common Stock owned or treated as being owned by a non-U.S. holder at the time of death will be included in such holder's gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

U.S. INFORMATION REPORTING REQUIREMENTS AND BACKUP WITHHOLDING TAX

  U.S. information reporting requirements and backup withholding tax will not apply to dividends paid on Common Stock to a non-U.S. holder at an address outside the United States, except that with respect to payments made after December 31, 1999, a non-U.S. holder will be entitled to such an exemption only if it provides a Form W-8 (or satisfies certain documentary evidence requirements for establishing that it is a non-United States person) or otherwise establishes an exemption. As a general matter, information reporting and backup withholding also will not apply to a payment of the proceeds of a sale of Common Stock effected outside the United States by a foreign office of a foreign broker. However, information reporting requirements (but not backup withholding) will apply to a payment of the proceeds of a sale of Common Stock effected outside the United States by a foreign office of a broker if the broker (i) is a U.S. person, (ii) derives 50 percent or more of its gross income for certain periods from the conduct of a trade or business in the United States, (iii) is a "controlled foreign corporation" as to the United States or (iv) with respect to payments made after December 31, 1999, a foreign partnership that, at any time during its taxable year is 50% or more (by income or capital interest) owned by U.S. persons or is engaged in the conduct of a U.S. trade or business, unless the broker has documentary evidence in its records that the holder is a non-U.S. holder and certain conditions are met, or the holder otherwise establishes an exemption. Payment by a United States office of a broker of the proceeds of a sale of Common Stock will be subject to both backup withholding and information reporting unless the holder certifies its non-United States status under penalties of perjury or otherwise establishes an exemption.

                                 UNDERWRITING

  Subject to the terms and conditions set forth in the United States Purchase Agreement (the "U.S. Purchase Agreement") among Federal-Mogul, the Selling Shareholders and each of the Underwriters named below (the "U.S. Underwriters"), and concurrently with the sale of 2,200,000 shares of Common Stock to the International Managers (as hereinafter defined), Federal-Mogul and the Selling Shareholders severally have agreed to sell to each of the U.S. Underwriters, and each of the U.S. Underwriters severally has agreed to purchase, the aggregate number of shares of Common Stock set forth opposite its name below:

                                                                        NUMBER
           U.S. UNDERWRITERS                                           OF SHARES
           -----------------                                           ---------
      Merrill Lynch, Pierce, Fenner & Smith
               Incorporated..........................................
      Bear, Stearns & Co. Inc. ......................................
      Morgan Stanley & Co. Incorporated .............................
      Smith Barney Inc. .............................................
      Donaldson, Lufkin & Jenrette Securities Corporation............
      Schroder & Co. Inc. ...........................................
                                                                       ---------
           Total.....................................................  8,800,000
                                                                       =========

  Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch"), Bear, Stearns & Co. Inc., Morgan Stanley & Co. Incorporated, Smith Barney Inc., Donaldson, Lufkin & Jenrette Securities Corporation, and Schroder & Co. Inc. are acting as representatives (the "U.S. Representatives") of the U.S. Underwriters.

  Federal-Mogul and the Selling Shareholders have also entered into an International Purchase Agreement (the "International Purchase Agreement" and, together with the U.S. Purchase Agreement, the "Purchase Agreements") with certain underwriters outside the United States and Canada (the "International Managers" and, together with the U.S. Underwriters, the "Underwriters"). Subject to the terms and conditions set forth in the International Purchase Agreement, and concurrently with the sale of 8,800,000 shares of Common Stock to the U.S. Underwriters pursuant to the U.S. Purchase Agreement, Federal-Mogul and the Selling Shareholders severally have agreed to sell to the International Managers, and the International Managers severally have agreed to purchase, an aggregate of 2,200,000 shares of Common Stock. The offering price per share and the total underwriting discount per share are identical under the U.S. Purchase Agreement and the International Purchase Agreement.

  In each Purchase Agreement, the several U.S. Underwriters and the several International Managers, respectively, have agreed, subject to the terms and conditions set forth in such Purchase Agreement, to purchase all of the shares of Common Stock being sold pursuant to such Purchase Agreement if any of such shares of

Common Stock being sold pursuant to such Purchase Agreement are purchased. Under certain circumstances, the commitments of non-defaulting U.S. Underwriters or International Managers (as the case may be) may be increased. The sale of Common Stock to the U.S. Underwriters is conditioned upon the sale of shares of Common Stock to the International Managers, and vice versa.

  The U.S. Underwriters and the International Managers have entered into an intersyndicate agreement (the "Intersyndicate Agreement") that provides for the coordination of their activities. Pursuant to the Intersyndicate Agreement, the Underwriters are permitted to sell shares of Common Stock to each other for purposes of resale at the public offering price set forth on the cover page of this Prospectus Supplement, less an amount not greater than the selling concession. Under the terms of the Intersyndicate Agreement, the U.S. Underwriters and any dealer to whom they sell shares of Common Stock will not offer to sell or sell shares of Common Stock to persons who are non-U.S. or non-Canadian persons or to persons they believe intend to resell to persons who are non-U.S. or non-Canadian persons, and the International Managers and any dealer to whom they sell shares of Common Stock will not offer to sell or sell shares of Common Stock to U.S. persons or Canadian persons or to persons they believe intend to resell to U.S. persons or Canadian persons, except, in each case, for transactions pursuant to the Intersyndicate Agreement.

  The U.S. Underwriters have advised Federal-Mogul and the Selling Shareholders that the U.S. Underwriters propose initially to offer the shares of Common Stock to the public at the public offering price set forth on the cover page of this Prospectus Supplement and to certain dealers at such price
less a concession not in excess of $    per share of Common Stock. The U.S.
Underwriters may allow, and such dealers may reallow, a discount not in excess
of $    per share of Common Stock on sales to certain other dealers. After the public offering, the public offering price, concession and discount may be changed.

  Federal-Mogul and the Selling Shareholders have granted options to the U.S. Underwriters, exercisable during the 30-day period after the date of this Prospectus Supplement, to purchase up to an additional 660,000 shares and 660,000 shares, respectively, of Common Stock at the public offering price set forth on the cover page hereof, less the underwriting discount. The U.S. Underwriters may exercise this option only to cover over-allotments, if any, made on the sale of shares of Common Stock offered hereby. To the extent that the U.S. Underwriters exercise this option, each U.S. Underwriter will be obligated, subject to certain conditions, to purchase approximately the number of additional shares of Common Stock proportionate to such U.S. Underwriters' initial amount reflected in the foregoing table. Federal-Mogul and the Selling Shareholders have also granted options to the International Managers, exercisable during the 30-day period after the date of this Prospectus Supplement, to purchase up to an additional 165,000 shares and 165,000 shares, respectively, of Common Stock to cover over-allotments, if any, on terms similar to those granted to the U.S. Underwriters.

  Federal-Mogul, certain of its executive officers and the Selling Shareholders have agreed that, except under certain circumstances (including issuances of securities in connection with acquisitions), they will not, directly or indirectly, for a period of 90 days following the date of the Prospectus Supplement, except with the prior consent of Merrill Lynch, on behalf of the Underwriters, sell, offer to sell, grant any option for the sale of, or otherwise dispose of, any Common Stock, except that Federal-Mogul may issue Common Stock or options for shares of Common Stock issued pursuant to or sold in connection with any employee benefit plan.

  Until the distribution of the Common Stock is completed, rules of the Commission may limit the ability of the U.S. Underwriters and certain selling group members to bid for and purchase the Common Stock. As an exception to these rules, the U.S. Underwriters are permitted to engage in certain transactions that stabilize the price of the Common Stock. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Common Stock.

  If the U.S. Underwriters create a short position in the Common Stock in connection with the Offerings (i.e., if they sell more shares of Common Stock than are set forth on the cover page of this Prospectus Supplement), the U.S. Underwriters may reduce that short position by purchasing Common Stock in the open market. The U.S. Underwriters may also elect to reduce any short position through the exercise of all or part of the over-allotment option described above. In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases.

  Neither Federal-Mogul nor the U.S. Underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Common Stock. In addition, neither Federal-Mogul nor the Underwriters make any representation that the Underwriters will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

  Federal-Mogul and the Selling Shareholders have agreed to indemnify the U.S. Underwriters and the International Managers, Federal-Mogul has agreed to indemnify certain Selling Shareholders, and such Selling Shareholders have agreed to indemnify Federal-Mogul, in each case against certain liabilities, including liabilities under the Securities Act.

                     PRESENTATION OF FINANCIAL INFORMATION

  All references herein to "U.S. dollar," "dollar" or "$" are to the lawful currency of the United States of America, and all references herein to "pounds," "pounds sterling," "(Pounds)," "pence" or "p" are to the lawful currency of the United Kingdom. T&N, a subsidiary of Federal-Mogul, has published its consolidated financial statements in pounds sterling. Solely for the convenience of the reader, this Prospectus Supplement and the accompanying Prospectus contain translations of certain amounts in pounds sterling into U.S. dollars at specified rates. No representation is made that the pounds sterling amounts actually represent such U.S. dollar amounts or could be converted into U.S. dollars at those or any other rates. For informational purposes only, the Noon Buying Rate on May 12, 1998 was $1.6347 = (Pounds)1.00. See "Exchange Rates" for historical information regarding the Noon Buying Rate.

  Federal-Mogul acquired T&N on March 6, 1998 and acquired Fel-Pro on February 24, 1998. See "T&N and Fel-Pro Acquisitions." The financial information relating to Federal-Mogul set forth in this Prospectus Supplement and the accompanying Prospectus (i) to the extent it relates to the years ended December 31, 1995, 1996 and 1997, or is stated at those dates, has been derived from Federal-Mogul's audited consolidated financial statements of and for the years ended December 31, 1995, 1996 and 1997 included in Federal-Mogul's Annual Report on Form 10-K and included elsewhere in this Prospectus Supplement (the "Federal-Mogul Audited Financial Statements") and (ii) to the extent it relates to the three-month periods ended March 31, 1997 and 1998, or is stated at those dates, has been derived from Federal-Mogul's unaudited interim consolidated financial statements of and for the three-month periods ended March 31, 1997 and 1998 (which includes the results of operations and cash flows of T&N and Fel-Pro from March 6, 1998 and February 24, 1998, respectively) included in Federal-Mogul's Quarterly Report on Form 10-Q and included elsewhere in this Prospectus Supplement (the "Federal-Mogul Unaudited Interim Financial Statements" and, together with the Federal-Mogul Audited Financial Statements, the "Federal-Mogul Financial Statements"). The financial information relating to T&N for the years ended December 31, 1996 and 1997 set forth in this Prospectus Supplement and the accompanying Prospectus has been derived from the audited consolidated financial statements of T&N included elsewhere in this Prospectus Supplement (the "T&N Financial Statements") and the financial information relating to Fel-Pro set forth in this Prospectus Supplement and the accompanying Prospectus has been derived from the audited consolidated financial statements of Fel-Pro for the years ended December 28, 1997 and December 29, 1996 included elsewhere in this Prospectus Supplement (the "Fel-Pro Financial Statements" and, together with the Federal-Mogul Financial Statements and the T&N Financial Statements, the "Financial Statements"). The T&N Financial Statements have been prepared in accordance with generally accepted accounting principles in the United Kingdom ("U.K. GAAP"), which differ in certain significant respects from generally accepted accounting principles in the United States ("U.S. GAAP"). The significant differences between U.S. GAAP and U.K. GAAP as they relate to T&N are summarized in Note 29 to the T&N Financial Statements.

                                 LEGAL MATTERS

  The validity of the Common Stock being offered hereby will be passed upon for Federal-Mogul by David M. Sherbin, Esq., Associate General Counsel of Federal-Mogul. Mr. Sherbin owns and holds options to purchase approximately 1,550 shares of Common Stock of Federal-Mogul. Certain legal matters in connection with the Offerings will be passed upon for Federal-Mogul by Cleary, Gottlieb, Steen & Hamilton, New York, New York, and for the Underwriters by Sidley & Austin, Chicago, Illinois and Sachnoff & Weaver Ltd., Chicago, Illinois.

                                    EXPERTS

  The Federal-Mogul Audited Financial Statements contained herein have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon included therein and contained herein. Such consolidated financial statements and schedules audited by Ernst & Young LLP are contained herein in reliance on such reports given upon the authority of such firm as experts in accounting and auditing.

  The Fel-Pro Financial Statements contained herein have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and contained herein. Such financial statements audited by Ernst & Young LLP are contained herein in reliance on such report given upon the authority of such firm as experts in accounting and auditing.

  The T&N Financial Statements contained herein have been audited by KPMG Audit Plc, independent auditors, as set forth in their reports thereon included therein and contained herein. Such consolidated financial statements audited by KPMG Audit Plc are included herein in reliance on their report given on their authority as experts in accounting and auditing.

PROSPECTUS

                              $2,500,000,000

                           FEDERAL MOGUL CORPORATION

               DEBT SECURITIES, PREFERRED STOCK AND COMMON STOCK

  Federal-Mogul Corporation, a Michigan corporation ("Federal-Mogul" or the "Company"), may offer and sell from time to time, in one or more series, (i) its debt securities, consisting of debentures, notes and/or other evidences of indebtedness representing unsecured obligations of Federal-Mogul (the "Debt Securities"), (ii) shares of its preferred stock, no par value per share ("Preferred Stock"), and (iii) shares of its common stock, no par value per share ("Common Stock"). The Selling Shareholders (as defined herein) may offer and sell Common Stock as provided for in an accompanying supplement to this Prospectus. See "Plan of Distribution." Debt Securities, Preferred Stock and Common Stock are herein collectively referred to as the "Securities."

  Certain specific terms of the particular Securities in respect of which this Prospectus is being delivered will be set forth in an accompanying supplement to this Prospectus (the "Prospectus Supplement"), which will describe, without limitation and where applicable, the following: (i) in the case of Debt Securities, the specific designation, aggregate principal amount, ranking as senior or subordinated Debt Securities, denomination, maturity, premium, if any, interest rate (which may be fixed or variable), method of calculating interest, if any, place or places where principal of, premium, if any, and interest, if any, on such Debt Securities will be payable, the currencies or currency units in which principal of, premium, if any, and interest, if any, on such Debt Securities will be payable, any terms of redemption or conversion, any sinking fund provisions, the purchase price, any listing on a securities exchange, any right of Federal-Mogul to defer payment of interest on the Debt Securities and the maximum length of such deferral period and other special terms; (ii) in the case of Preferred Stock, the specific designation and liquidation preference per share and number of shares offered, the purchase price, dividend rate (which may be fixed or variable), method of calculating payment of dividends, if any, place or places where dividends on such Preferred Stock will be payable, any terms of redemption, dates on which dividends shall be payable and dates from which dividends shall accrue, any listing on a securities exchange, voting and other rights, including conversion or exchange rights, if any, and other special terms; and (iii) in the case of Common Stock, the number of shares offered, the initial offering price, market price and dividend information.

  The offering price to the public of the Securities will be limited to U.S. $2,500,000,000 in the aggregate (or its equivalent (based on the applicable exchange rate at the time of issue), if Securities are offered for consideration denominated in one or more foreign currencies or currency units as shall be designated by Federal-Mogul). The Debt Securities may be denominated in United States dollars or, at the option of Federal-Mogul if so specified in the applicable Prospectus Supplement, in one or more foreign currencies or currency units. The Debt Securities may be issued in registered form or bearer form, or both. If so specified in the applicable Prospectus Supplement, Securities of one or more classes or series may be issued in whole or in part in the form of one or more temporary or permanent global securities.

  The Common Stock is listed on the New York Stock Exchange under the trading symbol "FMO."

  The Securities may be sold to or through underwriters, through dealers or agents or directly to purchasers. See "Plan of Distribution." The names of any underwriters, dealers or agents involved in the sale of the Securities in respect of which this Prospectus is being delivered and any applicable fee, commission or discount arrangements with them will be set forth in a Prospectus Supplement. See "Plan of Distribution" for possible indemnification arrangements for dealers, underwriters and agents.

  The Selling Shareholders will receive the net proceeds from the sale of shares of Common Stock by the Selling Shareholders and will pay all underwriting discounts, selling commissions and transfer taxes, if any, applicable to any such sale. Federal-Mogul is responsible for payment of all other expenses incident to the registration of the shares of Common Stock. The Selling Shareholders and any broker-dealers, agents or underwriters that participate in the distribution of the Common Stock sold by the Selling Shareholders may be deemed "underwriters" within the meaning of the Securities Act, and any commission received by them and any profit on the resale of the shares of Common Stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. See "Plan of Distribution" for a description of certain indemnification arrangements.

  This Prospectus may not be used to consummate sales of Securities unless accompanied by a Prospectus Supplement.

                                --------------

THESE SECURITIES HAVE  NOT BEEN APPROVED OR DISAPPROVED BY  THE SECURITIES AND
 EXCHANGE  COMMISSION  OR  ANY  STATE   SECURITIES  COMMISSION  NOR  HAS  THE
 SECURITIES  AND  EXCHANGE  COMMISSION  OR ANY  STATE  SECURITIES  COMMISSION
  PASSED  UPON   THE   ACCURACY  OR   ADEQUACY  OF   THIS   PROSPECTUS.  ANY
  REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                The date of this Prospectus is     , 1998.

                             AVAILABLE INFORMATION

  Federal-Mogul is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The Registration Statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act of which this Prospectus forms a part, as well as such reports, proxy statements and other information filed by Federal-Mogul with the Commission, can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices in Chicago, Citicorp Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661-2511, and in New York, 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can be obtained by mail from the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates and such material is contained on the worldwide web site maintained by the Commission at http://www.sec.gov. Reports, proxy statements and other information concerning Federal-Mogul can be inspected at the offices of the New York Stock Exchange, Inc. (the "NYSE"), 20 Broad Street, New York, New York 10005.

  Federal-Mogul has filed the Registration Statement with the Commission in Washington, D.C. with respect to the Securities offered hereby. This Prospectus constitutes a part of the Registration Statement and does not contain all the information set forth therein, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. Any statements contained herein concerning the provisions of any contract or other document are not necessarily complete and, in each instance, reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference. For further information regarding Federal-Mogul and the securities offered hereby, reference is made to the Registration Statement and to the exhibits thereto.

                                  THE COMPANY

  Federal-Mogul is a leading global manufacturer and distributor of a broad range of vehicular components for automobiles and light trucks, heavy duty trucks, farm and construction vehicles and industrial products. Such components include powertrain systems components (primarily bearings, rings and pistons), sealing system components (dynamic seals and gaskets) and general products (primarily friction products, sintered products, camshafts and systems protection products). Federal-Mogul markets its products to many of the world's major original equipment ("OE") manufacturers. Federal-Mogul also manufactures and supplies its products and related parts to the aftermarket relating to each of these categories of equipment.

  Founded in 1899, Federal-Mogul traditionally focused on the manufacture and distribution of engine bearings and sealing systems. From 1990 through 1996, Federal-Mogul pursued a strategy of opening retail auto stores in various domestic and international locations. These geographically-dispersed stores proved burdensome to manage and resulted in substantial operating losses. In the fourth quarter of 1996, Federal-Mogul initiated a change of management, following which the Company initiated a significant restructuring program designed to refocus the Company on its core competency of manufacturing. As part of its restructuring, Federal-Mogul closed or sold substantially all of its retail operations. Federal-Mogul also began to pursue a growth strategy of acquiring complementary manufacturing companies that enhance the Company's product base, expand its global manufacturing operations and provide opportunities to capitalize on the Company's aftermarket distribution network and technological resources.

  In connection with its growth strategy, on March 6, 1998 Federal-Mogul acquired T&N plc ("T&N"), a U.K. based supplier of engine and transmission products, for total consideration of approximately (Pounds)1.46 billion ($2.42 billion, converted at a blended exchange rate of 1.6510 U.S. dollars to 1 pound sterling). T&N manufactures and supplies high technology engineered automotive components and industrial materials including pistons, friction products, bearings, systems protection, camshafts and sealing products. On February 24, 1998, Federal-Mogul acquired Fel-Pro, Incorporated and certain affiliated entities ("Fel-Pro"), a privately-owned automotive parts manufacturer, for total consideration of approximately $717 million. Fel-Pro is a premier gasket manufacturer for the North American aftermarket and OE heavy duty market.

  Federal-Mogul operates facilities at over 240 manufacturing locations in 24 countries. On a pro forma basis (giving effect to the acquisitions of T&N and Fel-Pro and the disposition of T&N thinwall and drywall and dry bearings (polymer bearings) operations ("T&N Bearings Business") as if they had occurred on January 1, 1997), Federal-Mogul's total sales for 1997 were $4.8 billion.

  Federal-Mogul is a Michigan corporation with its principal executive offices located at 26555 Northwestern Highway, Southfield, Michigan 48034. The telephone number of those offices is (248) 354-7700.

  RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS TO COMBINED FIXED
                     CHARGES AND PREFERRED STOCK DIVIDENDS

  The following table sets forth Federal-Mogul's ratios of earnings to fixed charges and earnings to combined fixed charges and preferred stock dividends for each year in the five-year period ended December 31, 1997 and the three-month period ended March 31, 1998.

                                           YEAR ENDED DECEMBER 31,
                          THREE MONTHS     --------------------------------
                      ENDED MARCH 31, 1998 1997  1996    1995    1994  1993
                      -------------------- ----  ----    ----    ----  ----
Ratio of Earnings to
 Fixed Charges(1):            1.1x         3.3x  N/A(2)  N/A(3)  4.3x  2.7x

                                              YEAR ENDED DECEMBER 31,
                             THREE MONTHS     --------------------------------
                         ENDED MARCH 31, 1998 1997  1996    1995    1994  1993
                         -------------------- ----  ----    ----    ----  ----
Ratio of Earnings to
 Combined Fixed Charges
 and Preferred Stock
 Dividends(1):                   1.1x         2.9x  N/A(2)  N/A(3)  3.1x  2.2x

--------
(1) Federal-Mogul guarantees the debt of the Federal-Mogul Employee Stock Ownership Plan ("ESOP"); the fixed charges of the ESOP are not included in the above calculations.

(2) Not applicable as 1996 earnings were inadequate to cover fixed charges by $173.0 million.

(3) Not applicable as 1995 earnings were inadequate to cover fixed charges by $53.4 million.




  The ratio of earnings to fixed charges has been computed by dividing earnings by fixed charges. The ratio of earnings to combined fixed charges and preferred stock dividends has been computed by dividing earnings by the sum of fixed charges and preferred stock dividend requirements. Earnings consist of income before income taxes plus fixed charges excluding capitalized interest. Fixed charges consist of interest on all indebtedness, amortization of debt issuance costs and the portion of rental expense representative of interest.

                                USE OF PROCEEDS

  Unless otherwise indicated in the accompanying Prospectus Supplement, the net proceeds received by Federal-Mogul from the sale of the Securities offered hereby are expected to be used for general corporate purposes. Any specific allocation of the proceeds to a particular purpose that has been made at the date of any Prospectus Supplement will be described therein. Federal-Mogul will not receive any proceeds from the sale of shares of Common Stock by any Selling Shareholder.

                        DESCRIPTION OF DEBT SECURITIES

  The Debt Securities offered hereby, consisting of notes, debentures and other evidences of indebtedness, are to be issued in one or more series constituting either senior Debt Securities ("Senior Debt Securities") or subordinated Debt Securities ("Subordinated Debt Securities"). Unless otherwise specified in the applicable Prospectus Supplement, the Debt Securities will be issued pursuant to indentures described below (as applicable, the "Senior Indenture" or the "Subordinated Indenture," each, an "Indenture" and, together, the "Indentures"), in each case between Federal-Mogul and the trustee identified therein (the "Trustee"), the forms of which have been filed as exhibits to the Registration Statement of which this Prospectus forms a part. Except for the subordination provisions of the Subordinated Indenture, for which there are no counterparts in the Senior Indenture, the provisions of the Subordinated Indenture are substantially identical in substance to the provisions of the Senior Indenture that bear the same section numbers.

  The statements herein relating to the Debt Securities and the following summaries of certain general provisions of the Indentures do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Indentures (as they may be amended or supplemented from time to time), including the definitions therein of certain terms capitalized in this Prospectus. All article and section references appearing herein are to articles and sections of the applicable Indenture and whenever particular Sections or defined terms of the Indentures (as they may be amended or supplemented from time to time) are referred to herein or in a Prospectus Supplement, such Sections or defined terms are incorporated herein or therein by reference.

GENERAL

  The Debt Securities will be unsecured obligations of Federal-Mogul. The Indentures do not limit the aggregate amount of Debt Securities which may be issued thereunder, nor do they limit the incurrence or issuance of other secured or unsecured debt of Federal-Mogul. The Debt Securities issued under the Senior Indenture will be unsecured and will rank pari passu with all other unsecured and unsubordinated obligations of Federal-Mogul. The Debt Securities issued under the Subordinated Indenture will be subordinate and junior in right of payment, to the extent and in the manner set forth in the Subordinated Indenture, to all Senior Indebtedness of Federal-Mogul. See "-- Subordination under the Subordinated Indenture."

  Reference is made to the applicable Prospectus Supplement which will accompany this Prospectus for a description of the specific series of Debt Securities being offered thereby, including, but not limited to, the following: (1) the title of such Debt Securities, including whether the Debt Securities are Senior Debt Securities or Subordinated Debt Securities and whether such Debt Securities will be issued under the Senior Indenture, the Subordinated Indenture or other indenture set forth in the Prospectus Supplement; (2) any limit upon the aggregate principal amount of such Debt Securities; (3) the date or dates on which the principal of and premium, if any, on such Debt Securities is payable or the method of determining such date or dates; (4) the rate or rates (which may be fixed or variable) at which such Debt Securities will bear interest, if any, or the method of calculating such rate or rates of interest, the date or dates from such interest will accrue or the method by which such date or dates will be determined, the date or dates on which interest, if any, will be payable and the record date or dates therefor; (5) the place or places where principal of, premium, if any, and interest, if any, on such Debt Securities will be payable; (6) the right, if any, of Federal-Mogul to defer payment of interest on Debt Securities and the maximum length of any such deferral period; (7) the period or periods within which, the price or prices at which, the currency or currencies (including currency unit or units) in which, and the other terms and conditions upon which, such Debt Securities may be redeemed or otherwise purchased, in whole or in part, at the option of Federal-Mogul; (8) the obligation, if any, and the limitations, if any, on Federal-Mogul to redeem or purchase such Debt Securities pursuant to any sinking fund or analogous provisions or upon the happening of a specified event or at the option of a Holder thereof or at Federal-Mogul's option or otherwise, or to apply any purchases of such Debt Securities to any such redemption, and, if any, the period or periods within which, the price or prices at which, the application of purchases to redemptions, and the other terms and conditions upon which such Debt Securities shall be redeemed or purchased, in whole or in part; (9) the denominations in which such Debt Securities are authorized to be issued; (10) the currency or currencies (including currency unit or units) in which principal of, premium, if any, and interest, if any, on such Debt Securities will be payable, or in which such Debt Securities will be denominated and whether Federal-Mogul or the holders of any such Debt Securities may elect to receive payments in respect of such Debt Securities in a currency or currency unit other than that in which such Debt Securities are stated to be payable;
(11) if other than the principal amount thereof, the portion of the principal amount of such Debt Securities which will be payable upon declaration of the acceleration of the maturity thereof or the method by which such portion shall be determined; (12) the person to whom any interest on any such Debt Security shall be payable if other than the person in whose name such Debt Security is registered on the applicable record date; (13) any addition to, or modification or deletion of, any Event of Default or any covenant of Federal-Mogul specified in the Indenture with respect to such Debt Securities; (14) the application, if any, of such means of defeasance or covenant defeasance as may be specified for such Debt Securities; (15) whether such Debt Securities are to be issued in whole or in part in the form of one or more temporary or permanent global securities and, if so, the identity of the depositary for such global security or securities; (16) whether the Debt Securities of the series are convertible into Common Stock or Preferred Stock, and, if so, the class or series of capital stock of Federal-Mogul into which such Debt Securities are convertible and the terms and conditions upon which such conversion will be effected; and (17) any other special terms pertaining to such Debt Securities. Unless otherwise specified in the applicable Prospectus Supplement, the Debt Securities will not be listed on any securities exchange. (Section 3.1.)

  Unless otherwise specified in the applicable Prospectus Supplement, Debt Securities will be issued in fully-registered form without coupons. Where Debt Securities of any series are issued in bearer form, the special restrictions and considerations, including special offering restrictions and special United States Federal income tax considerations, applicable to any such Debt Securities and to payment on and transfer and exchange of such Debt Securities will be described in the applicable Prospectus Supplement. Bearer Debt Securities will be transferable by delivery. (Section 3.5.)

  Debt Securities may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate which at the time of issuance is below market rates. Certain United States Federal income tax consequences and special considerations applicable to any such Debt Securities, or to Debt Securities issued at par that are treated as having been issued at a discount, will be described in the applicable Prospectus Supplement.

  If the purchase price of any of the Debt Securities is payable in one or more foreign currencies or currency units or if any Debt Securities are denominated in one or more foreign currencies or currency units or if the principal of, premium, if any, or interest, if any, on any Debt Securities is payable in one or more foreign currencies or currency units, or by reference to commodity prices, equity indices or other factors, the restrictions, elections, certain United States Federal income tax considerations, specific terms and other information with respect to such issue of Debt Securities and such foreign currency or currency units or commodity prices, equity indices or other factors will be set forth in the applicable Prospectus Supplement. In general, holders of such series of Debt Securities may receive a principal amount on any principal payment date, or a payment of premium, if any, on any premium payment date or a payment of interest on any interest payment date, that is greater than or less than the amount of principal, premium, if any, or interest, if any, otherwise payable on such dates, depending on the value on such dates of the applicable currency, commodity, equity index or other factor.

PAYMENT, REGISTRATION, TRANSFER AND EXCHANGE

  Unless otherwise provided in the applicable Prospectus Supplement, payments in respect of the Debt Securities will be made in the designated currency at the office or agency of Federal-Mogul maintained for that purpose as Federal-Mogul may designate from time to time, except that, at the option of Federal-Mogul, interest payments, if any, on Debt Securities in registered form may be made (i) by check mailed to the address of the person entitled thereto as specified in the Register or (ii) at Federal-Mogul's expense, by wire transfer to an account maintained by the person entitled thereto as specified in the Register. (Sections 3.7(a) and 9.2.) Unless otherwise indicated in the applicable Prospectus Supplement, payment of any installment of interest on Debt Securities in registered form will be made to the person in whose name such Debt Security is registered at the close of business on the regular record date for such interest. (Section 3.7(a).)

  Payment in respect of Debt Securities in bearer form will be made in the currency and in the manner designated in the Prospectus Supplement, subject to any applicable laws and regulations, at such paying agencies outside the United States as Federal-Mogul may appoint from time to time. The paying agents outside the United States initially appointed by Federal-Mogul for a series of Debt Securities will be named in the Prospectus Supplement. Federal-Mogul may at any time designate additional paying agents or rescind the designation of any paying agents, except that, if Debt Securities of a series are issuable as Registered Securities, Federal-Mogul will be required to maintain at least one paying agent in each Place of Payment for such series and, if Debt Securities of a series are issuable as Bearer Securities, Federal-Mogul will be required to maintain a paying agent in a Place of Payment outside the United States where Debt Securities of such series and any coupons appertaining thereto may be presented and surrendered for payment. (Section 9.2.)

  Unless otherwise provided in the applicable Prospectus Supplement, Debt Securities in registered form will be transferable or exchangeable at the agency of Federal-Mogul maintained for such purpose as designated by Federal-Mogul from time to time. (Sections 3.5 and 9.2.) Debt Securities may be transferred or exchanged without service charge, other than any tax or other governmental charge imposed in connection therewith. (Section 3.5.)

GLOBAL DEBT SECURITIES

  Unless otherwise specified in the applicable Prospectus Supplement, the Debt Securities of a series may be issued in whole or in part in the form of one or more fully registered global securities (a "Registered Global Security") that will be deposited with a depositary (the "Depositary") or with a nominee for the Depositary identified in the applicable Prospectus Supplement. In such a case, one or more Registered Global Securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of outstanding Debt Securities of the series to be represented by such Registered Global Security or Securities. (Section 3.3.) Unless and until it is exchanged in whole or in part for Debt Securities in definitive certificated form, a Registered Global Security may not be transferred except as a whole by the Depositary for such Registered Global Security to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by such Depositary or any such nominee to a successor Depositary for such series or a nominee of such successor Depositary and except in the circumstances described in the applicable Prospectus Supplement. (Section 3.5.)

  The specific terms of the depositary arrangement with respect to any portion of a series of Debt Securities to be represented by a Registered Global Security will be described in the applicable Prospectus Supplement. Unless otherwise specified in the applicable Prospectus Supplement, Federal-Mogul expects that the following provisions will apply to such depositary arrangements.

  Ownership of beneficial interests in a Registered Global Security will be limited to participants or persons that may hold interests through participants (as such term is defined below). Upon the issuance of any Registered Global Security, and the deposit of such Registered Global Security with or on behalf of the Depositary for such Registered Global Security, the Depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of the Debt Securities represented by such Registered Global Security to the accounts of institutions ("participants") that have accounts with the Depositary or its nominee. The accounts to be credited will be designated by the underwriters or agents engaging in the distribution of such Debt Securities or by Federal-Mogul, if such Debt Securities are offered and sold directly by Federal-Mogul. Ownership of beneficial interests by participants in such Registered Global Security will be shown on, and the transfer of such beneficial interests will be effected only through, records maintained by the Depositary for such Registered Global Security or by its nominee. Ownership of beneficial interests in such Registered Global Security by persons that hold through participants will be shown on, and the transfer of such beneficial interests within such participants will be effected only through, records maintained by such participants. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in certificated form. The foregoing limitations and such laws may impair the ability to transfer beneficial interests in such Registered Global Security.

  So long as the Depositary for a Registered Global Security, or its nominee, is the registered owner of such Registered Global Security, such Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Debt Securities represented by such Registered Global Security for all purposes under the applicable Indenture. Unless otherwise specified in the applicable Prospectus Supplement and except as specified below, owners of beneficial interests in such Registered Global Security will not be entitled to have Debt

Securities of the series represented by such Registered Global Security registered in their names, will not receive or be entitled to receive physical delivery of Debt Securities of such series in certificated form and will not be considered the holders thereof for any purposes under the relevant Indenture. (Section 3.8.) Accordingly, each person owning a beneficial interest in such Registered Global Security must rely on the procedures of the Depositary and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the relevant Indenture. The Depositary may grant proxies and otherwise authorize participants to give or take any request, demand, authorization, direction, notice, consent, waiver or other action which a holder is entitled to give or take under the relevant Indenture. Federal-Mogul understands that, under existing industry practices, if Federal-Mogul requests any action of holders or if any owner of a beneficial interest in such Registered Global Security desires to give any notice or take any action which a holder is entitled to give or take under the relevant Indenture, the Depositary would authorize the participants to give such notice or take such action, and such participants would authorize beneficial owners owning through such participants to give such notice or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

  Unless otherwise specified in the applicable Prospectus Supplement, payments with respect to principal, premium, if any, and interest, if any, on Debt Securities represented by a Registered Global Security registered in the name of a Depositary or its nominee will be made to such Depositary or its nominee, as the case may be, as the registered owner of such Registered Global Security. (Section 3.8.)

  Federal-Mogul expects that the Depositary for any Debt Securities represented by a Registered Global Security, upon receipt of any payment of principal, premium or interest, will immediately credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Registered Global Security as shown on the records of such Depositary. Federal-Mogul also expects that payments by participants to owners of beneficial interests in such Registered Global Security held through such participants will be governed by standing instructions and customary practices, as is now the case with the securities held for the accounts of customers registered in "street names," and will be the responsibility of such participants. None of Federal-Mogul, the respective Trustees or any agent of Federal-Mogul or the respective Trustees shall have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of a Registered Global Security, or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests. (Section 3.8.)

  Unless otherwise specified in the applicable Prospectus Supplement, if the Depositary for any Debt Securities represented by a Registered Global Security is at any time unwilling or unable to continue as Depositary or ceases to be a clearing agency registered under the Exchange Act and any other applicable statute or regulation and a duly registered successor Depositary is not appointed by Federal-Mogul within 90 days, Federal-Mogul will issue such Debt Securities in definitive certificated form in exchange for such Registered Global Security. In addition, Federal-Mogul may at any time in its sole discretion determine not to have any of the Debt Securities of a series represented by one or more Registered Global Securities and, in such event, will issue Debt Securities of such series in definitive certificated form in exchange for all of the Registered Global Security or Securities representing such Debt Securities. (Section 3.5.)

  The Debt Securities of a series may also be issued in whole or in part in the form of one or more bearer global securities (a "Bearer Global Security") that will be deposited with a depositary, or with a nominee for such depositary, identified in the applicable Prospectus Supplement. Any such Bearer Global Security may be issued in temporary or permanent form. (Section 3.4.) The specific terms and procedures, including the specific terms of the depositary arrangement, with respect to any portion of a series of Debt Securities to be represented by one or more Bearer Global Securities will be described in the applicable Prospectus Supplement.

CONSOLIDATION, MERGER OR SALE BY FEDERAL-MOGUL

  Unless otherwise specified in the applicable Prospectus Supplement, Federal-Mogul shall not consolidate with or merge into any other corporation or transfer or lease all or substantially all of its assets, unless: (i) the corporation formed by such consolidation or into which Federal-Mogul is merged or the corporation which acquires its assets is organized in the United States; (ii) the corporation formed by such consolidation or into which Federal-Mogul is merged or which acquires Federal-Mogul's assets expressly assumes all of the obligations of Federal-Mogul under each Indenture; (iii) immediately after giving effect to such transaction, no Default (as hereinafter defined) or Event of Default exists; and (iv) if, as a result of such transaction, properties or assets of Federal-Mogul would become subject to an encumbrance which would not be permitted by the terms of any series of Debt Securities, Federal-Mogul or the successor corporation, as the case may be, shall take such steps as are necessary to secure such Debt Securities equally and ratably with all indebtedness secured thereunder. Upon any such consolidation, merger or sale, the successor corporation formed by such consolidation, or into which Federal-Mogul is merged or to which such sale is made, shall succeed to, and be substituted for Federal-Mogul under each Indenture. (Section 7.1.)

EVENTS OF DEFAULT, NOTICE AND CERTAIN RIGHTS ON DEFAULT

  Each Indenture provides that, if an Event of Default specified therein occurs with respect to the Debt Securities of any series and is continuing, the Trustee for such series or the holders of at least 25% in aggregate principal amount of all of the outstanding Debt Securities of that series, by written notice to Federal-Mogul (and to the Trustee for such series, if notice is given by such holders of Debt Securities), may declare the principal of (or, if the Debt Securities of that series are Original Issue Discount Securities or Indexed Securities, such portion of the original principal amount specified in the Prospectus Supplement) and accrued interest, if any, on all the Debt Securities of that series to be due and payable (provided, with respect to any Debt Securities issued under the Subordinated Indenture, that the payment of principal, premium, if any, and interest, if any, on such Debt Securities shall remain subordinated to the extent provided in Article 12 of the Subordinated Indenture). (Section 5.2.)

  Unless otherwise specified in the applicable Prospectus Supplement, Events of Default with respect to Debt Securities of any series are defined in each Indenture as being: (a) default for 30 days in payment of any interest on any Debt Security of that series or any coupon appertaining thereto or any additional amount payable with respect to Debt Securities of such series as specified in the applicable Prospectus Supplement when due and payable; (b) default in payment of principal, or premium, if any, at maturity or on redemption or otherwise, or in the making of a mandatory sinking fund payment of any Debt Securities of that series when due; (c) default for 60 days after notice to Federal-Mogul by the Trustee for such series, or to Federal-Mogul and the Trustee for such series by the holders of at least 25% in aggregate principal amount of the Debt Securities of such series then outstanding, in the performance of any covenant with respect to the Debt Securities of that series; (d) with respect to the Senior Indenture, default with respect to other indebtedness of Federal-Mogul for borrowed money in an aggregate principal amount of at least $25 million, which default shall constitute a failure to pay any portion of the principal when due and payable after the expiration of an applicable grace period with respect thereto or shall result in an acceleration thereof and such acceleration is not rescinded or annulled or such debt shall not be paid in full within 30 days after the written notice thereof to Federal-Mogul by the Trustee or to Federal-Mogul and the Trustee by the holders of 25% in aggregate principal amount of the Debt Securities of such series then outstanding, provided that such Event of Default will be remedied, cured or waived if such default under such other agreement is remedied, cured or waived; and (e) certain events of bankruptcy, insolvency or reorganization of Federal-Mogul. (Section 5.1.) The definition of "Event of Default" in each Indenture specifically excludes a default under a secured debt under which the obligee has recourse (exclusive of recourse for ancillary matters such as environmental indemnities, misapplication of funds, costs of enforcement, etc.) only to the collateral pledged for repayment, and where the fair market value of such collateral does not exceed two percent of Total Assets (as defined in the Indenture) at the time of the default. Events of Default with respect to a specified series of Debt Securities may be added to the Indenture and, if so added, will be described in the applicable Prospectus Supplement. (Sections 3.1 and 5.1(7).)

  Each Indenture provides that the Trustee will, if it is known to a Responsible Officer of the Trustee, within 90 days after the occurrence of a Default with respect to the Debt Securities of any series, give to the holders of the Debt Securities of that series notice of all Defaults known to it unless such Default shall have been cured or waived; provided, that except in the case of a Default in payment on the Debt Securities of that series, the Trustee may withhold the notice if and so long as the board of directors, the executive committee or a committee of its Responsible Officers in good faith determines that withholding such notice is in the interests of the holders of the Debt Securities of that series. (Section 6.6.) "Default" means any event which is, or after notice or passage of time or both, would be, an Event of Default. (Section 1.1.)

  Each Indenture provides that the holders of a majority in aggregate principal amount of the Debt Securities of each series affected (with each such series voting as a class) may, subject to certain limited conditions, direct the time, method and place of conducting any proceeding for any remedy available to the Trustee for such series, or exercising any trust or power conferred on such Trustee. (Section 5.8.)

  Each Indenture includes a covenant that Federal-Mogul will file annually with the Trustee a certificate as to Federal-Mogul's compliance with all conditions and covenants of such Indenture. (Section 9.6.)

  The holders of a majority in aggregate principal amount of any series of Debt Securities then outstanding by notice to the Trustee for such series may waive, on behalf of the holders of all Debt Securities of such series, any past Default or Event of Default with respect to that series and its consequences except a Default or Event of Default in the payment of the principal of, premium, if any, or interest, if any, on any Debt Security of such series, or except in respect of an Event of Default resulting from the breach of a covenant or provision of either Indenture which, pursuant to the applicable Indenture, cannot be amended or modified without the consent of the holders of each outstanding Debt Security of such series affected. (Section 5.7.)

OPTION TO DEFER INTEREST PAYMENTS

  If provided in the applicable Prospectus Supplement, Federal-Mogul shall have the right at any time and from time to time during the term of the series of Debt Securities to defer the payment of interest for such number of consecutive interest payment periods as may be specified in the applicable Prospectus Supplement (each, an "Extension Period"), subject to the terms, conditions and covenants, if any, specified in such Prospectus Supplement, provided that such Extension Period may not extend beyond the stated maturity of the Debt Securities. Certain material United States Federal income tax consequences and special considerations applicable to any such Debt Securities will be described in the applicable Prospectus Supplement.

  Unless otherwise specified in the applicable Prospectus Supplement, at the end of such Extension Period, Federal-Mogul shall pay all interest then accrued and unpaid together with interest thereon compounded semiannually at the rate specified for the Debt Securities to the extent permitted by applicable law ("Compound Interest"); provided, that during any such Extension Period, (a) Federal-Mogul shall not declare or pay dividends on, make distributions with respect to, or redeem, purchase, acquire or make a liquidation payment with respect to, any of its capital stock (other than (i) purchases or acquisitions of capital stock of Federal-Mogul in connection with the satisfaction by Federal-Mogul of its obligations under any employee or agent benefit plans or the satisfaction by Federal-Mogul of its obligations pursuant to any contract or security outstanding on the date of such event requiring Federal-Mogul to purchase capital stock of Federal-Mogul, (ii) as a result of a reclassification of Federal-Mogul's capital stock or the exchange or conversion of one class or series of Federal-Mogul's capital stock for another class or series of Federal-Mogul's capital stock, (iii) the purchase of fractional interests in shares of Federal-Mogul's capital stock pursuant to the conversion of exchange provisions of such capital stock or the security being conversed or exchanged, (iv) dividends or distributions in capital stock of Federal-Mogul (or rights to acquire capital stock) or repurchases or redemptions of capital stock solely from the issuance or exchange of capital stock or (v) redemptions or repurchases of any rights outstanding under a shareholder rights plan), (b) Federal-Mogul shall not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities issued by Federal-Mogul that rank junior to the Debt Securities, and (c) Federal-Mogul shall not make any guarantee payments with respect to the foregoing. Prior to the termination of any such Extension Period, Federal-Mogul may further defer payments of interest by extending the interest payment period; provided, however, that, such Extension Period, including all such previous and further extensions, may not extend beyond the maturity of the Debt Securities. Upon the termination of any Extension Period and the payment of all amounts then due, Federal-Mogul may commence a new

Extension Period, subject to the terms set forth in this section. No interest during an Extension Period, except at the end thereof, shall be due and payable, but Federal-Mogul may prepay at any time all or any portion of the interest accrued during an Extension Period. Federal-Mogul has no present intention of exercising its right to defer payments of interest by extending the interest payment period on the Debt Securities. Federal-Mogul shall give the holders of the Debt Securities notice of its selection of such Extension Period ten Business Days prior to the earlier of (i) the Interest Payment Date or (ii) the date upon which Federal-Mogul is required to give notice to the New York Stock Exchange (or other applicable self-regulatory organization) or to holders of the Debt Securities of the record or payment date of such related interest payment.

MODIFICATION OF THE INDENTURES

  Unless otherwise specified in the applicable Prospectus Supplement, each Indenture contains provisions permitting Federal-Mogul and the Trustee to enter into one or more supplemental indentures without the consent of the holders of any of the Debt Securities in order (i) to evidence the succession of another corporation to Federal-Mogul and the assumption of the covenants and obligations of Federal-Mogul by a successor to Federal-Mogul; (ii) to add to the covenants of Federal-Mogul or to surrender any right or power of Federal-Mogul; (iii) to add additional Events of Default with respect to any series of Debt Securities; (iv) to add or change any provisions to such extent as necessary to facilitate the issuance of Debt Securities in bearer form or to facilitate the issuance of Debt Securities in global form; (v) to add, change or eliminate any provision affecting only Debt Securities not yet issued; (vi) to secure the Debt Securities; (vii) to establish the form or terms of Debt Securities; (viii) to evidence and provide for successor Trustees; (ix) if allowed without penalty under applicable laws and regulations, to permit payment in respect of Debt Securities in bearer form in the United States; (x) to correct any defect or supplement any inconsistent provisions or to make any other provisions with respect to matters or questions arising under such Indenture, provided that such action does not adversely affect the interests of the holders of Debt Securities of any series; or (xi) to cure any ambiguity or correct any mistake. The Subordinated Indenture also permits Federal-Mogul and the Trustee thereunder to enter into such supplemental indentures to modify the subordination provisions contained in the Subordinated Debenture except in a manner adverse to any outstanding Debt Securities. (Section 8.1.)

  Unless otherwise specified in the applicable Prospectus Supplement, each Indenture also contains provisions permitting Federal-Mogul and the Trustee, with the consent of the holders of a majority in aggregate principal amount of the outstanding Debt Securities affected by such supplemental indenture (with the Debt Securities of each series voting as a class), to execute supplemental indentures adding any provisions to or changing or eliminating any of the provisions of such Indenture or any supplemental indenture or modifying the rights of the holders of Debt Securities of such series, except that, without the consent of the holder of each Debt Security so affected, no such supplemental indenture may: (i) change the time for payment of principal or premium, if any, or interest, if any, on any Debt Security; (ii) reduce the principal of, or the rate of interest, or premium, if any, on any Debt Security, or change the manner in which the amount of any of the foregoing is determined; (iii) reduce the amount of premium, if any, payable upon the redemption of any Debt Security; (iv) reduce the amount of principal payable upon acceleration of the maturity of any Original Issue Discount Security or Indexed Security; (v) impair the right to institute suit for the enforcement of any payment on or with respect to any Debt Security; (vi) reduce the percentage in principal amount of the outstanding Debt Securities affected thereby, the consent of whose holders is required for modification or amendment of such Indenture or for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults; (viii) change the obligation of Federal-Mogul to maintain an office or agency in the places and for the purposes specified in such Indenture; (ix) modify the provisions relating to the subordination of outstanding Debt Securities of any series in a manner adverse to the holders thereof; or (x) modify the provisions relating to waiver of certain defaults or any of the foregoing provisions. (Section 8.2.)

SUBORDINATION UNDER THE SUBORDINATED INDENTURE

  The Subordinated Indenture provides that any Subordinated Debt Securities issued thereunder are subordinate and junior in right of payment to all Senior Indebtedness to the extent provided in the Subordinated Indenture. (Section
12.1 of the Subordinated Indenture.) The Subordinated Indenture defines the term "Senior

Indebtedness" as: (i) all indebtedness of Federal-Mogul, whether outstanding on the date of the Subordinated Indenture or thereafter created, incurred or assumed, that is for money borrowed, or evidenced by a note or similar instrument given in connection with the acquisition of any business, properties or assets, including securities; (ii) any indebtedness of others of the kinds described in the preceding clause (i) for the payment of which Federal-Mogul is responsible or liable as guarantor or otherwise; and (iii) amendments, renewals, extensions and refundings of any such indebtedness. The Senior Indebtedness shall continue to be Senior Indebtedness and entitled to the benefits of the subordination provisions irrespective of any amendment, modification or waiver of any term of the Senior Indebtedness or extension or renewal of the Senior Indebtedness. Senior Indebtedness does not include (A) any indebtedness of Federal-Mogul to any of its subsidiaries, (B) indebtedness incurred for the purchase of goods or materials or for services obtained in the ordinary course of business, and (C) any indebtedness which by its terms is expressly made pari passu with or subordinated to the Subordinated Debt Securities. (Section 12.2 of the Subordinated Indenture.)

  If (i) Federal-Mogul defaults in the payment of any principal, or premium, if any, or interest, if any, on any Senior Indebtedness when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or declaration or otherwise or (ii) an event of default occurs with respect to any Senior Indebtedness permitting the holders thereof to accelerate the maturity thereof and written notice of such event of default (requesting that payments on Subordinated Debt Securities cease) is given to Federal-Mogul by the holders of Senior Indebtedness, then unless and until such default in payment or event of default shall have been cured or waived or shall have ceased to exist, no direct or indirect payment (in cash, property or securities, by set-off or otherwise) shall be made or agreed to be made on account of the Subordinated Debt Securities or interest thereon or in respect of any repayment, redemption, retirement, purchase or other acquisition of Subordinated Debt Securities. (Section 12.4 of the Subordinated Indenture.)

  In the event of (i) any insolvency, bankruptcy, receivership, liquidation, reorganization, readjustment, composition or other similar proceeding relating to Federal-Mogul, its creditors or its property, (ii) any proceeding for the liquidation, dissolution or other winding-up of Federal-Mogul, voluntary or involuntary, whether or not involving insolvency or bankruptcy proceedings,
(iii) any assignment by Federal-Mogul for the benefit of creditors, or (iv) any other marshalling of the assets of Federal-Mogul, all Senior Indebtedness (including, without limitation, interest accruing after the commencement of any such proceeding, assignment or marshalling of assets) shall first be paid in full before any payment or distribution, whether in cash, securities or other property, shall be made by Federal-Mogul on account of Subordinated Debt Securities. In any such event, any payment or distribution, whether in cash, securities or other property (other than securities of Federal-Mogul or any other corporation provided for by a plan of reorganization or readjustment, the payment of which is subordinate, at least to the extent provided in the subordination provisions of the Subordinated Indenture with respect to the indebtedness evidenced by Subordinated Debt Securities, to the payment of all Senior Indebtedness at the time outstanding and to any securities issued in respect thereof under any such plan of reorganization or readjustment), which would otherwise (but for the subordination provisions) be payable or deliverable in respect of Subordinated Debt Securities (including any such payment or distribution which may be payable or deliverable by reason of the payment of any other indebtedness of Federal-Mogul being subordinated to the payment of Subordinated Debt Securities) shall be paid or delivered directly to the holders of Senior Indebtedness, or to their representative or trustee, in accordance with the priorities then existing among such holders until all Senior Indebtedness shall have been paid in full. (Section 12.3 of the Subordinated Indenture.) No present or future holder of any Senior Indebtedness shall be prejudiced in the right to enforce subordination of the indebtedness evidenced by Subordinated Debt Securities by any act or failure to act on the part of Federal-Mogul. (Section 12.9 of the Subordinated Indenture.)

  Senior Indebtedness shall not be deemed to have been paid in full unless the holders thereof shall have received cash, securities or other property equal to the amount of such Senior Indebtedness then outstanding. After all Senior Indebtedness has been paid in full and until the Subordinated Debt Securities are paid in full, the holders of Subordinated Debt Securities shall be subrogated to the rights of the holders of Senior Indebtedness to receive distributions applicable to the Senior Indebtedness to the extent that distributions otherwise payable to the holders of Subordinated Debt Securities have been applied to the payment of Senior Indebtedness, and such payments or distributions received by any holder of Subordinated Debt Securities, by reason of such subrogation, of cash, securities or other property which otherwise would be paid or distributed to the holders of Senior Indebtedness, shall, as between Federal-Mogul and its creditors other than the holders of Senior Indebtedness, on the one hand, and the holders of Subordinated Debt Securities, on the other, be deemed to be a payment by Federal-Mogul on account of Senior Indebtedness, and not on account of Subordinated Debt Securities. (Section 12.7 of the Subordinated Indenture.)

  The Subordinated Indenture provides that the foregoing subordination provisions, insofar as they relate to any particular issue of Subordinated Debt Securities, may be changed prior to such issuance. Any such change would be described in the applicable Prospectus Supplement relating to such Subordinated Debt Securities.

DEFEASANCE AND COVENANT DEFEASANCE

  If indicated in the applicable Prospectus Supplement, Federal-Mogul may elect either (i) to defease and be discharged from any and all obligations with respect to the Debt Securities of or within any series (except as otherwise provided in the relevant Indenture) ("defeasance") or (ii) to be released from its obligations with respect to certain covenants applicable to the Debt Securities of or within any series ("covenant defeasance"), upon the deposit with the relevant Trustee (or other qualifying trustee), in trust for such purpose, of money and/or Government Obligations which through the payment of principal and interest in accordance with their terms will provide money in an amount sufficient, without reinvestment, to pay the principal of and any premium or interest on such Debt Securities to Maturity or redemption, as the case may be, and any mandatory sinking fund or analogous payments thereon. As a condition to defeasance or covenant defeasance, Federal-Mogul must deliver to the Trustee an Opinion of Counsel to the effect that the Holders of such Debt Securities will not recognize income, gain or loss for United States Federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to United States Federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred. Such Opinion of Counsel, in the case of defeasance under clause (i) above, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable Federal income tax law occurring after the date of the relevant Indenture. (Article 4.) If indicated in the applicable Prospectus Supplement, in addition to obligations of the United States or an agency or instrumentality thereof, Government Obligations may include obligations of the government or an agency or instrumentality of the government issuing the currency or currency unit in which Debt Securities of such series are payable. (Section 3.1.)

  In addition, with respect to the Subordinated Indenture, in order to be discharged, no event or condition shall exist that, pursuant to certain provisions described under "--Subordination under the Subordinated Indenture" above, would prevent Federal-Mogul from making payments of principal of (and premium, if any) and interest, if any, on Subordinated Debt Securities at the date of the irrevocable deposit referred to above. (Section 4.6(i) of the Subordinated Indenture.)

  Federal-Mogul may exercise its defeasance option with respect to such Debt Securities notwithstanding its prior exercise of its covenant defeasance option. If Federal-Mogul exercises its defeasance option, payment of such Debt Securities may not be accelerated because of an Event of Default. (Section 4.4.) If Federal-Mogul exercises its covenant defeasance option, payment of such Debt Securities may not be accelerated by reason of a Default or an Event of Default with respect to the covenants to which such covenant defeasance is applicable. However, if such acceleration were to occur by reason of another Event of Default, the realizable value at the acceleration date of the money and Government Obligations in the defeasance trust could be less than the principal and interest then due on such Debt Securities, in that the required deposit in the defeasance trust is based upon scheduled cash flow rather than market value, which will vary depending upon interest rates and other factors.

THE TRUSTEES

  Unless otherwise specified in the applicable Prospectus Supplement, The Bank of New York will be the Trustee under the Senior Indenture and under the Subordinated Indenture. Federal-Mogul may also maintain banking and other commercial relationships with each of the Trustees and their affiliates in the ordinary course of business.

                DESCRIPTION OF PREFERRED STOCK AND COMMON STOCK

  In general, the classes of authorized capital stock are afforded preferences with respect to dividends and liquidation rights in the order listed above. The Board of Directors of Federal-Mogul is empowered, without approval of the shareholders, to cause the Preferred Stock to be issued in one or more series, with the numbers of shares of each series and the rights, preferences and limitations of each series to be determined by it including, without limitation, the dividend rights, conversion rights, redemption rights and liquidation preferences, if any, of any wholly unissued series of Preferred Stock (or of the entire class of Preferred Stock if none of such shares have been issued), the number of shares constituting each such series and the terms and conditions of the issue thereof. The descriptions set forth below do not purport to be complete and are qualified in their entirety by reference to the Restated Articles of Incorporation.

  The Prospectus Supplement relating to an offering of Common Stock will describe terms relevant thereto, including the number of shares offered, the initial offering price, market price and dividend information.

PREFERRED STOCK

  The applicable Prospectus Supplement will describe the following terms of any Preferred Stock in respect of which this Prospectus is being delivered (to the extent applicable to such Preferred Stock): (i) the specific designation, number of shares, seniority and purchase price; (ii) any liquidation preference per share; (iii) any date of maturity; (iv) any redemption, repayment or sinking fund provisions; (v) any dividend rate or rates (which may be fixed or variable) and the dates on which any such dividends will be payable and the dates from which such dividends shall accrue (or the method by which such rates or dates will be determined); (vi) any voting rights; (vii) if other than the currency of the United States of America, the currency or currencies, including composite currencies, in which such Preferred Stock is denominated and/or in which payments will or may be payable; (viii) the method by which amounts in respect of such Preferred Stock may be calculated and any commodities, currencies or indices, or value, rate or price, relevant to such calculation; (ix) whether the Preferred Stock is convertible or exchangeable and, if so, the securities or rights into which such Preferred Stock is convertible or exchangeable (which may include other Preferred Stock, Debt Securities, Common Stock or other securities or rights of Federal-Mogul (including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies or indices) or a combination of the foregoing), and the terms and conditions upon which such conversions or exchanges will be effected, including the initial conversion or exchange prices or rates, the conversion or exchange period and any other related provisions; (x) the place or places where dividends and other payments on the Preferred Stock will be payable; and (xi) any additional dividend, liquidation, redemption and other rights, preferences, privileges, limitations and restrictions.

  All shares of Preferred Stock offered hereby, or issuable upon conversion, exchange or exercise of Securities, will, when issued, be fully paid and non-assessable.

COMMON STOCK

  The holders of Common Stock are entitled to receive such dividends as may be declared from time to time by the Board of Directors out of funds legally available therefor. The holders of Common Stock are entitled to one vote per share on all matters submitted to a vote of shareholders and do not have cumulative voting rights. Holders of Common Stock are entitled to receive, upon any liquidation of Federal-Mogul, all remaining assets available for distribution to shareholders after satisfaction of Federal-Mogul's liabilities and the preferential rights of any preferred stock that may then be issued and outstanding. All shares of Common Stock offered hereby, or issuable upon conversion, exchange or exercise of Securities, will, when issued, be fully paid and non-assessable. The Common Stock is listed on the NYSE. The holders of Common Stock have no preemptive, conversion or redemption rights. The registrar and transfer agent for the Common Stock is The Bank of New York.

CERTAIN PROVISIONS

  The Restated Articles of Incorporation and Bylaws of Federal-Mogul and the Rights Agreement contain provisions, summarized below, that could have the effect of delaying, deterring or preventing a change of control of Federal-Mogul. This summary does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of the Restated Articles of Incorporation and Bylaws and the Rights Agreement.

 Federal-Mogul's Articles of Incorporation

  Federal-Mogul's Restated Articles of Incorporation provide that the approval of a business combination (as hereinafter defined) requires (in addition to any other vote that may be required) the affirmative vote of at least a majority of the outstanding shares of preferred stock entitled to vote thereon and Common Stock, voting as a single class. In addition, (a) where the Restated Articles of Incorporation require the approval of the holder of the preferred stock or one or more series thereof considered as a separate class, such business combination shall also require the affirmative vote of at least a majority of the outstanding shares of the preferred stock of such series thereof considered as a separate class that are not owned by an Interested Shareholder (as hereinafter defined) and (b) where applicable law requires that a transaction be approved by any class or series of Federal-Mogul's stock or any combination thereof considered as a single class, such transaction shall also require the affirmative vote of at least a majority of the shares of each such class or series or combination considered as a single class that are not owned by the Interested Shareholder.

  The voting requirements set forth in the previous paragraph shall not apply to any business combination if (a) Federal-Mogul's Board of Directors includes at least one member who was a duly elected and acting member of the Board of Directors (each being a "Disinterested Director") prior to the time the Interested Shareholder involved became an Interested Shareholder and such business combination has been approved by a majority of the Disinterested Directors and by a majority of the entire Board of Directors, (b) the aggregate amount of the cash and the fair market value of consideration other than cash to be received per share by holders of Common Stock in such business combination shall be at least equal to the Specified Price (as hereinafter defined) or (c) such business combination has been unanimously approved by the Board of Directors and the Board has, in the faithful exercise of its fiduciary duties to the holders of Common Stock, unanimously and expressly determined that the aggregate amount of the cash and the fair market value of the consideration other than cash to be received per share by holders of Common Stock in such business combination, although less than the Specified Price, is nonetheless fair to all holders of Common Stock.

  As used above:

    "business combination" means (a) any merger or consolidation of Federal-Mogul and any subsidiary with or into any Interested Shareholder or any corporation which after such merger or consolidation would be an affiliate of an Interested Shareholder, (b) any sale lease exchange, mortgage, pledge, transfer or other disposition to any Interested Shareholder or its affiliate of assets of Federal-Mogul or any subsidiary having a fair market value of $1 million or more (except in the ordinary course of business and on an arm's-length basis), (c) the issuance or transfer by Federal-Mogul or any subsidiary (in one transaction or a series of related transactions) of any securities of Federal-Mogul or a subsidiary to any Interested Shareholder or its affiliate for cash, securities or property having a fair market value of $1 million or more, (d) the adoption of any plan or proposal for the liquidation or dissolution of Federal-Mogul as a result of which any Interested Shareholder or its affiliate would receive any assets of Federal-Mogul other than cash or (e) any reclassification of securities (including any reverse stock split) or recapitalization of Federal-Mogul or merger or consolidation of Federal-Mogul with any subsidiary or any similar transaction (whether or not with an Interested Shareholder) which has the effect, directly or indirectly, of increasing the proportion of outstanding shares of any equity security of Federal-Mogul or a subsidiary directly owned by an Interested Shareholder or its affiliate.

    "Interested Shareholder" means a person who on the record date for determining the shareholders entitled to vote on a business combination is
  (a) the beneficial owner of 10% or more of the outstanding shares of Common Stock, (b) an affiliate of Federal-Mogul and within two years prior to such record date beneficially owned 10% or more of the then outstanding shares of Common Stock or (c) an assignee or other successor to any shares of capital stock of Federal-Mogul which were within two years prior thereto beneficially owned by an Interested Shareholder and such assignment or succession shall have occurred in one or more transactions not involving a public offering.

    "Specified Price" means the highest of (a) the highest per share price paid or agreed to be paid by such Interested Shareholder to acquire beneficial ownership of any shares of Common Stock within the two-year period prior to the consummation of the business combination; (b) the per share book value of the Common Stock at the end of the fiscal month immediately preceding the consummation of such business combination; and
  (c) if the Common Stock of the Interested Shareholder is publicly traded, the price per share equal to the earnings per share of Common Stock for the four full consecutive fiscal quarters immediately preceding the record date for solicitation of votes on such business combination (or, if votes are not solicited on such business combination, immediately preceding the consummation of such business combination) multiplied by the ratio (if any) of the highest published sale price of the Interested Shareholder's common stock during its four fiscal quarters immediately preceding such date, to the earnings per share of common stock of the Interested Shareholder for such four fiscal quarters.

 Federal-Mogul's Bylaws

  Federal-Mogul's Bylaws contain provisions that govern nominations of directors by shareholders and presentation of business by shareholders for consideration at the annual meeting of shareholders. Generally, a shareholder must give notice of such nomination or business within 60 to 90 days prior to such meeting, giving specified information as to the shareholder and as to the person nominated and the business proposed to be brought before the meeting.

 Preferred Share Purchase Rights

  In 1988, Federal-Mogul's Board of Directors authorized the distribution of one Preferred Share Purchase Right (a "Right") for each outstanding share of Common Stock. Each Right entitles the holder thereof to buy one-half of one one-hundredth of a share of Series B Junior Participating Preferred Stock at a price of $70.00. The Rights are governed by the Rights Agreement.

  As distributed, the Rights trade together with the Common Stock. They may be exercised or traded separately only after the earlier to occur of: (i) 10 days following a public announcement that a person or group of persons has obtained the right to acquire 10% or more of the outstanding Common Stock (20% in the case of certain institutional investors), or (ii) 10 business days (or such later date as may be determined by action of the Board of Directors) following the commencement or announcement of an intent to make a tender offer or exchange offer which would result in beneficial ownership by a person or group of persons of 10% or more of the outstanding Common Stock. If the acquiring person or group of persons acquires 10% or more of the Common Stock, each Right (other than those held by the acquirer) will entitle its holder to purchase, at the Right's exercise price, shares of Common Stock having a market value of twice the Right's exercise price. Additionally, if Federal-Mogul is acquired in a merger or other business combination, each Right (other than those held by the surviving or acquiring company) will entitle its holder to purchase, at the Right's exercise price, shares of the acquiring company's stock (or Common Stock of Federal-Mogul if it is the surviving corporation) having a market value of twice the Right's exercise price.

  Rights may be redeemed at the option of the Board of Directors for $0.005 per Right at any time before a person or group or persons acquires 10% or more of Federal-Mogul's Common Stock. The Board may amend the Rights at any time without shareholder approval. The Rights will expire by their terms on November 14, 1998.

  The Rights have certain anti-takeover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire Federal-Mogul in a manner that causes the Rights to become exercisable. Federal-Mogul believes, however, that the Rights would neither affect any prospective offeror willing to negotiate with the Board of Directors of Federal-Mogul nor interfere with any merger or other business combination approved by the Board of Directors.

                             SELLING SHAREHOLDERS

  The following table sets forth certain information concerning the beneficial ownership of Common Stock held by the Selling Shareholders, as of May 12, 1998. As of such date, none of the Selling Shareholders holds greater than 1% of the shares of the Company's outstanding Common Stock.

                                                                  NUMBER OF
                                                             SHARES BENEFICIALLY
                                                                 OWNED AS OF
                            NAME                               MAY 12, 1998(1)
                            ----                             -------------------
Robert J. Morris Revocable Trust UAD 2/16/83................        69,075
Ellen J. Morris.............................................        97,353
Bruce E. Morris.............................................       113,287
Richard A. Morris...........................................        85,927
Elliot Lehman Trust 5/87....................................        57,930
Frances M. Lehman Trust 5/87................................        99,372
E. Lehman 15 Year Income Trust..............................         3,178
F. Lehman 15 Year Income Trust..............................         4,104
Kenneth A. Lehman 1996 E. Family Trust 6/96.................         3,213
Kenneth A. Lehman 1996 F. Family Trust 6/96.................         3,213
Paul Lehman 1996 E. Family Trust 6/96.......................         3,213
Paul Lehman 1996 F. Family Trust 6/96.......................         3,213
Kay L. Scholzman 1996 E. Family Trust 6/96..................         3,213
Kay L. Scholzman 1996 F. Family Trust 6/96..................         3,213
Kenneth A. Lehman...........................................       106,407
Lucy G. Lehman..............................................        11,405
Paul A. Lehman..............................................        98,514
Ronna Stamm.................................................         5,973
Kay Schlozman Children's Trust 12/82........................         7,690
Schlozman Family Gift Trust 9/85............................        14,456
Kay L. Schlozman 1997 Children's Trust 11/97................         3,845
Betsy G. Lehman Irrevocable Trust #1 12/83..................         6,867
K. Lehman Children's Trust 12/82 FBO Betsy..................        20,602
K. Lehman Children's Trust 9/85 FBO Betsy...................         4,819
Amy G. Lehman Irrevocable Trust #1 12/83....................         6,867
K. Lehman Children's Trust 12/82 FBO Amy....................        20,602
K. Lehman Children's Trust 9/85 FBO Amy.....................         4,819
Peter G. Lehman Irrevocable Trust #1 12/83..................         6,867
K. Lehman Children's Trust 12/82 FBO Peter..................        20,602
K. Lehman Children's Trust 9/85 FBO Peter...................         4,819
Daniel A. Schlozman Trust #1 12/81..........................        61,265
Daniel A. Schlozman Trust #2 12/81..........................        61,264
Schlozman 1994 Gift Trust for Julia.........................         5,922
Sylvia M. Radov.............................................       134,413
Lewis C. Weinberg Irrevocable Trust 8/76....................        54,994
Sylvia 1996 Gift Trust for Barbara..........................         2,216
Sylvia 1996 Gift Trust for David............................         2,216
Sylvia 1996 Gift Trust for Daniel...........................         2,216
DAW Family Trust 9/85.......................................        45,382
Daniel C. Weinberg Revocable Trust 7/97.....................        72,382
Carol Jung..................................................        35,685
Kessler 1996 Gift for David.................................         1,323

                                                                  NUMBER OF
                                                             SHARES BENEFICIALLY
                                                                 OWNED AS OF
                            NAME                               MAY 12, 1998(1)
                            ----                             -------------------
Kessler 1996 Gift Trust for Daniel..........................         1,438
DCW Family Trust 9/85.......................................       123,028
Lewis Weinberg Grandchildrens Gift Trust 12/82--Keith.......        11,788
Keith A. Kessler............................................        23,921
Lewis Weinberg Grandchildrens Gift Trust 12/82--Arthur......        11,788
Arthur J. Kessler...........................................        33,025
Lewis Weinberg Grandchildrens Gift Trust 12/82--Eric........        11,788
Eric J. Kessler Irrevocable Trust 12/77.....................        33,025
Lewis Weinberg Grandchildrens Gift Trust 12/82--Mindy.......        29,872
SMR-DAW Childrens Gift Trust for Mindy 12/82................         6,319
Lewis Weinberg Grandchildrens Gift Trust 12/82--Brian.......        29,872
SMR-DAW Childrens Gift Trust for Brian 12/82................         6,319
Sylvia MGP Trust for Daniel 06/96...........................        97,893
Weinberg 1992 Gift Trust for Barbara........................        41,954
Weinberg 1992 Gift Trust for David..........................        41,954
Weinberg 1992 Gift Trust for Daniel.........................        41,954
Sylvia 1992 Gift Trust for Barbara..........................       102,185
Sylvia 1992 Gift Trust for David............................       102,185
Sylvia 1992 Gift Trust for Daniel...........................       102,185
H&M Realty Corporation......................................       216,584
McCormick Investments, Inc..................................            81
McCormick Investments, LP...................................         7,926

--------

  (1) Assumes conversion of Series E Stock.

  The Selling Shareholders may from time to time offer and sell pursuant to this Prospectus and a Prospectus Supplement providing therefor, shares of Common Stock held by such Selling Shareholders.

  The shares of Common Stock that may be offered and sold by the Selling Shareholders will be acquired by such Selling Shareholders through conversion of Series E Stock received as part of the consideration received by them in the Federal-Mogul acquisition of Fel-Pro. Pursuant to the Registration Rights Agreement among Federal-Mogul and the Selling Shareholders. Federal-Mogul shall bear all expenses incident to Federal-Mogul's performance of or compliance with the Registration Rights Agreement, except that the Selling Shareholders will pay all underwriting discounts and commissions relating to their shares of Common Stock, brokerage fees, transfer taxes, and the fees and expenses of any counsel, accountants or other representatives retained by the Selling Shareholders, if any. The Selling Shareholders will be indemnified by Federal-Mogul against certain liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection therewith.

                             PLAN OF DISTRIBUTION

  Federal-Mogul may sell any of the Securities being offered hereby in any one or more of the following ways from time to time: (i) through agents; (ii) to or through underwriters; (iii) through dealers; or (iv) directly to purchasers.

  The Prospectus Supplement with respect to the Securities will set forth the terms of the offering of the Securities, including the name or names of any underwriters, dealers or agents; the purchase price of the Securities and the proceeds to Federal-Mogul from such sale; any underwriting discounts and commissions or agency fees and other items constituting underwriters' or agents' compensation; any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers and any securities exchange on which such Securities may be listed. Any initial public offering price, discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

  The distribution of the Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

  Offers to purchase Securities may be solicited by agents designated by Federal-Mogul from time to time. Any such agent involved in the offer or sale of the Securities in respect of which this Prospectus is delivered will be named, and any commissions payable by Federal-Mogul to such agent will be set forth, in the applicable Prospectus Supplement. Unless otherwise indicated in such Prospectus Supplement, any such agent will be acting on a reasonable best efforts basis for the period of its appointment. Any such agent may be deemed to be an underwriter, as that term is defined in the Securities Act of 1933, of the Securities so offered and sold.

  If Securities are sold by means of an underwritten offering, Federal-Mogul will execute an underwriting agreement with an underwriter or underwriters at the time an agreement for such sale is reached, and the names of the specific managing underwriter or underwriters, as well as any other underwriters, and the terms of the transaction, including commissions, discounts and any other compensation of the underwriters and dealers, if any, will be set forth in the Prospectus Supplement which will be used by the underwriters to make resales of the Securities in respect of which this Prospectus is delivered to the public. If underwriters are utilized in the sale of the Securities in respect of which this Prospectus is delivered, the Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at fixed public offering prices or at varying prices determined by the underwriter at the time of sale. Securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by the managing underwriters. If any underwriter or underwriters are utilized in the sale of the Securities, unless otherwise indicated in the Prospectus Supplement, the underwriting agreement will provide that the obligations of the underwriters are subject to certain conditions precedent and that the underwriters with respect to a sale of Securities will be obligated to purchase all such Securities of a series if any are purchased.

  If a dealer is utilized in the sales of the Securities in respect of which this Prospectus is delivered, Federal-Mogul will sell such Securities to the dealer as principal. The dealer may then resell such Securities to the public at varying prices to be determined by such dealer at the time of resale. Any such dealer may be deemed to be an underwriter, as such term is defined in the Securities Act, of the Securities so offered and sold. The name of the dealer and the terms of the transaction will be set forth in the Prospectus Supplement relating thereto.

  Offers to purchase Securities may be solicited directly by Federal-Mogul and the sale thereof may be made by Federal-Mogul directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale thereof. The terms of any such sales will be described in the Prospectus Supplement relating thereto.

  Agents, underwriters and dealers may be entitled under relevant agreements to indemnification or contribution by Federal-Mogul against certain liabilities, including liabilities under the Securities Act.

  Agents, underwriters and dealers may be customers of, engage in transactions with, or perform services for, Federal-Mogul and its subsidiaries in the ordinary course of business.

  Securities may also be offered and sold, if so indicated in the applicable Prospectus Supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more firms ("remarketing firms"), acting as principals for their own accounts or as agents for Federal-Mogul. Any remarketing firm will be identified and the terms of its agreement, if any, with its compensation will be described in the applicable Prospectus Supplement. Remarketing firms may be deemed to be underwriters, as such term is defined in the Securities Act, in connection with the Securities remarketed thereby. Remarketing firms may be entitled under agreements which may be entered into with Federal-Mogul to indemnification or contribution by Federal-Mogul against certain civil liabilities, including liabilities under the Securities Act, and may be customers of, engage in transactions with or perform services for Federal-Mogul and its subsidiaries in the ordinary course of business.

  If so indicated in the applicable Prospectus Supplement, Federal-Mogul may authorize agents, underwriters or dealers to solicit offers by certain types of institutions to purchase Securities from Federal-Mogul at the public offering prices set forth in the applicable Prospectus Supplement pursuant to delayed delivery contracts ("Contracts") providing for payment and delivery on a specified date or dates in the future. A commission indicated in the applicable Prospectus Supplement will be paid to underwriters, dealers and agents soliciting purchases of Securities pursuant to Contracts accepted by Federal-Mogul.

  The Selling Shareholders have informed the Company that, unless otherwise specified in a Prospectus Supplement, they intend to dispose of their shares of Common Stock offered hereby (the "Shares") through underwriters and that they will execute an underwriting agreement with an underwriter or underwriters at the time an agreement for such sale is reached. The names of the specific managing underwriter or underwriters, as well as any other underwriters, and the terms of the transaction, including commissions, discounts and any other compensation of the underwriters and dealers, if any, will be set forth in the Prospectus Supplement which will be used by the underwriters to make resales of the Shares in respect of which this Prospectus is delivered to the public. The Shares will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at fixed public offering prices or at varying prices determined by the underwriter at the time of sale. Shares may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by the managing underwriters. Unless otherwise indicated in the Prospectus Supplement, the underwriting agreement will provide that the obligations of the underwriters are subject to certain conditions precedent and that the underwriters with respect to a sale of Shares will be obligated to purchase all such Shares if any are purchased.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

  Federal-Mogul has filed with the Commission, pursuant to Section 13 of the Exchange Act:

    1. Federal-Mogul's Annual Report on Form 10-K for the year ended December 31, 1997;

    2. Federal-Mogul's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998;

    3. Federal-Mogul's Current Reports on Form 8-K filed on January 13, 1998, March 11, 1998, March 23, 1998, April 7, 1998, April 17, 1998 and May 14,
  1998; and

    4. Federal-Mogul's Proxy Statement for the 1998 Annual Shareholders' Meeting, filed on April 21, 1998.

  All documents filed by Federal-Mogul with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering made hereby shall be deemed to be incorporated by reference into this Prospectus and made a part hereof from the date of filing of such documents, except that the information required by Item 402 (i), (k) and (l) of Regulation S-K under the Securities Act and included in any such document is not incorporated herein. Any statement contained in this Prospectus or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or therein or in a subsequently filed document, that also is or is deemed to be incorporated by reference herein or therein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

  THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS (NOT INCLUDING EXHIBITS TO SUCH DOCUMENTS, UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE IN SUCH DOCUMENTS) ARE AVAILABLE WITHOUT CHARGE UPON WRITTEN OR ORAL REQUEST DIRECTED TO: EDWARD W. GRAY, JR., ESQ., SENIOR VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY, FEDERAL-MOGUL CORPORATION, 26555 NORTHWESTERN HIGHWAY, SOUTHFIELD, MICHIGAN 48034 (TELEPHONE: (248) 354-7700).

                              LEGAL MATTERS

  Unless otherwise indicated in the applicable Prospectus Supplement, the validity of Securities being offered hereby will be passed upon for Federal-Mogul by David M. Sherbin, Esq., Associate General Counsel of Federal-Mogul. Mr. Sherbin owns and holds options to purchase approximately 1,550 shares of Common Stock of Federal-Mogul.

                                 EXPERTS

  The consolidated financial statements and schedule of Federal-Mogul as of December 31, 1997 and for each of the three years in the period ended December 31, 1997 incorporated by reference herein have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon included therein and incorporated herein by reference. Such consolidated financial statements and schedules audited by Ernst & Young LLP are incorporated herein by reference in reliance on such reports given upon the authority of such firm as experts in accounting and auditing.

  The consolidated financial statements of T&N as of December 31, 1997 and for each of the three years in the period ended December 31, 1997 incorporated by reference herein have been audited by KPMG Audit Plc, independent auditors, as set forth in their reports thereon included herein and incorporated herein by reference. Such consolidated financial statements audited by KPMG Audit Plc are incorporated herein by reference in reliance on their report given on their authority as experts in accounting and auditing.

  The financial statements of Fel-Pro as of December 28, 1997 and December 29, 1996 for each of the three years in the period ended December 28, 1997 incorporated by reference herein have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon included therein and incorporated by reference herein. Such financial statements audited by Ernst & Young LLP are incorporated herein by reference in reliance on such report given upon the authority of such firm as experts in accounting and auditing.

                         INDEX TO FINANCIAL STATEMENTS

                                                                           PAGE
                                                                           ----
Federal-Mogul Financial Statements:
  Unaudited Consolidated Statements of Operations for the Three-Month
   Periods Ended March 31,
   1998 and 1997..........................................................  F-2
  Consolidated Balance Sheets at March 31, 1998 (Unaudited) and December
   31, 1997...............................................................  F-3
  Unaudited Consolidated Statements of Cash Flows for the Three-Month
   Periods Ended March 31,
   1998 and 1997..........................................................  F-4
  Notes to Consolidated Financial Statements (Unaudited)..................  F-5
  Report of Independent Auditors.......................................... F-13
  Consolidated Statements of Operations for the Years Ended December 31,
   1997, 1996 and 1995.................................................... F-14
  Consolidated Balance Sheets at December 31, 1997 and 1996............... F-15
  Consolidated Statements of Cash Flows for the Years Ended December 31,
   1997, 1996 and 1995.................................................... F-16
  Consolidated Statements of Shareholders' Equity for the Years Ended
   December 31, 1997,
   1996 and 1995.......................................................... F-17
  Notes to Consolidated Financial Statements.............................. F-18
T&N Financial Statements:
  Independent Auditor's Report............................................ F-41
  Consolidated Profit and Loss Accounts for the Years Ended December 31,
   1997, 1996 and 1995.................................................... F-42
  Consolidated Balance Sheets at December 31, 1997 and 1996............... F-43
  Consolidated Cash Flow Statements for the Years Ended December 31, 1997,
   1996 and 1995.......................................................... F-44
  Reconciliations of Movements in Shareholders' Funds for the Years Ended
   December 31, 1997,
   1996 and 1995.......................................................... F-48
  Notes to Consolidated Financial Statements.............................. F-49
Fel-Pro Financial Statements:
  Report of Independent Auditors.......................................... F-85
  Consolidated Statements of Operations for the Years Ended December 28,
   1997, December 29, 1996 and December 31, 1995.......................... F-86
  Consolidated Balance Sheets at December 28, 1997 and December 29, 1996.. F-87
  Consolidated Statements of Cash Flows for the Years Ended December 28,
   1997, December 29, 1996 and December 31, 1995.......................... F-88
  Notes to Consolidated Financial Statements.............................. F-89

                 CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE
               THREE-MONTH PERIODS ENDED MARCH 31, 1998 AND 1997
                                  (UNAUDITED)

                                                          THREE MONTHS ENDED
                                                               MARCH 31
                                                          --------------------
                                                            1998       1997
                                                          ---------  ---------
                                                             (MILLIONS OF
                                                          DOLLARS, EXCEPT PER
                                                             SHARE AMOUNT)
Net sales................................................ $   658.0  $   485.6
Cost of products sold....................................     496.7      373.5
                                                          ---------  ---------
  Gross margin...........................................     161.3      112.1
Selling, general and administrative expenses.............     (98.1)     (75.9)
Amortization.............................................     (10.1)      (2.5)
Purchased in-process research and development charge.....     (18.6)       --
Restructuring charges....................................     (10.5)       --
Adjustment of assets held for sale to fair value.........     (20.0)       --
Interest expense.........................................     (15.5)      (9.8)
Interest income..........................................       6.7        0.7
International currency exchange losses...................      (1.1)      (0.1)
Net gain on British pound currency option and forward
 contract................................................      13.3        --
Other expense, net.......................................      (5.8)      (2.0)
                                                          ---------  ---------
  Earnings Before Income Taxes...........................       1.6       22.5
Income tax expense.......................................       8.8        8.6
                                                          ---------  ---------
    Net Earnings (Loss)..................................      (7.2)      13.9
Preferred stock dividends, net of related tax benefits...       0.8        2.1
                                                          ---------  ---------
    Net Earnings (Loss) Available for Common
     Shareholders........................................ $    (8.0) $    11.8
                                                          =========  =========
Earnings Per Common Share................................
  Net earnings (loss).................................... $    (.20) $     .34
                                                          =========  =========
  Net earnings (loss) assuming dilution.................. $    (.20) $     .32
                                                          =========  =========



          See accompanying Notes to Consolidated Financial Statements.

                      CONSOLIDATED BALANCE SHEETS AT

              MARCH 31, 1998 (UNAUDITED) AND DECEMBER 31, 1997

                                                               UNAUDITED
                                                               MARCH 31   DECEMBER 31
                                                                 1998        1997
                                                               ---------  -----------
                                                               (MILLIONS OF DOLLARS)
                            ASSETS
                            ------
Current assets:
  Cash and equivalents........................................ $  101.5    $  541.4
  Accounts receivable.........................................    728.6       158.9
  Investment in accounts receivable securitization............     86.0        48.7
  Inventories.................................................    697.5       277.0
  Prepaid expenses and income tax benefits....................    261.0       113.2
  Acquired businesses to be divested..........................    443.8         --
                                                               --------    --------
    Total current assets......................................  2,318.4     1,139.2
Property, plant and equipment.................................  1,469.1       313.9
Goodwill......................................................  2,675.9       143.8
Other intangible assets.......................................    379.4        48.4
Business investments and other assets.........................    555.9       156.8
                                                               --------    --------
    Total Assets.............................................. $7,398.7    $1,802.1
                                                               ========    ========
             LIABILITIES AND SHAREHOLDERS' EQUITY
             ------------------------------------
Current liabilities:
  Short-term debt, including current portion of long-term
   debt....................................................... $  837.8    $   28.6
  Accounts payable............................................    418.2       102.3
  Accrued compensation........................................    162.2        36.8
  Restructuring and rationalization reserves..................    188.6        31.5
  Payable to T&N plc shareholders.............................     60.3         --
  Current portion of asbestos liability.......................    100.0         --
  Other accrued liabilities...................................    343.5       130.4
                                                               --------    --------
    Total current liabilities.................................  2,110.6       329.6
Long-term debt................................................  2,273.7       273.1
Long-term portion of asbestos liability.......................  1,251.4         --
Postemployment benefits.......................................    452.0       190.9
Other accrued liabilities.....................................     84.3        50.6
Minority interest in consolidated subsidiaries................     65.7        13.6
Minority interest--preferred securities of affiliate..........    575.0       575.0
                     SHAREHOLDERS' EQUITY
                     --------------------
Series C ESOP preferred stock.................................     48.1        49.0
Series E preferred stock......................................    225.0         --
Common stock..................................................    202.4       201.0
Additional paid-in capital....................................    327.3       332.6
Accumulated deficit...........................................   (130.8)     (123.6)
Unearned ESOP compensation....................................    (21.7)      (21.8)
Accumulated other comprehensive income........................    (61.5)      (65.7)
Other.........................................................     (2.8)       (2.2)
                                                               --------    --------
    Total Shareholders' Equity................................    586.0       369.3
                                                               --------    --------
      Total Liabilities and Shareholders' Equity.............. $7,398.7    $1,802.1
                                                               ========    ========

       See accompanying Notes to Consolidated Financial Statements.

                   CONSOLIDATED STATEMENTS OF CASH FLOWS

         FOR THE THREE-MONTH PERIODS ENDED MARCH 31, 1998 AND 1997
                                  (UNAUDITED)

                                                               THREE MONTHS
                                                              ENDED MARCH 31
                                                             -----------------
                                                               1998      1997
                                                             ---------  ------
                                                               (MILLIONS OF
                                                                 DOLLARS)
CASH PROVIDED FROM (USED BY) OPERATING ACTIVITIES
  Net earnings (loss)....................................... $    (7.2) $ 13.9
  Adjustments to reconcile net earnings (loss) to net cash
   provided from operating activities
    Depreciation and amortization...........................      29.8    14.0
    Purchased in-process research and development charge....      18.6     --
    Restructuring charges...................................      10.5     --
    Adjustment of assets held for sale to fair value........      20.0     --
    Deferred income taxes...................................      (0.7)    4.6
    Postemployment benefits.................................      (0.1)   (0.4)
    Increase in accounts receivable.........................     (57.1)  (38.0)
    Decrease in inventories.................................      36.8    17.1
    Increase (decrease) in accounts payable.................      22.0    (2.4)
    Increase in current liabilities and other...............      20.0    28.3
    Payments against restructuring and reengineering
     reserves...............................................      (4.5)   (9.0)
    Payments against asbestos liability.....................      (5.4)    --
                                                             ---------  ------
  Net Cash Provided From Operating Activities...............      82.7    28.1
CASH PROVIDED FROM (USED BY) INVESTING ACTIVITIES
  Expenditures for property, plant and equipment............     (19.5)   (8.4)
  Proceeds from sale of business investments................      49.3    10.4
  Proceeds from sale of options.............................      39.5     --
  Business acquisitions, net of cash acquired...............  (2,655.8)    --
                                                             ---------  ------
    Net Cash Provided From (Used By) Investing Activities...  (2,586.5)    2.0
CASH PROVIDED FROM (USED BY) FINANCING ACTIVITIES
  Issuance of common stock..................................       7.4     0.8
  Net increase (decrease) in debt...........................   2,111.7   (23.3)
  Fees paid for debt issuance...............................     (33.3)    --
  Investment in accounts receivable securitization..........      (9.6)    --
  Dividends.................................................      (5.4)   (5.7)
  Other.....................................................      (6.9)   (2.0)
                                                             ---------  ------
    Net Cash Provided From (Used By) Financing Activities...   2,063.9   (30.2)
    Decrease in Cash and Equivalents........................    (439.9)   (0.1)
Cash and Equivalents at Beginning of Period.................     541.4    33.1
                                                             ---------  ------
  Cash and Equivalents at End of Period..................... $   101.5  $ 33.0
                                                             =========  ======

       See accompanying Notes to Consolidated Financial Statements.

                        FEDERAL-MOGUL CORPORATION

                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION

  The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with United States generally accepted accounting principles (U.S. GAAP) for interim financial information and with instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three month period ended March 31, 1998 are not necessarily indicative of the results that may be expected for the year ended December 31, 1998. For further information, refer to the consolidated financial statements and footnotes thereto included in the Company's annual report on Form 10-K for the year ended December 31, 1997. Certain items in the prior year condensed consolidated financial statements have been reclassified to conform with the presentation used in 1998.

2. ACQUISITIONS

  The Company acquired Fel-Pro, Incorporated and certain affiliated entities, which constitute the operating businesses of the Fel-Pro group of companies (Fel-Pro), and acquired T&N plc (T&N) and Bimet S.A. (Bimet) during the first quarter of 1998. In addition, the Company increased its ownership in the Summerton, South Carolina gasket business (Summerton) and KFM Bearing Co., Ltd. (KFM) during the first quarter. Due to the complexity of valuing certain assets and liabilities acquired and related valuation estimates that are in process, the purchase allocation may subsequently be adjusted as further information becomes available. Goodwill recognized in connection with these transactions is being amortized on a straight-line basis over forty years.

 Fel-Pro Transaction

  On February 24, 1998, the Company acquired all the equity interests of Fel-Pro, a privately owned manufacturer headquartered in Skokie, Illinois, for a total consideration of approximately $717 million, which included 1,030,325.6 shares of Federal-Mogul Series E Mandatory Exchangeable preferred stock with an imputed value of $225 million (refer also to Note 8) and approximately $492 million in cash. The acquisition has been accounted for as a purchase and, accordingly, the total consideration was allocated to the acquired assets and assumed liabilities based on estimated fair values as of the acquisition date. The preliminary purchase price allocation of the total consideration exceeds the estimated fair value of net assets acquired by $509.3 million which has been recognized as goodwill.

  The consolidated statement of operations includes the operating results of the acquired business, exclusive of the Fel-Pro chemical business (refer to the caption "Acquired Businesses to be Divested," described later in this section), from the acquisition date.

 T&N plc Transaction

  On March 6, 1998, the Company satisfied all regulatory conditions relating to the acquisition of T&N, a manufacturer based in Manchester, England, and made its offer wholly unconditional. The Company paid for the outstanding T&N shares on March 12, 1998.

  As of March 31, 1998 the Company has paid total consideration (including direct costs of the acquisition) of $2.356 billion. The Company also acquired cash of approximately $222 million and debt of approximately $707 million. In addition, the Company is required to pay 260 pence per share for certain T&N options expected to be converted to T&N shares subsequent to March 31, 1998. The Company has estimated the cost, net of cash to be received, of outstanding T&N options at March 31, 1998 and included the amount ($60.3 million) as a liability in the balance sheet caption "Payable to T&N plc shareholders." The acquisition has been accounted

                        FEDERAL-MOGUL CORPORATION
for as a purchase and, accordingly, the total consideration was allocated to the acquired assets and assumed liabilities based on estimated fair values as of the acquisition date. The preliminary purchase price allocation of the total consideration exceeds the estimated fair value of net assets acquired by $2.035 billion which has been recognized as goodwill.

  The consolidated statement of operations for the three months ended March 31, 1998 includes the operating results of T&N, exclusive of the T&N Bearings Business (refer to the caption "Acquired Businesses to be Divested," described later in this section), from the acquisition date. The Company recognized an $18.6 million charge in the first quarter of 1998 associated with the estimated fair value of purchased in process research and development costs allocated in purchase accounting to a portion of the total consideration paid.

 Acquired Businesses to be Divested

  In connection with securing regulatory approvals for the acquisition of T&N, the Company executed an Agreement Containing Consent Order with the FTC on February 27, 1998. Pursuant to this agreement the Company must divest the T&N Bearings Business, consisting of T&N's thinwall and dry bearings (polymer bearings) operations within six months after the FTC declares the consent order final and must provide for independent management of those assets pending such divestiture. The agreement stipulates that the T&N Bearings business is to be maintained as a viable, independent competitor of the Company and that the Company shall not attempt to direct the activities of, or exercise control over, the T&N Bearings business or have contact with the T&N Bearings business outside of normal business activities.

  In addition, the Company is holding the chemical business acquired in the Fel-Pro transaction for sale. The Company expects to complete the divestiture of the chemical business within one year.

  The net assets of the T&N Bearings Business and chemical business have been recorded at their fair value based on estimates of selling values less costs to sell, calculated using multiples of earnings similar to recent comparable industry transactions. The Company's investment in the T&N Bearings Business and chemical business is included in the balance sheet caption "Acquired businesses to be divested." In addition, the Company's preliminary purchase price allocation for T&N includes an increase of $124 million to adjust the acquired income tax liability related to the anticipated divestiture of the T&N Bearings Business.

  Operating results for the T&N Bearings and chemical businesses (which includes amortization expense for goodwill allocated to the businesses and interest expense relating to the holding costs of the businesses) have been excluded from the condensed consolidated statement of operations for the three months ended March 31, 1998.

 Pro Forma Results

  The following unaudited pro forma financial information for the three months ended March 31, 1998 and 1997 assume the T&N and Fel-Pro acquisitions occurred as of the beginning of the respective periods, after giving effect to certain adjustments, including the amortization of intangible assets, interest expense on acquisition debt, divestitures of the T&N Bearings business and Fel-Pro chemical business, and income tax effects. The pro forma results (in millions of dollars, except per share data) have been prepared for comparative purposes only and are not necessarily indicative of the results of operations which may occur in the future or that would have occurred had the acquisitions of T&N and Fel-Pro been consummated on the dates indicated, nor are they necessarily indicative of the Company's future results of operations (refer also to Management's Discussion and Analysis of Financial Conditions and Results of Operations--Pro Forma Results).

                        FEDERAL-MOGUL CORPORATION

                                    UNAUDITED PRO FORMA FINANCIAL INFORMATION
                                          THREE MONTHS ENDED MARCH 31,
                                    ------------------------------------------
                                            1998                  1997
                                    --------------------  --------------------
      Net sales.................... $            1,193.6  $            1,247.9
      Net loss..................... $              (16.5) $               (7.0)
      Loss per share............... $              (0.44) $              (0.28)
      Loss per share assuming
       dilution.................... $              (0.44) $              (0.28)

 Summerton, KFM and Bimet Transactions

  In February 1998, the Company increased its ownership in Summerton in connection with the Bruss Divestiture Agreement, described in Note 7. In March 1998, the Company increased its ownership from 30% to 87% in KFM, a Korean joint venture formed in 1988 with Kukje Special Metal Co., Ltd. Also in March 1998, the Company acquired Bimet, a manufacturer of engine bearings, bushings and related products located in Gdansk, Poland. The total cash consideration paid for the Summerton, KFM and Bimet acquisitions approximated $32 million.

  The Summerton, KFM and Bimet transactions have been accounted for as purchases and, accordingly, the total consideration was allocated to the acquired assets and assumed liabilities based on its estimated fair values as of the acquisition dates. The preliminary purchase price allocation of total consideration over the estimated fair value of net assets acquired of $16.4 million has been recognized as goodwill. The consolidated statement of operations for the three months ended March 31, 1998 includes the operating results of the acquired businesses from the applicable date of acquisition.

3. RESTRUCTURING AND RATIONALIZATION OF ACQUIRED BUSINESSES

 Restructuring Charge

  During the first quarter of 1998, the Company recognized a $10.5 million restructuring charge related to operations in place prior to the acquisitions of T&N and Fel-Pro. The restructuring charge included $10.2 million and $0.3 million for severance and exit costs, respectively. Employee severance costs result from planned terminations in various business operations of the Company. The severance costs were based on the estimated levels that will be paid to the affected employees pursuant to the Company's workforce reduction policies and certain foreign governmental regulations. The Company anticipates that the actions related to the first quarter 1998 restructuring plan will be completed primarily within one year.

 Rationalization of Acquired Businesses

  In connection with the previously discussed acquisitions, the Company recognized approximately $151 million in reserves related to the rationalization and integration of acquired businesses. The rationalization reserves provide for approximately $125 million and $26 million in severance and exit costs, respectively.

  The components of the integration plan include: closure of four manufacturing facilities worldwide; relocation of highly manual manufacturing product lines to lower cost regions or more suitable locations; consolidation of overlapping manufacturing, technical and sales facilities and joint ventures; closure of two aftermarket central warehouses and five in-country warehouses; consolidation of aftermarket marketing and customer support functions; and streamlining of administrative, sales, marketing and product engineering staffs worldwide. An anticipated result of the integration plan and the restructuring will be a reduction of approximately 4,200 full-time employees.

                        FEDERAL-MOGUL CORPORATION

4. ASBESTOS LIABILITY AND LEGAL PROCEEDINGS

 T&N Asbestos

  As of March 31, 1998, the Company has provided $1.351 billion as its estimate for future costs related to resolving asbestos claims. In the United States, the Company's subsidiary, T&N, and two of T&N's U.S. subsidiaries (the T&N Companies) are among many defendants named in numerous court actions alleging personal injury resulting from exposure to asbestos or asbestos-containing products. T&N is also subject to asbestos-disease litigation, to a lesser extent, in the United Kingdom and to property damage litigation based upon asbestos in the United States. Because of the slow onset of asbestos-related diseases, management anticipates that similar claims will be made in the future. It is not known how many such claims may be made nor the expenditure which may arise therefrom. T&N has appointed the Center for Claims Resolution (CCR) as its exclusive representative in relation to all asbestos-related personal injury claims made against the T&N Companies in the United States.

  Prior to its acquisition, T&N secured a 500 million pound sterling (approximately $838 million at the March 31, 1998 exchange rate of 1.6758 U.S. dollars to 1 pound sterling) layer of insurance which will be triggered should the aggregate number of claims notified after June 30, 1996, where the exposure occurred prior to that date, exceed 690 million pound sterling (approximately $1,156 million at the March 31, 1998 exchange rate). At March 31, 1998 the Company has recorded reserves for incurred but not reported claims up to the insurance level, 690 million pound sterling.

  While management believes that estimated reserves, which have not been reduced by any potential insurance proceeds, are appropriate for anticipated losses arising from T&N's asbestos related claims, no assurance can be given that T&N will not be subject to material additional liabilities and significant additional litigation relating to asbestos. Any such liabilities or litigation could have a material adverse effect on the Company's results of operations, business, liquidity and financial condition.

 Federal-Mogul and Fel-Pro Asbestos

  Federal-Mogul Corporation also is one of a large number of defendants in a number of lawsuits brought by claimants alleging injury due to exposure to asbestos. In addition, Fel-Pro has been named as a defendant in approximately 18,000 product liability cases involving asbestos, primarily involving gasket or packing products sold to ship owners. The Company is defending all such claims vigorously and believes that it and Fel-Pro have substantial defenses to liability and adequate insurance coverage for defense and indemnity costs (though Fel-Pro has agreed with its insurers to pay 20% of defense costs, in exchange for the right to a significant role in decisions regarding litigation). While the outcome of litigation can't be predicted with certainty, management believes that asbestos claims pending against Federal-Mogul Corporation and Fel-Pro as of March 31, 1998 will not have a material effect on the Company's financial position. No related reserves, or payments, have been provided, or paid to date, related to asbestos claims pending against Federal-Mogul Corporation and Fel-Pro.

 Other

  The Company is involved in various other legal actions and claims, directly and through its subsidiaries (including T&N and Fel-Pro). After taking into consideration legal counsel's evaluation of such actions, management is of the opinion that its outcomes are not reasonably likely to have a material adverse affect on the Company's financial position, operating results, or cash flows.

                        FEDERAL-MOGUL CORPORATION

5. BRITISH POUND CURRENCY OPTION AND FORWARD CONTRACT

  In the fourth quarter of 1997, in anticipation of the then pending T&N acquisition, the Company purchased a British pound currency option for $28.1 million with a notional amount of $2.5 billion. In January 1998, the Company settled the option and recognized a loss of $17.3 million.

  Also in January 1998, in anticipation of the then pending T&N acquisition, the Company entered into a forward contract to purchase 1.5 billion pounds sterling for a notional amount of approximately $2.45 billion. As a result of favorable exchange fluctuations in the British pound/U.S. dollar exchange rate experienced during the contract period, the Company recognized a $30.6 million gain.

  The Company entered into the above transactions to effectively serve as economic hedges for the purchase of T&N. Such transactions, however, do not qualify for "hedge accounting" under GAAP, and therefore the loss on the British pound currency option and the gain on the British pound forward contract are reflected in the statement of operations caption "Net gain on British pound currency option and forward contract."

6. ISSUANCE OF DEBT

  In connection with the acquisition of T&N, the Company entered into a $2.675 billion floating rate Senior Credit Agreement (consisting of a $2.275 billion term loan facility, and a $400 million revolving loan facility) and a $500 million floating rate Senior Subordinated Credit Agreement, each with Chase Manhattan Bank as agent and lender.

  As of March 31, 1998, the Company had $2.5 billion outstanding related to the Senior Credit Agreement and Senior Subordinated Credit Agreement. The Senior Credit Agreement has maturities ranging from March of 1999 through the year 2005. The Senior Subordinated Credit Agreement matures in March of 1999.

  In addition, the Company funded a portion of the T&N acquisition through the December 1997 sale of 7% Trust Convertible Preferred Securities (generating gross proceeds of $575 million) by Federal-Mogul Financing Trust, a subsidiary of the Company.

  On April 17, 1998, in connection with the Company's efforts to put into place a permanent capital structure with an appropriate combination of debt and equity to partially replace the Senior Credit Agreement and Senior Subordinated Credit Agreement debt. The Company filed a registration statement with the Securities and Exchange Commission for the offering from time to time of up to an aggregate $2.5 billion of debt or equity securities (including shares of common stock registered for the account of certain securityholders). On May 14, 1998 the Company filed an amendment to such registration statement relating to a proposed offering of 9,712.093 shares of common stock by the Company (exclusive of 1,287,907 shares of common stock for the account of certain securityholders). The net proceeds to the Company of such offering of common stock are expected to be used to repay certain existing indebtedness.

  The Company is also evaluating the possibility of issuing debt securities pursuant to such registration statement, all or a significant portion of the net proceeds, of which the Company would use to refinance certain additional indebtedness of the Company. There can be no assurance that any such offering of common stock or debt securities will be consummated.

  The accelerated payment, if any, of certain portions of the Senior Credit Agreement and Senior Subordinated Credit Agreement debt would result in a significant extraordinary charge due to the write-off of the issuance costs associated with the early retirement of debt. The total unamortized issuance costs related to the Senior Credit Agreement and Senior Subordinated Credit Agreement was approximately $56 million at March 31, 1998.

                        FEDERAL-MOGUL CORPORATION

  Pursuant to the Senior Credit Agreement, the stock of Felt Products Mfg. Co.
(Felt), a wholly owned subsidiary of the Company, is pledged as collateral for borrowings outstanding thereunder. Such pledge also secures the Company's ESOP obligation, Medium-term notes and Senior Notes. The following presents certain unaudited financial information of Felt as of March 31, 1998 and the period February 24, 1998 to March 31, 1998 (in millions):

FINANCIAL POSITION
------------------
Current assets.......... $115.3
Noncurrent assets.......  661.6
Current liabilities.....   78.0
Noncurrent liabilities..  547.7

OPERATING RESULTS
-----------------
Net Sales............... $36.2
Costs and expenses......  35.0
Net earnings............   1.2

 Subsequent Event

  In April 1998, the Company retired $251 million in private placement debt assumed in connection with the acquisition of T&N. The early retirement of the debt required a make whole payment of approximately $27 million, which will be recognized as an extraordinary loss in the second quarter of 1998 of approximately $19 million, net of the related tax benefit.

7. ASSETS HELD FOR SALE AND DIVESTITURES

  In addition to the T&N Bearings Business and Fel-Pro chemical businesses held for sale, during the first quarter of 1998, the Company decided to sell its subsidiary, Bertolotti Pietro e Figli, S.r.l. (Bertolotti), conducting aftermarket operations in Italy. The carrying value of Bertolotti's assets have been reduced to its fair value based on estimates of selling values less costs to sell, calculated using multiples of earnings similar to recent automotive industry transactions in Italy. The Company recognized a $20.0 million first quarter charge primarily associated with the write-down of Bertolotti's assets to the estimated fair value. The Company expects to complete the sale of Bertolotti within one year.

  As part of its 1996 restructuring plan, the Company continued to close or sell certain retail aftermarket operations during the first quarter of 1998. As of March 31, 1998, retail aftermarket operations that continue to be held for sale include those in Puerto Rico. Net cash proceeds received for those retail aftermarket locations sold in the first quarter approximated $2 million. No gain or loss was recognized on the dispositions of those retail aftermarket locations, as the related assets had been previously adjusted to fair value.

  Bruss Divestiture Agreement

  In February 1998, the Company divested its minority interest in G. Bruss GmbH & Co. KG, a German manufacturer of seals and gaskets. As part of the divestiture agreement the Company also increased its ownership to 100% in Summerton. The Company received net proceeds of approximately $47 million related to the divestiture agreement and recognized a gain on the divestiture of $4.8 million. The gain on the divestiture is included as a component of other expense.

  Sale of Acquired Options

  In addition, the Company received proceeds from the sale of options which were acquired with the acquisition of T&N. No gain or loss was recognized in connection with the sale of the options acquired.

                        FEDERAL-MOGUL CORPORATION

8. EARNINGS PER SHARE, NON-CASH TRANSACTION AND COMPREHENSIVE INCOME

 Earnings Per Share

  The following table sets forth the computation of basic and diluted earnings per share for the three months ended March 31, 1998 and 1997 (in millions, except per share data):

                                                                  1998   1997
                                                                 ------  -----
      Numerator:
        Net earnings (loss)..................................... $ (7.2) $13.9
        Series C preferred dividend requirement.................   (0.6)  (0.6)
        Series D preferred dividend requirement.................    --    (1.5)
        Series E preferred dividend requirement.................   (0.2)   --
                                                                 ------  -----
        Numerator for basic earnings per share--income (loss)
         available to common shareholders....................... $ (8.0) $11.8
        Effect of dilutive securities:
          Series C preferred dividend requirement...............    --     0.6
          Additional required ESOP contribution.................    --    (0.5)
                                                                 ------  -----
        Numerator for diluted earnings per share--income (loss)
         available to common shareholders after assumed
         conversions............................................ $ (8.0) $11.9
                                                                 ======  =====
      Denominator:
        Denominator for basic earnings per share--weighted
         average shares outstanding.............................   40.1   34.7
        Effect of dilutive securities:
        Dilutive stock options outstanding......................    --     0.2
        Nonvested stock.........................................    --     0.4
        Conversion of Series C preferred stock..................    --     1.6
        Contingent issuance of common stock to satisfy Series C
         redemption price guarantee.............................    --     0.3
                                                                 ------  -----
        Denominator for dilutive earnings per share adjusted
         weighted average after assumed conversions.............   40.1   37.2
                                                                 ======  =====
      Basic earnings (loss) per share........................... $(0.20) $0.34
                                                                 ======  =====
      Diluted earnings (loss) per share......................... $(0.20) $0.32
                                                                 ======  =====

  Convertible preferred securities redeemable for 11.2 million shares of common stock were outstanding during the first quarter of 1998. In addition, 1,030,325.6 shares of Series E Stock approximating 5.2 million shares of common stock were outstanding during a portion of the first quarter of 1998. The convertible preferred securities and Series E stock were not included in the computation of diluted earnings per share for the three months ended March 31, 1998 because the effect would be antidilutive.

  Quarterly dividends of $0.12 per common share were declared for both the first quarters of 1998 and 1997.

 Non-cash Transaction

  In connection with the Fel-Pro acquisition, the Company issued 1,030,325.6 million shares of Series E Mandatory Exchangeable Preferred Stock (Series E Stock) with an imputed value of $225 million. The shares of Series E Stock are exchangeable into shares of the Company's common stock at a rate of five shares of common stock per share of Series E Stock. The Series E Stock are required to be exchanged no later than February 24, 1999, subject to certain conditions and pay quarterly dividends at a rate of $0.12 per common stock equivalent.

                        FEDERAL-MOGUL CORPORATION

 Comprehensive Income

  During 1997, the Financial Accounting Standards Board issued Statement No. 130, Reporting Comprehensive Income. This Statement establishes standards for the reporting and display of comprehensive income and its components in a full set of general purpose financial statements. The Company adopted Statement 130 as of January 1, 1998. The adoption of this Statement had no impact on the Company's net earnings (loss) or shareholders' equity. Statement 130 requires foreign currency translation adjustments and unrealized gains or losses on investments and certain derivative instruments, which prior to the adoption of Statement 130 were reported as a component of shareholders' equity, to be included in other comprehensive income.

  Total comprehensive income (loss), net of the related estimated tax, was $(4.6) million and $5.3 million for the three months ended March 31, 1998 and 1997, respectively.

9. INVENTORIES

  At March 31, 1998 and December 31, 1997, inventories consisted of the following (in millions of dollars):

                                                                  1998    1997
                                                                 ------  ------
      Finished products......................................... $515.8  $254.6
      Work-in-process...........................................   84.9    21.8
      Raw materials.............................................  139.9    15.7
                                                                 ------  ------
                                                                  740.6   292.1
      Reserve for inventory valuation...........................  (43.1)  (15.1)
                                                                 ------  ------
                                                                 $697.5  $277.0
                                                                 ======  ======

  The significant increase in inventory was primarily due to the previously described acquisitions in Note 2.

10. INCOME TAXES

  During the first quarter of 1998, the Company recognized charges for adjustment of assets held for sale to fair value and purchased in-process research and development and recognized a net gain on the British pound currency option and forward contract. These transactions resulted in a pre-tax net charge of $25.3 million. The net income tax benefit related to these transactions totaled $2.1 million.

                        REPORT OF INDEPENDENT AUDITORS

To the Shareholders and Board of Directors, Federal-Mogul Corporation:

  We have audited the accompanying consolidated balance sheets of Federal-Mogul Corporation and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1997. Our audit also included the financial statement schedule listed in Item 14(a). These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Federal-Mogul Corporation and subsidiaries at December 31, 1997 and 1996, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

                                          /s/ Ernst & Young LLP

Detroit, Michigan
January 30, 1998 except for Note 20, as
to which the date is February 24, 1998

                           FEDERAL-MOGUL CORPORATION

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                    YEAR ENDED DECEMBER 31
                                                  ----------------------------
                                                    1997      1996      1995
                                                  --------  --------  --------
                                                    (MILLIONS OF DOLLARS,
                                                   EXCEPT PER SHARE AMOUNT)
Net sales........................................ $1,806.6  $2,032.7  $1,999.8
Cost of products sold............................  1,381.8   1,660.5   1,602.2
                                                  --------  --------  --------
Gross margin.....................................    424.8     372.2     397.6
Selling, general and administrative expenses.....   (286.2)   (333.8)   (299.3)
Gain on sales of businesses......................      --        --       24.0
Restructuring (charges) credits..................      1.1     (57.6)    (26.9)
Reengineering and other related (charges)
 credits.........................................      1.6     (11.4)    (13.9)
Adjustment of assets held for sale to fair value
 and other long lived assets.....................     (2.4)   (151.3)    (51.8)
Interest expense.................................    (32.0)    (42.6)    (37.3)
Interest income..................................      7.1       2.9       9.6
International currency exchange losses...........     (0.6)     (3.7)     (2.9)
British pound currency option cost, net..........    (10.5)      --        --
Other expense, net...............................     (3.4)     (3.4)     (2.4)
                                                  --------  --------  --------
    Earnings (Loss) before income taxes and
     extraordinary item..........................     99.5    (228.7)     (3.3)
Income tax expense (benefit).....................     27.5     (22.4)      2.5
                                                  --------  --------  --------
    Net Earnings (Loss) before extraordinary
     Item........................................     72.0    (206.3)     (5.8)
                                                  ========  ========  ========
Extraordinary item--loss on early retirement of
 debt, net of applicable income tax benefit......     (2.6)      --        --
                                                  --------  --------  --------
    Net Earnings (Loss)..........................     69.4    (206.3)     (5.8)
Preferred dividends..............................      5.5       8.7       8.9
                                                  --------  --------  --------
    Net Earnings (Loss) Available to Common
     Shareholders................................ $   63.9  $ (215.0) $  (14.7)
                                                  ========  ========  ========
EARNINGS (LOSS) PER COMMON SHARE:
  Income (loss) before extraordinary item........ $   1.81  $  (6.20) $   (.42)
  Extraordinary item.............................     (.07)      --        --
                                                  --------  --------  --------
    Net Earnings (Loss) Per Common Share......... $   1.74  $  (6.20) $   (.42)
                                                  ========  ========  ========
EARNINGS (LOSS) PER COMMON SHARE ASSUMING
 DILUTION:
  Income (loss) before extraordinary item........ $   1.67  $  (6.20) $   (.42)
  Extraordinary item.............................     (.06)      --        --
                                                  --------  --------  --------
    Net Earnings (Loss) Per Common Share Assuming
     Dilution.................................... $   1.61  $  (6.20) $   (.42)
                                                  ========  ========  ========

          See accompanying Notes to Consolidated Financial Statements.

                           FEDERAL-MOGUL CORPORATION

                          CONSOLIDATED BALANCE SHEETS

                                                                DECEMBER 31
                                                             ------------------
                           ASSETS                              1997      1996
                           ------                            --------  --------
                                                               (MILLIONS OF
                                                                 DOLLARS)
Cash and equivalents........................................ $  541.4  $   33.1
Accounts receivable.........................................    158.9     204.3
Investment in accounts receivable securitization............     48.7      27.0
Inventories.................................................    277.0     417.0
Prepaid expenses and income tax benefits....................    113.2      81.5
                                                             --------  --------
    Total current assets....................................  1,139.2     762.9
Property, plant and equipment...............................    313.9     350.3
Goodwill....................................................    143.8     154.0
Other intangible assets.....................................     48.4      63.1
Business investments and other assets.......................    156.8     124.9
                                                             --------  --------
    Total Assets............................................ $1,802.1  $1,455.2
                                                             ========  ========
            LIABILITIES AND SHAREHOLDERS' EQUITY
            ------------------------------------
Short-term debt............................................. $   28.6  $  280.1
Accounts payable............................................    102.3     142.7
Accrued compensation........................................     36.8      37.6
Accrued customer incentives.................................     22.4      20.3
Restructuring reserves......................................     31.5      55.2
Other accrued liabilities...................................    108.0     127.9
                                                             --------  --------
    Total current liabilities...............................    329.6     663.8
Long-term debt..............................................    273.1     209.6
Postemployment benefits.....................................    190.9     207.1
Other accrued liabilities...................................     64.2      56.2
                                                             --------  --------
    Total liabilities.......................................    857.8   1,136.7
Minority interest--preferred securities of affiliate........    575.0       --
                    SHAREHOLDERS' EQUITY
                    --------------------
Series D preferred stock....................................      --       76.6
Series C ESOP preferred stock...............................     49.0      53.1
Common stock................................................    201.0     175.7
Additional paid-in capital..................................    332.6     283.5
Accumulated deficit.........................................   (123.6)   (193.0)
Unearned ESOP compensation..................................    (21.8)    (28.4)
Currency translation and other..............................    (67.9)    (49.0)
                                                             --------  --------
    Total Shareholders' Equity..............................    369.3     318.5
                                                             --------  --------
    Total Liabilities and Shareholders' Equity.............. $1,802.1  $1,455.2
                                                             ========  ========

          See accompanying Notes to Consolidated Financial Statements.

                           FEDERAL-MOGUL CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                     YEAR ENDED DECEMBER 31
                                                     -------------------------
                                                      1997     1996     1995
                                                     -------  -------  -------
                                                      (MILLIONS OF DOLLARS)
CASH PROVIDED FROM (USED BY) OPERATING ACTIVITIES
  Net earnings (loss)............................... $  69.4  $(206.3) $  (5.8)
  Adjustments to reconcile net earnings (loss) to
   net cash provided from (used by) operating
   activities:
    Depreciation and amortization...................    52.8     63.7     61.0
    Gain on sales of businesses.....................     --       --     (24.0)
    Restructuring charges (credits).................    (1.1)    57.6     26.9
    Reengineering and other related charges
     (credits)......................................    (1.6)    11.4     13.9
    Adjustment of assets held for sale to fair value
     and other long lived assets....................     2.4    151.3     51.8
    Vesting of restricted stock.....................     9.0      0.4      0.1
    Loss on early retirement of debt................     4.1      --       --
    British pound currency option cost, net.........    10.5      --       --
    Deferred income taxes...........................    13.0    (27.8)   (16.2)
    Postemployment benefits.........................    (7.7)    (2.0)     1.8
    Decrease (increase) in accounts receivable......     7.6     46.5     (5.0)
    Decrease (increase) in inventories..............    59.9     54.5   (103.9)
    Increase (decrease) in accounts payable.........   (19.5)   (25.5)     7.2
    Payments against restructuring and reengineering
     reserves.......................................   (26.2)   (17.6)   (19.4)
    Increase (decrease) in current liabilities and
     other..........................................    43.1     42.8    (23.1)
                                                     -------  -------  -------
      Net Cash Provided From (Used By) Operating
       Activities................................... $ 215.7  $ 149.0  $ (34.7)
                                                     =======  =======  =======
CASH PROVIDED FROM (USED BY) INVESTING ACTIVITIES
  Expenditures for property, plant and equipment and
   other long-term assets........................... $ (49.7) $ (54.2) $ (78.5)
  Acquisitions of businesses........................     --       (.3)   (72.1)
  Payments for rationalization of acquired
   businesses.......................................     --       --      (7.3)
  Proceeds from sales of business investments.......    73.6     42.0     48.5
  Fees paid in anticipation of business acquisition.   (30.5)     --       --
  Other.............................................     1.1      --       --
                                                     -------  -------  -------
      Net Cash Used By Investing Activities......... $  (5.5) $ (12.5) $(109.4)
                                                     =======  =======  =======
CASH PROVIDED FROM (USED BY) FINANCING ACTIVITIES
  Issuance of common stock.......................... $  14.2  $    .6  $    .2
  Repurchase of common stock........................     --       --      (9.0)
  Proceeds from issuance of long-term debt..........   179.6      --     166.2
  Principal payments on long-term debt..............  (127.4)   (29.4)   (24.9)
  Increase (decrease) in short-term debt............  (235.8)   (61.4)    33.7
  Fees for early retirement of debt.................    (4.1)     --       --
  Fees paid for debt issuance.......................   (25.6)     --       --
  Investment in accounts receivable securitization..   (31.8)     --       --
  Issuance of preferred securities of affiliate.....   575.0      --       --
  Fees paid for issuance of preferred securities of
   affiliate........................................   (17.2)     --       --
  Dividends.........................................   (24.8)   (26.9)   (27.3)
  Other.............................................    (4.0)    (5.7)     (.4)
                                                     -------  -------  -------
      Net Cash Provided From (Used By) Financing
       Activities...................................   298.1   (122.8)   138.5
                                                     -------  -------  -------
      Increase (Decrease) In Cash And Equivalents...   508.3     13.7     (5.6)
Cash and equivalents at beginning of year...........    33.1     19.4     25.0
                                                     -------  -------  -------
      Cash and Equivalents at End of Year........... $ 541.4  $  33.1  $  19.4
                                                     =======  =======  =======

          See accompanying Notes to Consolidated Financial Statements

                           FEDERAL-MOGUL CORPORATION

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                    SERIES C                       RETAINED
                          SERIES C    ESOP            ADDITIONAL   EARNINGS     UNEARNED    CURRENCY
                          PREFERRED PREFERRED COMMON   PAID-IN   (ACCUMULATED     ESOP     TRANSLATION
                            STOCK     STOCK   STOCK    CAPITAL     DEFICIT)   COMPENSATION  AND OTHER  TOTAL
                          --------- --------- ------  ---------- ------------ ------------ ----------- ------
                                                        (MILLIONS OF DOLLARS)
BALANCE AT DECEMBER 31,
 1994...................    $76.6     $59.1   $174.9    $277.8     $  73.3       $(39.8)     $ (33.4)  $588.5
Net loss................                                              (5.8)                              (5.8)
Net issuance of
 restricted stock.......                         2.2       6.5                                  (7.7)     1.0
Exercise of stock
 options................                                    .2                                             .2
Repurchase of common
 stock..................                        (1.9)     (5.3)                                          (7.2)
Retirement of Series C
 ESOP preferred stock...               (2.3)                                                             (2.3)
Amortization of unearned
 ESOP compensation......                                                            5.5                   5.5
Dividends...............                                             (27.3)                             (27.3)
Preferred dividend tax
 benefits...............                                   1.6                                            1.6
Currency translation....                                                                        (1.5)    (1.5)
Pension adjustment......                                                                        (2.4)    (2.4)
                            -----     -----   ------    ------     -------       ------      -------   ------
BALANCE AT DECEMBER 31,
 1995...................    $76.6     $56.8   $175.2    $280.8     $  40.2       $(34.3)     $(45.0)   $550.3
                            =====     =====   ======    ======     =======       ======      =======   ======
Net loss................                                            (206.3)                            (206.3)
Net issuance of
 restricted stock.......                          .3        .9                                  (1.2)     --
Exercise of stock
 options................                          .2        .4                                             .6
Retirement of Series C
 ESOP preferred stock...               (3.7)                                                             (3.7)
Amortization of unearned
 ESOP compensation......                                                            5.9                   5.9
Dividends...............                                             (26.9)                             (26.9)
Preferred dividend tax
 benefits...............                                   1.4                                            1.4
Currency translation
 effect on assets held
 for sale...............                                                                        20.1     20.1
Currency translation....                                                                       (24.4)   (24.4)
Pension adjustment......                                                                         1.5      1.5
                            -----     -----   ------    ------     -------       ------      -------   ------
BALANCE AT DECEMBER 31,
 1996...................    $76.6     $53.1   $175.7    $283.5     $(193.0)      $(28.4)     $(49.0)   $318.5
                            =====     =====   ======    ======     =======       ======      =======   ======
Net earnings............                                              69.4                               69.4
Conversion of Series D
 preferred stock........    (76.6)              22.3      54.3                                            --
Net repurchase of
 restricted stock.......                         (.4)     (1.1)                                  1.5      --
Vesting of restricted
 stock..................                                   5.0                                   5.2     10.2
Exercise of stock
 options................                         3.4      10.8                                           14.2
Retirement of Series C
 ESOP preferred stock...               (4.1)                                                             (4.1)
Amortization of unearned
 ESOP compensation......                                                            6.6                   6.6
Dividends...............                                 (24.8)                                         (24.8)
Preferred dividend tax
 benefits...............                                   4.9                                            4.9
Currency translation....                                                                       (27.4)   (27.4)
Pension adjustment......                                                                         1.8      1.8
                            -----     -----   ------    ------     -------       ------      -------   ------
BALANCE AT DECEMBER
 31,1997................    $  --     $49.0   $201.0    $332.6     $(123.6)      $(21.8)     $ (67.9)  $369.3
                            =====     =====   ======    ======     =======       ======      =======   ======

          See accompanying Notes to Consolidated Financial Statements.

                           FEDERAL-MOGUL CORPORATION

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ACCOUNTING POLICIES

  Organization--Federal-Mogul Corporation (the Company) is a global manufacturer and distributor of a broad range of non-discretionary parts primarily for automobiles, light trucks, heavy trucks, farm and construction vehicles. The Company was founded in 1899.

  Principles of Consolidation--The consolidated financial statements include the accounts of the Company and its majority-owned subsidiaries. Intercompany accounts and transactions have been eliminated in consolidation.

  Cash and Equivalents--The Company considers all highly liquid investments with maturities of 90 days or less from the date of purchase to be cash equivalents.

  Inventories--Inventories are stated at the lower of cost or market. Cost determined by the last-in, first-out (LIFO) method was used for 55% and 48% of the inventory at December 31, 1997 and 1996, respectively. The remaining inventories are costed using the first-in, first-out (FIFO) method. If inventories had been valued at current cost, amounts reported at December 31 would have been increased by $44.5 million in 1997 and $49.4 million in 1996.

  Inventory quantity reductions resulting in liquidations of certain LIFO inventory layers increased net earnings by $3.2 million and $3.1 million ($.08 and $.09 per diluted share) in 1997 and 1996, respectively. There was no effect on operations for 1995.

  At December 31, inventories consisted of the following:

                                                                  1997    1996
                                                                 ------  ------
                                                                 (MILLIONS OF
                                                                   DOLLARS)
      Finished products......................................... $254.6  $417.0
      Work-in-process...........................................   21.8    28.0
      Raw materials.............................................   15.7    20.0
                                                                 ------  ------
                                                                  292.1   465.0
      Reserve for inventory valuation...........................  (15.1)  (48.0)
                                                                 ------  ------
                                                                 $277.0  $417.0
                                                                 ======  ======

  The $32.9 million decrease in the reserve for inventory valuation resulted primarily from the Company's initiative to dispose of fully reserved slow moving and obsolete inventory, and the sales of certain international retail and wholesale businesses.

  Goodwill and Other Intangible Assets--Intangible assets, which result principally from acquisitions, consist of goodwill, trademarks, non-compete agreements, patents and other intangibles. Intangible assets are periodically reviewed for impairment based on an assessment of future cash flows, or fair value for assets held for sale, to ensure that they are appropriately valued. Intangible assets are amortized on a straight-line basis over their estimated useful lives, generally ranging from three to fifteen years for other intangible assets and generally forty years for goodwill. Goodwill and other intangible assets reflected in the consolidated balance sheets are net of accumulated amortization of $20.0 million and $18.7 million for goodwill and $28.9 million and $22.1 million for other intangible assets at December 31, 1997 and 1996, respectively. Impairment charges recorded in 1997, 1996 and 1995 related primarily to assets held for sale. Management believes that the remaining intangible assets, which relate only to the core manufacturing and distribution businesses, are not impaired, and their remaining amortization periods are appropriate.

                           FEDERAL-MOGUL CORPORATION

  Revenue Recognition--The Company recognizes revenue and returns from product sales and the related customer incentive and warranty expense when goods are shipped to the customer.

  Research and Development and Advertising Costs--The Company expenses research and development costs as incurred. Research and development expense was $13.1 million, $14.4 million and $15.1 million for 1997, 1996 and 1995, respectively.

  Costs associated with advertising and promotion are expensed as incurred. Advertising and promotion expense was $31.8 million, $34.0 million and $19.1 million for 1997, 1996 and 1995, respectively.

  Currency Translation--Exchange adjustments related to international currency transactions and translation adjustments for subsidiaries whose functional currency is the United States dollar (principally those located in highly inflationary economies) are reflected in the consolidated statements of operations. Translation adjustments of international subsidiaries for which the local currency is the functional currency are reflected in the consolidated financial statements as a separate component of shareholders' equity.

  Earnings Per Share--In 1997, the Financial Accounting Standards Board issued Statement No. 128, Earnings Per Share. Statement 128 replaced the calculation of primary and fully-diluted earnings per share with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share excludes any dilutive effects of options, warrants and convertible securities. Diluted earnings per share is similar to the previously reported fully diluted earnings per share. All earnings per share amounts for all periods have been presented, and where appropriate, restated to conform to the Statement 128 requirements (refer to Note 13).

  Effect of Accounting Pronouncement--In 1997, the Financial Accounting Standards Board issued Statement No. 130, Reporting Comprehensive Income. This Statement establishes standards for the reporting and display of comprehensive income and its components in a full set of general purpose financial statements. Statement 130 is effective for fiscal years beginning after December 15, 1997. Beginning in 1998, the Company will provide the information relating to comprehensive income to conform to the requirements.

  Environmental Liabilities--The Company recognizes estimated environmental liabilities when a loss is probable. Such liabilities are generally not subject to insurance coverage.

  Each environmental obligation is estimated by engineering and legal specialists within the Company based on current law and existing technologies. Such estimates are based primarily upon the estimated cost of investigation and remediation required and the likelihood that other potentially responsible parties will be able to fulfill their commitments at the sites where the Company may be jointly and severally liable with such parties (refer to Note
18).

  The Company regularly evaluates and revises its estimates for environmental obligations based on expenditures against established reserves and the availability of additional information.

  Use of Estimates--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

  Reclassifications--Certain items in the prior year financial statements have been reclassified to conform with the presentation used in 1997.

                           FEDERAL-MOGUL CORPORATION

2. RESTRUCTURING CHARGES

  The following is a summary of restructuring charges and related activity for 1995, 1996 and 1997 (in millions of dollars):

                               1995             1996             1997
                           RESTRUCTURING    RESTRUCTURING   RESTRUCTURING
                             PROVISION        PROVISION       PROVISION
                          ---------------  ---------------  --------------
                          SEVERANCE EXIT   SEVERANCE EXIT   SEVERANCE EXIT TOTAL
                          --------- -----  --------- -----  --------- ---- ------
1995 restructuring
 charge.................   $ 20.1   $ 6.8   $  --    $ --     $ --    $--  $ 26.9
Payments against
 restructuring reserves.    (16.2)    --       --      --       --     --   (16.2)
                           ------   -----   ------   -----    -----   ---- ------
Balance of restructuring
 reserves at December
 31, 1995...............      3.9     6.8      --      --       --     --    10.7
1996 restructuring
 charge.................      --      --      42.8    14.8      --     --    57.6
Payments against
 restructuring reserves.     (3.9)   (3.4)    (4.8)   (1.0)     --     --   (13.1)
                           ------   -----   ------   -----    -----   ---- ------
Balance of restructuring
 reserves at December
 31, 1996...............      --      3.4     38.0    13.8      --     --    55.2
1997 restructuring
 charge.................      --      --       --      --      16.7    5.3   22.0
Adjustment to
 restructuring reserves.      --      (.9)   (20.8)   (1.4)     --     --   (23.1)
                           ------   -----   ------   -----    -----   ---- ------
1997 restructuring
 charges (net)..........      --      (.9)   (20.8)   (1.4)    16.7    5.3   (1.1)
Payments against
 restructuring reserves.      --     (1.7)   (14.0)   (3.7)     (.1)   --   (19.5)
                           ------   -----   ------   -----    -----   ---- ------
Balance of restructuring
 reserves at December
 31, 1997...............   $  --    $ 0.8   $  3.2   $ 8.7    $16.6   $5.3 $ 34.6
                           ======   =====   ======   =====    =====   ==== ======

 1997

  The Company's total restructuring reserves at December 31, 1997 of $34.6 million include $3.1 million of severance which will be paid over the next two years and has been classified as noncurrent other accrued liabilities in the balance sheet.

  Results of operations in the fourth quarter of 1997 include a $22.0 million charge for 1997 severance and exit costs. The restructuring actions are designed to improve the Company's cost structure, streamline operations and divest the Company of underperforming assets. The majority of the 1997 charge is expected to be paid out during 1998.

  Employee severance costs for 1997 result from the planned termination of approximately 500 employees, in various business operations of the Company. The severance costs were based on the minimum levels that will be paid to the affected employees pursuant to the Company's workforce reduction policies and certain foreign governmental regulations.

  Exit costs for 1997 principally include lease termination costs for certain North American distribution service branches and retail aftermarket operations in Puerto Rico, and the consolidation of certain European distribution, and North American and European manufacturing operations.

 1996

  Primarily due to the T&N and Fel-Pro transactions (refer to Note 20), the Company elected not to fully implement the following actions under the 1996 restructuring plan:

  . Reductions to the operational and administrative staff were not made to the extent that was originally planned.

                           FEDERAL-MOGUL CORPORATION

  . Reconfiguration of the North American distribution network was altered to accommodate the planned integration of T&N and Fel-Pro aftermarket operations;

  . Relocation of certain European manufacturing product lines to lower cost areas within Europe and related workforce reductions did not take place. Management of the Company decided not to pursue this action primarily in anticipation of the integration of future acquisitions.

  Primarily as a result of actions not fully implemented under the 1996 restructuring plan, the Company's 1997 operating results were increased by $23.1 million for the reversal of previously recognized 1996 and 1995 restructuring charges.

  Results of operations in the fourth quarter of 1996 include a restructuring charge of $57.6 million for severance and exit costs for certain facilities.

  As of December 31, 1997, employee severance costs related to the 1996 charge have resulted in the termination of approximately 600 employees, primarily in the international retail aftermarket and wholesale aftermarket operations, the North American distribution business and a closed manufacturing operation. The Company expects to pay out most of the remaining 1996 severance charge in 1998.

  Exit costs for 1996 principally include lease termination costs of international retail aftermarket stores and certain international wholesale aftermarket operations, the consolidation of certain North American distribution facilities and the closing of a North American manufacturing operation. The Company expects to pay out most of the remaining 1996 exit costs in 1998.

 1995

  Results of operations in the second and fourth quarters of 1995 include restructuring charges of $6.1 million and $20.8 million, respectively, for employee severance and exit costs for certain facilities.

  Employee severance costs for 1995 resulted from the termination of approximately 750 employees, primarily in Argentina, the United States and Europe. Exit costs for 1995 include efforts to consolidate and restructure selected operations primarily in the United States including costs for certain aftermarket and related facilities consolidated after the acquisition of SPX Corporation's Sealed Power Replacement aftermarket business. Operating results for 1997 were increased by $0.9 million relating to 1995 exit costs being reversed.

3. ADJUSTMENT OF ASSETS HELD FOR SALE TO FAIR VALUE AND OTHER LONG LIVED
ASSETS

  The Company continually reviews all components of its businesses for possible improvement of future profitability through acquisition, divestiture, reengineering or restructuring.

  The Company also continually reviews and updates its impairment reserves related to the divestiture of its remaining international retail/wholesale aftermarket operations and other long lived assets and adjusts the reserve components to approximate their net fair value.

  In the fourth quarter of 1997, the Company recognized a charge of $2.4 million to write-down certain long lived assets to fair value. As of December 31, 1997, assets held for sale primarily include retail aftermarket operations in Puerto Rico, Ecuador, Venezuela and Panama. The Company expects to complete the actions related to those assets to be disposed of in 1998.

  During 1996, management designed and implemented a restructuring plan to aggressively improve the Company's cost structure, streamline operations and divest the Company of underperforming assets. As part of this plan, the Company decided to sell 132 international retail aftermarket operations, sell or restructure 30

                           FEDERAL-MOGUL CORPORATION
wholesale aftermarket operations and consolidate a North American manufacturing operation. The carrying value of the assets held for sale was reduced to fair value based on estimates of selling values less costs to sell. Selling values used to determine the fair value of assets held for sale were determined using market prices (i.e. valuation multiples) of comparable companies from other 1996 transactions. The resulting adjustment of $148.5 million to reduce assets held for sale to fair value was recorded in the fourth quarter of 1996. During 1997, the Company completed the following actions related to the 1996 restructuring plan; 1) divested 72 international retail aftermarket operations, 2) sold or restructured 25 wholesale aftermarket operations, and 3) consolidated a North American manufacturing operation (refer to Note 7). In 1996, the Company also recorded an additional writedown of $2.8 million to the net asset value of the United States ball bearings manufacturing operations. In 1995, the Company decided to sell the ball bearings operations and reduced the carrying value by $17.0 million to record assets held for sale at fair value.

  In 1995, the Company decided to sell its heavy wall bearing operations in Germany and Brazil and certain other non-strategic assets. The Company estimated the fair value of the businesses held for sale based on discussions with prospective buyers, adjusted for selling costs. The Company reduced its carrying value by $17.0 million to record assets held for sale at fair value.

  In addition, in 1995, the Company reduced the carrying value of certain other impaired long-lived assets by $17.8 million to record them at fair value. No further significant fair value adjustments were recorded for these assets in 1996 or 1997.

  The carrying value of net assets held for sale as of December 31, 1997 and 1996 are as follows:

                                                          1997         1996
                                                       ----------   -----------
                                                       (MILLIONS OF DOLLARS)
      Accounts receivable............................. $        5   $        38
      Inventory.......................................         27            88
      Noncurrent assets...............................          3            11
      Accounts payable................................         (4)          (29)
      Other net current liabilities...................         (2)           (1)
                                                       ----------   -----------
          Total....................................... $       29   $       107
                                                       ==========   ===========

  Net sales for all assets held for sale and adjusted to fair value approximated $114 million, $335 million and $322 million in 1997, 1996 and 1995, respectively. Net sales for the remaining retail aftermarket operations held for sale at December 31, 1997 approximated $44 million, $48 million and $22 million in 1997, 1996 and 1995, respectively.

4. REENGINEERING AND OTHER RELATED CHARGES

  Operating results for 1997 include a credit of $1.6 million relating to the reversal of certain 1996 reengineering and other related charges.

  In 1996, the Company initiated an extensive effort to strategically review its businesses and focus on its competencies of manufacturing, engineering and distribution. As a result of this process, the Company incurred $11.4 million for professional fees and personnel costs related to the strategic review of the Company and changes in management and related costs.

  In 1995, the Company recognized $13.9 million for reengineering and other costs. These costs included $7.0 million in professional fees and personnel costs to reengineer the business on a Company-wide basis and $6.9 million primarily for certain other non-recurring costs relating to brand consolidation at the customer level of the Company's Federal-Mogul(R), TRW(R) and Sealed Power(R) branded engine parts.

                           FEDERAL-MOGUL CORPORATION

5. CHANGES IN ACCOUNTING ESTIMATES

  During the third and fourth quarters of 1996, the Company made certain changes in accounting estimates totaling $51 million ($34 million after tax, $.98 per share) attributable to 1996 events and new information becoming available. The changes in accounting estimates included increasing the provision for customer incentive programs and related sales initiatives by $18 million, increasing the provision for excess and obsolete inventory by $13 million, increasing the provision for bad debts by $3 million, increasing the provision for environmental and legal matters by $9 million and increasing various other provisions by approximately $8 million.

6. ACQUISITIONS OF BUSINESSES

  The Company accounted for the following acquisitions as purchases, and accordingly, the purchase prices have been allocated to the acquired assets and assumed liabilities based on their estimated fair values as of the acquisition date. The consolidated statements of operations include the operating results of the acquired businesses from the acquisition dates.

  In September 1995, the Company completed its acquisition of the Centropiezas group, a chain of retail stores in Puerto Rico.

  Also in September 1995, the Company purchased United Kingdom-based Seal Technology Systems Ltd., a leading designer and manufacturer of a specialized range of seals and gaskets for the automotive sector and other industrial markets.

  In June 1995, the Company acquired Bertolotti Pietro e Figli, S.r.1. (Bertolotti), a distributor of premium brand European auto and truck parts throughout Italy.

7. SALES OF BUSINESSES

  Results of operations have been included through the applicable date of sale for the following transactions:

  During 1997, the Company received $73.6 million in net cash proceeds for sales of their aftermarket operations in South Africa, Australia, and Chile and their heavy wall bearing operations in Germany and Brazil.

  During 1996, the Company received $42 million in net cash proceeds for sales of their United States ball bearings and electrical products manufacturing operations.

  Except for the sale of the electrical products manufacturing operations, sales of businesses in 1997 and 1996 relate to assets previously adjusted to fair value (refer to Note 3). Accordingly, no gain or loss was recognized on the date of sale related to these transactions. In addition, no gain or loss was recognized related to the sale of the electrical products manufacturing operations.

  In December 1995, the Company sold its equity interest in Westwind Air Bearings, Ltd. in the United Kingdom and its affiliated operations in the United States and Japan for $20.5 million. The Company recognized a pretax gain on the sale of $16.2 million.

  In April 1995, the Company completed the sale of the operations and substantially all of the assets of its Precision Forged Products Division to Borg-Warner Automotive, Inc. The Company received $28.0 million in cash and retained customer receivables while Borg-Warner assumed certain liabilities. The Company recognized a pretax gain on the sale of $7.8 million.

                           FEDERAL-MOGUL CORPORATION

8. FINANCIAL INSTRUMENTS

 Foreign Exchange Risk and Commodity Price Management

  In connection with the proposed T&N plc acquisition (refer to Note 20) the Company purchased a British pound currency option for $28.1 million with a notional amount of $2.5 billion to cap the effect of potential unfavorable fluctuations in the British pound/U.S. dollar exchange rate. The cost of the option and its change in fair value has been reflected in the results of operations in the fourth quarter of 1997. At December 31, 1997, the Company recognized a net loss on this transaction of $10.5 million. The option was settled in the first quarter of 1998 resulting in a loss of $17.3 million (refer to Note 20).

  The Company is subject to exposure to market risks from changes in foreign exchange rates and raw material price fluctuations. Derivative financial instruments are utilized by the Company to reduce those risks. Except for the British pound currency option discussed above, the Company does not hold or issue derivative financial instruments for trading purposes.

  Other than the British pound currency option discussed above, the Company does not have foreign exchange forward or currency option contracts outstanding at December 31, 1997. As of December 31, 1996, the Company had foreign exchange forward contracts principally for Japanese yen and South African rand totaling a notional amount of $6.6 million. At December 31, 1996, there was no deferred gain or loss related to foreign exchange forward contracts.

  The Company has entered into copper contracts to hedge against the risk of price increases. These contracts are expected to offset the effects of price changes on the firm purchase commitments for copper and expire in 1998. Under the agreements, the Company is committed to purchase 7.3 million pounds of copper. The net unrealized loss on these firm purchase commitments at December 31, 1997 is $0.7 million.

  Deferred gains and losses are included in other assets and liabilities and recognized in operations when the future purchase or sale occurs, or at the point in time when the purchase or sale is no longer expected to occur.

 Accounts Receivable Securitization

  During 1997, the Company replaced an existing accounts receivable securitization program with a new program which provides up to $100 million of financing. On an ongoing basis, the Company sells certain accounts receivable to Federal-Mogul Funding Corporation (FMFC), a wholly-owned subsidiary of the Company, which then sells such receivables, without recourse, to a master trust. Amounts sold under these arrangements were $63.2 million and $95 million at December 31, 1997 and 1996 respectively, and have been excluded from the balance sheets. The Company's retained interest in the accounts receivable sold to FMFC is included in the balance sheet caption Investment in Accounts Receivable Securitization.

 Concentrations of Credit Risk

  Financial instruments which potentially subject the Company to concentrations of credit risk consist primarily of accounts receivable and cash investments. The Company's customer base includes virtually every significant global automotive manufacturer and a large number of distributors and installers of automotive aftermarket parts. The Company's credit evaluation process, reasonably short collection terms and the geographical dispersion of sales transactions help to mitigate any concentration of credit risk. The Company requires placement of investments in financial institutions evaluated as highly creditworthy.

  The Company does not generally require collateral for its trade accounts receivable or those assets included in the investment in accounts receivable securitization. The allowance for doubtful accounts of $18.7 million and $16.3 million at December 31, 1997 and 1996 is based upon the expected collectibility of trade accounts receivable.

                           FEDERAL-MOGUL CORPORATION

 Fair Value of Financial Instruments

  The carrying amounts of certain financial instruments such as cash and equivalents, accounts receivable, accounts payable, British pound currency option, and short-term debt approximate their fair values. The carrying amounts and estimated fair values of the Company's long term debt were $273.1 million and $286.1 million at December 31, 1997. The fair value of the long-term debt is estimated using discounted cash flow analysis and the Company's current incremental borrowing rates for similar types of arrangements.

9. PROPERTY, PLANT AND EQUIPMENT

  Property, plant and equipment are stated at cost and include expenditures which materially extend the useful lives of existing buildings, machinery and equipment.

  Depreciation is computed principally by the straight-line method for financial reporting purposes and by accelerated methods for income tax purposes. Depreciation expense for the years ended December 31, 1997, 1996 and 1995, was $42.6 million, $49.8 million and $48.3 million, respectively.

  At December 31, property, plant and equipment consisted of the following:

                                                      ESTIMATED
                                                     USEFUL LIFE  1997    1996
                                                     ----------- ------  ------
                                                       (MILLIONS OF DOLLARS)
      Land..........................................        --   $ 29.1  $ 32.1
      Buildings and building improvements...........    40 yrs.   124.0   144.1
      Machinery and equipment.......................  3-12 yrs.   363.4   378.8
                                                                 ------  ------
                                                                  516.5   555.0
      Accumulated depreciation......................             (202.6) (204.7)
                                                                 ------  ------
                                                                 $313.9  $350.3
                                                                 ======  ======

  The Company leases various facilities and equipment under both capital and operating leases. Net assets subject to capital leases were not significant at December 31, 1997 and 1996.

  The balance of the deferred gain resulting from the 1988 sale and leaseback of a portion of the corporate headquarters complex was $7.1 million at December 31, 1997. The deferred gain is being amortized over the term of the lease as a reduction of rent expense. Future minimum payments under noncancelable operating leases with initial or remaining terms of more than 1 year are, in millions: 1998--$20.3; 1999--$16.8; 2000 $13.8; 2001--$11.8;
2002--$10.6 and thereafter $42.0. Future minimum lease payments have been reduced by approximately $26.2 million for amounts to be received under sublease agreements.

  Total rental expense under operating leases was $29.1 million in 1997, $33.8 million in 1996 and $34.0 million in 1995, exclusive of property taxes, insurance and other occupancy costs generally payable by the Company.

10. DEBT

  In December 1997, the Company entered into a $3.25 billion committed bank facility with a reputable financial institution related to the proposed T&N plc acquisition (refer to Note 20). The facility provides for up to $2.75 billion of senior debt and up to $500 million of subordinated debt. This facility is contingent upon the acquisition of T&N plc. Accordingly no amounts are outstanding as of December 31, 1997.

                           FEDERAL-MOGUL CORPORATION

  In June 1997, the Company entered into a new $350 million multicurrency revolving credit facility with a consortium of international banks which matures in June 2002. The multicurrency revolving credit facility replaced the existing U.S. and European revolving credit facilities. The multicurrency revolving credit facility contains restrictive covenants that, among other matters, require the Company to maintain certain financial ratios. As of December 31, 1997, there were no borrowings outstanding against the multicurrency revolving credit facility. As of December 31, 1996, the Company had $185 million borrowed against the U.S. revolver and $9 million borrowed against the European revolver, both of which were included in short-term debt. Short-term debt also includes international subsidiaries local credit arrangements that have terms in accordance with local customary practice. The weighted average interest rate for the Company's short-term debt was 9.9% and 7.9% as of December 31, 1997 and 1996, respectively.

  Long-term debt at December 31 consists of the following:

                                                                   1997   1996
                                                                  ------ ------
                                                                  (MILLIONS OF
                                                                    DOLLARS)
      Medium-term notes.......................................... $125.0 $125.0
      Senior notes...............................................  124.6    --
      Private placement debt.....................................    --    64.7
      ESOP obligation............................................   21.9   28.0
      Other......................................................   11.8   17.8
                                                                  ------ ------
                                                                   283.3  235.5
      Less current maturities included in short-term debt........   10.2   25.9
                                                                  ------ ------
                                                                  $273.1 $209.6
                                                                  ====== ======

  In April 1997, the Company issued $125.0 million of ten-year 8.8% senior notes.

  During the second quarter of 1997, the Company retired $64.7 million in private placement debt. The early retirement of the debt required a make-whole payment of $4.1 million, which was recognized as an extraordinary item of $2.6 million, net of the related tax benefit.

  In August 1994, the Company initiated a medium-term note program for up to $200 million. Notes were issued in maturities ranging from five to ten years. The average interest rate was approximately 8.4%.

  The ESOP obligation represents the unpaid principal balance on an 11 year loan entered into by the Company's ESOP in 1989. Proceeds of the loan were used by the ESOP to purchase the Company's Series C ESOP preferred stock. Payment of principal and interest on the notes is unconditionally guaranteed by the Company, and therefore, the unpaid principal balance of the borrowing is classified as long-term debt. Company contributions and dividends on the preferred shares held by the ESOP are used to meet semi-annual principal and interest obligations.

  The original ESOP obligation bore an annual interest rate of 11.5%. The obligation was refinanced on June 30, 1995 at a fixed interest rate of 7.2%. The ESOP obligation matures in December 2000.

  Aggregate maturities of long-term debt for each of the years following 1998 are, in millions: 1999--$29.2; 2000--$31.8; 2001--$45.0; 2002--$6.0 and
thereafter $161.1.

  Interest paid in 1997, 1996 and 1995 was $30.7 million, $43.5 million and $37.1 million, respectively.

                           FEDERAL-MOGUL CORPORATION

11. CAPITAL STOCK AND PREFERRED SHARE PURCHASE RIGHTS

  The Company's articles of incorporation authorize the issuance of 60,000,000 shares of common stock, of which 40,196,603 shares, 35,130,359 shares and 35,044,859 shares were outstanding at December 31, 1997, 1996 and 1995, respectively.

  In August 1997, the Company announced a call for the redemption of all its outstanding $3.875 Series D Convertible Exchangeable Preferred Stock. These preferred stockholders elected to convert each preferred share into 2.778 shares of common stock. The Company issued 4.4 million shares of common stock in exchange for all of the outstanding Series convertible exchangeable preferred stock.

  The Company's ESOP covers substantially all domestic salaried employees and allocates Series ESOP Convertible Preferred Stock to eligible employees based on their contributions to the Salaried Employees' Investment Program and their eligible compensation. There were 773,351, 835,898 and 892,620 shares of Series C ESOP preferred stock outstanding at December 31, 1997, 1996 and 1995, respectively. The Series C ESOP preferred shares are nonvoting and pay dividends at a rate of 7.5%. The Company repurchased and retired 62,547 Series C ESOP preferred shares valued at $4.0 million during 1997 and 56,722 Series C ESOP preferred shares valued at $3.6 million during 1996, all of which were forfeited by participants upon early withdrawal from the plan.

  The Series C ESOP preferred stock is convertible into shares of the Company's common stock at a rate of two shares of common stock for each share of preferred stock. The Series C ESOP preferred stock may be issued only to a trustee acting on behalf of an employee stock ownership plan or other employee benefit plan of the Company. These shares are automatically converted into shares of common stock in the event of any transfer to any person other than the plan trustee. The Series C ESOP preferred stock is redeemable, in whole or in part, at the option of the Company.

  The charge to operations for the cost of the ESOP was $5.2 million in 1997, $4.2 million in 1996 and $4.4 million in 1995. The Company made cash contributions to the plan of $8.1 million in 1997 and 1996, and $8.5 million in 1995, including preferred stock dividends of $3.8 million in 1997, $4.1 million in 1996 and $4.3 million in 1995. ESOP shares are released as principal and interest on the debt is paid. The ESOP Trust uses the preferred dividends not allocated to employees to make principal and interest payments on the debt. Compensation expense is measured based on the fair value of shares committed to be released to employees. Dividends on ESOP shares are treated as a reduction of retained earnings in the period declared. The number of allocated shares and suspense shares held by the ESOP were 532,817 and 240,534 at December 31, 1997, and 504,435 and 331,463 at December 31, 1996,
respectively. There were no committed-to-be-released shares at December 31, 1997 and December 31, 1996. Any repurchase of the ESOP shares is strictly at the option of the Company.

  In 1988, the Company's Board of Directors authorized the distribution of one Preferred Share Purchase Right (Right) for each outstanding share of common stock of the Company. Each Right entitles shareholders to buy one-half of one-hundredth of a share of a new Series of preferred stock at a price of $70.

  As distributed, the Rights trade together with the common stock of the Company. They may be exercised or traded separately only after the earlier to occur of: (i) ten days following a public announcement that a person or group of persons has obtained the right to acquire 10% or more of the outstanding common stock of the Company (20% in the case of certain institutional investors), or (ii) ten business days (or such later date as may be determined by action of the Board of Directors) following the commencement or announcement of an intent to make a tender offer or exchange offer which would result in beneficial ownership by a person or group of persons

                           FEDERAL-MOGUL CORPORATION
of 10% or more of the Company's outstanding common stock. Additionally, if the Company is acquired in a merger or other business combination, each Right will entitle its holder to purchase, at the Right's exercise price, shares of the acquiring Company's common stock (or stock of the Company if it is the surviving corporation) having a market value of twice the Right's exercise price.

  The Rights may be redeemed at the option of the Board of Directors for $.005 per Right at any time before a person or group of persons acquires 10% or more of the Company's common stock. The Board may amend the Rights at any time without shareholder approval. The Rights will expire by their terms on November 14, 1998.

12. MINORITY INTEREST--PREFERRED SECURITIES OF AFFILIATE

  In December 1997, the Company's wholly-owned financing trust ("Affiliated") completed a $575 million private issue of 11.5 million shares of 7.0% Trust Convertible Preferred Securities ("TCP Securities") with a liquidation value of $50 per convertible security. The net proceeds from the TCP Securities were used to purchase an equal amount of 7.0% Convertible Junior Subordinate Debentures ("Debentures") of the Company. The TCP Securities represent an undivided interest in the Affiliate's assets, with a liquidation preference of $50 per security.

  Distribution on the TCP Securities are cumulative and will be paid quarterly in arrears at an annual rate of 7.0%, and are included in the consolidated statement of operations as a component of Other Expense, Net. The Company has the option to defer payment of the distributions for an extension period of up to 20 consecutive quarters if the Company is in compliance with the terms of the TCP Securities.

  The shares of the TCP Securities are convertible, at the option of the holder, into the Company's common stock at an equivalent conversion price of approximately $51.50 per share, subject to adjustment in certain events. The TCP Securities and the Debentures will be redeemable, at the option of the Company, on or after December 6, 2000 at a Redemption Price, expressed as a percentage of principal which is added to accrued and unpaid interest. The Redemption Price range is from 104.2% on December 6, 2000 to 100.0% after December 1, 2007. All outstanding TCP Securities and Debentures are required to be redeemed by December 1, 2027.

                           FEDERAL-MOGUL CORPORATION

13. EARNINGS PER SHARE

  The following table sets forth the computation of basic and diluted earnings per share (in millions, except per share data):

                                                         1997    1996     1995
                                                         -----  -------  ------
   Numerator:
     Net earnings (loss) after extraordinary item......  $69.4  $(206.3) $ (5.8)
     Extraordinary item--loss on early retirement of
      debt net of applicable tax benefit...............   (2.6)     --      --
                                                         -----  -------  ------
     Net earnings (loss) before extraordinary item.....   72.0   (206.3)   (5.8)
     Series C preferred dividend requirement...........   (2.4)    (2.5)   (2.7)
     Series D preferred dividend requirement...........   (3.1)    (6.2)   (6.2)
                                                         -----  -------  ------
     Numerator for basic earnings per share--income
      (loss) available to common shareholders before
      extraordinary item...............................  $66.5  $(215.0) $(14.7)
     Effect of dilutive securities:
       Series C preferred dividend requirement.........    2.4      --      --
       Series D preferred dividend requirement.........    3.1      --      --
       Additional required ESOP contribution...........   (1.9)     --      --
                                                         -----  -------  ------
     Numerator for diluted earnings per share--income
      (loss) available to common shareholders after
      assumed conversions, before extraordinary item...  $70.1  $(215.0) $(14.7)
                                                         -----  -------  ------
   Numerator for basic earnings per share--income
    (loss) available to common shareholders after
    extraordinary item.................................  $63.9  $(215.0) $(14.7)
   Numerator for diluted earnings per share--income
    (loss) available to common shareholders after
    extraordinary item.................................  $67.5  $(215.0) $(14.7)
   Denominator:
     Denominator for basic earnings per share--weighted
      average shares                                      36.6     34.7    34.6
     Effect of dilutive securities:
       Dilutive stock options outstanding..............    0.4      --      --
       Nonvested stock.................................    0.3      --      --
       Conversion of Series C preferred stock..........    1.6      --      --
       Conversion of Series D preferred stock..........    3.0      --      --
                                                         -----  -------  ------
     Dilutive potential common shares..................    5.3      --      --
       Denominator for dilutive earnings per share--
        adjusted weighted average shares and assumed
        conversions....................................   41.9     34.7    34.6
                                                         =====  =======  ======
   Basic earnings (loss) per share before extraordinary
    item...............................................  $1.81  $ (6.20) $(0.42)
                                                         =====  =======  ======
   Basic earnings (loss) per share after extraordinary
    item...............................................  $1.74  $ (6.20) $(0.42)
                                                         =====  =======  ======
   Diluted earnings (loss) per share before
    extraordinary item.................................  $1.67  $ (6.20) $(0.42)
                                                         =====  =======  ======
   Diluted earnings (loss) per share after
    extraordinary item.................................  $1.61  $ (6.20) $(0.42)
                                                         =====  =======  ======

  For additional disclosures regarding the Series C and Series D preferred stock, the employee stock options and nonvested stock shares, refer to Notes 11 and 14.

  Convertible preferred securities (refer to Note 12) redeemable for 11.5 million shares of common stock were outstanding for a portion of 1997 but were not included in the computation of diluted earnings per share because the effect would be antidilutive.

                           FEDERAL-MOGUL CORPORATION

14. INCENTIVE STOCK PLANS

  The Company's shareholders adopted stock option plans in 1976 and 1984 and performance incentive stock plans in 1989 and 1997. These plans provide generally for awarding restricted shares or granting options to purchase shares of the Company's common stock. Restricted shares entitle employees to all the rights of common stock shareholders, subject to certain transfer restrictions and to forfeiture in the event that the conditions for their vesting are not met. Options entitle employees to purchase shares at an exercise price not less than 100% of the fair market value on the grant date and expire after a five or ten year period as determined by the Board of Directors.

  Under the plans, awards vest from 6 months to 5 years after their date of grant, as determined by the Board of Directors at the time of grant. At December 31, 1997, there were 934,245 shares available for future grants under the plans.

  In October 1997, the Company met certain share price performance criteria under the 1989 Long-Term Incentive Plan which resulted in the recognition of $5.4 million in compensation expense relating to the vesting of restricted stock awards. The total compensation cost that has been charged to operations for vesting of restricted stock awards was $9.0 million, $0.4 million and $0.1 million in 1997, 1996 and 1995, respectively.

  The Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25) and related interpretations in accounting for its employee stock awards. Accordingly, no compensation cost has been recognized for its stock option grants, as the exercise price of the Company's employee stock options equals the underlying stock price on the date of grant. Had compensation cost for the Company's stock-based compensation plans been determined based on the fair value at the grant dates for awards under those plans consistent with the method of Financial Accounting Standards Board Statement No. 123 "Accounting for Stock Based Compensation," the Company's net earnings (loss), in millions, and earnings (loss) per share would have been adjusted to the pro forma amounts indicated below:

                                                          1997   1996    1995
                                                          ----- -------  -----
      Net earnings (loss) as reported.................... $69.4 $(206.3) $(5.8)
      Pro forma.......................................... $70.7 $(207.1) $(6.0)
      Basic earnings (loss) per share as reported........ $1.74 $ (6.20) $(.42)
      Pro forma.......................................... $1.78 $ (6.22) $(.43)
      Diluted earnings (loss) per share as reported...... $1.61 $ (6.20) $(.42)
      Pro forma.......................................... $1.64 $ (6.22) $(.43)

  Pro forma information regarding net income and earnings per share is required by Statement 123 as if the Company had accounted for its employee stock options under the fair value method. The fair value for options is estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for 1997, 1996 and 1995, respectively: risk-free interest rates of 6.5%; dividend yields of 1.5%, 2.3% and 2.4%; volatility factors of the expected market price of the Company's common stock of 27.2%, 11.2% and 8.1% and a weighted average expected life of the option of five years. The fair value of nonvested stock awards is equal to the market price of the stock on the date of the grant.

  Since the above pro forma disclosures of results are only required to consider grants awarded in 1995 and thereafter, the pro forma effects during this initial phase-in period may not be representative of the effects on the reported results for future years.

  The weighted average fair value and the total number (in millions) of options granted was $9.99, $3.34 and $3.09, and 0.9, 0.3 and 0.1 for 1997,
1996 and 1995, respectively. The weighted average fair value and total

                           FEDERAL-MOGUL CORPORATION
number of nonvested stock awards granted was $24.47, $18.90 and $18.38 and 0.1, 0.2 and 0.4 for 1997, 1996 and 1995, respectively. All options and stock awards that are not vested at December 31, 1997, vest solely on employees' rendering additional service.

  The following table summarizes the activity relating to the Company's incentive stock plans:

                                              NUMBER OF SHARES WEIGHTED-AVERAGE
                                               (IN MILLIONS)        PRICE
                                              ---------------- ----------------
      Outstanding at January 1, 1995.........        2.4            $22.98
        Options/stock granted................         .5             18.72
        Options/stock lapsed or canceled.....        (.3)            23.69
                                                    ----            ------
      Outstanding at December 31, 1995.......        2.6             22.02
        Options/stock granted................         .5             22.08
        Options exercised....................        --                --
        Options/stock lapsed or canceled.....        (.6)            22.32
                                                    ----            ------
      Outstanding at December 31, 1996.......        2.5             22.03
        Options/stock granted................        1.0             31.74
        Options exercised/stock vested.......       (1.0)            21.94
        Options/stock lapsed or canceled.....       (0.3)            22.29
                                                    ----            ------
      Outstanding at December 31, 1997.......        2.2            $26.46
                                                    ====            ======
        Options exercisable at December 31,
         1997................................        0.9            $23.07
                                                    ====            ======
        Options exercisable at December 31,
         1996................................        1.3            $22.50
                                                    ====            ======
        Options exercisable at December 31,
         1995................................        1.5            $21.50
                                                    ====            ======

  The following is a summary of the range of exercise prices for stock options that are outstanding and the amount of nonvested stock awards at December 31, 1997:

                                                                WEIGHTED AVERAGE
                                                   OUTSTANDING  ----------------
                                                     AWARDS            REMAINING
      RANGE                                       (IN MILLIONS) PRICE    LIFE
      -----                                       ------------- ------ ---------
      Options:
        $15.69 to $23.50.........................      0.8      $21.63  4 years
        $23.50 to $41.28.........................      1.2      $31.26  5 years
        Nonvested stock..........................      0.2         --     --
                                                       ---
          Total..................................      2.2
                                                       ===

15. POSTEMPLOYMENT BENEFITS

  The Company maintains several defined benefit pension plans which cover substantially all domestic employees and certain employees in other countries. Benefits for domestic salaried employees are based on compensation, age and years of service, while hourly employees' benefits are primarily based on negotiated rates and years of service. International plans maintained by the Company provide benefits based on years of service and compensation.

  The Company's funding policy is consistent with funding requirements of federal and international laws and regulations. Plan assets consist primarily of listed equity securities and fixed income instruments.

                           FEDERAL-MOGUL CORPORATION

  Net periodic pension cost for the Company's defined benefit plans in 1997, 1996 and 1995 consists of the following:

UNITED STATES PLANS

                                                         1997    1996    1995
                                                        ------  ------  ------
                                                            (MILLIONS OF
                                                              DOLLARS)
                                                          (INCOME)/EXPENSE
      Service cost--benefits earned during the period.  $  7.8  $  9.0  $  7.3
      Interest cost on projected benefit obligation...    14.0    15.0    15.0
      Actual return on plan assets....................   (61.8)  (30.8)  (51.6)
      Net amortization and deferral...................    33.4     3.3    28.6
      Curtailment loss................................     --      3.7      .5
                                                        ------  ------  ------
      Net periodic pension (income) cost..............  $ (6.6) $   .2  $  (.2)
                                                        ======  ======  ======

INTERNATIONAL PLANS

                                                         1997    1996    1995
                                                        ------  ------  ------
                                                            (MILLIONS OF
                                                              DOLLARS)
                                                          (INCOME)/EXPENSE
      Service cost--benefits earned during the period.  $   .3  $   .4  $   .4
      Interest cost on projected benefit obligation...     1.9     2.5     2.7
                                                        ------  ------  ------
      Net periodic pension cost.......................  $  2.2  $  2.9  $  3.1
                                                        ======  ======  ======

  The following table sets forth the funded status for the Company's defined benefit plans at December 31:

UNITED STATES PLANS

                                        PLANS WITH ASSETS       PLANS WITH
                                           IN EXCESS OF         ACCUMULATED
                                           ACCUMULATED          BENEFITS IN
                                             BENEFITS        EXCESS OF ASSETS
                                        -------------------  ------------------
                                          1997       1996      1997      1996
                                        ---------  --------  --------  --------
                                               (MILLIONS OF DOLLARS)
      Actuarial present value of
       benefit obligations:
      Vested benefit obligation.......  $   129.9  $   96.2  $   45.8  $   88.8
                                        =========  ========  ========  ========
      Accumulated benefit obligation..      139.1     102.1      55.5     106.4
                                        =========  ========  ========  ========
      Projected benefit obligation....      140.8     104.0      56.4     107.1
                                        ---------  --------  --------  --------
      Plan assets at fair value.......      243.8     177.8      49.9      84.8
                                        ---------  --------  --------  --------
      Plan assets in excess of (less
       than) projected benefit
       obligation.....................      103.0      73.8      (6.5)    (22.3)
      Unrecognized net (asset)
       liability at transition........       (2.7)     (5.8)       .7        .5
      Unrecognized prior service cost.        3.7        .5       6.0      10.0
      Unrecognized net (gain) loss....      (54.7)    (23.2)     (5.6)      3.2
                                        ---------  --------  --------  --------
      Accrued pension asset
       (liability) included in the
       consolidated balance sheets....  $    49.3  $   45.3  $   (5.4) $   (8.6)
                                        =========  ========  ========  ========

                           FEDERAL-MOGUL CORPORATION

INTERNATIONAL PLANS

                                                                 ACCUMULATED
                                                                  BENEFITS
                                                                EXCEED ASSETS
                                                                --------------
                                                                 1997    1996
                                                                ------  ------
                                                                (MILLIONS OF
                                                                  DOLLARS)
      Actuarial present value of benefit obligations:
        Vested benefit obligation.............................. $ 25.3  $ 32.9
                                                                ------  ------
        Accumulated benefit obligation.........................   26.6    34.5
                                                                ------  ------
        Projected benefit obligation...........................   26.6    34.5
                                                                ------  ------
      Plan assets less than projected benefit obligation.......  (26.6)  (34.5)
      Unrecognized net loss....................................    2.8     4.0
                                                                ------  ------
      Accrued pension liability included in the consolidated
       balance sheet........................................... $(23.8) $(30.5)
                                                                ======  ======

  The assumptions used in computing the above information are as follows:

                                                             1997   1996   1995
                                                            ------ ------ ------
      Discount rates....................................... 7 1/2% 7 1/2% 7 1/2%
      Rates of increase in compensation levels............. 4 1/2% 4 1/2% 4 1/2%
      Expected long-term rates of return on assets.........    10%    10%    10%

  The Company's minimum liability adjustment was $1.3 million and $13.4 million for United States plans at December 31, 1997 and 1996, respectively, and $2.7 million and $3.5 million for international plans at December 31, 1997 and 1996, respectively.

  The Company also provides health care and life insurance benefits for certain domestic retirees covered under company-sponsored benefit plans. Participants in these plans may become eligible for these benefits if they reach normal retirement age while working for the Company. The Company's policy is to fund benefit costs as they are provided, with retirees paying a portion of the costs.

  The components of net periodic postretirement benefit costs are as follows as of December 31:

                                                             1997   1996  1995
                                                             -----  ----  -----
                                                               (MILLIONS OF
                                                                 DOLLARS)
      Service cost.......................................... $ 2.5  $2.8  $ 2.3
      Interest cost.........................................  10.5  10.8   10.4
      Curtailment gain......................................   --   (7.5)  (1.0)
      Amortized gains.......................................   (.5)  (.5)  (1.1)
                                                             -----  ----  -----
      Net periodic postretirement benefits cost............. $12.5  $5.6  $10.6
                                                             =====  ====  =====

  The following schedule reconciles the funded status of the Company's postretirement benefit plans to the amounts recorded in the Company's balance sheets as of December 31:

                                                                   1997   1996
                                                                  ------ ------
                                                                  (MILLIONS OF
                                                                    DOLLARS)
      Accumulated postretirement benefit obligation (APBO):
      Retirees................................................... $107.6 $103.9
      Active plan participants...................................   42.8   46.9
                                                                  ------ ------
                                                                   150.4  150.8
      Unrecognized net gain (loss)...............................    3.8   (1.4)
      Unrecognized prior service cost............................    3.5    4.1
                                                                  ------ ------
      Accrued postretirement benefits liability.................. $157.7 $153.5
                                                                  ====== ======

                           FEDERAL-MOGUL CORPORATION

  The discount rate used in determining the APBO was 7.5% at December 31, 1997 and 1996.

  At December 31, 1997, the assumed annual health care cost trend used in measuring the APBO approximated 7.5% in 1997 declining to 7.1% in 1998 and to an ultimate rate of 5.5% estimated to be achieved in 2009.

  At December 31, 1996, the assumed annual health care cost trend used in measuring the APBO approximated 7.5% in 1996, declining to 7.1% in 1997 and to an ultimate annual rate of 5.5% estimated to be achieved in 2008.

  Increasing the assumed cost trend rate by 1% each year would have increased the APBO by approximately 8.3% and 8.4% at December 31, 1997 and 1996, respectively. Aggregate service and interest costs would have increased by approximately 9.4% for 1997 and 1996, and 12.9% for 1995.

  In 1991, the Company established a retiree health benefits account (as defined in Section 401(h) of the Internal Revenue Code) within its domestic salaried employees' pension plan. Annually, the Company may elect to transfer excess pension plan assets (subject to defined limitations) to the 401(h) account for purposes of funding current salaried retiree health care costs. The Company transferred excess pension plan assets of $4.4 million in 1997, $4.2 million in 1996 and $4.2 million in 1995 to the 401(h) account to fund salaried retiree health care benefits.

  The Company sponsors two defined contribution retirement saving plans covering substantially all domestic employees. Matching Company contributions for the Salaried Employees' Investment Program are provided through the ESOP (refer to Note 11). In addition, the Company provided matching contributions to eligible employees based upon their contributions to the Employee Investment Program of approximately $1.5 million, $1.6 million, and $1.2 million for 1997, 1996, and 1995, respectively.

16. INCOME TAXES

  Under the liability method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. The components of earnings (loss) before income taxes and extraordinary item consisted of the following:

                                                           1997   1996    1995
                                                           ----- -------  -----
                                                              (MILLIONS OF
                                                                DOLLARS)
      Domestic............................................ $50.1 $ (88.3) $ 7.9
      International.......................................  49.4  (140.4) (11.2)
                                                           ----- -------  -----
                                                           $99.5 $(228.7) $(3.3)
                                                           ===== =======  =====

  Significant components of the provision for income taxes (tax benefit) are as follows:

                                                           1997   1996    1995
                                                           ----- -------  -----
                                                              (MILLIONS OF
                                                                DOLLARS)
      Current:
        Federal........................................... $ 9.6 $  (4.0) $12.7
        State and local...................................   0.2     2.3    1.2
        International.....................................   6.6     6.3    9.3
                                                           ----- -------  -----
          Total current...................................  16.4     4.6   23.2
      Deferred:
        Federal...........................................   6.1   (25.2)  (9.0)
        State and local...................................   0.7    (1.8)   (.9)
        International.....................................   4.3      --  (10.8)
                                                           ----- -------  -----
          Total deferred..................................  11.1   (27.0) (20.7)
                                                           ----- -------  -----
                                                           $27.5 $ (22.4) $ 2.5
                                                           ===== =======  =====

                           FEDERAL-MOGUL CORPORATION

  The reconciliation of income taxes (tax benefits) computed at the United States federal statutory tax rate to income tax expense (benefit) is:

                                                          1997    1996   1995
                                                          -----  ------  -----
                                                             (MILLIONS OF
                                                               DOLLARS)
      Income taxes (tax benefits) at United States
       statutory rate.................................... $34.9  $(80.1) $(1.1)
      Tax effect from:
        Tax credits, state income taxes and other........   2.1     1.8   (2.3)
        Tax benefit related to the sale of South African
         and Australian businesses.......................  (6.8)    --     --
        Losses on international operations without tax
         benefits and foreign tax rate differences.......  (2.7)   55.9    5.9
                                                          -----  ------  -----
                                                          $27.5  $(22.4) $ 2.5
                                                          =====  ======  =====

  The following table summarizes the Company's total provision for income taxes/(tax benefits):

                                                          1997    1996   1995
                                                          -----  ------  -----
                                                             (MILLIONS OF
                                                               DOLLARS)
      Income tax expense (benefit)....................... $27.5  $(22.4) $ 2.5
      Allocated to equity:
        Currency translation.............................  (3.6)   (4.9)   5.3
        Preferred dividends..............................  (1.3)   (1.5)  (1.6)
        Investment securities............................  (0.6)     .8    --
        Other............................................   1.2      .7     .8
                                                          -----  ------  -----
                                                          $23.2  $(27.3) $ 7.0
                                                          =====  ======  =====

  Significant components of the Company's deferred tax assets and liabilities as of December 31 are as follows:

                                                                 1997    1996
                                                                ------  ------
                                                                (MILLIONS OF
                                                                  DOLLARS)
      Deferred tax assets:
        Postretirement benefits................................ $ 58.2  $ 57.2
        Net operating loss carryforwards of international
         subsidiaries..........................................   45.0    68.1
        Loss on foreign investment.............................   23.2    49.0
        Restructuring costs....................................    --      8.3
        Inventory basis........................................   10.3    12.0
        Allowance for doubtful accounts........................   11.3     7.0
        Other temporary differences............................   36.9    27.6
                                                                ------  ------
          Total deferred tax assets............................  184.9   229.2
      Valuation allowance for deferred tax assets..............  (44.4)  (89.4)
                                                                ------  ------
          Net deferred tax assets..............................  140.5   139.8
                                                                ------  ------
      Deferred tax liabilities:
        Fixed asset basis differences..........................  (50.5)  (55.0)
        Pension................................................  (17.3)  (12.4)
        Restructuring costs....................................   (8.1)    --
                                                                ------  ------
          Total deferred tax liabilities.......................  (75.9)  (67.4)
                                                                ------  ------
                                                                 $64.6  $ 72.4
                                                                ======  ======

                           FEDERAL-MOGUL CORPORATION

  Deferred tax assets and liabilities are recorded in the consolidated balance sheets as follows:

                                                                   1997   1996
                                                                   -----  -----
                                                                    (MILLIONS
                                                                   OF DOLLARS)
      Assets:
        Prepaid expenses and income tax benefits.................. $46.6  $54.6
        Business investments and other assets.....................  26.7   21.9
      Liabilities:
        Other current accrued liabilities.........................  (4.2)  (3.6)
        Other long-term accrued liabilities.......................  (4.5)   (.5)
                                                                   -----  -----
                                                                   $64.6  $72.4
                                                                   =====  =====

  Income taxes paid in 1997, 1996 and 1995 were $2.6 million, $6.7 million and $19.4 million, respectively.

  Undistributed earnings of the Company's international subsidiaries amounted to approximately $39 million at December 31, 1997. No taxes have been provided on approximately $30 million of these earnings, which are considered by the Company to be permanently reinvested.

                           FEDERAL-MOGUL CORPORATION

  Upon distribution of these earnings, the Company would be subject to United States income taxes and foreign withholding taxes. Determining the unrecognized deferred tax liability on the distribution of these earnings is not practicable as such liability, if any, is dependent on circumstances existing when remittance occurs.

  The Company has a $67 million German net operating loss carryforward at December 31, 1997 that has no expiration date. The Company has $50 million of additional foreign operating losses with various expiration dates through 2003.

17. OPERATIONS BY INDUSTRY SEGMENT AND GEOGRAPHIC AREA

  The Company is a global manufacturer and distributor of a broad range of non-discretionary parts, primarily vehicular components for automobiles, light trucks, heavy duty trucks, farm and construction vehicles. The Company sells parts to original equipment manufacturers, principally the major automotive manufacturers in the United States and Europe. Through its worldwide distribution network, the Company also sells replacement parts in the vehicular replacement market. All of these activities constitute a single business segment. Canadian operations are aggregated with the U.S. operations as they are not significant under the materiality thresholds of Financial Accounting Standards Board Statement No. 14.

  Financial information, summarized by geographic area, is as follows:

                                                     1997      1996      1995
                                                   --------  --------  --------
                                                     (MILLIONS OF DOLLARS)
      Net sales:
        United States and Canada.................. $1,132.2  $1,224.7  $1,280.6
        Europe....................................    372.3     436.0     382.8
        Other international.......................    302.1     372.0     336.4
                                                   --------  --------  --------
                                                   $1,806.6  $2,032.7  $1,999.8
                                                   ========  ========  ========
      Operating earnings (loss):
        United States and Canada.................. $  114.3  $  (53.2) $   57.5
        Europe....................................     20.6      11.8     (13.2)
        Other international.......................     31.9    (112.8)     13.2
                                                   --------  --------  --------
                                                      166.8    (154.2)     57.5
      Corporate expenses and other................    (27.9)    (27.7)    (27.8)
                                                   --------  --------  --------
                                                   $  138.9  $ (181.9) $   29.7
                                                   ========  ========  ========
      Identifiable assets:
        United States and Canada.................. $1,240.4  $  775.5  $  893.5
        Europe....................................    467.0     451.0     493.9
        Other international.......................     94.7     228.7     322.7
                                                   --------  --------  --------
                                                   $1,802.1  $1,455.2  $1,710.1
                                                   ========  ========  ========

  Transfers between geographic areas are not significant, and when made, are recorded at prices comparable to normal unaffiliated customer sales.

  The information presented above was prepared in accordance with Statement
14. In 1997, the Financial Accounting Standards Board issued Statement No. 131, Disclosures about Segments of an Enterprise and Related Information. The statement supersedes Statement 14 and establishes standards for the way public business enterprises report selected information about operating segments in annual reports and interim financial reports issued to shareholders. Statement 131 is effective for fiscal years beginning after December 15, 1997. For the year ended 1998, the Company will provide financial and descriptive information about its reportable operating segments to conform to the requirements.

                           FEDERAL-MOGUL CORPORATION

18. LITIGATION AND ENVIRONMENTAL MATTERS

  The Company is one of a large number of defendants in a number of lawsuits brought by claimants alleging injury due to exposure to asbestos. The Company is defending all such claims vigorously and believes it has substantial defenses to liability and adequate insurance coverage for its defense costs. The Company is also involved in various other legal actions and claims. While the outcome of litigation cannot be predicted with certainty, after consulting with counsel for the Company, management believes that these matters will not have a material effect on the Company's consolidated financial statements.

  The Company is a party to lawsuits filed in various jurisdictions alleging claims pursuant to the Comprehensive Environmental Response Compensation and Liability Act of 1980 (CERCLA) or other state or federal environmental laws. In addition, the Company has been notified by the Environmental Protection Agency and various state agencies that it may be a potentially responsible party (PRP) for the cost of cleaning up certain other hazardous waste storage or disposal facilities pursuant to CERCLA and other federal and state environmental laws. PRP designation requires the funding of site investigations and subsequent remedial activities. Although these laws could impose joint and several liability upon each party at any site, the potential exposure is expected to be limited because at all sites other companies, generally including many large, solvent public companies, have been named as PRPs. In addition, the Company has identified certain present and former properties at which it may be responsible for cleaning up environmental contamination. The Company is actively seeking to resolve these matters. Although difficult to quantify based on the complexity of the issues, the Company has accrued the estimated cost associated with such matters based upon current available information from site investigations and consultants. The environmental and legal reserve was approximately $11 million at December 31, 1997 and $12 million at December 31, 1996 and is included in other long-term accrued liabilities. Management believes these accruals, which have not been reduced by any anticipated insurance proceeds, will be adequate to cover the Company's estimated liability for these exposures.

                           FEDERAL-MOGUL CORPORATION

19. QUARTERLY FINANCIAL DATA (UNAUDITED)

                                  FIRST  SECOND(1)  THIRD   FOURTH(2)   YEAR
                                  ------ --------- -------- --------- --------
                                     (MILLIONS OF DOLLARS, EXCEPT PER SHARE
                                                    AMOUNTS)
Year ended December 31, 1997:
  Net sales...................... $485.6  $481.8    $424.2   $ 415.0  $1,806.6
  Gross margin...................  112.1   115.3     102.8      94.6     424.8
  Net earnings before
   extraordinary item............   13.9    28.5      17.4      12.2      72.0
  Extraordinary item--loss on
   early retirement of debt, net
   of tax benefit................    --     (2.6)      --        --       (2.6)
  Net earnings...................   13.9    25.9      17.4      12.2      69.4
  Diluted earnings per share(5)..    .32     .61       .40       .28      1.61
                                  FIRST   SECOND   THIRD(3) FOURTH(4)   YEAR
                                  ------ --------- -------- --------- --------
                                     (MILLIONS OF DOLLARS, EXCEPT PER SHARE
                                                    AMOUNTS)
Year ended December 31, 1996:
  Net sales...................... $522.9  $536.6    $492.4   $ 480.8  $2,032.7
  Gross margin...................  113.2   117.5      83.2      58.3     372.2
  Net earnings (loss)............   11.2    15.9     (12.6)   (220.8)   (206.3)
  Diluted earnings (loss) per
   share(5)......................    .25     .36      (.43)    (6.43)    (6.20)

--------
(1) Includes an income tax benefit of $6.8 million related to the sales of the South African and Australian businesses.
(2) Includes $1.1 million for a net restructuring credit, a $2.4 million charge for an adjustment of assets held for sale to fair value, a $1.6 million credit for reengineering and other related charges, and a $10.5 million net charge related to the British pound currency option.
(3) Net loss includes a pretax charge of $38.5 million primarily relating to changes in estimates, adjustment of assets held for sale to fair value and other related charges.
(4) Net loss includes a pretax charge for restructuring of $57.6 million, adjustment of assets held for sale to fair value of $144.9 million and $61.7 million primarily relating to changes in estimates, and other related charges.
(5) The 1996 and first three quarters of 1997 earnings per share amounts have been restated to comply with Statement 128, Earnings Per Share.

                                                         1997          1996
                                                     ------------- -------------
      QUARTER                                         HIGH   LOW    HIGH   LOW
      -------                                        ------ ------ ------ ------
      First......................................... $26.75 $21.63 $20.88 $17.38
      Second........................................  35.38  24.50  19.88  17.88
      Third.........................................  39.94  32.75  22.50  16.25
      Fourth........................................  47.63  36.75  24.50  20.38

  Quarterly dividends of $.12 per common share were declared for 1997 and 1996. In February 1998, the Company's Board of Directors declared a quarterly dividend of $.12 per common share. This was the 248th consecutive quarterly dividend declared by the Company.

20. SUBSEQUENT EVENTS

 T&N PLC Transaction

  On October 16, 1997, the Company announced it made a cash offer to acquire all the outstanding common stock of T&N plc (T&N) for 260 pence per share. The offer valued T&N's issued share capital at approximately $2.4 billion. T&N, headquartered in Manchester, England, had 1997 net sales of approximately $2.9 billion. On January 6, 1998, the Company's offer to acquire all of the outstanding common stock of T&N was declared

                           FEDERAL-MOGUL CORPORATION

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONCLUDED)

unconditional as to acceptances. By the second closing date under the offer, January 2, 1998, valid acceptances of the offer had been received for approximately 95% of the entire issued share capital of T&N. The Company will finance the acquisition through a committed bank facility from a reputable financial institution. The Company's intention is to put in place a permanent capital structure with an appropriate combination of equity and debt financing.

  The offer is subject to various conditions customary in the United Kingdom and the receipt of all applicable regulatory approvals in the United States and Europe. As part of the acquisition process, certain financing, professional and other related fees have been incurred in 1997. These fees have been capitalized as incurred and will be accounted for as direct acquisition or financing costs once the transaction closes. Management fully expects the acquisition to close in the first quarter of 1998, however, in the event the acquisition is not completed, these fees would be charged to operations and would materially impact earnings at that time. As of December 31, 1997, the Company had capitalized $28 million of these fees. In addition, the Company may elect to accelerate payment of certain portions of the bank facility which would result in an extraordinary charge due to the write-off of the financing cost associated with the early retirement of debt.

  The British pound currency option (refer to Note 8) was settled by the Company in the first quarter of 1998 resulting in a $17.3 million pretax loss. Also in the first quarter of 1998, the Company entered into a forward contract to purchase 1.5 billion British pounds for a notional amount of approximately $2.45 billion. The forward contract expires in the first quarter of 1998.

 Fel-Pro Incorporated Transaction

  On February 24, 1998, the Company acquired Fel-Pro Inc., a privately owned manufacturer, headquartered in Skokie, Illinois, with net sales of approximately $500 million for total consideration of $720 million which includes $225 million in equity and $495 million in cash. The $495 million in cash was primarily provided through available borrowings on the $350 million multicurrency revolver. The remaining consideration paid was through the issuance of promissory notes.

 Divestiture of Minority Interest

  In February 1998, the Company announced the divestiture of its minority interest in G. Bruss GmbH & Co. KG, a German manufacturer of seals and gaskets. As part of the divestiture agreement the Company increased their ownership to 100% in the Summerton, South Carolina gasket business. The Company also received cash and recognized a gain as a result of these transactions. The gain recognized is not expected to be significant to 1998 first quarter results.

                         INDEPENDENT AUDITOR'S REPORT

To the Board of Directors of T&N plc

  We have audited the accompanying consolidated balance sheets of T&N plc and its subsidiaries at 31 December 1997 and 31 December 1996, and the related consolidated profit and loss accounts, reconciliations of movements in shareholders' funds and consolidated cash flow statements for each of the years in the three year period ended 31 December 1997. These consolidated financial statements are the responsibility of the management of T&N plc. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

  We conducted our audits in accordance with auditing standards generally accepted in the United Kingdom, which are substantially consistent with those of the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of T&N plc and its subsidiaries at 31 December 1997 and 31 December 1996, and the results of their operations and their cash flows for each of the years in the three year period ended 31 December 1997, in conformity with generally accepted accounting principles in the United Kingdom.

  Accounting principles generally accepted in the United Kingdom vary in certain significant respects from accounting principles generally accepted in the United States of America. Application of accounting principles generally accepted in the United States would have affected net income for the two years ended 31 December 1997 and shareholders' funds at 31 December 1997 and 31 December 1996, to the extent summarised in Note 29 to the consolidated financial statements.

                                          /s/ KPMG Audit Plc

                                          Chartered Accountants
                                          Registered Auditor

London, England
17 February 1998

                                    T&N PLC

                     CONSOLIDATED PROFIT AND LOSS ACCOUNTS

                        FOR THE YEARS ENDED 31 DECEMBER

                            NOTES          1997              1996              1995
                          ---------- ----------------- ----------------- -----------------
                                     (POUND STERLING)M (POUND STERLING)M (POUND STERLING)M
Turnover
  Turnover including
   share of associated
   undertakings.........                  1,883.3           2,037.9           2,164.5
  Associated
   undertakings.........                    (84.2)            (81.9)            (73.0)
                                         --------          --------          --------
  Turnover excluding
   associated
   undertakings.........                  1,799.1           1,956.0           2,091.5
  Continuing operations.                  1,734.7           1,814.4           1,777.0
  Acquisitions..........                     29.6               --                --
                                         --------          --------          --------
  Total continuing
   operations...........                  1,764.3           1,814.4           1,777.0
  Discontinued
   operations...........                     34.8             141.6             314.5
                                         --------          --------          --------
  Total turnover
   excluding associated
   undertakings.........     2(a)         1,799.1           1,956.0           2,091.5
  Cost of sales.........     2(d)        (1,293.5)         (1,418.3)         (1,507.8)
                                         --------          --------          --------
Gross profit............                    505.6             537.7             583.7
  Federal-Mogul bid
   related costs........                    (10.0)              --                --
  Other operating
   expenses.............     2(d)          (331.6)           (370.3)           (369.7)
                                         --------          --------          --------
  Group operating profit
   before asbestos-
   related costs........                    164.0             167.4             214.0
  Share of profits of
   associated
   undertakings.........     2(d)            13.2              11.8              11.8
                                         --------          --------          --------
  Operating profit
   before asbestos-
   related costs........  2(b), 2(e)        177.2             179.2             225.8
  Asbestos-related
   costs................     2(d)             --             (515.0)            (51.3)
                                         --------          --------          --------
Operating profit/(loss)
 on ordinary activities.
  Continuing operations.                    171.4            (350.3)            148.0
  Acquisitions..........                      3.2               --                --
                                         --------          --------          --------
  Total continuing
   operations...........                    174.6            (350.3)            148.0
  Discontinued
   operations...........                      2.6              14.5              26.5
                                         --------          --------          --------
Total operating
 profit/(loss) on
 ordinary activities....     2(d)           177.2            (335.8)            174.5
  Profit/(loss) on
   disposal of
   discontinued
   operations...........      3              14.5              (1.0)              1.5
  Release/(charge) of
   provision against
   loss on disposals....      3               --                1.4              (1.4)
  Provision for
   loss/loss on disposal
   of properties
   (continuing
   operations)..........                     (3.1)             (2.0)              --
  Release of
   provision/(provision
   against) fixed asset
   investments:
   Kolbenschmidt costs..      4              32.4             (23.4)            (19.5)
                                         --------          --------          --------
Profit/(loss) on
 ordinary activities
 before finance charges.                    221.0            (360.8)            155.1
  Net interest payable
   and similar charges--
   Group................      5             (28.4)            (26.8)            (35.8)
  Net interest
   (payable)/receivable
   and similar charges--
   Associates...........                     (2.5)             (0.7)              0.8
                                         --------          --------          --------
Profit/(loss) on
 ordinary activities
 before taxation........                    190.1            (388.3)            120.1
  Tax on profit/(loss)
   on ordinary
   activities...........      6             (62.8)             (8.0)            (41.4)
                                         --------          --------          --------
Profit/(loss) on
 ordinary activities
 after taxation.........                    127.3            (396.3)             78.7
  Minority interests....                     (4.9)             (4.5)             (8.4)
                                         --------          --------          --------
  Profit/(loss)
   attributable to
   shareholders.........                    122.4            (400.8)             70.3
  Dividends paid and
   proposed.............      7             (49.5)            (16.0)            (31.9)
                                         --------          --------          --------
Transfer to/(from)
 reserves...............      21             72.9            (416.8)             38.4
                                         ========          ========          ========
  Earnings/(loss) per
   share................      8              22.9p            (75.4)p            13.3p
  Earnings per share pre
   asbestos-related
   costs................      8              20.4p             14.8 p            22.7p
  Dividends per share...      7               9.2p              3.0 p             6.0p

  Where applicable, figures for the year ended 31 December 1996 and 31 December 1995 have been restated to disclose separately the results of business discontinued during 1997. In addition, the 1996 and 1995 figures have been restated to show the share of interest payable and similar charges of associated companies below operating profit.

          See accompanying notes to consolidated financial statements

                                    T&N PLC

                          CONSOLIDATED BALANCE SHEETS

                               AS AT 31 DECEMBER

                               BEFORE ASBESTOS 1997 ASBESTOS
                         NOTES  RELATED ITEMS  RELATED ITEMS TOTAL 1997 TOTAL 1996
                         ----- --------------- ------------- ---------- ----------
                                   (POUND         (POUND       (POUND     (POUND
                                 STERLING)M     STERLING)M   STERLING)M STERLING)M
Fixed assets
  Tangible assets.......   11       676.4            --         676.4      697.2
  Investments...........   12        83.6            --          83.6       59.5
                                    -----         ------      -------    -------
                                    760.0            --         760.0      756.7
                                    -----         ------      -------    -------
Current assets
  Stocks................   13       221.9            --         221.9      247.6
  Debtors falling due
   within one year......   14       318.8            --         318.8      350.8
  Debtors falling due
   after more than one
   year.................   14        73.5            --          73.5       66.1
  Investments...........   15         8.0            --           8.0        5.6
  Cash at bank and in
   hand.................   18       115.8           78.2        194.0      131.5
                                    -----         ------      -------    -------
                                    738.0           78.2        816.2      801.6
                                    -----         ------      -------    -------
Creditors: due within
 one year
  Borrowings............   18       103.7            --         103.7       77.2
  Other creditors.......   16       403.4           19.6        423.0      472.5
                                    -----         ------      -------    -------
                                    507.1           19.6        526.7      549.7
                                    -----         ------      -------    -------
Net current assets......            230.9           58.6        289.5      251.9
                                    -----         ------      -------    -------
  Total assets less
   current liabilities..            990.9           58.6      1,049.5    1,008.6
  Creditors: due after
   more than one year...
  Borrowings............   18       285.4            --         285.4      260.2
  Other creditors.......   17        12.0            --          12.0       15.9
                                    -----         ------      -------    -------
                                    297.4            --         297.4      276.1
                                    -----         ------      -------    -------
  Provisions for
   liabilities and
   charges..............   19       147.1          388.2        535.3      589.5
                                    -----         ------      -------    -------
Net assets..............            546.4         (329.6)       216.8      143.0
                                    =====         ======      =======    =======
Capital and reserves
  Called up share
   capital..............   20                                   219.5      532.2
  Share premium account.   21                                     2.7        0.2
  Shares to be issued...                                          0.7        --
  Special reserve.......                                         63.2        --
  Revaluation reserve...   21                                    14.2       21.6
  Associated
   undertakings'
   reserve..............   21                                    (2.1)       5.0
  Goodwill write off
   reserve..............   21                                  (182.9)    (181.1)
  Profit and loss
   account..............   21                                    76.1     (259.6)
                                                              -------    -------
  Equity shareholders'
   funds................                                        191.4      118.3
  Minority equity
   interests............                                         25.4       24.7
                                                              -------    -------
                                                                216.8      143.0
                                                              =======    =======

  These financial statements were approved by the board of directors and were signed on its behalf by Sir Colin Hope (Chairman) and David Harding (Finance Director) on 17 February 1998.

          See accompanying notes to consolidated financial statements

                                    T&N PLC

                       CONSOLIDATED CASH FLOW STATEMENTS

                        FOR THE YEARS ENDED 31 DECEMBER

                                                 BEFORE
                                                ASBESTOS   ASBESTOS
                                                RELATED    RELATED
                                       NOTES     FLOWS      FLOWS    1997 TOTAL
                                       -----   ---------- ---------- ----------
                                                 (POUND     (POUND     (POUND
                                               STERLING)M STERLING)M STERLING)M
Cash inflow from operating activities
  Before asbestos related payments...    22(a)    260.8        --       260.8
  Asbestos related payments..........    22(a)
    IBNR.............................               --       (12.7)     (12.7)
    Other claims.....................               --       (44.7)     (44.7)
    Insurance........................               --       (92.0)     (92.0)
                                                 ------     ------     ------
Net cash inflow from operating
 activities..........................    22(a)    260.8     (149.4)     111.4
Dividends from associates............               6.5        --         6.5
Returns on investments and servicing
 of finance..........................    22(b)    (27.6)       2.7     ( 24.9)
Taxation.............................    22(c)    (20.1)       --       (20.1)
Capital expenditure and financial
 investment..........................    22(d)   (101.9)       --      (101.9)
                                                 ------     ------     ------
                                                  117.7     (146.7)     (29.0)
Acquisitions and disposals...........    22(e)     43.1        --        43.1
Equity dividends paid................             (17.6)       --       (17.6)
                                                 ------     ------     ------
                                                  143.2     (146.7)      (3.5)
                                                 ------     ------     ------
Management of liquid resources.......    22(f)    (76.5)       --       (76.5)
Financing............................    22(g)     34.0        --        34.0
                                                 ------     ------     ------
Increase/(decrease) in cash..........             100.7     (146.7)     (46.0)
                                                 ======     ======     ======
Reconciliation of asbestos-related
 flows to asbestos fund
  Cash outflows (as above)...........                       (146.7)
  Cash transferred to asbestos fund..                         88.2
  Non IBNR payments..................                        136.7
                                                            ------
  Asbestos fund at year end..........                         78.2
                                                            ======


          See accompanying notes to consolidated financial statements

                                    T&N PLC

                         FOR THE YEAR ENDED 31 DECEMBER

                                      BEFORE
                                     ASBESTOS   ASBESTOS
                                     RELATED    RELATED
                            NOTES     FLOWS      FLOWS    1996 TOTAL 1995 TOTAL
                            -----   ---------- ---------- ---------- ----------
                                      (POUND     (POUND     (POUND     (POUND
                                    STERLING)M STERLING)M STERLING)M STERLING)M
Cash inflow from operating
 activities
  Before asbestos related
   payments...............    22(a)    280.5       --        280.5      298.6
  Asbestos related
   payments...............    22(a)
    IBNR..................               --       (1.2)       (1.2)       --
    Other claims..........               --      (63.6)      (63.6)     (55.7)
    Insurance.............               --        --          --         --
                                      ------     -----      ------     ------
Net cash inflow from
 operating activities.....    22(a)    280.5     (64.8)      215.7      242.9
Dividends from associates.               6.8       --          6.8        1.6
Returns on investments and
 servicing of finance.....    22(b)   ( 31.4)      --        (31.4)     (37.4)
Taxation..................    22(c)    (28.9)      --        (28.9)     (13.3)
Capital expenditure and
 financial investment.....    22(d)   (125.5)      --       (125.5)    (155.6)
                                      ------     -----      ------     ------
                                       101.5     (64.8)       36.7       38.2
Acquisitions and
 disposals................    22(e)     59.3       --         59.3        5.8
Equity dividends paid.....             (31.9)      --        (31.9)     (33.0)
                                      ------     -----      ------     ------
                                       128.9     (64.8)      (64.1)      11.0
                                      ------     -----      ------     ------
Management of liquid
 resources................    22(f)     (6.2)      --         (6.2)       6.7
Financing.................    22(g)    (27.1)      --        (27.1)      (0.4)
                                      ------     -----      ------     ------
Increase/(decrease) in
 cash.....................              95.6     (64.8)      (30.8)      17.3
                                      ======     =====      ======     ======
Reconciliation of asbestos
 related flows to asbestos
 fund
  Cash outflows (as
   above).................                       (64.8)                 (55.7)
  Cash transferred to
   asbestos fund..........                         1.2                    --
  Non IBNR payments.......                        63.6                   55.7
                                                 -----                 ------
  Asbestos fund at year
   end....................                         --                     --
                                                 =====                 ======


          See accompanying notes to consolidated financial statements

                                    T&N PLC

                         FOR THE YEAR ENDED 31 DECEMBER

                                        NOTES      1997       1996       1995
                                        -----   ---------- ---------- ----------
RECONCILIATION OF NET CASH FLOW TO                (POUND     (POUND     (POUND
MOVEMENT IN NET DEBT                            STERLING)M STERLING)M STERLING)M
(Decrease)/increase in cash in the
 year..................................            (46.0)      30.8       17.3
Cash (inflow)/outflow from movement in
 debt..................................   22(g)
 and lease financing...................            (22.8)      30.1        3.2
Cash outflow/(inflow) from movement in
 liquid resources......................             76.5        6.2       (6.7)
Loans acquired with businesses.........             (4.8)       --        (7.4)
                                                  ------     ------     ------
Change in net debt resulting from cash
 flows.................................              2.9       67.1        6.4
Deduction of costs of raising finance
 paid from net debt....................              1.6        --         --
Amortisation of costs of raising
 finance...............................             (0.2)       --         --
Exchange difference....................              8.9       42.6      (14.9)
                                                  ------     ------     ------
Reduction/(increase) in net debt.......             13.2      109.7       (8.5)
Net debt at start of year..............           (200.3)    (310.0)    (301.5)
                                                  ------     ------     ------
Net debt at end of year................           (187.1)    (200.3)    (310.0)
                                                  ======     ======     ======


          See accompanying notes to consolidated financial statements

                                    T&N PLC

                STATEMENTS OF TOTAL RECOGNISED GAINS AND LOSSES

                        FOR THE YEARS ENDED 31 DECEMBER

                                           NOTES    1997       1996       1995
                                           ----- ---------- ---------- ----------
                                                   (POUND     (POUND     (POUND
                                                 STERLING)M STERLING)M STERLING)M
Profit/(loss) attributable to
 shareholders............................          122.4      (400.8)     70.3
  Other recognised gains and losses
  Unrealised loss on revaluation of fixed
   assets................................    21     (1.7)        --        1.6
  Currency translation differences on
   foreign currency net investments......    21    (17.4)      (23.1)     (1.6)
  Other recognised losses................            --         (0.6)     (1.4)
                                                   -----      ------     -----
    Total recognised gains and losses
     relating to the year................          103.3      (424.5)     68.9
                                                   =====      ======     =====
Historical cost profits/(losses)
  Reported profit/(loss) on ordinary
   activities before taxation............          190.1      (388.3)    120.1
  Realisation of revaluation surpluses...            4.8         5.6       6.6
  Difference between the historical
   depreciation charge and the actual
   depreciation charge...................            0.5         0.6       0.7
                                                   -----      ------     -----
Historical cost profit/(loss) on ordinary
 activities before taxation..............          195.4      (382.1)    127.4
                                                   -----      ------     -----
Historical cost profit/(loss) for the
 year after taxation, minority interests
 and dividends...........................           78.2      (410.6)     45.7
                                                   =====      ======     =====



          See accompanying notes to consolidated financial statements

                                    T&N PLC

              RECONCILIATIONS OF MOVEMENTS IN SHAREHOLDERS' FUNDS

                        FOR THE YEARS ENDED 31 DECEMBER

                                         NOTES    1997       1996       1995
                                         ----- ---------- ---------- ----------
                                                 (POUND     (POUND     (POUND
                                               STERLING)M STERLING)M STERLING)M
Profit/(loss) attributable to
 shareholders...........................         122.4      (400.8)     70.3
Dividends...............................         (49.5)      (16.0)    (31.9)
                                                 -----      ------     -----
Transfer to/(from) to reserves..........          72.9      (416.8)     38.4
Other recognised gains and losses (as
 above).................................         (19.1)      (23.7)     (1.4)
New share capital subscribed............           9.2         1.2       2.2
Scrip dividends.........................          15.4         --        --
Shares to be issued under Executive
 Share Option Schemes...................           0.7         --        --
Goodwill................................   21     (6.0)        9.4      (4.4)
                                                 -----      ------     -----
Net change..............................          73.1      (429.9)     34.8
Shareholders' funds at start of year....         118.3       548.2     513.4
                                                 -----      ------     -----
Shareholders' funds at end of year......         191.4       118.3     548.2
                                                 =====      ======     =====



          See accompanying notes to consolidated financial statements

                                    T&N PLC

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ACCOUNTING POLICIES

  The Group follows applicable UK Accounting Standards and Practice. The consolidated financial statements are prepared under the historical cost convention, as modified by the revaluation of certain fixed assets.

  During 1997 the accounting policy for Executive share options has been amended as set out below, in accordance with UITF Abstract 17, Employee Share Schemes.

 Basis of Consolidation

  The consolidated financial statements comprise the audited accounts of the Company and its subsidiary undertakings, together with the Group's share of the profits and losses and of the reserves of its associated undertakings. The accounts of subsidiaries are drawn up to the same date as those of the Company. Results of subsidiaries acquired or sold during the year are included from, or up to, their respective dates of acquisition or disposal.

 Associated Undertakings

  Associated undertakings are companies, other than subsidiaries, in which the Group has a long-term and substantial investment and over which significant influence is exercised, normally through board representation. Associated undertakings are accounted for on the equity basis, that is, the Group's share of operating profit and items reported below operating profit are included in the profit and loss account. Its interest in their net assets, other than goodwill, is included in investments in the Group balance sheet.

 Deferred Tax

  Deferred tax is attributable to timing differences between results as computed for tax purposes and as stated in the accounts. These differences arise from, for example, different rates at which allowances are granted for capital expenditure for tax purposes and at which depreciation is charged in the accounts. Provision for deferred tax, including that relating to post retirement benefits, is made only to the extent that it is probable that an actual liability or asset will crystallise.

 Depreciation

  Depreciation is provided on cost or the revalued amount, as applicable, to write fixed assets down to their estimated residual values on a straight line basis as follows:

  . Freehold buildings, 2.5% per annum;

  . Leasehold buildings are assumed to have a life equal to the period of the lease, but with a maximum of 40 years;

  . Plant and machinery, at rates ranging from 7% to 33% per annum.

 Foreign Currencies

  Overseas companies' results and cash flows are translated into sterling at average exchange rates and their balance sheets at year end exchange rates. An adjustment to local currency results is made to reflect current price levels, where appropriate, before translation into sterling. Exchange differences arising from the translation of the opening balance sheets and results of overseas companies are dealt with through reserves. Exchange differences on transactions in foreign currencies are included in the profit and loss account.

                                    T&N PLC

 Grants

  Grants related to expenditure on tangible fixed assets are credited to profit over a period approximating to the lives of qualifying assets. Grants receivable to date, less the amounts so far credited to profit, are included in creditors.

 Intangibles

  Goodwill, being the excess of the fair value of purchase consideration over the fair value attributed to the net assets acquired, is charged to reserves. On disposal of businesses, any goodwill previously eliminated on acquisition is included in determining the profit or loss on disposal. Other intangibles are written off when acquired.

 Leasing

  Finance leases of significant items of plant and machinery are capitalised and depreciated in accordance with the Group's depreciation policy. The capital element of future lease payments is included under borrowings. Interest, calculated on the reducing balance method, is included within net financing charges. Operating lease rentals are charged to the profit and loss account on a straight line basis over the life of the lease.

 Pensions and Other Post-Retirement Benefits

  The cost of providing pensions and other post-employment benefits is charged against profits on a systematic basis, with pension surpluses and deficits being amortised over the expected remaining service lives of current employees. Differences between the amounts charged in the profit and loss account and payments made to the plans are treated as assets or liabilities in the consolidated balance sheet. The unfunded post-employment medical benefit liability is included in provisions in the consolidated balance sheet.

 Research and Development

  Research and development revenue expenditure, including all expenditure on patents and trademarks, is written off when incurred.

 Share Options

  For options which are expected to be exercised under the Executive share option schemes, the difference between the market value on the date of granting options and the option price is charged to the profit and loss account over the period to which the employees' performance relates. No charge is made in respect of the Save As You Earn option scheme which is open to all UK employees who satisfy the necessary length of service requirements.

 Stocks

  Stocks are stated at the lower of original costs and net realisable value on a first-in-first out basis. Cost comprises material, labour and an allocation of attributable overhead expenses. Net realisable value is the price at which stock can be sold in the normal course of business after allowing for the costs of realisation.

 Turnover

  Turnover is the value of sales to third parties at net invoice value excluding value added tax or equivalent overseas sales taxes.

                                    T&N PLC

2. ANALYSIS OF RESULTS

  The composites and camshafts grouping comprises camshafts, powder metal products, heat transfer products and industrial products and materials. Figures for the engine parts aftermarket group are reflected in the product groupings to which they relate.

  (a) Turnover

                                1997              1996              1995
                          ----------------- ----------------- -----------------
                          (POUND STERLING)M (POUND STERLING)M (POUND STERLING)M
Market supplied
  Light vehicle original
   equipment.............        731.2             772.9             756.6
  Automotive aftermarket.        497.1             529.4             480.1
  Industrial and heavy
   duty original
   equipment.............        570.8             653.7             854.8
                               -------           -------           -------
                               1,799.1           1,956.0           2,091.5
                               =======           =======           =======
                                1997              1996              1995
                          ----------------- ----------------- -----------------
                          (POUND STERLING)M (POUND STERLING)M (POUND STERLING)M
Product groupings
  Bearings...............        329.6             333.1             342.5
  Sealing Products.......        195.1             216.0             227.0
  Friction Products......        293.9             309.5             319.0
  Piston Products........        572.8             574.7             559.6
  Composites and
   Camshafts.............        372.9             381.1             328.9
                               -------           -------           -------
Continuing operations....      1,764.3           1,814.4           1,777.0
Discontinued operations..         34.8             141.6             314.5
                               -------           -------           -------
                               1,799.1           1,956.0           2,091.5
                               =======           =======           =======

                                                 1997              1996              1995
                           ACQUISITIONS      DISCONTINUED      DISCONTINUED      DISCONTINUED
                         ----------------- ----------------- ----------------- -----------------
                         (POUND STERLING)M (POUND STERLING)M (POUND STERLING)M (POUND STERLING)M
Business acquired and
 discontinued
  Sealing Products......        --               12.1               49.8              49.6
  Friction Products.....        --               12.5               18.6              10.9
  Piston Products.......       27.7               --                 --                --
  Composites and
   Camshafts............        1.9              10.2               18.9             170.8
  Construction Materials
   and Engineering......        --                --                54.3              83.2
                               ----              ----              -----             -----
                               29.6              34.8              141.6             314.5
                               ====              ====              =====             =====

                                    T&N PLC

                                     BY ORIGIN                      BY DESTINATION
                          -------------------------------- --------------------------------
                             1997       1996       1995       1997       1996       1995
                          ---------- ---------- ---------- ---------- ---------- ----------
                            (POUND     (POUND     (POUND     (POUND     POUND      POUND
                          STERLING)M STERLING)M STERLING)M STERLING)M STERLING)M STERLING)M
Regional
  UK....................     442.1      431.5      418.6      283.3      280.4      271.8
  Mainland Europe.......     640.2      724.4      720.6      715.0      785.3      791.9
  North America.........     563.1      527.7      503.2      568.1      540.2      518.7
  South Africa..........     101.7      111.2      115.0       93.1       93.0       99.8
  Other countries.......      17.2       19.6       19.6      104.8      115.5       94.8
                           -------    -------    -------    -------    -------    -------
Continuing operations...   1,764.3    1,814.4    1,777.0    1,764.3    1,814.4    1,777.0
Discontinued operations.      34.8      141.6      314.5       34.8      141.6      314.5
                           -------    -------    -------    -------    -------    -------
                           1,799.1    1,956.0    2,091.5    1,799.1    1,956.0    2,091.5
                           =======    =======    =======    =======    =======    =======

  Inter-group turnover between product groupings and regions is not material.

(b) Operating profit before asbestos-related costs

                                                   1997       1996       1995
                                                ---------- ---------- ----------
                                                  (POUND     (POUND     (POUND
                                                STERLING)M STERLING)M STERLING)M
Product groupings
  Bearings.....................................    47.9       44.1       48.5
  Sealing Products.............................    18.8       16.1       25.1
  Friction Products............................    20.4       16.0       28.2
  Piston Products..............................    50.9       43.9       56.5
  Composites and Camshafts.....................    46.6       44.6       41.8
                                                  -----      -----      -----
                                                  184.6      164.7      200.1
                                                  -----      -----      -----
Bid costs......................................   (10.0)       --         --
                                                  -----      -----      -----
Continuing operations..........................   174.6      164.7      200.1
Discontinued operations........................     2.6       14.5       26.5
                                                  -----      -----      -----
                                                  177.2      179.2      226.6
                                                  =====      =====      =====

                                             1997         1996         1995
                            ACQUISITIONS DISCONTINUED DISCONTINUED DISCONTINUED
                            ------------ ------------ ------------ ------------
                               (POUND       (POUND       (POUND       (POUND
                             STERLING)M   STERLING)M   STERLING)M   STERLING)M
Business acquired and
 discontinued
  Sealing Products.........      --           1.1          5.2          1.2
  Friction Products........      --          (0.1)         0.4          0.6
  Piston Products..........      3.4          --           --           --
  Composites and Camshafts.     (0.2)         1.6          3.5          7.9
  Construction Materials
   and Engineering.........      --           --           5.4         16.8
                                ----         ----         ----         ----
                                 3.2          2.6         14.5         26.5
                                ====         ====         ====         ====

                                    T&N PLC

                                                   1997       1996       1995
                                                ---------- ---------- ----------
                                                  (POUND     (POUND     (POUND
                                                STERLING)M STERLING)M STERLING)M
Regional
  UK...........................................    53.6       58.5       59.3
  Mainland Europe..............................    62.7       46.4       73.4
  North America................................    64.0       52.7       52.3
  South Africa.................................     7.0        7.6       12.9
  Other countries..............................    (2.7)      (0.5)       2.2
                                                  -----      -----      -----
                                                  184.6      164.7      200.1
Bid costs......................................   (10.0)       --         --
                                                  -----      -----      -----
Continuing operations..........................   174.6      164.7      200.1
Discontinued operations........................     2.6       14.5       26.5
                                                  -----      -----      -----
                                                  177.2      179.2      226.6
                                                  =====      =====      =====

  Asbestos-related costs, finance charges, losses on disposal of discontinued operations and the movements in the provision against the Kolbenschmidt investment are not allocated by product groupings or region.

 (c) Capital employed

                                                    1997             1996
                                              ---------------- ----------------
                                              (POUND STERLING) (POUND STERLING)
                                                     M                M
Product groupings
  Bearings...................................       128.1            121.5
  Sealing Products...........................        67.1             65.6
  Friction Products..........................       117.3            124.6
  Piston Products............................       294.0            272.9
  Composites and Camshafts...................       148.5            137.0
                                                   ------           ------
Continuing operations........................       755.0            721.6
Discontinued operations......................         --              22.9
                                                   ------           ------
                                                    755.0            744.5
Assets held for disposal and trade
 investments.................................        37.0             14.6
Asbestos-related provisions..................      (388.2)          (440.6)
Net deferred consideration for acquisitions
 and disposals...............................         0.1             24.8
                                                   ------           ------
Capital employed.............................       403.9            343.3
Net borrowings...............................      (187.1)          (200.3)
                                                   ------           ------
Net assets...................................       216.8            143.0
                                                   ======           ======

                                    T&N PLC

                                                     1997             1996
                                               ---------------- ----------------
                                               (POUND STERLING) (POUND STERLING)
                                                      M                M
Regional
  UK..........................................      251.2            230.6
  Mainland Europe.............................      181.2            240.4
  North America...............................      236.4            190.7
  South Africa................................       43.0             40.4
  Other countries.............................       43.2             42.4
                                                    -----            -----
                                                    755.0            744.5
                                                    =====            =====

  (d) Continuing and discontinued activities

                                                                        1997
                                 CONTINUING ACQUISITIONS DISCONTINUED   TOTAL
                                 ---------- ------------ ------------ ---------
                                   (POUND      (POUND       (POUND     (POUND
                                 STERLING)   STERLING)    STERLING)   STERLING)
                                     M           M            M           M
Turnover........................   1,734.7      29.6         34.8      1,799.1
Cost of sales...................  (1,245.2)    (24.3)       (24.0)    (1,293.5)
                                  --------     -----        -----     --------
Gross profit....................     489.5       (53)        10.8        505.6
Selling and distribution costs..    (143.5)     (0.3)        (5.0)      (148.8)
Administrative expenses.........    (137.0)     (1.1)        (2.6)      (140.7)
Research and development........     (50.7)     (0.7)        (0.7)       (52.1)
Share of profits of associated
 undertakings...................      13.1       --           0.1         13.2
                                  --------     -----        -----     --------
Operating profit before
 asbestos-related costs.........     171.4       3.2          2.6        177.2
Asbestos-related costs..........       --        --           --           --
                                  --------     -----        -----     --------
Operating profit................     171.4       3.2          2.6        177.2
                                  ========     =====        =====     ========

                                                                        1996
                                              CONTINUING DISCONTINUED   TOTAL
                                              ---------- ------------ ---------
                                                (POUND      (POUND     (POUND
                                              STERLING)   STERLING)   STERLING)
                                                  M           M           M
Turnover.....................................   1,814.4      141.6     1,956.0
Cost of sales................................  (1,317.2)    (101.1)   (1,418.3)
                                               --------     ------    --------
Gross profits................................     497.2      (40.5)      517.7
Selling and distribution costs...............    (155.2)     (13.2)     (168.6)
Administrative expenses......................    (137.4)     (11.3)     (148.7)
Research and development.....................     (51.5)      (1.5)      (53.0)
Share of profits of associated undertakings..      11.6        0.2        11.8
                                               --------     ------    --------
Operating profit before asbestos-related
 costs.......................................     164.7       14.5       179.2
Asbestos-related costs.......................    (515.0)       --       (515.0)
                                               --------     ------    --------
Operating profit.............................    (350.3)      14.5      (335.8)
                                               ========     ======    ========

                                    T&N PLC

                                                                        1995
                                              CONTINUING DISCONTINUED   TOTAL
                                              ---------- ------------ ---------
                                                (POUND      (POUND     (POUND
                                              STERLING)   STERLING)   STERLING)
                                                  M           M           M
Turnover.....................................   1,777.0      314.5     2,091.5
Cost of sales................................  (1,267.8)    (240.0)   (1,507.8)
                                               --------     ------    --------
Gross profit.................................     509.2      (74.5)      583.7
Selling and distribution costs...............    (152.0)     (21.5)     (173.5)
Administrative expenses......................    (120.5)     (23.5)     (144.0)
Research and development.....................     (49.2)      (3.0)      (52.2)
Share of profits of associated undertakings..      11.8        --         11.8
                                               --------     ------    --------
Operating profit before asbestos-related
 costs.......................................     199.3       26.5       225.8
Asbestos-related costs.......................     (51.3)       --        (51.3)
                                               --------     ------    --------
Operating profit.............................     148.0       26.5       174.5
                                               ========     ======    ========

  1996 and 1995 amounts have been restated to reflect businesses disposed of in 1997.

  (e) Costs of continuing operations charged in arriving at operating profit before asbestos-related costs include 17.5 pound sterling millions (1996 15.3 pound sterling millions, 1995 11.3 pound sterling million) in respect of redundancy and rationalisation. 4.5 pound sterling millions of these costs (1996 8.1 pound sterling millions) have been charged as administrative costs and the majority of the remainder as cost of sales.

  (f) Profit before finance charges is stated after charging

                                                    1997      1996      1995
                                                  --------- --------- ---------
                                                   (POUND    (POUND    (POUND
                                                  STERLING) STERLING) STERLING)
                                                      M         M         M
Auditors and its associates' remuneration
  --as Group auditors (including T&N plc 0.4
   pound sterling millions (1996 0.6 pound
   sterling millions 1995 pound 0.6m))...........    (1.3)     (1.8)     (1.8)
  --fees for other services (includes T&N plc 0.9
   pound sterling millions (1996 0.9 pound
   sterling millions 1995 0.4 pound sterling
   million)).....................................    (1.9)     (1.4)     (0.9)
Depreciation of tangible fixed assets
  --owned assets.................................   (94.2)    (97.3)   (100.3)
  --finance leased assets........................    (0.7)     (1.0)     (1.3)
Operating lease rentals
  --on plant and machinery.......................    (9.1)     (8.7)     (7.8)
  --on land and buildings........................    (6.3)     (7.4)     (7.0)

                                    T&N PLC

3. SALE OF DISCONTINUED OPERATIONS

                                                                      1997
                                                                ----------------
                                                                (POUND STERLING)
                                                                       M
The profit for the year on disposal of discontinued operations comprises
  Provisions against amounts receivable on disposal of the
   Construction Materials business in Zimbabwe................        (7.5)
  Profit on disposal in the year..............................        22.0
                                                                      ----
    Net profit................................................        14.5
                                                                      ====

BUSINESS DISPOSED                                                EFFECTIVE DATE
-----------------                                                ---------------
Flexitallic.....................................................   10 April 1997
Ferodo Caemarfon................................................      3 May 1997
Kafue Fisheries.................................................    26 June 1997
Tenmal..........................................................   4 August 1997
Ferodo US Heavy Parts........................................... 9 December 1997

  Details of assets disposed are set out below:

NET ASSETS AT DATE OF                                           T&N
DISPOSAL                     FLEXITALLIC  TENMAT    OTHERS   S AFRICA    TOTAL
---------------------        ----------- --------- --------- --------- ---------
                                          (POUND    (POUND    (POUND    (POUND
                               (POUND    STERLING) STERLING) STERLING) STERLING)
                             STERLING) M     M         M         M         M
Fixed assets...............     10.7        6.5       5.7       --       22.9
Investments................      0.5        --        --        --        0.5
Stocks.....................      4.7        1.8       2.9       --        9.4
Debtors....................      7.8        2.9       3.0       --       13.7
Creditors and provisions...     (5.1)      (2.3)     (1.1)      --       (8.5)
Net cash...................      --         0.4       --        --        0.4
Goodwill on acquisition of
 businesses................      1.6        2.4       --        --        4.0
Minority interest sold.....      --         --        --        0.4       0.4
                                ----       ----      ----       ---      ----
Assets disposed............     20.2       11.7      10.5       0.4      42.8
Profit/(loss)..............     20.8        5.0      (3.8)      --       22.0
                                ----       ----      ----       ---      ----
Cash consideration
 realised..................     41.0       16.7       6.7       0.4      64.8
                                ====       ====      ====       ===      ====
Cash arising during the
 year from the disposal of
 operations................
Net cash proceeds..........                                              64.8
Prior year disposals.......                                               9.6
Deferred payments..........                                               1.7
Net cash disposed..........                                              (0.4)
                                                                         ----
Cash flow..................                                              75.7
                                                                         ====
Operating profit in 1997 to
 date of disposal..........      1.1        1.6      (0.1)      --        2.6
                                ====       ====      ====       ===      ====

  During the year the Group's shareholdings in T&N Holdings Ltd in South Africa was reduced from 52.4% to 50.8% by selling shares which were taken up as scrip dividends.

                                    T&N PLC

4. OPTION OVER SHARES IN KOLBENSCHMIDT AG ("KS")

  In December 1996 option arrangements with Commerzbank AG over 6,727,260 shares in KS expired. Commerzbank AG subsequently sold the shares subject to the arrangement and under the terms of the agreement, the Company received part of the proceeds. The gain of pound sterling 13.2 million has been recognised as a profit.

  At 31 December 1996 the Company held options to acquire 6,727,260 shares in KS, representing 24.99% of the issued share capital of KS. The option price is DM 17 per share and the consideration payable on exercise of the options would be DM 114.4 pound sterling millions (38.7 pound sterling millions). On 28 May 1997 the Company announced that it had entered into option arrangements to sell 6,727,260 shares in KS at a price of DM 30 per share. The revenue receivable on exercise of these options would be DM 201.8 pound sterling millions (68.2 pound sterling millions). The costs of these options, which are exercisable in December 1999, was 6.1 pound sterling million. An offer has been received to purchase both of the above rights for 10.7 pound sterling million per share resulting in a release of provisions totalling 19.2 pound sterling million.

                                                    1997      1996      1995
                                                  --------- --------- ---------
                                                   (POUND    (POUND    (POUND
                                                  STERLING) STERLING) STERLING)
                                                      M         M         M
Received from Commerzbank AG on sale of shares...   13.2        --        --
Release/(creation) of provision made in prior
 years...........................................   19.2        --      (12.0)
Transfer of options to Metallbank GmbH...........    --        (8.5)      --
Payable on lapse of options with Commerzbank AG..    --       (10.0)      --
Other holding costs..............................    --        (4.9)     (7.5)
                                                    ----      -----     -----
                                                    32.4      (23.4)    (19.5)
                                                    ====      =====     =====

5. NET INTEREST PAYABLE AND SIMILAR CHARGES

                                                    1997      1996      1995
                                                  --------- --------- ---------
                                                   (POUND    (POUND    (POUND
                                                  STERLING) STERLING) STERLING)
                                                      M         M         M
Interest payable on bank loans, overdrafts and
 other loans
  -- repayable within five years, not by
   instalments..................................    (28.4)    (26.2)    (31.5)
  -- repayable within five years, by
   instalments..................................     (4.0)     (4.4)     (4.6)
  -- repayable wholly or partly in more than
   five years...................................     (4.1)     (1.5)     (3.4)
Interest on finance leases repayable within five
 years..........................................     (0.3)     (0.4)     (0.3)
Amortisation of discounted asbestos provisions..     (2.5)      --        --
                                                    -----     -----     -----
                                                    (39.3)    (32.5)    (39.8)
                                                    =====     =====     =====
Interest receivable
On asbestos fund................................      2.7       --        --
Other interest receivable.......................      8.2       5.7       4.0
                                                    -----     -----     -----
                                                     10.9       5.7       4.0
                                                    =====     =====     =====
Net interest payable and similar charges........    (28.4)    (26.8)    (35.8)
                                                    =====     =====     =====

                                    T&N PLC

6. TAXATION

                                                     1997      1996      1995
                                                   --------- --------- ---------
                                                    (POUND    (POUND    (POUND
                                                   STERLING) STERLING) STERLING)
                                                       M         M         M
UK corporation tax at 31.5% (1996 33% 1995 33%)...   (13.1)    (15.2)    (13.9)
Relief for overseas taxation......................     7.8       8.6       8.8
Advance corporation tax written (off)/back........    (3.2)      0.7      (3.9)
Deferred tax......................................    (0.5)      9.0      (4.4)
Adjustments in respect of prior years.............    (2.7)      --        0.4
                                                     -----     -----     -----
Total UK..........................................   (11.7)      3.1     (13.0)
Overseas..........................................   (30.6)    (21.5)    (23.3)
Overseas deferred tax.............................   (15.3)     16.2      (0.8)
Associated undertakings...........................    (5.0)     (7.0)     (5.6)
Adjustments in respect of prior years.............    (0.2)      1.2       1.3
                                                     -----     -----     -----
                                                     (62.8)     (8.0)    (41.4)
                                                     =====     =====     =====

  The overseas tax charge has been reduced by pound sterling 10.9 million (1996 pound sterling 5.0 million, 1995 pound sterling 6.0 million) by utilising losses brought forward.

                                                    1997      1996      1995
                                                  --------- --------- ---------
                                                   (POUND    (POUND    (POUND
                                                  STERLING) STERLING) STERLING)
                                                      M         M         M
The tax (charge)/credit arise as follows
  On the disposal of operations..................    (5.1)     (1.8)     (2.4)
  On provision for loss/loss on disposal of
   properties....................................     --       (0.1)      --
  On (release of provision)/provision against
   fixed asset investments.......................   (11.9)      0.6       5.5
  On asbestos-related costs......................    13.1      35.5       1.6
  On other profits...............................   (58.9)    (42.2)    (46.1)
                                                    -----     -----     -----
                                                    (62.8)     (8.0)    (41.4)
                                                    =====     =====     =====

  The tax credit taken in these accounts in respect of asbestos is calculated by reference to the payments made rather than the charge in the accounts and has been reduced by the related movements in the deferred tax debtor. No tax relief is available on the goodwill of pound sterling 4.0 million (1996: pound sterling 9.7 million) charged in arriving at the profit on disposal of operations of pound sterling 14.5 million (1996: pound sterling 0.4 million).

                                    T&N PLC

  The group's tax charge differs from the "expected" tax charge that would result from applying the UK rate of 31.5% (1996 and 1995: 33%) to profit before tax as follows:

                                                     1997      1996      1995
                                                   --------- --------- ---------
                                                    (POUND    (POUND    (POUND
                                                   STERLING) STERLING) STERLING)
                                                       M         M         M
Tax actually (charged)...........................    (62.8)     (8.0)    (41.4)
Less: "Expected" tax charge at 31.5% (1996: 33%).     59.9    (128.0)     39.6
                                                     -----    ------     -----
                                                      (2.9)   (136.0)     (1.8)
                                                     =====    ======     =====
Reconciliation
Differences from UK tax rate.....................    (12.2)      2.6      (6.0)
Prior year differences...........................     (2.7)      --        --
UK tax on inter-company dividends................    (14.3)      --        --
Bid costs not deductible for tax.................     (3.1)      --        --
Other items not deductible for tax (permanent
 differences)....................................     (6.6)     (3.5)     (3.6)
Timing differences on asbestos provisions not
 provided for....................................     39.1    (132.7)     11.0
Timing differences not provided for other........      2.2      (0.3)      8.4
Impact of ACT....................................     (3.2)      0.7      (4.0)
Others...........................................     (2.1)     (2.8)     (7.6)
                                                     -----    ------     -----
                                                      (2.9)   (136.0)     (1.8)
                                                     =====    ======     =====

  The UK tax charge for 1997 has increased by pound 2.2 million due to the reduction in the rate of UK corporation tax as from 1 April 1997 from 33% to 31% the reduced rate means there is a smaller deferred tax asset carried forward.

7. DIVIDENDS

                                1997    1997    1996    1996    1995    1995
                                ----- --------- ----- --------- ----- ---------
                                PENCE  (POUND   PENCE  (POUND   PENCE  (POUND
                                 PER  STERLING)  PER  STERLING)  PER  STERLING)
                                SHARE     M     SHARE     M     SHARE     M
First interim paid on 11 July
 1997..........................  3.0    (16.0)   --       --     3.0    (15.9)
Second interim paid on 14
 November 1997.................  3.2    (17.0)   3.0    (16.0)   --       --
Third interim paid 30 January
 1998..........................  3.0    (16.5)   --       --     --       --
Final proposed.................  --       --     --       --     3.0    (16.0)
                                 ---    -----    ---    -----    ---    -----
                                 9.2    (49.5)   3.0    (16.0)   6.0    (31.9)
                                 ===    =====    ===    =====    ===    =====

  Because of the exceptional asbestos-related charge during 1996, the Company did not have sufficient distributable reserves to declare a final dividend for 1996. A first interim dividend of 3.0 pence per share was paid to shareholders on the register on 2 May 1997 in lieu of the final 1996 dividend with the result that shareholders received dividends totalling 6.0 pence per share in respect of 1996. A third interim dividend of 3.0 pence per share was declared on 16 October 1997 and paid on 30 January 1998. No final dividend for 1997 is proposed. Together with the second interim dividend of 3.2 pence per share, shareholders have received dividends totalling 6.2 pence per share in respect of 1997.

  Dividends with a value of pound 15.4 million were taken up as scrip dividends. This comprises pound sterling 0.6 million in respect of the first interim dividend and pound 14.8 million in respect of the second interim dividend.

                                    T&N PLC

8. EARNINGS/(LOSS) PER SHARE

                               1997    1997    1996     1996    1995    1995
                               ----- --------- -----  --------- ----- ---------
                               PENCE  (POUND   PENCE   (POUND   PENCE  (POUND
                                PER  STERLING)  PER   STERLING)  PER  STERLING)
                               SHARE     M     SHARE      M     SHARE     M
Earnings/(loss):
  Net basis................... 22.9    122.4   (75.4)  (400.8)  13.3     70.3
  Nil basis................... 24.4    130.9   (75.6)  (401.5)  14.0     74.2
  Pre asbestos-related cost
   basis...................... 20.4    109.3    14.8     78.7   22.7     22.7
  Average number of shares in
   issue weighted on a time
   basis......................        534.5m           531.6m          530.2m

  In addition to earnings per share on a net basis as required by SSAP 3, the earnings per share are also shown after adjustment for asbestos-related costs. The adjustment made is to add back asbestos-related costs of pound sterling nil (1996 pound sterling 515.0 million, 1995 pound sterling 51.3 million) and associated tax credits of pound sterling 13.1 million (1996 pound sterling
35.5 million, 1995 pound sterling 1.6 million). In the opinion of the directors, this allows shareholders to gain a clearer understanding of the performance of the Group. There is no material differences between the earnings per share figures noted above and those calculated on a fully diluted basis.

  Earnings per share calculated on a nil basis has been adjusted for Advance Corporate Tax payable for the year of pound sterling 8.5 million (1996 write back of pound sterling 0.7 million, 1995 charge of pound sterling 3.9 million).

9. EMPLOYEES

                                                          1997    1996    1995
                                                         AVERAGE AVERAGE AVERAGE
                                                         NUMBERS NUMBERS NUMBERS
                                                         ------- ------- -------
UK......................................................  8,637  10,036  11,613
Mainland Europe.........................................  9,388   9,765  10,228
North America...........................................  7,398   7,172   7,115
South America...........................................  3,767   4,379   4,221
Zimbabwe................................................    --    2,069   8,785
Other countries.........................................    444     472     695
                                                         ------  ------  ------
                                                         29,634  33,893  42,657
                                                         ======  ======  ======

  At the year end the total number of employees was 28,904 (1996 30,473).

                                                       1997      1996      1995
                                                     --------- --------- ---------
                                                      (POUND    (POUND    (POUND
                                                     STERLING) STERLING) STERLING)
                                                         M         M         M
Employment costs
  Wages and salaries................................   543.0     601.1     635.8
  Social security costs.............................    81.4      96.0      96.0
  Other pension costs (note 10).......................  11.3      12.9      12.4
  Other post-employment benefits (note 10)............   3.0       3.0       2.6
  Redundancy payments...............................    14.6      13.9       6.5
                                                       -----     -----     -----
                                                       653.3     726.9     753.3
                                                       =====     =====     =====

                                    T&N PLC

10. POST-EMPLOYMENT BENEFITS

  The Company and most of its subsidiaries operate both defined benefit and defined contribution pension schemes. With the exception of the schemes in Germany, the assets of the principal schemes are held in separate trustee-administered funds. The most significant schemes are in the UK, Germany, and the US. The element of the total pension cost relating to overseas schemes has been determined in accordance with local best practice and regulations and, where applicable, on the advice of consultant actuaries.

  The major pension costs are:

                                                     1997      1996      1995
                                                   --------- --------- ---------
                                                    (POUND    (POUND    (POUND
                                                   STERLING) STERLING) STERLING)
                                                       M         M         M
UK (credit).......................................   (6.4)     (5.7)     (4.9)
United States.....................................    5.9       5.9       5.9
Germany...........................................    5.7       6.0       4.4
France............................................    2.3       3.3       3.5
Others............................................    3.8       3.4       3.5
                                                     ----      ----      ----
    Total.........................................   11.3      12.9      12.4
                                                     ====      ====      ====

  The UK scheme is the largest, covering the majority of UK employees. The pension cost is assessed in accordance with the advice of independent qualified actuaries in order to secure final salary-related benefits. The most recent actuarial review, using the projected unit method, was carried out on 31 March 1996 and, as a result of this review, a number of scheme improvements were made. At 31 March 1996 the market value of the assets of the UK scheme was 963 pound sterling millions (1993 747 pound sterling millions) and the actuarial value of these assets represented 121% (1993 129%) of the benefits that had accrued to members, after allowing for increases in earnings and scheme improvements.

  The assumptions made which have the most significant effect on the results of this valuation are those relating to the differentials between the rates of return on investments and the rates of increase in salaries and pensions. It was assumed that the investment return would be 2% (1993 2%) per annum higher than the rate of annual salary increases, and 5% (1993 5%) per annum higher than the rate at which present and future pensions would increase.

  The surplus in the UK scheme is being amortised over 13 years, the average remaining service lives of employees. The credit arising from the amortisation of this surplus more than offsets ongoing pension costs. The resultant SSAP 24 credit, including interest, was 6.6 pound sterling millions (1996 5.7 pound sterling millions, 1995 4.9 pound sterling millions).

  From January 1995 until 31 March 1996 the Group made payments to the UK scheme at a rate of 4% of pensionable earnings. Since 1 April 1996 no payments have been necessary because of the surplus in the scheme.

  During the year the prepayment in respect of pensions for the UK scheme increased by 6.6 pound sterling millions to 51.6 pound sterling millions at the end of 1997. This amount is included in debtors (note 14).

  In the US, the Group operates a number of defined benefits schemes and defined contribution schemes. These schemes undergo an actuarial analysis annually.

  In Germany, the Group operates a number of defined benefit pension schemes. These undergo an actuarial valuation annually. Provisions for the liabilities amounted to 70.0 pound sterling millions at the end of 1997 (1996 76.9 pound sterling millions, 1995 89.1 pound sterling millions).

  In addition, other post-employment benefits in the US are fully provided for in accordance with UK accounting standards. Provisions amounted to 32.3 pound sterling millions the end of 1997 (1996 31.1 pound sterling millions, 1995
34.3 pound sterling millions) in respect of these benefits. The cost of post-employment medical benefits in the US was 2.8 pound sterling millions (1996
2.8 pound sterling millions, 1995 2.9 pound sterling millions).

  There are no other significant post-employment benefits.

                                    T&N PLC

11. TANGIBLE FIXED ASSETS

                                                  PLANT &
                             LAND & BUILDINGS    MACHINERY          TOTAL
                             ---------------- ---------------- ----------------
                             (POUND STERLING) (POUND STERLING) (POUND STERLING)
                                    M                M                M
Cost or valuation
  At 1 January 1997.........      230.8           1,017.8          1,248.6
  Currency translation......       (8.6)            (31.8)           (40.4)
  Acquisition of business...        3.5              14.4             17.6
  Capital expenditure.......       10.8              94.6            105.4
  Transfers between Group
   companies and
   reclassifications........        2.2              (2.2)             --
  Disposal of operations....       (9.8)            (36.9)           (46.7)
  Other disposals...........       (4.4)            (22.9)           (27.3)
  Valuation adjustment......       (1.7)              --              (1.7)
                                  -----           -------          -------
  At 31 December 1997.......      222.8           1,032.6          1,255.4
                                  =====           =======          =======
Comprising:
  Cost......................      145.2             937.5          1,082.7
  Valuation in
    1989....................       48.0              11.0             59.0
    Other years.............       29.6              84.1            113.7
                                  -----           -------          -------
                                  222.8           1,032.6          1,255.4
                                  =====           =======          =======

  Revaluations are carried out on an existing use basis. The valuation adjustment of 1.7 pound sterling millions relates to one property. The value of this property has been estimated by the directors.

                                                  PLANT &
                             LAND & BUILDINGS    MACHINERY          TOTAL
Depreciation                 ---------------- ---------------- ----------------
                             (POUND STERLING) (POUND STERLING) (POUND STERLING)
                                    M                M                M
At 1 January 1997...........       30.9            520.5            551.4
Currency translation........       (1.2)           (18.5)           (19.7)
Transfers between Group
 companies and
 reclassifications..........        0.5             (0.5)             --
Disposal of operations......       (1.8)           (22.0)           (23.8)
Other disposals.............       (2.4)           (20.9)           (23.5)
Charge for the year.........        7.4             87.5             94.9
                                  -----            -----            -----
At 31 December 1997.........       33.4            545.6            579.0
                                  =====            =====            =====
Net book value
At 31 December 1997.........      189.4            487.0            676.4
                                  =====            =====            =====
At 31 December 1996.........      199.9            497.3            697.2
                                  =====            =====            =====

                                    T&N PLC

  Included in the cost of fixed assets at 31 December 1997 are buildings in the course of construction of 0.5 pound sterling millions (1996 2.8 pound sterling millions) and plant and machinery in the course of construction of
29.0 pound sterling millions. (1996 25.9 pound sterling millions).

                                                 1997              1996
                                           ----------------- -----------------
                                           (POUND STERLING)M (POUND STERLING)M
Net book value of land and buildings
  Freehold land--not depreciated..........        44.9              49.5
  Freehold buildings......................       142.4             148.3
  Long leasehold (over 50 years
   unexpired).............................         0.2               0.2
  Short leasehold.........................         1.9               1.9
                                                 -----             -----
                                                 189.4             199.9
                                                 =====             =====
                                                 1997              1996
                                           ----------------- -----------------
                                           (POUND STERLING)M (POUND STERLING)M
Capitalised leases included in plant and
 machinery
  Cost....................................        24.1              28.4
  Depreciation............................       (20.9)            (23.8)
                                                 -----             -----
Net book value............................         3.2               4.6
                                                 =====             =====

                                LAND &
                               BUILDINGS     PLANT & MACHINERY       TOTAL
                           ----------------- ----------------- -----------------
                           (POUND STERLING)M (POUND STERLING)M (POUND STERLING)M
Historical cost of
 tangible fixed assets
  Cost (or ascribed
   value)................        196.7            1,031.7           1,228.4
  Depreciation...........        (32.1)            (544.9)           (577.0)
                                 -----            -------           -------
Net historical cost value
 at 31 December 1997.....        164.6              486.8             651.4
                                 -----            -------           -------
Net historical cost value
 at 31 December 1996.....        161.6              497.1             658.7
                                 =====            =======           =======

                                    T&N PLC

12. FIXED ASSET INVESTMENTS

                            ASSOCIATED           OTHER             OTHER
                           UNDERTAKINGS         SHARES          INVESTMENTS          TOTAL
                         ----------------- ----------------- ----------------- -----------------
                         (POUND STERLING)M (POUND STERLING)M (POUND STERLING)M (POUND STERLING)M
Cost of valuation
  At 1 January 1997.....       51.7               7.9               37.6              97.2
  Currency translation..       (4.7)             (0.2)              (3.8)             (8.7)
  Additions.............        5.3               0.2                6.1              11.6
  Acquisitions of
   operations...........        --                0.6                --                0.6
  Disposals and
   repayments...........       (0.7)              --               (12.8)            (13.5)
  Share of retained
   losses...............       (0.8)              --                 --               (0.8)
                               ----              ----              -----             -----
  At 31 December 1997...       50.8               8.5               27.1              86.4
                               ====              ====              =====             =====
Provisions
  At 1 January 1996.....        --               (0.1)             (37.6)            (37.7)
  Currency translation..        --                --                 2.8               2.8
  Disposals.............        --                --                12.8              12.8
  Release of provision..        --                0.1               19.2              19.3
                               ----              ----              -----             -----
  At 31 December 1997...        --                --                (2.8)             (2.8)
                               ====              ====              =====             =====
Net book value
  At 31 December 1997...       50.8               8.5               24.3              83.6
                               ====              ====              =====             =====
  At 31 December 1996...       51.7               7.8                --               59.5
                               ====              ====              =====             =====

  Listed investments included above in associated undertakings at net book value are (pound sterling)7.7m (1996 (pound sterling)7.5m)--market value (pound sterling)4.7m (1996 (pound sterling)5.7m). At 31 December 1997, Group associated undertakings investments included loans receivable of (pound sterling)5.1m (1996 (pound sterling)1.8m).

13. STOCKS

                                                   1997              1996
                                             ----------------- -----------------
                                             (POUND STERLING)M (POUND STERLING)M
Raw materials and consumables...............        45.5              41.9
Work in progress............................        39.3              45.7
Finished goods..............................       137.1             160.0
                                                   -----             -----
                                                   221.9             247.6
                                                   =====             =====

                                    T&N PLC

14. DEBTORS

                                                    1997              1996
                                              ----------------- -----------------
                                              (POUND STERLING)M (POUND STERLING)M
Debtors falling due within one year
  Trade......................................       264.4             260.2
  Amounts owed by associated undertakings....         3.9               1.4
  Amounts owed in respect of disposals of
   operations................................         7.8              24.8
  Assets held for disposal...................         4.2               6.8
  Overseas taxation recoverable..............         2.8               6.1
  Deferred tax recoverable (note 25)...........       1.8              13.9
  Prepayments and accrued income.............         9.8              13.9
  Other......................................        24.1              23.7
                                                    -----             -----
                                                    318.8             350.8
                                                    =====             =====
Debtors falling due after more than one year
  Amounts owed in respect of disposal of
   operations................................         0.6               3.4
  Prepaid pension costs (note 10)..............      51.6              45.0
  Deferred tax recoverable (note 25)...........      19.3              16.5
  Overseas taxation recoverable..............         0.4               0.2
  Other debtors..............................         1.6               1.0
                                                    -----             -----
                                                     73.5              66.1
                                                    =====             =====
    Total debtors............................       392.3             416.9
                                                    =====             =====

15. CURRENT ASSET INVESTMENT

                                                  1997              1996
                                            ----------------- -----------------
                                            (POUND STERLING)M (POUND STERLING)M
Listed investments-- market value(pound
 sterling)8.1m (1996(pound sterling)5.1m)..        7.7               5.1
Other investments-- market value(pound
 sterling)0.4m (1996(pound sterling)0.6m)..        0.3               0.5
                                                   ---               ---
                                                   8.0               5.6
                                                   ===               ===

16. CREDITORS--DUE WITHIN ONE YEAR

                                                  1997              1996
                                            ----------------- -----------------
                                            (POUND STERLING)M (POUND STERLING)M
Trade.....................................        165.3             168.9
Amounts owed to associated undertakings...          2.7               2.1
Amounts owed in respect of acquisitions...          2.8               --
Payroll and other taxes, including social
 security.................................         48.4              54.1
Taxation--United Kingdom corporation tax..          8.7               5.9
   --Overseas taxation....................         30.1              13.6
Accruals and deferred income..............         88.4              69.4
Grants not yet credited to profit.........          1.3               1.7
Proposed dividend (note 7)................         16.5               --
Asbestos-related insurance premium........          --               92.0
Other.....................................         58.8              64.8
                                                  -----             -----
                                                  423.0             472.5
                                                  =====             =====

                                    T&N PLC

17. CREDITORS--DUE AFTER MORE THAN ONE YEAR

                                                   1997              1996
                                             ----------------- -----------------
                                             (POUND STERLING)M (POUND STERLING)M
Amounts owed in respect of acquisitions.....        5.5               3.4
Accruals and deferred income................        --                1.3
Grants not yet credited to profit...........        3.8               4.4
Other.......................................        2.7               6.8
                                                   ----              ----
                                                   12.0              15.9
                                                   ====              ====

18. NET BORROWINGS

                                                  1997              1996
                                            ----------------- -----------------
                                            (POUND STERLING)M (POUND STERLING)M
Borrowings
  Repayable after more than five years
    --instalments..........................         7.3               7.7
    --otherwise............................       153.7               0.7
  Two to five years
    --instalments..........................        16.9              23.0
    --otherwise............................       100.3             186.0
  One to two years
    --instalments..........................         5.8               8.7
    --otherwise............................         1.4              34.1
                                                 ------            ------
Total due after more than one year.........       285.4             260.2
Total due within one year..................       103.7              77.2
                                                 ------            ------
Total borrowings...........................       389.1             337.4
Cash at bank and in hand and current asset
 investments...............................      (202.0)           (137.1)
                                                 ------            ------
Net borrowings.............................       187.1             200.3
                                                 ======            ======
Analysis of total borrowings
  Finance leases...........................         3.9               5.3
  Bank overdrafts and loans secured on
   assets of the Group.....................        27.5              37.4
  Unsecured bank overdrafts and loans......       357.7             294.7
                                                 ------            ------
                                                  389.1             337.4
                                                 ======            ======
Analysis of borrowings by currency
  Sterling.................................       (28.6)            (33.9)
  Other European currencies................        78.0             130.3
  United States Dollar.....................       119.0              80.4
  South African Rand.......................         8.1               9.3
  Other currencies.........................        10.6              14.2
                                                 ------            ------
                                                  187.1             200.3
                                                 ======            ======

  The majority of the Group's borrowings are at variable rates between 35 and 50 basis points above the applicable base rate for the currency. Interest rate swaps have been entered into in a mix of currencies whereby the interest charge on total debt of (pound sterling)154.2m has been swapped from variable to fixed rates for periods of between two and five years. Included in cash and current asset investments, at 31 December 1997, amounts totalling (pound sterling)23.7m (1996 (pound sterling)22.8m) are held by the Group's insurance company of which (pound sterling)18.0m (1996 (pound sterling)17.6m) is required to meet insurance regulatory requirements and which, as a result, is not readily available for the general purposes of the Group.

                                    T&N PLC

19. PROVISIONS FOR LIABILITIES AND CHARGES

                                      POST-
                          DEFERRED  EMPLOYMENT  ASBESTOS    OTHER
                          TAXATION   BENEFITS   RELATED   PROVISIONS   TOTAL
                         ---------- ---------- ---------- ---------- ----------
                           (POUND     (POUND     (POUND     (POUND     (POUND
                         STERLING)M STERLING)M STERLING)M STERLING)M STERLING)M
At 1 January 1997.......     --       142.1       440.6       6.8       589.5
Reclassified from
 creditors..............     --         --         90.7       --         90.7
Reclassified from
 debtors................     --         --         (0.3)      --         (0.3)
Acquisition of
 operations.............     --         0.6         --        0.4         1.0
Currency translation....    (0.2)      (9.1)        4.1      (0.2)       (5.4)
Charge for the year.....     5.9       13.9         --        0.6        20.4
Amortisation of
 discount...............     --         --          2.5       --          2.5
Payments................     --       (11.5)     (149.4)     (2.2)     (163.1)
                            ----      -----      ------      ----      ------
At 31 December 1997.....     5.7      136.0       388.2       5.4       535.3
                            ====      =====      ======      ====      ======

  Other provisions include leaving benefits payable to employees in certain acquired companies and costs of environmental cleaning.

20. CALLED UP SHARE CAPITAL

                                AUTHORISED              ISSUED AND
                                  NO. OF                FULLY PAID   ISSUED AND
                                  SHARES    AUTHORISED NO. OF SHARES FULLY PAID
                                ----------- ---------- ------------- ----------
                                              (POUND                   (POUND
                                            STERLING)M               STERLING)M
Ordinary Shares
  At 1 January 1997............ 725,000,000    725.0    532,203,165     532.2
  Options exercised to 30
   January 1997................         --       --         113,269       0.1
                                -----------   ------    -----------    ------
  At 30 January 1997........... 725,000,000    725.0    532,316,434     532.3
  Capital reduction............         --    (435.0)           --     (319.4)
                                -----------   ------    -----------    ------
  After capital reduction...... 725,000,000    290.0    532,316,434     212.9
  Options issued to 31 December
   1997........................         --       --       6,275,782       2.6
  Issued as scrip dividends....         --       --      10,111,955       4.0
                                -----------   ------    -----------    ------
  At 31 December 1997.......... 725,000,000    290.0    548,704,171     219.5
                                ===========   ======    ===========    ======

  A capital reduction was approved by the Court on 29 January 1997 and took effect on 30 January 1997. In accordance with the terms of the capital reduction, the nominal value of authorised and issued shares was reduced from (pound sterling) 1.00 to 40p.

                                                       SAVINGS-
                                         EXECUTIVE      RELATED        TOTAL
                                       NO. OF SHARES NO. OF SHARES NO. OF SHARES
                                       ------------- ------------- -------------
Share option schemes
  At 1 January 1997...................  12,332,229    12,537,575    24,869,804
  Granted.............................   2,965,000     4,100,923     7,065,923
  Exercised...........................  (4,001,750)   (2,387,301)   (6,389,051)
  Lapsed..............................    (628,255)   (2,234,510)   (2,862,765)
                                        ----------    ----------    ----------
  At 31 December 1997.................  10,667,224    12,016,687    22,683,911
                                        ==========    ==========    ==========

                                    T&N PLC

                                                            SAVINGS-
                                                EXECUTIVE   RELATED     TOTAL
                                                ---------- ---------- ----------
Share option schemes
  Number of holders............................        236      3,976      4,212
  Latest dates exercisable range between.......  1998/2007  1998/2003
  Exercisable at the following price per share
    101.7p.....................................        --     599,843    599,843
    111.4p.....................................    873,136        --     873,136
    119.7p-147.8p..............................    812,777  6,459,850  7,272,627
    151.6p-172.1p..............................  6,294,224  4,420,819 10,715,043
    182.8p-199.8p..............................    271,162    536,175    807,337
    201.6p-226.2p..............................  2,415,925        --   2,415,925
                                                ---------- ---------- ----------
                                                10,667,224 12,016,687 22,683,911
                                                ========== ========== ==========

                                                           ORDINARY SHARES
                                                       -----------------------
                                                       31 DECEMBER 31 DECEMBER
                                                          1997        1996
                                                       ----------- -----------
The interests in the Company, of those who were
 directors at 31 December 1997, were as follows:
  Sir Colin Hope......................................   107,774     105,562
  R G Beeston.........................................    10,000         --
  R H Boissier........................................     2,595       2,488
  D A Harding.........................................     5,104       5,000
  Sir Terence Harrison................................    10,000       5,000
  Professor F R Hartley...............................     3,131       3,001
  P S Lewis...........................................     1,000       1,000
  A C McWilliam.......................................     2,375       2,326
  I F R Much..........................................    34,952      34,168
  T A Welsh...........................................    19,445       5,914
  Sir Geoffrey Whalen.................................     4,856       4,654
                                                         -------     -------
                                                         201,232     169,113
                                                         =======     =======

                                    T&N PLC

  There have been no changes in the interests of directors between 31 December 1997 and 17 February 1998. No director has any beneficial interest in shares of any subsidiary.

                           SHARE                                       ASSOCIATED
                          PREMIUM   SHARES TO   SPECIAL   REVALUATION UNDERTAKINGS
                          ACCOUNT   BE ISSUED   RESERVE    RESERVES     RESERVES
                         ---------- ---------- ---------- ----------- ------------
                           (POUND     (POUND     (POUND     (POUND       (POUND
                         STERLING)M STERLING)M STERLING)M STERLING)M   STERLING)M
Reserves
  At 1 January 1995.....     --        --           --       34.3          7.8
  Currency translation
   on overseas assets...     --        --           --        0.1         (1.0)
  Currency translation
   on net debt..........     --        --           --        --           --
  Transfer to profit &
   loss.................     --        --           --        --           6.1
  Realisation of
   revaluation surplus..     --        --           --        1.6          --
  Premium on share
   issues...............     0.5       --           --       (6.6)         --
  Goodwill arising on
   acquisitions.........     --        --           --        --           --
  Goodwill arising on
   formation of Turkish
   joint venture .......     --        --           --        --           --
  Goodwill on disposals.     --        --           --        --           --
  Scrip issues of
   shares...............    (0.5)      --           --       (0.1)         --
  Other movements.......     --        --           --        --           --
                            ----       ---       ------      ----         ----
  At 31 December 1995...     --        --           --       29.3         12.9
  Currency translation
   on overseas assets...     --        --           --       (1.7)        (5.9)
  Currency translation
   on net debt..........     --        --           --        --           --
  Transfer to profit &
   loss.................     --        --           --        --          (2.7)
  Realisation of
   revaluation surplus..     --        --           --       (5.6)         --
  Premium on share
   issues...............     0.2       --           --        --           --
  Goodwill arising on
   acquisitions.........     --        --           --        --           --
  Goodwill on disposals.     --        --           --        --           --
  Other movements.......     --        --           --       (0.4)         0.7
                            ----       ---       ------      ----         ----
  At 31 December 1996...     0.2       --           --       21.6          5.0
  Transfer to special
   reserve..............     --        --        (262.5)      --           --
  Transfer capital
   reduction to special
   reserve..............     --        --         319.4       --           --
  Currency translation
   on overseas assets...     --        --           --       (0.4)        (4.9)
  Currency translation
   on net debt..........     --        --           --        --           --
  Transfer to profit and
   loss.................     --        --           --        --          (0.8)
  Realisation of
   revaluation surplus..     --        --           5.2      (5.3)         --
  Revaluations..........     --        --           --       (1.7)         --
  Premium on share
   issues...............     6.5       --           --        --           --
  Scrip dividend (Note
   7)...................    (4.0)      --           --        --           --
  Goodwill arising on
   acquisitions.........     --        --           --        --           --
  Goodwill on disposals.     --        --           1.1       --           --
  Realisation of
   reserves on disposal.     --        --           --        --          (0.3)
  Executive share
   options..............     --        0.7          --        --           --
  Other movements.......     --        --           --        --          (1.1)
                            ----       ---       ------      ----         ----
  At 31 December 1997...     2.7       0.7         63.2      14.2         (2.1)
                            ====       ===       ======      ====         ====

                                    T&N PLC

                                                GOODWILL        PROFIT & LOSS
                                            WRITE OFF RESERVE      ACCOUNT
                                            ----------------- -----------------
                                            (POUND STERLING)M (POUND STERLING)M
At 1 January 1995..........................      (186.1)            127.9
Currency translation on overseas assets....         --               14.4
Currency translation on net debt...........         --              (15.1)
Transfer to profit & loss..................         --               32.3
Realisation of revaluation surplus.........         --                --
Premium on share issues....................         --                6.6
Goodwill arising on acquisitions...........        (7.5)              --
Goodwill arising on formation of Turkish
 joint venture.............................        (3.5)              --
Goodwill on disposals......................         6.6               --
Scrip issues of shares.....................         --                0.6
Other movements............................         --               (1.4)
                                                 ------            ------
At 31 December 1995........................      (190.5)            165.3
Currency translation on overseas assets....         --              (58.1)
Currency translation on net debt...........         --               42.6
Transfer to profit & loss..................         --             (414.1)
Realisation of revaluation surplus.........         --                5.6
Premium on share issues....................         --                --
Goodwill arising on acquisitions...........        (0.3)              --
Goodwill on disposals......................         9.7               --
Other movements............................         --               (0.9)
                                                 ------            ------
At 31 December 1996........................      (181.1)           (259.6)
Transfer to special reserve................         5.3             257.2
Transfer capital reduction to special
 reserve...................................         --                --
Currency translation on overseas assets....         --              (21.0)
Currency translation on net debt...........         --                8.9
Transfer to profit and loss................         --               73.7
Realisation of revaluation surplus.........         --                0.1
Revaluations...............................         --                --
Premium on share issues....................         --                --
Scrip dividend (Note 7)....................         --               15.4
Goodwill arising on acquisitions...........       (10.0)              --
Goodwill on disposals......................         2.9               --
Realisation of reserves on disposal........         --                0.3
Executive share options....................         --                --
Other movements............................         --                1.1
                                                 ------            ------
At 31 December 1997........................      (182.9)             76.1
                                                 ======            ======

  A capital reduction, which was approved by the Court on 29 January 1997, took effect on 30 January 1997 and, in accordance with the Court Order, was applied to eliminating the deficit on the Company's profit and loss account (including goodwill previously written off). The accounting entries recorded in the accounting records of the Company in accordance with the terms approved by the Court were as follows:

    (i) The nominal value of each share in issue at 30 January 1997 was reduced from (pound sterling)1.00 to 40p. As a consequence, the nominal value of shares in issue at 30 January 1997 (1996 (pound sterling) 532.2m, 1995 (pound sterling) 531.2m) was reduced by (pound sterling) 319.4m to (pound sterling) 212.9m. The reduction of (pound sterling) 319.4m was credited to the special reserve.

                                    T&N PLC

    (ii) The balance of (pound sterling) 5.3m on the goodwill reserve of the Company at 31 December 1996 was transferred to the special reserve.

    (iii) The balance of (pound sterling) 257.2m on the profit and loss account reserve of the Company at 31 December 1996 was transferred to the special reserve. The special reserve is not distributable except in certain limited circumstances. Any goodwill or revaluation reserves in existence at 1 January 1997 must be credited to the special reserve when they are realised.

  Cumulative goodwill written off to Group reserves at 31 December 1997 totals (pound sterling) 254.3m (1996 (pound sterling) 248.3m, 1995 (pound sterling) 257.7m), comprising (pound sterling) 182.9m (1996 (pound sterling) 181.1m, 1995 (pound sterling) 190.5m) shown above, (pound sterling) 67.2m (1996 (pound sterling) 67.2m, 1995 (pound sterling) 67.2m) written off to a merger reserve in earlier years and (pound sterling) 4.2m transferred to the special reserve in 1997.

  Retained earnings of overseas subsidiaries and associated undertakings would be liable to tax if remitted as dividends to the United Kingdom. No provision has been made for this liability as there are no plans to remit such earnings.

22. NOTES TO THE CASH FLOW STATEMENT

 (A) Recognition of Operating Profit to Net Cash Inflow from Operating
Activities

                                                  1997       1996       1995
                                               ---------- ---------- ----------
                                                 (POUND     (POUND     (POUND
                                               STERLING)M STERLING)M STERLING)M
Operating profit/(loss).......................    177.2     (335.8)    175.3
Share of profit of associated undertakings....    (13.2)     (11.8)    (12.6)
Depreciation..................................     93.5       98.3     101.6
Loss on sale of tangible fixed assets.........      0.8        2.5       2.3
Decrease/(increase) in stocks.................     12.8       22.2     (15.8)
(Increase)/decrease in debtors................    (25.4)       1.0      (1.7)
Increase/(decrease) in creditors..............     13.7       (2.0)     21.4
Increase/(decrease) in provisions.............      1.6       (7.9)    (19.1)
Other non cash movements......................     (0.2)      (1.0)     (4.1)
Charge for asbestos-related costs.............      --       515.0      51.3
                                                 ------     ------     -----
Cash inflow from operating activities before
 asbestos-related payments....................    260.8      280.5     298.6
Asbestos-related payments.....................   (149.4)     (64.8)    (55.7)
                                                 ------     ------     -----
Cash inflow from operating activities after
 asbestos-related payments....................    111.4      215.7     242.9
                                                 ======     ======     =====

 (B) Returns on Investment and Servicing of Finance

                                                   1997       1996       1995
                                                ---------- ---------- ----------
                                                  (POUND     (POUND     (POUND
                                                STERLING)M STERLING)M STERLING)M
Interest received..............................    11.0        5.2        3.8
Interest paid..................................   (35.1)     (35.4)     (40.1)
Dividends paid to minorities...................    (0.8)      (1.2)      (1.1)
                                                  -----      -----      -----
                                                  (24.9)     (31.4)     (37.4)
                                                  =====      =====      =====

                                    T&N PLC

 (C) Taxation


                                                   1997       1996       1995
                                                ---------- ---------- ----------
                                                  (POUND     (POUND     (POUND
                                                STERLING)M STERLING)M STERLING)M
UK tax paid....................................    (8.5)      (9.3)      (5.0)
Overseas tax paid..............................   (11.6)     (19.6)      (8.3)
                                                  -----      -----      -----
                                                  (20.1)     (28.9)     (13.3)
                                                  =====      =====      =====

 (D) Capital Expenditure and Financial Investment

                                                   1997       1996       1995
                                                ---------- ---------- ----------
                                                  (POUND     (POUND     (POUND
                                                STERLING)M STERLING)M STERLING)M
Purchase of tangible fixed assets.............    (103.9)    (114.3)    (151.8)
Grants received...............................       0.2        --         0.2
Disposal of tangible fixed assets.............       3.3        2.3        2.0
Additions to trade and other investments
 (primarily Kolbenschmidt)....................     (14.7)     (13.6)      (6.0)
Disposal of trade investments (Kolbenschmidt).      13.2        0.1        --
                                                  ------     ------     ------
                                                  (101.9)    (125.5)    (155.6)
                                                  ======     ======     ======

 (E) Acquisitions and Disposals

                                                   1997       1996       1995
                                                ---------- ---------- ----------
                                                  (POUND     (POUND     (POUND
                                                STERLING)M STERLING)M STERLING)M
Acquisitions (note 23).........................   (27.3)      (8.5)     (58.7)
Sale of discontinued operations (note 3).......    75.7       74.8       69.3
Additions to associated undertakings...........    (5.3)      (7.0)      (1.1)
Impact of Turkish joint venture................     --         --        (3.7)
                                                  -----       ----      -----
                                                   43.1       59.3        5.8
                                                  =====       ====      =====

 (F) Management of Liquid Resources

                                                  1997       1996       1995
                                               ---------- ---------- ----------
                                                 (POUND     (POUND     (POUND
                                               STERLING)M STERLING)M STERLING)M
(Additions)/reduction to current asset
 investments..................................    (2.4)      (4.4)      5.4
(Increase)/reduction in short term
 investments..................................   (74.1)      (1.8)      1.3
                                                 -----       ----       ---
                                                 (76.5)      (6.2)      6.7
                                                 =====       ====       ===

                                    T&N PLC

 (G) Financing

                                                  1997       1996       1995
                                               ---------- ---------- ----------
                                                 (POUND     (POUND     (POUND
                                               STERLING)M STERLING)M STERLING)M
New loans.....................................    139.4      176.7      60.4
Repayment of loans............................   (116.6)    (206.8)    (63.6)
                                                 ------     ------     -----
Cash inflow/(outflow) from decrease in debt
 and lease financing..........................     22.8      (30.1)     (3.2)
Issue of ordinary share capital...............      9.1        1.2       1.6
Capital input by minorities...................      2.1        1.8       1.2
                                                 ------     ------     -----
                                                   34.0      (27.1)     (0.4)
                                                 ======     ======     =====

 (H) Acquired and Discontinued Operations

  In 1997, acquired and discontinued operations had no significant impact on any of the cash flow categories, other than as disclosed in acquisitions and disposals (Note 22(e)) above.

23. ACQUISITIONS


  On 27 February 1997 the group acquired Michigan Stamping Corporation, which manufactures heat shields and is based in Michigan, USA. On 16 June 1997 The group acquired Metal Leve Inc, a manufacturer of articulated pistons also based in Michigan, USA. This Company was subsequently renamed AE Goetze Carolina Inc.

  In addition, on various dates during the year, the Group acquired the following minority interests:

                                                   % OWNERSHIP AT % OWNERSHIP AT
                                                   START OF YEAR   END OF YEAR
                                                   -------------- --------------
Ferodo a.s........................................       55%           100%
Ferodo India Pvt Ltd..............................       76%           100%
AE Goetze Argentina SA............................       94%           100%
Nanchang Payen Company Limited....................       70%            80%

  Details of the acquisitions, including the fair value adjustments made to the assets and liabilities acquired, are set out below. Substantially all the assets and goodwill acquired relate to Metal Leve Inc. Substantially all the minority interest acquired relate to Ferodo a.s.

                           BOOK VALUE AT   ACCOUNTING POLICY
                            ACQUISITION        ALIGNMENT     OTHER ADJUSTMENTS    FAIR VALUE
                         ----------------- ----------------- ----------------- -----------------
                         (POUND STERLING)M (POUND STERLING)M (POUND STERLING)M (POUND STERLING)M
Tangible fixed assets...       15.6               --                2.3              17.9
Investments.............        0.6               --                --                0.6
Stocks..................        3.4               0.3               --                3.7
Debtors.................        8.6               --               (0.5)              8.1
Creditors...............       (8.9)              --                --               (8.9)
Provisions..............       (1.5)             (0.4)              1.0              (0.9)
Cash....................        4.2               --                --                4.2
Loans...................       (4.8)              --                --               (4.8)
Minority interests......        --                --                --                --
                               ----              ----              ----              ----
Assets acquired.........       17.2              (0.1)              2.8              19.9
Goodwill................                                                             10.3
                                                                                     ----
Cash consideration......                                                             30.2
                                                                                     ====

                                    T&N PLC

                                                 MINORITY
                                                 INTERESTS           TOTAL
                                             ----------------- -----------------
                                             (POUND STERLING)M (POUND STERLING)M
Tangible fixed assets.......................        --               17.9
Investments.................................        --                0.6
Stocks......................................        --                3.7
Debtors.....................................        --                8.1
Creditors...................................        --               (8.9)
Provisions..................................        --               (0.9)
Cash........................................        --                4.2
Loans.......................................        --               (4.8)
Minority interests..........................        5.1               5.1
                                                   ----              ----
Assets acquired.............................        5.1              25.0
Goodwill....................................       (0.3)             10.0
                                                   ----              ----
Cash consideration..........................        4.8              35.0
                                                   ====              ====

  All accounting policy alignments and other adjustments relate to Metal Leve Inc. The accounting policy alignments comprise the recording as stocks of (pound sterling)0.3m of consumable stores previously written off and a provision of (pound sterling)0.4m in respect of environmental work required at the date of acquisition. Other adjustments comprise the revaluation of fixed assets ((pound sterling)2.3m) and the elimination of deferred tax debtors ((pound sterling)0.5m) and creditors ((pound sterling)1.0m).

  In its last statutory year, ended 31 December 1996, Metal Leve Inc earned profits after taxation of(pound sterling)1.4m; in the period from 1 January 1997 to 15 June 1997 it earned profits after taxation of(pound sterling)1.6m.

                                                               (POUND STERLING)M
                                                               -----------------
Cash paid for acquisitions
  Cash consideration..........................................       35.0
  Consideration deferred......................................       (4.0)
  Prior year deferred consideration paid......................        0.5
  Less cash acquired..........................................       (4.2)
                                                                     ----
  Cash outflow on acquisitions................................       27.3
                                                                     ====

24. ANALYSIS OF MOVEMENT IN NET DEBT

                                                               OTHER NON CASH
                          AT 1 JANUARY 1997     CASH FLOW         MOVEMENTS       DEBT ACQUIRED
                          ----------------- ----------------- ----------------- -----------------
                          (POUND STERLING)M (POUND STERLING)M (POUND STERLING)M (POUND STERLING)M
Cash at bank and in
 hand...................        110.4              (3.2)             --                --
Overdrafts..............        (24.0)            (42.8)             --                --
                               ------             -----              ---              ----
                                 86.4             (46.0)             --                --
                               ------             -----              ---              ----
Debt due within one
 year...................        (51.7)             12.4              --               (1.5)
Debt due after one year.       (256.4)            (36.4)             1.4              (3.2)
Finance leases..........         (5.3)              1.2              --               (0.1)
                               ------             -----              ---              ----
                               (313.4)            (22.8)             1.4              (4.8)
                               ------             -----              ---              ----
Short term deposits.....         21.1              74.1              --                --
Current asset
 investments............          5.6               2.4              --                --
                               ------             -----              ---              ----
                                 26.7              76.5              --                --
                               ------             -----              ---              ----
Net borrowings..........       (200.3)              7.7              1.4              (4.8)
                               ======             =====              ===              ====

                                    T&N PLC

                          EXCHANGE MOVEMENT ON                    AT 31 DECEMBER
                            OPENING BALANCES   MOVEMENT IN YEAR        1997
                          -------------------- ----------------- -----------------
                           (POUND STERLING)M   (POUND STERLING)M (POUND STERLING)M
Cash at bank and in
 hand...................          (5.0)              (2.3)              99.9
Overdrafts..............           1.4                0.3              (65.1)
                                  ----               ----             ------
                                  (3.6)              (2.0)              34.8
                                  ----               ----             ------
Debt due within one
 year...................           3.9               (0.6)             (37.5)
Debt due after one year.          10.5                1.5             (282.6)
Finance leases..........           0.3                --                (3.9)
                                  ----               ----             ------
                                  14.7                0.9             (324.0)
                                  ----               ----             ------
Short term deposits.....          (0.2)              (0.9)              94.1
Current asset
investments.............           --                 --                 8.0
                                  ----               ----             ------
                                  (0.2)              (0.9)             102.1
                                  ----               ----             ------
Net borrowings..........          10.9               (2.0)            (187.1)
                                  ====               ====             ======

  Included within the closing balance of short term deposits is (pound sterling) 78.2m in the asbestos fund.

25. DEFERRED TAXATION

                                                   1997              1996
                                             ----------------- -----------------
                                             (POUND STERLING)M (POUND STERLING)M
Asset/(liability) recognised
  Asbestos-related costs....................       21.1              27.4
  Losses and other timing differences.......       (5.7)              3.0
                                                   ----              ----
                                                   15.4              30.4
                                                   ====              ====

  No provision has been made for tax which would become payable on the amount by which assets have been revalued because there is no current intention to dispose of these assets.

  Provision for deferred taxation is only made to the extent that it is probable that an actual liability or asset will crystallise, as noted below.

                                                  1997              1996
                                            ----------------- -----------------
                                            (POUND STERLING)M (POUND STERLING)M
Deferred tax assets:
  Advance corporation tax..................        61.9              56.5
  Operating losses.........................        36.6              41.6
  Capital losses...........................        24.8              30.8
  Asbestos provision.......................       129.7             179.1
  Other....................................        40.9              78.3
                                                 ------            ------
                                                  293.9             386.3
Less: Deferred tax not recognised under UK
 GAAP......................................      (272.8)           (355.9)
                                                 ------            ------
Deferred tax asset recognised under UK
 GAAP......................................        21.1              30.4
                                                 ======            ======

                                    T&N PLC

                                                  1997              1996
                                            ----------------- -----------------
                                            (POUND STERLING)M (POUND STERLING)M
Deferred tax liability:
  Accelerated capital allowances...........       (64.5)            (60.8)
  Other....................................       (26.8)            (25.3)
                                                  -----             -----
                                                  (91.3)            (86.1)
Less: Deferred tax not recognized under UK
 GAAP......................................       (85.6)            (86.1)
                                                  -----             -----
Deferred tax liability provided under UK
 GAAP......................................        (5.7)              --
                                                  =====             =====
Net deferred tax asset recognized under UK
 GAAP......................................        15.4              30.4
                                                  =====             =====

  A deferred tax asset is carried in respect of the provision for asbestos claims settlements in the UK and US (and at 1996 additionally in respect of the insurance premium against asbestos liabilities). The amount recognised is the forecast tax relief to be obtained for asbestos claims settlements over the next three years.

  The analysis of the deferred tax liability provided under UK GAAP between current and non-current amounts is as follows:

                                                   1997              1996
                                             ----------------- -----------------
                                             (POUND STERLING)M (POUND STERLING)M
Current:
  UK........................................        --                --
  US........................................        1.8              10.8
  Germany...................................        --                3.1
                                                   ----              ----
                                                    1.8              13.9
                                                   ====              ====
Non-current:
  UK........................................        9.9              10.3
  US........................................        9.4               6.2
  Germany...................................       (5.7)              --
                                                   ----              ----
                                                   13.6              16.5
                                                   ====              ====
    Total deferred tax asset................       15.4              30.4
                                                   ====              ====

  No deferred tax liability has been recognised for temporary differences related to investments in foreign subsidiaries and associates. Remittance of retained earnings of overseas subsidiaries and associates as dividends would be liable to tax in the UK. However, it is likely that no net tax liability would arise, since credit would be available for foreign taxes suffered on those earnings, and surplus ACT, of (pound sterling)61.9 million at 31 December 1997 ((pound sterling)56.5 million at 31 December 1996) that has not been recognised for deferred tax, would be available to offset the liability. The temporary difference could also become taxable if capital of the foreign companies were repaid to their UK parent company. However, the taxable gain would be reduced by the base cost of the shares and an inflation allowance. Additionally, capital losses, with a value of (pound sterling)24.8 million at 31 December 1997 ((pound sterling)30.8 million at 31 December 1996) that have not been recognised for deferred tax, would be available to offset the net taxable gain.

  The value of tax losses (excluding capital losses) carried forward and their expiry dates are as follows:

                                                               (POUND STERLING)M
                                                               -----------------
1998..........................................................        4.4
1999..........................................................        4.1
2000..........................................................        3.2
2001..........................................................        1.0
After 2001....................................................       23.8
                                                                     ----
                                                                     36.5
                                                                     ====

                                    T&N PLC

26. RELATED PARTY TRANSACTIONS

  The T&N Group is related to all its associated undertakings because it exerts significant influence over them. During the year various transaction have occurred between the T&N Group and its associates including:

  . Sales of goods and equipment to associated undertakings of (pound sterling)12.1m (1996 (pound sterling)12.8m);
  . purchases of goods from associated undertakings of (pound sterling)15.9m
    (1996 (pound sterling)15.5m);
  . royalties received from associated undertakings of (pound sterling)1.9m
    (1996 (pound sterling)1.4m);
  . dividends received from associated undertakings of (pound sterling)6.5m
    (1996 (pound sterling)6.8m);
  . investments in associated undertakings as set out in Note 12.

Sales between associated undertakings totalled (pound sterling)26.1m (1996 (pound sterling)16.0m).

Trading balances with associated undertakings at 31 December 1996 and 1997 are set out in Notes 14 and 16.

  Entities which the T&N Group sold and acquired during the year, details of which are set out in Notes 3 and 23, are deemed to be related parties because the T&N Group exercise control over these whilst they were part of the T&N Group. Transactions during the year which are not eliminated on consolidation totalled (pound sterling)0.3m (1996 (pound sterling)1.0m) comprising mainly the provision of utilities to disposed businesses.

  All these transaction were entered into on arms length terms.

27. COMMITMENTS AND CONTINGENT LIABILITIES

                                                  1997              1996
                                            ----------------- -----------------
                                            (POUND STERLING)M (POUND STERLING)M
Future capital expenditure--contracts
 placed...................................        20.0              12.6
                                                  ====              ====
Operating leases--payment commitments for
 1998 on leases of land and buildings
 expiring:
  --within one year.......................         1.0               1.0
  --between two and five years............         3.3               2.1
  --in more than five years...............         2.5               2.1
                                                  ----              ----
                                                   6.8               5.2
                                                  ====              ====
On leases of plant and machinery expiring:
  --within one year.......................         1.2               1.4
  --between two and five years............         5.7               7.0
  --in more than five years...............         --                0.1
                                                  ----              ----
                                                   6.9               8.5
                                                  ====              ====

  At 31 December 1997 the Company and its UK subsidiaries had contingent liabilities of (pound sterling)67.6m (1996 (pound sterling)64.3m) in connection with guarantees relating to bank borrowings of certain overseas subsidiaries. The maximum potential liability under those guarantees is (pound sterling)99.4m (1996 (pound sterling)121.4m). Contingent liabilities also exist in respect of cross-guarantees given by the Company and its UK subsidiaries to support some of the Group's UK bank borrowings.

                                    T&N PLC

28. ASBESTOS-RELATED LITIGATION

  In the United States of America, T&N plc and two of its US subsidiaries ("the T&N Companies") are among many defendants named in numerous court actions alleging personal injury resulting from exposure to asbestos or asbestos-containing products. T&N plc is also subject to asbestos-disease litigation, to a lesser extent, in the UK. Because of the slow onset of asbestos-related diseases, the directors anticipate that similar claims will be made in the future. It is not known how many such claims may be made nor the expenditure which may arise therefrom. Provisions are, however, made in respect of both known and possible future claims, on the following bases.

 Claims Notified after 30 June 1996

  As announced on 27 November 1996 the Company has secured, by payment of a premium of (pound sterling)92m, a (pound sterling)500m layer of insurance cover which will be triggered should the aggregate number of claims notified after 30 June 1996, where the exposure occurred prior to that date ("IBNR claims"), exceed (pound sterling)690m.

  This, together with recent claims experience and medical information, enabled the directors of the company during 1996 to estimate the cost of IBNR claims with reasonable accuracy. Accordingly, provision was made of (pound sterling)550m during the year ended 31 December 1996 for IBNR claims at 30 June 1996 (being a point between the high ((pound sterling)690m) and low ((pound sterling)429m) estimates prepared by actuaries using assumptions referred to below). The provision was made on a discounted basis, using a rate of 7%. The directors intend to set aside this provision in a separate fund, and the provision established in 1996 of (pound sterling)327m allowed a margin to enable this to be phased in accordance with the assumptions over a period of approximately 36 months. Tax relief is available on this provision when payments are made. At 31 December 1997, the provision amounted to (pound sterling)300m and the fund established for IBNR claims stood at (pound sterling)78.2m. Details of the movement in the IBNR provision are set out in
Note 19.

 Claims Notified and Outstanding at 30 June 1996

  As regards claims notified and outstanding at 30 June 1996 in the UK, full provision is made in respect of such claims, based on estimates agreed with the Company's external litigation lawyers.

  As regards claims notified and outstanding at 30 June 1996 in the US, provision continues to be made based on data provided by the Center for Claims Resolution (CCR), who T&N has appointed as its exclusive representative in relation to all asbestos-related personal injury claims made against the T&N Companies in the United States. In estimating the provision, the directors have had regard principally to the industry in which the plaintiff claims exposure, the alleged disease type, the State in which the action is being brought and the share which will be applicable to the T&N Companies having regard to the agreed method of operation of the CCR. Such shares may in certain circumstances be subject to retroactive adjustment. Even where settlement has already been agreed in principle with plaintiffs' lawyers in respect of a group of cases, the actual cost of each claim to the T&N Companies may not be determined until it is finally processed and paid sometime in the future.

 Contingent Liability

  Accordingly, although the directors believe that they have made appropriate provision for claims, because of the factors described in this note, there are contingencies in relation to the amount at which such claims will be finally settled.

  Given the substantial layer of insurance cover, one contingency in relation to IBNR claims concerns claims exceeding the amount provided, but below the level of insurance cover. This amounts to (pound sterling)140m

                                    T&N PLC
gross, and (pound sterling)58m when discounted. The directors also recognise the importance of setting up a separate fund in accordance with the assumptions used in arriving at the discounted provision. During 1997 the sum of (pound sterling)88.2m was put into such a fund.

  In arriving at the IBNR provision, assumptions have been made regarding the total number of claims which it is anticipated may be received in the future, the average cost of settlement (which is sensitive to the industry in which the plaintiff claims exposure, the alleged disease type and the State in which the action is being brought), the rate of receipt of claims and the timing of settlement and the level of subrogation claims brought by insurance companies.

  So far as relates to claims reported at 30 June 1996, T&N is primarily exposed to differences between the assumptions referred to above and the actual claims settlement experience as it emerges.

 US Property Damage Litigation

  Following the successful jury verdict in the Chase Manhattan property damage case in December 1995, judgement was entered in the Company's favour on all counts during the year. The Chase Manhattan Bank has appealed against the decision in the Company's favour. That appeal is still pending. The Company has received legal advice that such appeal stands no realistic prospect of success. Full provision has been made in respect of the anticipated legal costs which may be incurred in relation to the Chase Manhattan case, and for the other three remaining property claims.

29. SUMMARY OF SIGNIFICANT DIFFERENCES BETWEEN UNITED KINGDOM AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES.

  The Group's accounts are prepared in conformity with generally accepted accounting principles applicable in the United Kingdom (UK GAAP), which differ in certain significant respects from those applicable in the United States (US
GAAP). These differences, together with the approximate effects of the adjustments on net profit and shareholders' funds, relate principally to the items set out below:

 Goodwill and Other Intangible Assets

  Under UK GAAP goodwill arising on acquisition is charged to reserves. Under US GAAP goodwill is capitalised and amortised by charges against income over the period, not to exceed 40 years, over which the benefit arises. For US GAAP, goodwill has been amortised by the Group over periods not exceeding 40 years.

  Under UK GAAP the profit and loss on the disposal of all or part of a previously acquired business is calculated after taking account of the gross amount of any goodwill previously charged to reserves. Under US GAAP an adjustment to profit or loss on disposal is required in respect of goodwill previously amortised.

  Under UK GAAP patents acquired as part of the acquisition of a company are written off to reserves as part of goodwill. US GAAP requires patents to be capitalised and amortised by charges against income over the period to expiring of the patent.

  US GAAP requires direct costs, such as legal fees and filing fees, to be capitalised in respect of internally developed intangibles.

 Dividends

  Under UK GAAP dividends proposed after the end of an accounting period in respect of that accounting period are deducted in arriving at retained earnings for that period. Under US GAAP such dividends are not deducted until formally approved.

                                    T&N PLC

 Deferred Taxation

  Under UK GAAP provision is made for deferred taxation only to the extent that it is probable that an actual liability or asset will crystallise in the foreseeable future. US GAAP requires full provision for deferred income taxes under the liability method on all temporary differences and, if required, a valuation allowance is established to reduce gross deferred taxation assets to the amount which is likely to be realised.

  Deferred taxation also arises in relation to the tax effect of other US GAAP differences.

 Pension Costs

  Under UK GAAP, the cost of providing pensions and post employment benefits is charged against profits on a systematic basis, with pension surpluses and deficits being amortised over the expected remaining service lives of current employees. Under US GAAP, costs and surpluses are similarly spread over the expected remaining service lives but based on prescribed actuarial assumptions, allocation of costs and valuation methods, which differ in certain respects from those used for UK GAAP.

 Derivatives

  Under UK GAAP only the accrued interest to the balance sheet date is carried on the consolidated balance sheet. Under US GAAP, where the swaps do not meet specific hedging criteria the swap must be carried on the consolidated balance sheet at fair value with the related gains or losses recorded in income.

 Asbestos Provision

  Under UK GAAP an element of asbestos provision has been discounted to reflect the long term nature of this environmental provision. Under US GAAP, such environmental provisions are not generally discounted.

 Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed of

  The Group, for US GAAP purposes, has adopted the provision of SFAS No. 121, Accounting for The Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. This Statement requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognised is measured by the amount by which the carrying amount of the assets exceed the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

 Restructuring Costs

  Under US GAAP the Group recognises a liability for restructuring costs and charges the Group's profit and loss account in the period in which the decision has been made to restructure a part of the business. Under US GAAP, certain types of restructuring costs are only recognised when further specific criteria have been met. Among these criteria is the requirement that all significant actions arising from a restructuring and integration plan and their completion dates must be identified by the balance sheet date. These criteria also apply to the recognition of integration costs considered liabilities on acquisition.

 Capitalisation of Interest

  Under UK GAAP the capitalisation of interest is not required. US GAAP requires that gross interest should be capitalised on all qualifying assets during the time required to prepare them for their intended use.

                                    T&N PLC

 Share Option Schemes

  Under UK GAAP the Group does not recognise any compensation cost for share options granted to directors and employees. US GAAP requires compensation cost to be recorded, over the vesting period, for the excess of the market value of the underlying shares, at the date of granting of the options, over the exercise price of the options.

 Revaluation of Fixed Assets

  Under UK GAAP the Group has revalued certain fixed assets. This is not permitted under US GAAP.

 Carrying Value of Investments

  Under UK GAAP the Group has during 1997 reversed certain provisions in respect of fixed asset investments held at the balance sheet date. Under US GAAP these provisions would not be reversed on the basis that they related to impairments which were other than temporary in nature.

 Discontinued Operations

  UK and US GAAP have different criteria for determining discontinued operations. Under UK GAAP, certain disposals in 1996 and 1997 have been treated as discontinued operations. Under US GAAP, the only disposal in 1996 and 1997 treated as discontinued operations was the disposal of the Construction Materials business in 1996.

 Current Assets and Liabilities

  Under UK GAAP current assets include amounts which fall due after more than one year. Under US GAAP such assets would be reclassified as non-current assets. Also under UK GAAP provisions for liabilities and charges include amounts due within one year which would be reclassified to current liabilities under US GAAP.

 Associated Undertakings

  The Group's share of the results of associated undertakings, excluding interest and taxation, have been disclosed within the UK Group financial statements as part of operating results. The net interest in respect of associated undertakings is included, and separately disclosed, within net interest payable and similar charges; The tax attributable to the Group's share of the results of associated undertakings is included within the Group tax charge.

  Under US GAAP, the Group's share of the results of associated undertakings would be disclosed, net of interest and tax, below the operating result of the Group.

 Capital Grants

  Under UK GAAP capital grants not yet released to the profit and loss account are held as deferred income within creditors due within one year and due after more than one year. Under US GAAP such capital grants are netted off against the carrying value of the fixed assets to which they relate.

 Cash Flows

  The principal difference between UK GAAP and US GAAP is in respect of classification. Under UK GAAP, the Group presents its cash flows for operating activities, returns on investments and servicing of finance, taxation, capital expenditures and financial investments, acquisition and disposals, equity dividends paid,

                                    T&N PLC
management of liquid resources, and financing. US GAAP requires only three categories of cash flow activities which are operating, investing and financing.

  Cash flows arising from taxation and returns on investments and servicing of finance under UK GAAP would, with the exception of dividends paid, be included as operating activities under US GAAP; dividend payments would be included as a financing activity under US GAAP. In addition, capital expenditures and financial investment, acquisition and disposals, and management of liquid resources under UK GAAP would be presented as investing activities under US GAAP.

  UK GAAP defines cash as cash in hand and deposits repayable on demand. Short term deposits which are readily convertible into cash into known amounts of cash at, or close to, their carrying value are classified as liquid resources. US GAAP defines cash and cash equivalents as cash in hand and short term highly liquid investments with original maturities of three months or less. Cash flows in respect of short term deposits with original maturities exceeding three months are included in investing activities under US GAAP and are included in capital expenditure and financial investment under UK GAAP.

  Under US GAAP, the following amounts would be reported:

                                                  1997              1996
                                            ----------------- -----------------
                                            (POUND STERLING)M (POUND STERLING)M
Net cash provided by operating activities..       163.4              73.7
Net cash used in investing activities......       (70.9)           (135.1)
Net cash provided by/(used in) financing
 activities................................       (71.9)             56.7
Effect of changes in exchange rate.........        (4.1)             (5.6)
                                                  -----            ------
Net increase/(decrease) in cash and cash
 equivalents...............................        16.5             (10.3)
Cash and cash equivalents at beginning of
 year......................................       114.8             131.3
                                                  -----            ------
Cash and cash equivalents at end of year...       131.3             121.0
                                                  =====            ======

  Effect on profit/(loss) attributable to shareholders of differences between UK and US GAAP

                                                  1997              1996
                                            ----------------- -----------------
                                            (POUND STERLING)M (POUND STERLING)M
Profit/(loss) attributable to shareholders
 as reported under UK GAAP.................       122.4            (400.8)
US GAAP adjustments:
  Goodwill.................................        (6.8)             (3.4)
  Amortisation of patents..................        (1.6)             (1.6)
  Deferred taxation--full provision........       (40.8)            101.2
  Tax effect of other US GAAP reconciling
   items...................................         1.8              77.7
  Pension costs............................        (7.0)            (15.1)
  Asbestos provision.......................        (0.5)           (227.0)
  Fixed asset revaluations.................         5.8               6.2
  Carrying value of investments............       (19.2)              --
  Other....................................         1.3               1.3
  Minority interests.......................        (0.5)             (0.7)
                                                  -----            ------
Net income/(loss) under US GAAP............        54.9            (462.2)
                                                  =====            ======
Basic and diluted earnings per 40p
 (1996:(pound sterling)1) share under US
 GAAP......................................
                                                    .10             (0.87)
                                                  =====            ======

                                    T&N PLC

  The after-tax net loss under US GAAP for 1996 comprises income from discontinued operations of(pound sterling)3.6 million (per share(pound sterling)0.01) and loss from continuing operations of(pound sterling)465.8 million (per share(pound sterling)0.87).

  Effect on shareholders' funds of differences between UK and US GAAP

                                                  1997              1996
                                            ----------------- -----------------
                                            (POUND STERLING)M (POUND STERLING)M
Shareholders' funds as reported under UK
 GAAP......................................       191.4             118.3
US GAAP adjustments:
  Goodwill.................................       208.0             207.0
  Amortisation of patents..................         9.2              10.7
  Deferred taxation--full provision........        64.5             100.8
  Tax effect of other US GAAP reconciling
   items...................................        85.6              83.5
  Pension costs............................       (11.0)             (4.0)
  Asbestos provision.......................      (230.5)           (227.0)
  Fixed asset revaluations.................       (14.2)            (21.6)
  Carrying value of investments............       (19.2)              --
  Other....................................        (0.1)             (1.4)
  Minority interests.......................        (0.1)              0.4
                                                 ------            ------
Shareholders' funds under US GAAP..........       283.6             266.7
                                                 ======            ======

  Under US GAAP the gross value of goodwill, prior to amortisation, at 31 December 1997 was (pound sterling)254.6 million (1996: (pound sterling)248.3 million).

 New US Accounting Standards and Pronouncements Not Yet Adopted

  SFAS No. 131--Disclosure about segments of an Enterprise and Related
Information: SFAS No. 131 was issued in June 1997 and is effective for fiscal years beginning after 15 December 1997. In the initial year of application, comparative information for earlier years is to be restated. It requires that companies disclose segment data based on how management makes decisions about allocating resources to segments and measuring their performance. It also requires entity wide disclosures about the products and services and entity provides, the material countries in which it holds assets and reports revenues and its major customers.

 New UK Accounting Standards Not Yet Adopted

  FRS 9--Associates and Joint Ventures: In December 1997, the Accounting Standards Board in the United Kingdom issued Financial Reporting Standard No. 9 "Associates and Joint Ventures" (FRS 9). FRS 9 sets out the definitions and accounting treatments for associated companies, joint ventures and joint arrangements. It requires the Group's share of results of associated companies to be analysed between operating income, interest, exceptional items and taxation. Previously the Group's share of associated companies income before tax was included in the consolidated statement of income on a single line. FRS 9 requires the sales of joint ventures to be separately disclosed, though the underlying accounting is the same as for associated companies. FRS 9 is effective for accounting periods ending on or after 23 June 1998.

  FRS 10--Goodwill and Intangible Assets: In December 1997, the Accounting Standard Board in the United Kingdom issued Financial Reporting Standard No. 10 "Goodwill and Intangible Assets" (FRS 10). FRS 10 requires that purchased goodwill and intangible assets should be capitalised as assets and amortised over the life of the assets. Goodwill and intangible assets need not be amortised if it can be demonstrated that the current

                                    T&N PLC

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONCLUDED)

market value of the goodwill or intangible is not below its carrying value. FRS 10 is effective for accounting periods ending on or after 23 December 1998. The standard does not require reinstatement of goodwill previously eliminated against retained surplus.

 Companies Act 1985

  These consolidated financial statements do not constitute "statutory accounts" within the meaning of the Companies Act 1985 of Great Britain for any of the periods presented. Statutory accounts for the year ended 31 December 1996 have been filed with the United Kingdom's Registrar of Companies and statutory accounts for the year ended 31 December 1997 will be filed with the United Kingdom's Registrar of Companies. The auditor has reported on these accounts. The reports were unqualified and did not contain statements under
Section 237 (2) or (3) of the Act.

  These consolidated financial statements exclude certain parent company statements and other information required by the Companies Act 1985, however, they include all material disclosures required by generally accepted accounting principles in the United Kingdom including those Companies Act 1985 disclosures relating to the statement of income and balance sheet items.

                        REPORT OF INDEPENDENT AUDITORS

The Management of the Operating Businesses of the Fel-Pro Group

  We have audited the accompanying balance sheets of the Operating Businesses of the Fel-Pro Group as of December 28, 1997 and December 29, 1996 and the related statements of operations and cash flows for each of the three fiscal years in the period ended December 28, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Operating Businesses of the Fel-Pro Group at December 28, 1997 and December 29, 1996 and the results of their operations and their cash flows for each of the three fiscal years in the period ended December 28, 1997 in conformity with generally accepted accounting principles.

                                          /s/ Ernst & Young LLP

February 13, 1998
Chicago, Illinois

                   OPERATING BUSINESSES OF THE FEL-PRO GROUP

                            STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)

                                                        YEAR ENDED
                                          --------------------------------------
                                          DECEMBER 28, DECEMBER 29, DECEMBER 31,
                                              1997         1996         1995
                                          ------------ ------------ ------------
Net sales................................   $489,305     $448,042     $387,928
Cost of goods sold.......................    268,477      245,761      217,572
                                            --------     --------     --------
Gross profit.............................    220,828      202,281      170,356
Operating expenses:
  Shipping...............................     22,537       19,808       16,946
  Advertising and selling................     74,955       72,433       63,335
  General and administrative.............     72,829       68,026       57,754
  Other..................................      3,496        2,897        3,831
                                            --------     --------     --------
                                             173,817      163,164      141,866
                                            --------     --------     --------
Income from operations...................     47,011       39,117       28,490
Other income (expense), net..............        (66)         125         (265)
                                            --------     --------     --------
Income before income taxes...............     46,945       39,242       28,225
Income taxes.............................     25,488        6,871        4,796
                                            --------     --------     --------
Net income...............................   $ 21,457     $ 32,371     $ 23,429
                                            ========     ========     ========




                       See notes to financial statements.

                   OPERATING BUSINESSES OF THE FEL-PRO GROUP

                                 BALANCE SHEETS
                                 (IN THOUSANDS)

                                                      DECEMBER 28, DECEMBER 29,
                                                          1997         1996
                                                      ------------ ------------
                       ASSETS
                       ------
Current assets:
  Trade accounts receivable, less allowances of
   $5,009 in 1997 and $3,210 in 1996.................   $ 83,412     $ 79,266
  Inventories, net...................................     61,009       51,469
  Refundable income taxes............................        530        3,859
  Deferred income taxes..............................        --         5,530
  Other current assets...............................      4,162        2,972
                                                        --------     --------
    Total current asset..............................    149,113      143,096
Property, plant, and equipment:
  Land...............................................      4,197        4,165
  Buildings and improvements.........................     45,750       44,371
  Machinery and equipment............................     64,426       58,555
  Construction in process............................      9,087        5,945
  Accumulated depreciation...........................    (42,828)     (41,419)
                                                        --------     --------
    Total property, plant, and equipment.............     80,632       71,617
Other assets:
  Investment in marketable securities................      7,490       10,352
  Intangible assets, net.............................     16,685       17,665
  Deferred income taxes..............................        --        10,183
  Other long-term assets.............................     16,199        8,872
                                                        --------     --------
    Total other assets...............................     40,374       47,072
                                                        --------     --------
    Total assets.....................................   $270,119     $261,785
                                                        ========     ========
               LIABILITIES AND EQUITY
               ----------------------
Current liabilities:
  Trade accounts payable.............................   $ 22,703     $ 17,596
  Accrued income taxes...............................      6,725          --
  Accrued sales rebates..............................     10,466        7,999
  Accrued real estate taxes..........................      2,169        1,958
  Accrued payroll and benefits.......................     24,142       21,640
  Other current liabilities..........................     10,507        8,969
                                                        --------     --------
    Total current liabilities........................     76,712       58,162
Accrued postretirement benefit obligation............     46,835       46,572
Other long-term liabilities..........................      6,633        5,203
Equity:
  Owners' equity.....................................    138,159      149,925
  Foreign currency translation adjustments...........      1,256        1,483
  Unrealized gain on marketable equity securities,
   net of taxes......................................        524          440
                                                        --------     --------
    Total equity.....................................    139,939      151,848
                                                        --------     --------
    Total liabilities and equity.....................   $270,119     $261,785
                                                        ========     ========

                       See notes to financial statements.

                   OPERATING BUSINESSES OF THE FEL-PRO GROUP

                            STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                      YEAR ENDED
                                        --------------------------------------
                                        DECEMBER 28, DECEMBER 29, DECEMBER 31,
                                            1997         1996         1995
                                        ------------ ------------ ------------
OPERATING ACTIVITIES
Net income.............................   $ 21,457     $ 32,371     $ 23,429
Adjustments to reconcile net income to
 net cash provided by operating
 activities:
  Depreciation.........................      9,486        8,775        8,003
  Amortization of intangibles..........      2,016        2,526        2,750
  Provision for losses on accounts
   receivable..........................      2,754          707          (71)
  Deferred income taxes................     15,978         (835)        (209)
  Accrued postretirement benefit
   obligation..........................        263        2,406        2,139
  Other................................       (406)        (165)      (8,591)
  Changes in operating assets and
   liabilities:
    Trade accounts receivable..........     (6,121)     (17,447)      (3,351)
    Inventories........................     (8,553)      (4,608)         348
    Other assets.......................     (5,166)      (6,578)      (4,443)
    Trade accounts payable.............      5,107        1,615        3,555
    Accrued payroll and benefits.......      2,502        6,354        1,132
    Other liabilities..................     12,371        5,979       (2,480)
                                          --------     --------     --------
      Net cash provided by operating
       activities......................     51,688       31,100       22,211
INVESTING ACTIVITIES
Acquisition of business, less cash
 acquired..............................     (3,501)     (13,491)      (7,101)
Proceeds from sale of marketable
 securities............................      3,850          --           --
Purchases of marketable securities.....       (988)      (3,042)      (7,310)
Purchases of property, plant, and
 equipment.............................    (18,277)     (14,058)     (12,505)
Proceeds from disposal of property,
 plant, and equipment..................        451           72          --
Other investment activities............        --          (112)         --
                                          --------     --------     --------
      Net cash used in investing
       activities......................    (18,465)     (30,631)     (26,916)
FINANCING ACTIVITIES
Cash distributions to owners...........    (27,500)     (21,055)     (11,099)
                                          --------     --------     --------
      Net Cash provided to/from
       affiliates......................   $ (5,723)    $ 20,586     $ 15,804
                                          ========     ========     ========


                       See notes to financial statements

                   OPERATING BUSINESSES OF THE FEL-PRO GROUP

                         NOTES TO FINANCIAL STATEMENTS

                               DECEMBER 28, 1997

1. DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  On January 9, 1998, the owners of the Fel-Pro Group of affiliated entities signed an agreement to sell the Fel-Pro Group operating businesses and certain related real estate (collectively, the operating businesses of the Fel-Pro Group or the Company) to Federal Mogul Corporation (Federal Mogul). Certain non-operating assets, including cash, debt, certain marketable securities, real estate and insurance assets, are not included in the transaction. The transaction closed on February 24, 1998 and the owners received $491.8 million in cash plus $225 million of Federal Mogul Corporation stock.

  The accompanying financial statements include the net assets and operations purchased by Federal Mogul and are presented as if the Company had existed as an entity separate from certain affiliated entities not purchased by Federal Mogul. Any activity with those affiliated entities has been reflected in owners' equity.

  The operating businesses of the Fel-Pro Group are owned by the following affiliated entities:

    Felt Products Mfg. Co. and subsidiaries (Felt)
                                            Fel-Pro Specialty Sealing Products
    Fel-Pro Mexico S.A. de C.V. (FP Mexico)  L.P. (SSP)
                                            Fel-Pro Chemical Products L.P.
    Meridian Parts Corporation (Meridian)    (Chemical)
                                            FP Performance Products L.P.
    FP Diesel L.P. (Diesel)                  (Performance)

  All significant intercompany accounts and transactions have been eliminated in the financial statements.

  The Company is engaged in the manufacture and/or distribution of automotive, heavy duty and industrial gaskets (primary product line); replacement parts for heavy duty diesel engines; adhesives, lubricants, sealers, and other chemical products for industrial use, and high performance transmissions and torque converters. Products are primarily sold to customers located throughout the United States, Canada, Mexico, South America, the Middle East, Asia and Europe either directly to original equipment manufacturers or to aftermarket customers. All of these activities constitute a single business segment. Domestic sales, including export sales, represent over 90% of total net sales in 1997, 1996 and 1995. Export sales represent approximately 13%, 11% and 9% of total net sales for 1997, 1996 and 1995, respectively. The Company performs periodic credit evaluations of its customers' financial condition and generally does not require collateral.

  The terms of customer receivables vary based on customer agreements. Credit losses are provided for in the financial statements and consistently have been within management's expectations. Primary manufacturing operations and corporate offices are located at facilities in Skokie, Illinois.

  The following is a summary of significant accounting policies:

 Fiscal Year

  The Company uses a 52 or 53 week year, ending on the last Sunday in December. The fiscal years ended December 28, 1997 and December 29, 1996 include 52 weeks, while the fiscal year ended December 31, 1995 includes 53 weeks.

 Cash and Cash Equivalents

  An affiliated entity provides a centralized cash management function; accordingly, the Company does not maintain separate cash accounts and its cash disbursements and collections are settled through owners' equity.

                   OPERATING BUSINESSES OF THE FEL-PRO GROUP

 Marketable Securities

  Management determines the appropriate classification of its investments at the time of acquisition and reevaluates such determination at each balance sheet date. All investments are classified as available-for-sale securities which are carried at fair value, with unrealized holding gains and losses, net of tax, reported as a separate component of equity. Marketable equity and debt securities being held for non-current uses such as the funding of postretirement benefit obligations are classified as long-term assets. Quoted market prices have been used in determining the fair value of these investments.

 Inventories

  Inventories owned by Felt, Diesel and Meridian, are carried at the lower of last in, first out (LIFO) cost or market. The aggregate inventories owned by all other entities are carried at the lower of first in, first out (FIFO) cost or market. At December 28, 1997 and December 29, 1996, 21% of total inventories are carried on a FIFO basis.

 Intangible Assets

  Goodwill, patents, and trademarks are being amortized over periods of 14 to 20 years using the straight-line method. Noncompetition agreements are being amortized over the terms of the related agreements.

 Translation of Foreign Operations

  The financial statements of the foreign entities have been translated in accordance with Statement of Financial Accounting Standards No. 52 and accordingly, unrealized foreign currency translation adjustments are reflected as a component of equity, except for those related to FP Mexico. In 1997, Mexico was determined to be a highly inflationary country. As a result, unrealized foreign currency translation adjustments related to peso denominated monetary assets and liabilities, which are not significant, are reported under "Other income, net", and other assets and liabilities are translated at historical exchange rates.

 Depreciation and Amortization

  Property, plant, and equipment is recorded at cost. For depreciable assets acquired prior to 1991, provisions for depreciation and amortization are computed using both straight-line and accelerated methods for financial reporting purposes, based on the estimated useful lives of the assets. Beginning in 1991, provisions for newly acquired depreciable assets are computed using the straight-line method, based on the estimated useful lives of the assets.

 Research and Development

  Activities related to new product development and major improvements to existing products and processes are expensed as incurred and amounted to approximately $4.4 million in 1997, $4.1 million in 1996, and $4.2 million in 1995.

 Management Estimates

  The financial statements include estimated amounts and disclosures based on management's assumptions about future events. Actual results could differ from those estimates.

                   OPERATING BUSINESSES OF THE FEL-PRO GROUP

2. INVESTMENTS

  The composition of marketable securities is as follows:

                                             DECEMBER 28, 1997 DECEMBER 29, 1996
                                             ----------------- -----------------
                                              COST  FAIR VALUE  COST  FAIR VALUE
                                             ------ ---------- ------ ----------
                                                       (IN THOUSANDS)
      Long term investments:
        Brinson Global Fund................. $6,617   $7,490   $9,618  $10,352
                                             ======   ======   ======  =======

  Interest and dividend income, net is included in other income(expense), net, and was $.8 million in 1997 and 1996, and $.5 million in 1995.

3. INVENTORIES

  Inventories at December 28, 1997, and December 29, 1996 consist of the following:

                                                                 1997    1996
                                                                ------- -------
      Raw materials............................................ $13,931 $12,595
      Work in process..........................................   6,869   7,930
      Finished goods...........................................  59,871  51,396
                                                                ------- -------
      Inventories at FIFO......................................  80,671  71,921
      Less: Excess of FIFO cost over LIFO cost.................  19,662  20,452
                                                                ------- -------
                                                                $61,009 $51,469
                                                                ======= =======

4. INCOME TAXES

  Earnings of the operating businesses of the Fel-Pro Group owned by Diesel, SSP, Performance and Chemical are not subject to federal or state income taxes because these entities are partnerships. The partners include the earnings from these partnerships in the partner's Federal and state income tax returns.

  Effective December 30, 1996, the stockholders of Felt elected under Subchapter S of the Internal Revenue Code to include Felt's income in their own income for federal tax purposes. Accordingly, Felt is not subject to federal income taxes effective December 30, 1996, and the net deferred tax asset of approximately $15.7 million at December 29, 1996 was written off as a charge to tax expense in fiscal 1997. Additionally, the LIFO reserve of $21.2 million was included in taxable income and the tax cost recorded as a charge to tax expense in the income statement in fiscal 1997.

                   OPERATING BUSINESSES OF THE FEL-PRO GROUP

  Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes for Felt for the year ended December 29, 1996. Significant components of the deferred tax assets and liabilities are as follows:

                                                                       1996
                                                                  --------------
                                                                  (IN THOUSANDS)
      Deferred Tax Assets
        Postretirement benefit obligation........................    $14,383
        Other....................................................      7,538
                                                                     -------
        Total deferred tax assets................................     21,921
      Deferred Tax Liabilities
        Tax over book depreciation...............................     (5,877)
        Other....................................................       (331)
                                                                     -------
        Total deferred tax liabilities...........................     (6,208)
                                                                     =======
        Net deferred tax assets/(liabilities)....................    $15,713
                                                                     =======

  The income tax provision consists of the following:

                                                          1997    1996    1995
                                                         ------- ------  ------
                                                            (IN THOUSANDS)
      Current:
        Federal......................................... $ 8,986 $5,500  $3,992
        State...........................................     719  1,436     758
        Foreign.........................................      70    770     255
                                                         ------- ------  ------
                                                           9,775  7,706   5,005
      Deferred (credit).................................  15,713   (835)   (209)
                                                         ------- ------  ------
                                                         $25,488 $6,871  $4,796
                                                         ======= ======  ======

  The reconciliation of income taxes (tax benefits) computed at the United States federal statutory tax rate to income tax expense is:

                                                   1997      1996       1995
                                                 --------- ---------  ---------
                                                        (IN THOUSANDS)
      Pretax income for taxable entities........ $ 2,133.0 $19,502.0  $11,966.0
                                                 ========= =========  =========
      Income taxes at U.S. statutory rate....... $   746.6 $ 6,825.7  $ 4,088.1
      Tax effect from:
        Reversal of deferred taxes..............  15,713.0
        LIFO recapture..........................   7,420.0
        State income taxes......................     251.6     933.4      492.7
        Other...................................   1,356.8    (888.1)     215.2
                                                 --------- ---------  ---------
                                                 $25,488.0 $ 6,871.0  $ 4,796.0
                                                 ========= =========  =========

  Income taxes paid were approximately $3.7 million in 1997, $12.8 million in 1996, and $5.6 million in 1995.

                   OPERATING BUSINESSES OF THE FEL-PRO GROUP

5. OWNERS' EQUITY

  A summary of the account activity is as follows:

                                                     1997      1996      1995
                                                   --------  --------  --------
                                                         (IN THOUSANDS)
      Beginning balance........................... $149,925  $118,023  $ 89,889
      Net income..................................   21,457    32,371    23,429
      Distribution to owners......................  (27,500)  (21,055)  (11,099)
      Net cash provided to/(from) affiliates......   (5,723)   20,586    15,804
                                                   --------  --------  --------
      Ending balance.............................. $138,159  $149,925  $118,023
                                                   ========  ========  ========

  The operating businesses of the Fel-Pro Group are owned by entities having the following stock authorized and issued at December 28, 1997. These amounts are included in owners' equity above.

      FELT
      Authorized shares ($.01 par value)...........................  200,100
      Shares issued and outstanding................................  198,137.62
      Par value.................................................... $  1,981
      FP MEXICO
      Authorized shares ($.12 par value)...........................  410,000
      Shares issued and outstanding................................  410,000
      Par value.................................................... $ 48,200
      MERIDIAN
      Authorized shares ($1 par value).............................  250,000
      Shares issued and outstanding................................   20,000
      Par value.................................................... $ 20,000

6. EMPLOYEE BENEFIT PLANS AND OTHER POSTRETIREMENT BENEFITS

  The Company maintains, for the benefit of its eligible employees, the following benefit plans:

 Employees' Profit-Sharing and Retirement Plan

  This plan is noncontributory on the part of participants, except for their voluntary contributions (which are limited, as provided in the plan agreement). Discretionary contributions by the Company for each year are determined by the Board of Directors. Distributions from the plan are made to participants or their beneficiaries on death, retirement, disability, or termination of employment. Contributions were approximately $9.8 million in 1997, $9.3 million in 1996, and $7.8 million in 1995.

 Death Benefit Plan

  The Company maintains a "death benefit plan" for selected managerial employees. The plan provides that in the event of death of a participant, before termination of employment or retirement, the applicable death benefits, as defined, are payable to the participant's designated beneficiaries. There were no beneficiary payments made in 1997, 1996, or 1995.

  The Company may at any time amend or revoke the "death benefit plan" without the consent of its participants. Since the plan is presently fully funded through life insurance policies in which the participants possess no interest and the payment of benefits is contingent upon the death of participants, no provision for such future possible payments has been reflected in the financial statements.

                   OPERATING BUSINESSES OF THE FEL-PRO GROUP

 Deferred Compensation Plan

  The Company maintains deferred compensation plans for qualified managers. The plans allow such participants to defer up to 90% of their annual bonuses and salary (subject to certain limitations). The plans also provide for matching amounts (as defined) from the employer, provide for a growth increment dependent on several factors, and provide for additional employer contributions on compensation in excess of $160,000. Distributions from the plan are made to the participants or their designated beneficiaries upon the earlier of death, retirement, disability, termination of employment, or by participant choice. Employer and employee contributions, including interest, of $2.7 million, $2.3 million, and $2.2 million were paid to the plans in 1997, 1996, and 1995, respectively.

 Other Postretirement Benefits

  The Company provides postretirement medical, dental, and death benefits to domestic employees hired prior to January 1, 1988, who have worked at least 10 years and attained age 55 while in service with the Company. All employees hired subsequent to this date are eligible for these benefits if they have worked at least 20 years and attained age 55. The plan amendment in November 1996 provided that for all retiree groups, the Company caps its contributions toward retiree health care at the employer cost levels reached in 2004, thereby reducing the liability and annual expense. The plan is contributory and contains certain cost-sharing features such as deductibles, coinsurance, and a lifetime payout maximum. Assets with a fair value of $7.5 million and $10.4 million which are included in investments in marketable securities at December 28, 1997 and December 29, 1996, respectively, are being held for non-current uses such as the posretirement benefits. The Company's foreign entities provide no significant postretirement benefits. The following table presents the components of the liability recognized in the Company's balance sheet:

                                                                 1997    1996
                                                                ------- -------
                                                                (IN THOUSANDS)
      Accumulated postretirement benefit obligation:
        Retirees............................................... $16,297 $13,412
        Fully eligible active plan participants................   4,708   7,592
        Other active plan participants.........................   7,381   9,238
      Unrecognized net gain....................................   4,514   1,205
      Unrecognized plan reduction..............................  13,935  15,125
                                                                ------- -------
      Accrued postretirement benefit cost...................... $46,835 $46,572
                                                                ======= =======

  A summary of the components of net periodic postretirement benefit cost is as follows:

                                                         1997     1996    1995
                                                        -------  ------  ------
                                                           (IN THOUSANDS)
      Service cost..................................... $   666  $1,612  $1,435
      Interest cost....................................   1,991   2,824   2,978
      Amortization of plan reduction...................  (1,190)   (421)   (267)
      Amortization of unrecognized gain................     (97)    --      --
                                                        -------  ------  ------
      Net periodic postretirement benefit cost......... $ 1,370  $4,015  $4,146
                                                        =======  ======  ======

  The health care cost trend rate utilized to determine the benefit cost was 9.5% for 1997 and 1996, decreasing gradually to 5.5% for 2005 and thereafter. Increasing the trend rate by one percentage point in each year would increase the accumulated postretirement benefit obligation as of December 28, 1997, by $1.8 million and increase the 1997 postretirement benefit cost by $0.2 million. The discount rate used in determining the accumulated postretirement benefit obligation was 7.50% at December 28, 1997 and December 29, 1996.

                   OPERATING BUSINESSES OF THE FEL-PRO GROUP

                  NOTES TO FINANCIAL STATEMENTS--(CONCLUDED)


7. COMMITMENTS AND CONTINGENCIES

  The Company is engaged in various legal actions arising in the ordinary course of its business. Management, after taking into consideration legal counsel's evaluation of such actions, is of the opinion that it has adequate legal defenses or insurance coverages and that the outcome of these matters will not have a material adverse effect on the Company's financial position.

8. ACQUISITIONS

  On September 8, 1997, Chemical acquired for $3.5 million certain operating assets of Biwax Corporation, a manufacturer of urethane potting and encapsulating products.

  On June 27, 1996, Diesel acquired for $1.2 million certain operating assets of Infinitive, a manufacturer of pistons and liners.

  On December 29, 1995, Performance acquired for $12.3 million the net assets of Torque Converters, Inc. (TCI), a high performance transmission and torque converter remanufacturer, marketer and distributor and assumed a $0.4 million of long-term liability.

  On October 30, 1995, Diesel acquired for $7.1 million certain operating assets of Korody-Colyer, a marketer and distributor of heavy duty diesel engine parts and gaskets.

  The acquisitions were accounted for under the purchase method, and, accordingly, the accounts and transactions of the acquired companies have been included in the financial statements from the dates of acquisition.

9. IMPACT OF YEAR 2000 (UNAUDITED)

  Felt personnel are presently implementing an enterprise resource planning system using Oracle software for manufacturing, OEM management, and financial systems, and IMI software for an Aftermarket order management system. This system will be Year 2000 compliant. This project was undertaken in late 1996 recognizing that information will be a key driver for growth in the 21st century and that business needs are changing. The system solution provides the ability to handle multiple product lines, currencies, businesses, and locations. The existing mainframe systems lack functionality and flexibility, and are also incompatible with the Year 2000. The total project is expected to be completed by February 1999. Information systems for Chemical, Performance, SSP, Meridian, Diesel and FP Mexico will undertake system changes in 1998 to ensure compatibility with the Year 2000 by such date.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
 NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFOR-MATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPO-RATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS IN CONNEC-TION WITH THE OFFER CONTAINED IN THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, ANY SELLING SHAREHOLDER OR THE UNDERWRITERS. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT AND THE PRO-SPECTUS, NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS DO NOT CONSTI-TUTE ANY OFFER OR SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OF-FER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.
                               ----------------
                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
                          PROSPECTUS SUPPLEMENT
Prospectus Summary........................................................   S-3
Risk Factors..............................................................  S-11
Forward Looking Statements................................................  S-14
Use of Proceeds...........................................................  S-15
Exchange Rates............................................................  S-15
T&N and Fel-Pro Acquisitions..............................................  S-16
Price Range of Common Stock and Dividends.................................  S-18
Capitalization............................................................  S-19
Unaudited Pro Forma Financial Data........................................  S-20
Selected Consolidated Financial Data--
 Federal-Mogul............................................................  S-27
Selected Consolidated Financial Data--T&N.................................  S-28
Selected Consolidated Financial Data--Fel-Pro.............................  S-30
Management's Discussion and Analysis of Financial Condition...............  S-31
Description of Certain Indebtedness.......................................  S-52
Business..................................................................  S-55
Management................................................................  S-66
Principal Shareholders....................................................  S-70
Selling Shareholders......................................................  S-71
Description of Capital Stock..............................................  S-73
Certain United States Tax Consequences to
 Non-United States Holders................................................  S-78
Underwriting..............................................................  S-79
Presentation of Financial Information.....................................  S-82
Legal Matters.............................................................  S-82
Experts...................................................................  S-82
                                  PROSPECTUS
Available Information.....................................................     2
The Company...............................................................     3
Ratio Of Earnings To Fixed Charges And Ratio Of Earnings To Combined Fixed
 Charges And Preferred Stock Dividends....................................     4
Use of Proceeds...........................................................     4
Description of Debt Securities............................................     4
Description of Preferred Stock and Common Stock...........................    14
Selling Shareholders......................................................    17
Plan of Distribution......................................................    19
Incorporation of Certain Information by Reference.........................    20
Legal Matters.............................................................    21
Experts...................................................................    21
                             FINANCIAL STATEMENTS
Index to Financial Statements.............................................   F-1

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                            11,000,000 SHARES

                                     LOGO

                                 COMMON STOCK

                               ----------------

                             PROSPECTUS SUPPLEMENT
                               ----------------

                           MERRILL LYNCH & CO.

                         BEAR, STEARNS & CO. INC.

                        MORGAN STANLEY DEAN WITTER

                           SALOMON SMITH BARNEY

             DONALDSON, LUFKIN & JENRETTE SECURITIES CORPORATION

                           SCHRODER & CO. INC.

                                      , 1998

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS + +SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY + +NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH +
+OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR        +
+QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.                    +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                             SUBJECT TO COMPLETION

           PRELIMINARY PROSPECTUS SUPPLEMENT DATED MAY 14, 1998

PROSPECTUS SUPPLEMENT

(TO PROSPECTUS DATED     , 1998)

                             11,000,000 SHARES

                                      LOGO

                                  COMMON STOCK

                                  -----------

  Of the 11,000,000 shares of Common Stock, without par value (the "Common Stock"), of Federal-Mogul Corporation (the "Company" or "Federal-Mogul") being offered hereby, 9,712,093 shares are being offered by Federal-Mogul and 1,287,907 shares are being offered by certain shareholders of Federal-Mogul (the "Selling Shareholders"). Federal-Mogul will not receive any of the proceeds from the sale of shares of Common Stock by the Selling Shareholders. See "Selling Shareholders" and "Underwriting."

  Of the 11,000,000 shares of Common Stock offered hereby, 2,200,000 are being offered initially outside the United States and Canada (the "International Offering") and 8,800,000 shares are being offered initially in a concurrent offering inside the United States and Canada (the "U.S. Offering," and together with the International Offering, the "Offerings"). The public offering price and the underwriting discount per share are identical for both Offerings. See "Underwriting."

  The Common Stock is listed on the New York Stock Exchange, Inc. (the "NYSE") under the trading symbol "FMO." On May 12, 1998, the last reported sale price of Common Stock on the NYSE was $63 15/16 per share. See "Price Range of Common Stock and Dividends."

  SEE "RISK FACTORS" BEGINNING ON PAGE S-11 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.

                                  -----------

THESE SECURITIES  HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE  SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
  AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS TO
   WHICH  IT RELATES.  ANY  REPRESENTATION  TO THE  CONTRARY  IS A  CRIMINAL
    OFFENSE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                          PROCEEDS TO PROCEEDS TO
                                   PRICE TO  UNDERWRITING  FEDERAL-     SELLING
                                    PUBLIC   DISCOUNT(1)   MOGUL(2)   SHAREHOLDERS
----------------------------------------------------------------------------------
Per Share........................
----------------------------------------------------------------------------------
Total(3).........................

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
(1) Federal-Mogul and the Selling Shareholders have agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). See "Underwriting."

(2) Before deducting expenses of the Offerings payable by Federal-Mogul estimated at $2,000,000.

(3) Federal-Mogul and the Selling Shareholders have granted options to the U.S. Underwriters, exercisable within 30 days of the date hereof, to purchase up to an aggregate of 1,320,000 additional shares of Common Stock and options to the International Managers, exercisable within 30 days of the date hereof, to purchase up to an aggregate of 330,000 additional shares of Common Stock, solely to cover over-allotments, if any. If such options are exercised in full, the total Price to Public, Underwriting Discounts, Proceeds to Federal-Mogul and Proceeds to Selling Shareholders will be
    $    , $    , $     and $    , respectively. See "Underwriting."

                                  -----------

  The shares of Common Stock are being offered by the several Underwriters, subject to prior sale, when, as and if delivered to and accepted by them, subject to approval of certain legal matters by counsel to the Underwriters and to certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that delivery of Common Stock will be made in New York, New York on or
about     , 1998.

                                  -----------

MERRILL LYNCH INTERNATIONAL

    BEAR, STEARNS INTERNATIONAL LIMITED

            MORGAN STANLEY DEAN WITTER

                    SALOMON SMITH BARNEY INTERNATIONAL

                          DONALDSON, LUFKIN & JENRETTE
                                  INTERNATIONAL

                                                                 SCHRODERS

                                  -----------

           The date of this Prospectus Supplement is     , 1998.

                                 UNDERWRITING

  Subject to the terms and conditions set forth in the International Purchase Agreement (the "International Purchase Agreement") among Federal-Mogul, the Selling Shareholders and each of the underwriters named below (the "International Managers"), and concurrently with the sale of 8,800,000 shares of Common Stock to the U.S. Underwriters (as defined below), Federal-Mogul and the Selling Shareholders severally have agreed to sell to each of the International Managers, and each of the International Managers severally has agreed to purchase, the aggregate number of shares of Common Stock set forth opposite its name below:

                                                                       NUMBER OF
                                                                        SHARES
      INTERNATIONAL MANAGERS                                           ---------
      Merrill Lynch International.....................................
      Bear, Stearns International Limited.............................
      Morgan Stanley & Co. International Limited......................
      Smith Barney Inc................................................
      Donaldson, Lufkin & Jenrette International......................
      J. Henry Schroder & Co. Limited.................................
                                                                       ---------
          Total....................................................... 2,200,000
                                                                       =========

  Merrill Lynch International ("Merrill Lynch"), Bear, Stearns International Limited, Morgan Stanley & Co. International Limited, Smith Barney Inc., Donaldson, Lufkin & Jenrette International and J. Henry Schroder & Co. Limited are acting as representatives (the "International Managers") of the International Managers.

  Federal-Mogul and the Selling Shareholders have also entered into a Purchase Agreement (the "U.S. Purchase Agreement" and, together with the International Purchase Agreement, the "Purchase Agreements") with certain underwriters in the United States and Canada (collectively, the "U.S. Underwriters" and, together with the International Managers, the "Underwriters"). Subject to the terms and conditions set forth in the U.S. Purchase Agreement, and concurrently with the sale of 2,200,000 shares of Common Stock to the International Managers pursuant to the International Purchase Agreement, Federal-Mogul and the Selling Shareholders severally have agreed to sell to the U.S. Underwriters, and the U.S. Underwriters severally have agreed to purchase from Federal-Mogul and the Selling Shareholders, an aggregate of 8,800,000 shares of Common Stock. The offering price per share and the total underwriting discount per share are identical under the U.S. Purchase Agreement and the International Purchase Agreement.

  In each Purchase Agreement, the several International Managers and the several U.S. Underwriters, respectively, have agreed, subject to the terms and conditions set forth in such Purchase Agreement, to purchase all of the shares of Common Stock being sold pursuant to such Purchase Agreement if any of such shares of Common Stock being sold pursuant to such Purchase Agreement are purchased. Under certain circumstances, the commitments of non-defaulting International Managers or U.S. Underwriters (as the case may be) may be increased. The sale of Common Stock to the International Managers is conditioned upon the sale of shares of Common Stock to the U.S. Underwriters, and vice versa.

  The International Managers and the U.S. Underwriters have entered into an intersyndicate agreement (the "Intersyndicate Agreement") that provides for the coordination of their activities. Pursuant to the Intersyndicate Agreement, the Underwriters are permitted to sell shares of Common Stock to each other for purposes of resale at the public offering price set forth on the cover page of this Prospectus Supplement, less an amount not greater than the selling concession. Under the terms of the Intersyndicate Agreement, the International Managers and any dealer to whom they sell shares of Common Stock will not offer to sell or sell shares of Common Stock to persons who are U.S. or Canadian persons or to persons they believe intend to resell to persons who are U.S. or Canadian persons, and the U.S. Underwriters and any dealer to whom they sell shares of Common Stock will not offer to sell or sell shares of Common Stock to non-U.S. persons or non-Canadian persons or to persons they believe intend to resell to non-U.S. persons or non-Canadian persons, except, in each case, for transactions pursuant to the Intersyndicate Agreement.

  The International Managers have advised Federal-Mogul and the Selling Shareholders that the International Managers propose initially to offer the shares of Common Stock to the public at the public offering price set forth on the cover page of this Prospectus Supplement and to certain dealers at such
price less a concession not in excess of $     per share of Common Stock. The
International Managers may allow, and such dealers may reallow, a discount not
in excess of $     per share of Common Stock on sales to certain other
dealers. After the public offering, the public offering price, concession and discount may be changed.

  Each International Manager has agreed that (i) it has not offered or sold, and will not for a period of six months following consummation of the Offerings offer or sell, in the United Kingdom by means of any document, any shares of Common Stock offered hereby, other than to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances that do not constitute an offer to the public within the meaning of the Public Offers of Securities Regulations of 1995;
(ii) it has complied with and will comply with all applicable provisions of the Financial Services Act of 1986 with respect to anything done by it in relation to the Common Stock in form or otherwise involving the United Kingdom and (iii) it has only issued or passed on and will only issue the Common Stock if that person is a kind described in Article 11(3) of the Financial Services Act of 1986 (Investment Advertisements) (Exemptions) Order 1996, as amended, or is a person to whom the document may otherwise lawfully be issued or passed on.

  Purchasers of the shares of Common Stock offered hereby may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase, in addition to the offering price set forth on the cover page hereof.

  Federal-Mogul, certain of its executive officers and the Selling Shareholders have granted options to the International Managers, exercisable during the 30-day period after the date of this Prospectus Supplement, to purchase up to an additional 165,000 shares and 165,000 shares, respectively, of Common Stock at the public offering price set forth on the cover page hereof, less the underwriting discount. The International Managers may exercise this option only to cover over-allotments, if any, made on the sale of shares of Common Stock offered hereby. To the extent that the International Managers exercise this option, each International Manager will be obligated, subject to certain conditions, to purchase approximately the number of additional shares of Common Stock proportionate to such International Managers' initial amount reflected in the foregoing table. Federal-Mogul and the Selling Shareholders have also granted options to the U.S. Underwriters, exercisable during the 30-day period after the date of this Prospectus Supplement, to purchase up to an additional 660,000 shares and 660,000 shares, respectively, of Common Stock to cover over-allotments, if any, on terms similar to those granted to the International Managers.

  Federal-Mogul and the Selling Shareholders have agreed that, except under certain circumstances (including issuances of securities in connection with acquisitions), they will not, directly or indirectly, for a period of 90 days following the date of the Prospectus Supplement, except with the prior consent of Merrill Lynch, on behalf of the Underwriters, sell, offer to sell, grant any option for the sale of, or otherwise dispose of, any Common Stock, except that Federal-Mogul may issue Common Stock or options for shares of Common Stock issued pursuant to or sold in connection with any employee benefit plan.

  Until the distribution of the Common Stock is completed, rules of the Commission may limit the ability of the International Managers and certain selling group members to bid for and purchase the Common Stock. As an exception to these rules, the International Managers are permitted to engage in certain transactions that stabilize the price of the Common Stock. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Common Stock.

  If the International Managers create a short position in the Common Stock in connection with the Offerings (i.e., if they sell more shares of Common Stock than are set forth on the cover page of this Prospectus Supplement), the International Managers may reduce that short position by purchasing Common Stock in the open market. The International Managers may also elect to reduce any short position through the exercise of all or part of the over-allotment option described above. In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases.

  Neither Federal-Mogul nor the International Managers make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Common Stock. In addition, neither Federal-Mogul nor the Underwriters make any representation that the Underwriters will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

  Federal-Mogul and the Selling Shareholders have agreed to indemnify the International Managers and the U.S. Underwriters, Federal-Mogul has agreed to indemnify certain Selling Shareholders, and such Selling Shareholders have agreed to indemnify Federal-Mogul, in each case against certain liabilities, including liabilities under the Securities Act of 1933.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
 NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFOR-MATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPO-RATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS IN CONNEC-TION WITH THE OFFER CONTAINED IN THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, ANY SELLING SHAREHOLDER OR THE UNDERWRITERS. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT AND THE PRO-SPECTUS, NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS DO NOT CONSTI-TUTE ANY OFFER OR SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OF-FER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.
                               ----------------
                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
                             PROSPECTUS SUPPLEMENT
Prospectus Summary........................................................   S-3
Risk Factors..............................................................  S-11
Forward Looking Statements................................................  S-14
Use of Proceeds...........................................................  S-15
Exchange Rates............................................................  S-15
T&N and Fel-Pro Acquisitions..............................................  S-16
Price Range of Common Stock and Dividends.................................  S-18
Capitalization............................................................  S-19
Unaudited Pro Forma Financial Data........................................  S-20
Selected Consolidated Financial Data--Federal-Mogul.......................  S-27
Selected Consolidated Financial Data--T&N.................................  S-28
Selected Consolidated Financial Data--Fel-Pro.............................  S-30
Management's Discussion and Analysis of Financial Condition...............  S-31
Description of Certain Indebtedness.......................................  S-52
Business..................................................................  S-55
Management................................................................  S-66
Principal Shareholders....................................................  S-70
Selling Shareholders......................................................  S-71
Description of Capital Stock..............................................  S-73
Certain United States Tax Consequences to Non-United States Holders.......  S-78
Underwriting..............................................................  S-79
Presentation of Financial Information.....................................  S-82
Legal Matters.............................................................  S-82
Experts...................................................................  S-82
                                  PROSPECTUS
Available Information.....................................................     2
The Company...............................................................     3
Ratio Of Earnings To Fixed Charges And Ratio Of Earnings To Combined Fixed
 Charges And Preferred Stock Dividends....................................     4
Use of Proceeds...........................................................     4
Description of Debt Securities............................................     4
Description of Preferred Stock and Common Stock...........................    14
Selling Shareholders......................................................    17
Plan of Distribution......................................................    19
Incorporation of Certain Information by Reference.........................    20
Legal Matters.............................................................    21
Experts...................................................................    21
                             FINANCIAL STATEMENTS
Index to Financial Statements.............................................   F-1

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                            11,000,000 SHARES

                                     LOGO

                                 COMMON STOCK

                               ----------------

                             PROSPECTUS SUPPLEMENT

                               ----------------

                       MERRILL LYNCH INTERNATIONAL

                       BEAR, STEARNS INTERNATIONAL
        LIMITED
                        MORGAN STANLEY DEAN WITTER

                           SALOMON SMITH BARNEY

     INTERNATIONAL
                       DONALDSON, LUFKIN & JENRETTE

           INTERNATIONAL
                                SCHRODERS

                                      , 1998

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

  The estimated expenses of issuance and distribution, other than underwriting discounts and commissions, expected to be incurred by the Registrant are as follows:

      Filing fee of Securities and Exchange Commission relating to registration statement...................................... $  737,500
      Fees and expenses of counsel for the Registrant..............    450,000
      Fee of accountants...........................................    100,000
      Printing expenses............................................    700,000
      Miscellaneous................................................     12,500
                                                                    ----------
          Total.................................................... $2,000,000
                                                                    ==========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  Sections 561 through 571 of the Michigan Business Corporation Act (the "Act"), and Article XI of Federal-Mogul's Bylaws relate to the indemnification of Federal-Mogul's directors and officers, among others, in a variety of circumstances against Liabilities arising in connection with the performance of their duties.

  The Act permits indemnification of directors and officers acting in good faith and in a manner they reasonably believe to be in or not opposed to the best interests of Federal-Mogul or its shareholders (and, with respect to a criminal proceeding, if they have no reasonable cause to believe their conduct to be unlawful) against (i) expenses (including attorney's fees), judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred in connection with any threatened, pending, or completed action, suit, or proceeding (other than an action by or in the right of Federal-Mogul) arising by reason of the fact that such person is or was a director or officer of Federal-Mogul (or with some other entity at Federal-Mogul's request) and
(ii) expenses (including attorneys' fees) and amounts paid in settlement actually and reasonably incurred in connection with a threatened, pending or completed action or suit by or in the right of Federal-Mogul, unless the director or officer is found liable to Federal-Mogul and an appropriate court does not determine that he or she is nevertheless fairly and reasonably entitled to indemnification.

  The Act requires indemnification for expenses to the extent that a director or officer is successful on the merits in defending against any such action, suit or proceeding, and otherwise requires in general that the indemnification provided for in (i) and (ii) above be made only on a determination by (a) a majority vote of a quorum of the Board of Directors who were not parties or threatened to be made parties to the action, suit or proceeding, (b) if a quorum cannot be obtained, by a majority vote of a committee duly designated by the Board and consisting solely of two or more directors not at the time parties or threatened to be made parties to the action, suit or proceeding,
(c) by independent legal counsel, (d) by all independent directors who are not parties or threatened to be made parties to the action, suit or proceeding, or
(e) by the shareholders (but shares held by directors or officers who are parties or are threatened to be made parties may not be voted). In certain circumstances, the Act further permits advances to cover such expenses before a final determination that indemnification is permissible, upon receipt of a written affirmation by the director or officer of their good-faith belief that they have met the applicable standard of conduct set forth in Sections 561 and 562 of the Act, receipt of a written undertaking by or on behalf of the director or officer to repay such amounts unless it shall ultimately be determined that they are entitled to indemnification and a determination that the facts then known to those making the advance would not preclude indemnification.

  Indemnification under the Act is not exclusive of other rights to indemnification to which a person may be entitled under Federal-Mogul's Articles of Incorporation, Bylaws, or a contractual agreement. The Act permits

Federal-Mogul to purchase insurance on behalf of its directors and officers against liabilities arising out of their positions with Federal-Mogul whether or not such liabilities would be within the foregoing indemnification provisions.

                                    BYLAWS

  Under Federal-Mogul's Bylaws, Federal-Mogul is required to indemnify any person who was or is a party or is threatened to be made a party to or called as a witness in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (whether formal or informal) and any appeal thereof (other than an action by or in the right of Federal-Mogul, a "derivative action") by reason of the fact that such person is, was or agreed to become a director or officer of Federal-Mogul, against expenses (including attorneys' fees), judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person was successful in defending such action, suit or proceeding, or otherwise if such person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of Federal-Mogul or its shareholders, and, with respect to any criminal action or proceeding, if the person had no reasonable cause to believe his or her conduct was unlawful. A similar standard of care is applicable in the case of derivative actions, except the indemnification extends only to expenses (including actual and reasonable attorneys' fees) and amounts paid in settlement incurred by the person in connection with such action and, where the person is found to be liable to Federal-Mogul, only if and to the extent that the court in which such action was brought determines that such person is fairly and reasonably entitled to such indemnification for the expenses which the court considers proper.

  Federal-Mogul's Bylaws provide that Federal-Mogul shall pay for the expenses incurred by an indemnified director or officer in defending the proceedings specified above, in advance of their final disposition, provided that if required by the Act, the person furnishes Federal-Mogul with an undertaking to reimburse Federal-Mogul if it is ultimately determined that such person is not entitled to indemnification. Federal-Mogul shall provide indemnification to any person who is or was serving at the request of Federal-Mogul as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, or other enterprise, whether for profit or not, to the same degree as the foregoing indemnification of directors and officers. In addition, Federal-Mogul may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of Federal-Mogul (or is serving or was serving at the request of Federal-Mogul in a position and at an entity listed in the preceding sentence) against any liability asserted against and incurred by such person in such capacity, or arising out of the person's status as such whether or not Federal-Mogul would have the power to indemnify the person against such liability under the provisions of Federal-Mogul's Bylaws.

ITEM 16. EXHIBITS

     ***1.1    Form of Shelf Underwriting Agreement relating to Debt and Equity
               Securities
     ***1.2    Form of U.S. Purchase Agreement
     ***1.3    Form of International Purchase Agreement
     ***3.1    Federal-Mogul's Second Restated Articles of Incorporation, as
               amended
      *3.2     Federal-Mogul's Bylaws, as amended (filed as Exhibit 3.2 to
               Federal-Mogul's Form 10-K for the year ended December 31, 1997)
      **4.1    Form of Senior Indenture
      **4.2    Form of Subordinated Indenture
        4.3    Form of Debt Security. The form or forms of such Debt Securities with respect to each particular offering will be filed as an exhibit subsequently included or incorporated by reference herein.

        4.4    Form of Preferred Stock. Any amendment to the Company's Articles of Incorporation authorizing the creation of any series of
               Preferred Stock and setting forth the rights, preferences and designations thereof will be filed as an exhibit subsequently included or incorporated by reference herein.
     ***5      Opinion of David M. Sherbin, Esq.
     ***12.1   Computation of Ratio of Earnings to Fixed Charges
     ***12.2   Computation of Ratio of Earnings to Combined Fixed Charges and
               Preferred Stock Dividends
      **23.1   Consent of Ernst & Young LLP
      **23.2   Consent of KPMG Audit Plc
     ***23.3   Consent of David M. Sherbin, Esq.
      **23.4   Consent of Paul S. Lewis
      **23.5   Consent of Sir Geoffrey Whalen
       *24     Power of Attorney (included on the signature page of the
               original filing)
      **25.1   Statement of Eligibility on Form T-1 under the Trust Indenture
               Act of 1939, as amended, of The Bank of New York, as Trustee under the Indentures

--------

   *Previously filed.

  **Filed herewith.

 ***To be filed with amendment.

ITEM 17. UNDERTAKINGS

  The Undersigned registrant hereby undertakes:

    A. to file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this registration statement:

      (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

      (ii) to reflect in the prospectus any fact or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in "Calculation of Registration Fee" table in the effective registration statement;

      (iii) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement;

  provided, however, that the undertakings set forth in the paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

    B. that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    C. to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
    D. that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to
  Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    E. insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in such Act and will be governed by the final adjudication of such issue.

    F. that, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    G. that, for purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    H. to file an application for the purposes of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of such Act.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF SOUTHFIELD, MICHIGAN ON THE 14TH DAY OF MAY, 1998.

                                          Federal-Mogul Corporation

                                                  /s/ David M. Sherbin
                                          By: _________________________________
                                                     David M. Sherbin
                                                 Associate General Counsel

                                SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF SOUTHFIELD, STATE OF MICHIGAN, ON THE 14TH DAY OF MAY, 1998.

                                          Federal-Mogul Corporation

                                             /s/ David M. Sherbin

                                          By: ____________________________

                                            David M. Sherbin

                                            Associate General Counsel

  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the 14th day of May, 1998.

                 SIGNATURE                                     TITLE
                 ---------                                     -----


                     *                      Chairman of the Board, President, Chief
___________________________________________   Executive Officer and Director (Principal
             Richard A. Snell                 Executive Officer)

                     *                      Executive Vice President and Chief
___________________________________________   Financial Officer (Principal Financial
              Thomas W. Ryan                  Officer)

                     *                      Vice President and Controller (Principal
___________________________________________   Accounting Officer)
             Kenneth P. Slaby

                     *                      Director
___________________________________________
              John J. Fannon

                     *                      Director
___________________________________________
             Roderick M. Hills

                     *                      Director
___________________________________________
              Antonio Madero

                     *                      Director
___________________________________________
           Robert S. Miller, Jr.

                     *                      Director
___________________________________________
               John C. Pope

                     *                      Director
___________________________________________
          Dr. Hugo Michael Sekyra

   /s/ David M. Sherbin

*By: ___________________________

   David M. Sherbin,

   Attorney-in-fact

                                 EXHIBIT INDEX

  EXHIBIT
  NUMBER                             DESCRIPTION
  -------                            -----------

  1.1      Form of Shelf Underwriting Agreement relating to Debt and Eq-
           uity Securities
  1.2      Form of U.S. Purchase Agreement
  1.3      Form of International Purchase Agreement--Equity
  3.1      Federal-Mogul's Second Restated Articles of Incorporation, as
           amended
  3.2      Federal-Mogul's Bylaws, as amended (filed as Exhibit 3.2 to
           Federal-Mogul's Form 10-K for the year ended December 31,
           1997)
  4.1      Form of Senior Indenture
  4.2      Form of Subordinated Indenture
  4.3      Form of Debt Security. The form or forms of such Debt Securi-
           ties with respect to each particular offering will be filed as an exhibit subsequently included or incorporated by reference herein.
  4.4      Form of Preferred Stock. Any amendment to the Company's Arti-
           cles of Incorporation authorizing the creation of any series of Preferred Stock and setting forth the rights, preferences and designations thereof will be filed as an exhibit subse-
           quently included or incorporated by reference herein.
  5        Opinion of David M. Sherbin, Esq.
 12.1      Computation of Ratio of Earnings to Fixed Charges
 12.2      Computation of Ratio of Earnings to Combined Fixed Changes and
           Preferred Stock Dividends
 23.1      Consent of Ernst & Young LLP
 23.2      Consent of KPMG Audit Plc
 23.3      Consent of David M. Sherbin, Esq.
 23.4      Consent of Paul S. Lewis
 23.5      Consent of Sir Geoffrey Whalen
 24        Power of Attorney (included in Part II of this Registration
           Statement)
 25.1      Statement of Eligibility on Form T-1 under the Trust Indenture
           Act of 1939, as amended, of The Bank of New York, as Trustee under the Indentures